Exhibit 10.53

EXECUTION VERSION

FIRST LIEN CREDIT AND GUARANTY AGREEMENT

dated as of August 18, 2014

among

ALION SCIENCE AND TECHNOLOGY CORPORATION,

CERTAIN SUBSIDIARIES OF ALION SCIENCE AND TECHNOLOGY CORPORATION,

as Guarantors,

VARIOUS LENDERS,

and

GOLDMAN SACHS LENDING PARTNERS LLC,

as Administrative Agent,

GOLDMAN SACHS LENDING PARTNERS LLC,

as Sole Lead Arranger, Joint Bookrunner and Syndication Agent

WELLS FARGO SECURITIES, LLC,

as Joint Bookrunner

$110,000,000 Senior Secured Tranche A Term Loans

$175,000,000 Senior Secured Tranche B Term Loans

i

4.9. No Material Adverse Effect	73
4.10. No Restricted Junior Payments	73
4.11. Adverse Proceedings, Etc.	73
4.12. Payment of Taxes	73
4.13. Properties	74
4.14. Environmental Matters	74
4.15. No Defaults	75
4.16. Material Contracts	75
4.17. Governmental Regulation	75
4.18. Federal Reserve Regulations; Exchange Act	75
4.19. Employee Matters	75
4.20. Employee Benefit Plans	76
4.21. Certain Fees	76
4.22. Solvency	76
4.23. Related Agreements	77
4.24. Compliance with Statutes, Etc.	77
4.25. Disclosure	77
4.26. Senior Indebtedness	77
4.27. PATRIOT Act; Foreign Corrupt Practices Act; OFAC	77
4.28. Perfection of Security Interests in the Collateral	78
4.29. ESOP	78

SECTION 5. AFFIRMATIVE COVENANTS	80
5.1. Financial Statements and Other Reports	80
5.2. Existence	85
5.3. Payment of Taxes and Claims	85
5.4. Maintenance of Properties	85
5.5. Insurance	85
5.6. Books and Records; Inspections	86
5.7. Lenders Calls	86
5.8. Compliance with Laws	86
5.9. Environmental	87
5.10. Subsidiaries	88
5.11. Additional Material Real Estate Assets	88
5.12. Interest Rate Protection	89
5.13. Further Assurances	89
5.14. Maintenance of Ratings	89
5.15. ESOP Compliance	89
5.16. Intellectual Property	89
5.17. Material Contracts	89
5.18. Assignment of Payments Under Government Contracts	90
5.19. Control Agreements	90
5.20. Post-Closing Matters	90

SECTION 6. NEGATIVE COVENANTS	90
6.1. Indebtedness	90
6.2. Liens	93

6.3. No Further Negative Pledges	96
6.4. Restricted Junior Payments	96
6.5. Restrictions on Subsidiary Distributions	98
6.6. Investments	98
6.7. Financial Covenants	100
6.8. Fundamental Changes; Disposition of Assets; Acquisitions	100
6.9. Disposal of Subsidiary Interests	102
6.10. Sales and Lease-Backs	102
6.11. Transactions with Shareholders and Affiliates	102
6.12. Conduct of Business	103
6.13. Fiscal Year	103
6.14. Amendments or Waivers of Organizational Documents and Certain Related Agreements	103
6.15. Amendments or Waivers of with respect to Certain Indebtedness	103
6.16. Assets as Plan Assets	103
6.17. Prohibited Transaction	103

SECTION 7. GUARANTY	104
7.1. Guaranty of the Obligations	104
7.2. Contribution by Guarantors	104
7.3. Payment by Guarantors	105
7.4. Liability of Guarantors Absolute	105
7.5. Waivers by Guarantors	107
7.6. Guarantors’ Rights of Subrogation, Contribution, Etc.	108
7.7. Subordination of Other Obligations	108
7.8. Continuing Guaranty	109
7.9. Authority of Guarantors or Borrower	109
7.10. Financial Condition of Borrower	109
7.11. Bankruptcy, Etc.	109
7.12. Discharge of Guaranty Upon Sale of Guarantor	110
7.13. Keepwell	110

SECTION 8. EVENTS OF DEFAULT	110
8.1. Events of Default	110
8.2. Application of Proceeds	115
8.3. Borrower’s Right to Cure	115

SECTION 9. AGENTS	116
9.1. Appointment of Agents	116
9.2. Powers and Duties	117
9.3. General Immunity	117
9.4. Agents Entitled to Act as Lender	119
9.5. Lenders’ Representations, Warranties and Acknowledgment	119
9.6. Right to Indemnity	120
9.7. Successor Administrative Agent	120
9.8. Collateral Documents and Guaranty	121
9.9. Withholding Taxes	123

9.10. Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	123

SECTION 10. MISCELLANEOUS	124
10.1. Notices	124
10.2. Expenses	126
10.3. Indemnity	127
10.4. Set-Off	127
10.5. Amendments and Waivers	128
10.6. Successors and Assigns; Participations	131
10.7. Independence of Covenants	136
10.8. Survival of Representations, Warranties and Agreements	136
10.9. No Waiver; Remedies Cumulative	136
10.10. Marshalling; Payments Set Aside	136
10.11. Severability	137
10.12. Obligations Several; Independent Nature of Lenders’ Rights	137
10.13. Headings	137
10.14. APPLICABLE LAW	137
10.15. CONSENT TO JURISDICTION	137
10.16. WAIVER OF JURY TRIAL	138
10.17. Confidentiality	139
10.18. Usury Savings Clause	140
10.19. Effectiveness; Counterparts	140
10.20. Entire Agreement	141
10.21. PATRIOT Act	141
10.22. Electronic Execution of Assignments	141
10.23. No Fiduciary Duty	141

APPENDICES:	A-1	Tranche A Term Loan Commitments
	A-2	Tranche B Term Loan Commitments
	B	Notice Addresses

SCHEDULES:	1.1	ESOP Plan Documents
	4.1	Jurisdictions of Organization and Qualification
	4.2	Equity Interests and Ownership
	4.4	No Conflicts
	4.13	Real Estate Assets
	4.16	Material Contracts
	4.20	Certain Employee Benefit Plans
	4.29(a)	Certain ESOP Plan Documents Exceptions
	4.29(j)	PTE 80-26 Loans
	5.20	Post-Closing Matters
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.3	Certain Negative Pledges
	6.5	Certain Restrictions on Subsidiary Distributions
	6.6	Certain Investments
	6.11	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	B-1	Tranche A Term Loan Note
	B-2	Tranche B Term Loan Note
	C	Compliance Certificate
	D	Assignment Agreement
	E-1	U.S. Tax Compliance Certificate (For Non-US Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
	E-2	U.S. Tax Compliance Certificate (For Non-US Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
	E-3	U.S. Tax Compliance Certificate (For Non-US Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
	E-4	U.S. Tax Compliance Certificate (For Non-US Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
	F-1	Closing Date Certificate
	F-2	Solvency Certificate
	G	Counterpart Agreement
	H	Pledge and Security Agreement
	I	[Reserved]
	J	Landlord Personal Property Collateral Access Agreement
	K	Intercompany Note
	L	Intercreditor Agreement
	M	Modified Dutch Auction Procedures

v

FIRST LIEN CREDIT AND GUARANTY AGREEMENT

This FIRST LIEN CREDIT AND GUARANTY AGREEMENT, dated as of August 18, 2014 is entered into by and among ALION SCIENCE AND TECHNOLOGY CORPORATION, a Delaware corporation (“Borrower”), CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the Lenders party hereto from time to time and GOLDMAN SACHS LENDING PARTNERS LLC (“Goldman Sachs”), as Administrative Agent (together with its permitted successors and assigns in such capacity, “Administrative Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend $285,000,000 aggregate principal amount of Term Loans, consisting of (i) $110,000,000 aggregate principal amount of Tranche A Term Loans and (ii) $175,000,000 aggregate principal amount of Tranche B Term Loans, to Borrower, the proceeds of which will be used to repay a portion of the Existing Secured Notes and to pay Transaction Costs;

WHEREAS, Borrower has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Equity Interests of each of its Domestic Subsidiaries and 65% of the voting Equity Interests of each of its Foreign Subsidiaries (and 100% of the non-voting Equity Interests of each of its Foreign Subsidiaries); and

WHEREAS, Guarantors have agreed to guarantee the obligations of Borrower hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Equity Interests of each of their respective Domestic Subsidiaries and 65% of the voting Equity Interests of each of their respective Foreign Subsidiaries (and 100% of the non-voting Equity Interests of each of their respective Foreign Subsidiaries).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.   DEFINITIONS AND INTERPRETATION

1.1.   Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business.  Notwithstanding the foregoing, solely for purposes of Section 6.8(e), Acquisition Consideration shall not include amounts payable in respect of customary tax or indemnification provisions.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) (a) the rate per annum equal to the rate determined by Administrative Agent to be the London interbank offered rate as administered by ICE Benchmark Administration which appears on the page of the Reuters Screen which displays an average London interbank offered rate as administered by ICE Benchmark Administration (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average London interbank offered rate as administered by ICE Benchmark Administration for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement; provided, however, that notwithstanding the foregoing, the Adjusted Eurodollar Rate shall at no time be less than 1.00% per annum.

“Administrative Agent” as defined in the preamble hereto.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the actual knowledge of an Authorized Officer of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of (i) Administrative Agent, (ii) Syndication Agent, (iii) Arranger and Bookrunners, (iv) Collateral Agent and (v) any other Person appointed under the Credit Documents to serve in an agent or similar capacity, including, without limitation, any Auction Manager.

“Agent Affiliates” as defined in Section 10.1(b)(iii).

“Aggregate Amounts Due” as defined in Section 2.17.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this First Lien Credit and Guaranty Agreement, dated as of August 18, 2014 as it may be amended, restated, supplemented or otherwise modified from time to time.

“Applicable Call Protection” means Tranche A Call Protection and Tranche B Call Protection, as applicable.

“Applicable Margin” means with (i) with respect to Tranche A Term Loans that are Eurodollar Rate Loans, 7.00% per annum, (ii) with respect to Tranche A Term Loans that are Base Rate Loans, 6.00% per annum, (iii) with respect to Tranche B Term Loans that are Eurodollar Rate Loans, 10.00% per annum and (iv) with respect to Tranche B Term Loans that are Base Rate Loans, 9.00% per annum.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans.  A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on

Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to Agents or Lenders by means of electronic communications pursuant to Section 10.1(b).

“Arranger” means Goldman Sachs in such capacity as sole lead arranger.

“ASOF” means ASOF II Investments, LLC, a Delaware limited liability company.

“ASOF/Phoenix Group” means ASOF, Phoenix, any Control Investment Affiliates of ASOF or Phoenix and any party that is a member of any “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act) that includes ASOF, Phoenix or any Control Investment Affiliates of ASOF or Phoenix; provided that ASOF, Phoenix or any Control Investment Affiliates of ASOF or Phoenix shall collectively and beneficially own and control or have the power to direct at least a majority of the voting power of the Equity Interests of Borrower held by such “group”.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than Borrower or any Guarantor), in one transaction or a series of transactions, of all or any part of Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of Borrower’s Subsidiaries, other than (i) inventory (or other assets) sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued), and (ii) sales, leases or licenses out of other assets for aggregate consideration of less than $200,000 with respect to any transaction or series of related transactions and less than $500,000 in the aggregate during any Fiscal Year.

“Assignment Agreement” means, as applicable, (a) an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent consistent with the requirements of Section 10.5 or (b) a Borrower Assignment Agreement.

“Assignment Effective Date” as defined in Section 10.6(b).

“Assignment of Claims Act” means, collectively, the Assignment of Claims Act of 1940, as amended, any applicable rules, regulations and interpretations issued pursuant thereto and any amendments to any of the foregoing.

“Auction” as defined in Section 10.6(i)(i).

“Auction Manager” means (a) either Administrative Agent or Arranger, as determined by Borrower, or any of their respective Affiliates or (b) any other financial institution or advisor agreed by Borrower and Arranger (whether or not an affiliate of Arranger) to act as an arranger in connection with any repurchases pursuant to Section 10.6(i).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, one or more vice presidents (or the equivalent thereof), chief financial officer or treasurer of such Person.

“Bank Product Agreement” means an agreement of a Credit Party entered into with a Lender Counterparty with respect to any treasury, investment, depository, clearing house, wire transfer, cash management or automated clearing house transfers of funds services, credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), credit card processing services, debit cards, stored value cards, or any related services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, (iii) the sum of (a) the Adjusted Eurodollar Rate (after giving effect to any Adjusted Eurodollar Rate “floor”) that would be payable on such day for a Eurodollar Rate Loan with a one-month interest period plus (b) the difference between the Applicable Margin for Eurodollar Rate Loans and the Applicable Margin for Base Rate Loans and (iv) 2.00% per annum.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, Lender and Lender Counterparty.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Bookrunners” means Goldman Sachs and Wells Fargo Securities, LLC, in their capacities as joint bookrunners.

“Borrower” as defined in the preamble hereto.

“Borrower Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Annex C to Exhibit M, with such amendments or modifications as may be approved by Administrative Agent.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person; provided that for all purposes hereunder the amount of obligations under any Capital Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than three months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s for money market mutual funds and (vi) instruments equivalent to those referred to in any of clauses (i) through (v) above denominated in any other foreign currency, comparable in credit quality and tenor to those referred to above and customarily used by corporations or other business entities for cash management purposes in any jurisdiction outside of the United States to the extent required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Change of Control” means, (i) at any time prior to consummation of a Qualified IPO, ASOF, Phoenix or the ASOF/Phoenix Group shall directly or indirectly cease to collectively and beneficially own and control at least a majority on a fully diluted basis of the voting power of the Equity Interests of Borrower (taking into account preferences set forth in the Preferred Shares Certificate of Designation); (ii) at any time on or after consummation of a

Qualified IPO (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than ASOF, Phoenix or the ASOF/Phoenix Group shall have acquired beneficial ownership or control of 37.5% or more on a fully diluted basis of the voting power of the Equity Interests of Borrower (taking into account preferences set forth in the Preferred Shares Certificate of Designation), (b) ASOF, Phoenix and the ASOF/Phoenix Group shall have directly or indirectly ceased to collectively and beneficially own and control 37.5% or more on a fully diluted basis of the voting power of the Equity Interests of Borrower (taking into account preferences set forth in the Preferred Shares Certificate of Designation) or (c) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than ASOF, Phoenix or the ASOF/Phoenix Group shall have acquired beneficial ownership or control of a greater percentage of the voting power of the Equity Interests of Borrower (on a fully diluted basis) than ASOF, Phoenix and the ASOF/Phoenix Group, taken as a whole (taking into account preferences set forth in the Preferred Shares Certificate of Designation); or (iii) any “change of control” or similar event shall occur under the Revolving Loan Documents, the Second Lien Loan Documents, the Third Lien Note Documents or any agreement in respect of Indebtedness in an aggregate principal amount in excess of $10,000,000 to which Borrower or any of its Subsidiaries shall be a party.

“Claims Assignment” means an assignment in a form reasonably approved by Administrative Agent and the Requisite Lenders, properly completed and signed by an Authorized Officer of a Credit Party.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Tranche A Term Loan Exposure, (b) Lenders having Tranche B Term Loan Exposure and (c) Lenders holding Extended Term Loans of each applicable class, and (ii) with respect to Loans, each of the following classes of Loans: (a) Tranche A Term Loans, (b) Tranche B Term Loans and (c) each class of Extended Term Loans.

“Closing Date” means the date on which the Term Loans are made, which occurred on August 18, 2014.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F-1.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” means Wilmington Trust, National Association, in its capacity as collateral agent under the Intercreditor Agreement, together with its permitted successors and assigns.

“Collateral Documents” means the Intercreditor Agreement, Pledge and Security Agreement, the Mortgages, the Intellectual Property Security Agreements, the Landlord Personal Property Collateral Access Agreements, if any, and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collateral Questionnaire” means a certificate in form satisfactory to Administrative Agent and the Requisite Lenders that provides information with respect to the personal or mixed property of each Credit Party.

“Commitment” means the Tranche A Term Loan Commitment or the Tranche B Term Loan Commitment of a Lender, and “Commitments” means such commitments of all Lenders in the aggregate.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Comparative Year Consolidated EBITDA” as defined in Section 6.4(h).

“Competitor” means any Person (other than the Agents and their respective Affiliates and any person that is a bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans, debt securities or similar extensions of credit in the ordinary course of business) that is specifically identified in writing and deemed by Borrower, in good faith, to be a direct or indirect competitor of Borrower or any of its Subsidiaries and designated by Borrower as such from time to time in a certificate (which shall set forth in reasonable detail the basis of each applicable designation) duly executed by an Authorized Officer of Borrower.  Any supplement to such list of Competitors shall become effective two Business Days after posting by Administrative Agent on the Platform.  In no event shall a supplement apply (x) to Affiliates of Competitors not specifically designated or (y) retroactively to disqualify any Lender as of the date of such supplement.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent” has the meaning assigned to such term in the Refinancing Support Agreement.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items, or which should otherwise be capitalized, reflected in the consolidated statement of cash flows of Borrower and its Subsidiaries; provided that Consolidated Capital Expenditures shall not include any expenditures (i) for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Insurance/Condemnation Proceeds invested pursuant to Section 2.14(b) or with Net Asset Sale Proceeds invested pursuant to Section 2.14(a) or (ii) which constitute a Permitted Acquisition permitted under Section 6.8.

“Consolidated Current Assets” means, as at any date of determination, the total assets of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents and current deferred tax assets.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt, outstanding loans under the Revolving Credit Agreement and current deferred tax liabilities.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization, including amortization of goodwill and other intangible assets, for such period, (iv) cash contributions to the ESOP during such period in respect of the repurchase liability of Borrower under the ESOP Plan Documents, (v) any non-cash charges or expenses (other than the write-down of current assets) for such period, including (A) non-cash expenses associated with the recognition of the difference between the fair market value of the Warrants and the exercise price of such Warrants, (B) non-cash expenses with respect to stock appreciation rights, phantom stock plans, the Warrants and accretion of the Warrants and (C) non-cash contributions to the ESOP, (vi) any extraordinary losses for such period, (vii) any non-recurring charges and adjustments for such period treated as such by the independent third-party valuation firm that prepares valuation reports in connection with the ESOP and (viii) that portion of employee compensation that was both recorded by Borrower as compensation expense for such period and that was directed by an employee of Borrower to be used by the ESOT to purchase Equity Interests of Borrower; provided that the aggregate amount added back under this clause (a)(viii) in any period of four consecutive fiscal quarters shall not exceed an amount equal to 10% of the Consolidated EBITDA (without giving effect to this clause (a)(viii)) for the period of four consecutive fiscal quarters immediately preceding such period and minus (b) without duplication (i) all cash payments made during such period on account of reserves, restructuring charges (not including expenses in connection with the Tender/Exchange Offer and the related transactions) and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(v) above in a previous period, (ii) to the extent included in determining such Consolidated Net Income, any extraordinary or non-recurring gains and all non-cash items of income for such period, and (iii) all cash payments made during such period to repurchase Equity Interests in respect of which cash compensation expense was added back to Consolidated Net Income pursuant to clause (a)(viii) above in a previous period, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to:

(i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus, (b) to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-Cash charges reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash gain that was paid in a prior period), plus (c) the Consolidated Working Capital Adjustment, minus

(ii) the sum, without duplication, of (a) the amounts for such period paid from Internally Generated Cash of (1) the aggregate amount of all principal payments in respect of Indebtedness (excluding (X) voluntary prepayments and mandatory prepayments of Loans under this Agreement and loans under the Second Lien Credit Agreement and repurchases of Loans pursuant to Section 10.6(i) and loans under the Second Lien Credit Agreement pursuant to Section 10.6(i) of the Second Lien Credit Agreement and (Y) repayments of loans under the Revolving Credit Agreement except to the extent the commitments under the Revolving Credit Agreement are permanently reduced in connection with such repayments) and voluntary prepayments and scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof), (2) the aggregate amount of all premium, make-whole or penalty payments paid in Cash in connection with any prepayment or satisfaction and discharge of any Indebtedness, (3) Consolidated Capital Expenditures and (4) payments of long-term liabilities of Borrower and its Subsidiaries other than Indebtedness, plus (b) other non-Cash gains or other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period), plus (c) consolidated interest expense paid in cash to the extent it exceeds the amount of consolidated interest expense deducted in determining Consolidated Net Income for such period, plus (d) the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, plus (e) cash payments during such period (or committed to be made during the current Fiscal Year under a binding agreement entered into during such period, provided that, to the extent the aggregate amount of internally generated cash flow actually utilized to finance such Investments during the current Fiscal Year is less than the amount committed to be made, the amount of such shortfall shall be added to the calculation of Consolidated Excess Cash Flow at the end of such Fiscal Year) in connection with Investments permitted to be made hereunder to the extent funded (or to be funded) with internally generated cash flow, plus (f) earn-outs, holdbacks, working capital adjustments, indemnification payments or similar items paid in cash during such period (or committed to be made during the current Fiscal Year under a binding agreement entered into during such period, provided that, to the extent the aggregate amount of internally generated cash flow actually utilized to finance such earn-outs, holdbacks, working capital adjustments, indemnification payments or similar items during the current Fiscal Year is less than the amount committed to be made, the amount of such shortfall shall be added to the calculation of Consolidated Excess Cash Flow at the end of such Fiscal Year) in connection with any permitted Investment to the extent funded (or to be funded) with internally generated cash flow, plus (g) Cash contributions or payments made to the ESOP as required by the ESOP Plan Documents during such period, plus (h) any other items that were added to or not deducted from net income (determined on a consolidated basis on the basis of GAAP) in calculating Consolidated Net Income to the extent either (1) such items represented a cash payment or (2) such items did not represent cash received.

“Consolidated Net Income” means, for any period, the net income or loss of Borrower and the Subsidiaries for such period taken as a single accounting period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income or loss of any Person (other than a Subsidiary of Borrower) in which any other Person (other than Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries by such Person during such period, (b) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (c) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Borrower or any Subsidiary or the date that such Person’s assets are acquired by Borrower or any Subsidiary, (d) any gains or losses attributable to sales of assets out of the ordinary course of business and the transaction costs in connection with such sales and (e) any income or loss attributable to the early extinguishment of Indebtedness.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets of Borrower and its Subsidiaries over Consolidated Current Liabilities of Borrower and its Subsidiaries.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.  In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period (and the effect of the application of any purchase accounting); provided that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) Consolidated Working Capital at the end of such period.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Control Investment Affiliate” means, as applied to any Person, any other Person (a) directly or indirectly controlling, controlled by, or under common control with, that Person and (b) that is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Controlled Group” shall mean the group consisting of (a) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as Borrower, (b) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with Borrower, and (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as Borrower, any corporation described in clause (a) above or any partnership or trade or business described in clause (b) above.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, and all other documents, certificates, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith on or after the date hereof.

“Credit Extension” means the making of a Loan.

“Credit Party” means Borrower and each Guarantor.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Current Extension Loans” as defined in Section 2.23(c).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declining Lender” as defined in Section 2.24.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Lenders” means each of Apollo Global Management, Guggenheim Life and Annuity Company, Delaware Life Insurance Company, Security Benefit Life Insurance Company and each of their respective Affiliates and funds and accounts managed by each of them and their respective Affiliates.

“Determination Date” means February 16 and August 16 of each year, commencing on February 16, 2015.

“Disregarded Domestic Subsidiary” as defined in the definition of “Excluded Subsidiary.”

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations and the termination of the Commitments); provided that if any such Equity Interest is issued to any employee or to any plan for the benefit of employees of Borrower or any of its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations, obligations set forth in the ESOP Plan Documents or as a result of such employee’s termination, death or disability.

“Disqualified FOCI Lender” as defined in Section 2.22.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Earn Out Indebtedness” as defined in Section 6.1(d).

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, no Competitor, Credit Party, Affiliate of a Credit Party (including ASOF and Phoenix and their respective Control Investment Affiliates, in each case, to the extent an Affiliate of a Credit Party) or the ESOP shall be an Eligible Assignee (except assignments to Borrower pursuant to Section 10.6(i)).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Engagement Letter” means that certain engagement letter dated as of January 21, 2013 between Goldman Sachs & Co. and Borrower, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Environmental Claim” means any investigation, notice of violation, claim, action, suit, proceeding, written demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to human health and safety, natural resources or the environment.

“Environmental Laws” means all foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other legally binding requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; (iii) occupational safety and health or industrial hygiene; or (iv) the protection of the environment and human health and safety, in any manner applicable to Borrower or any of its Subsidiaries or any Facility.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section

414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Subsidiary and with respect to liabilities arising after such period for which Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan; (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA); (viii) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (ix) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Internal Revenue Code or Section 305 of ERISA; (x) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (xi) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (xii) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (xiii) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA or a violation of Section 436 of the Internal Revenue Code; (xiv) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA) which could reasonably be expected to result in material liability to Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates or (xv) any other event or condition with respect to an Employee Benefit Plan or a Multiemployer Plan that could reasonably be expected to result in material liability to Borrower or any of its Subsidiaries.

“ESOP” means the employee benefit plan entitled “The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan” adopted and maintained by Borrower, as in effect on the date hereof or as amended, restated or otherwise modified in accordance with the terms of this Agreement.

“ESOP Fiduciary” means the named fiduciary of the ESOP under ERISA. As of the Closing Date, the ESOP Fiduciary is the ESOP Committee of Borrower.

“ESOP Plan Documents” means collectively, the documents listed on Schedule 1.1, each as may be amended, supplemented or modified from time to time as permitted by Section 6.14.

“ESOT” means the trust entitled “The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust” established under the ESOP and adopted and maintained by Borrower pursuant to the applicable ESOP Plan Documents.

“ESOT Trustee” means the trustee of the ESOT.  As of the Closing Date, the ESOT Trustee is State Street Bank and Trust Company.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Subsidiaries” means (a) any direct or indirect Domestic Subsidiary so long as such Domestic Subsidiary is a disregarded entity for federal income tax purposes and has no material assets other than Equity Interests of one or more Foreign Subsidiaries (each such Person, a “Disregarded Domestic Subsidiary”) and (b) any Domestic Subsidiary so long as such Subsidiary is a direct or indirect Subsidiary of a Foreign Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, (x) as it relates to all or a portion of the Guaranty of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the

Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof)  is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 2.22) after the Closing Date or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) taxes attributable to such Recipient’s failure to comply with Section 2.20(c), and (d) any U.S. federal withholding taxes imposed under FATCA.

“Existing Class” as defined in Section 2.23(a).

“Existing Indebtedness” means (i) the Indebtedness under the Existing Revolving Loan Agreement and the related loan documents and (ii) the Existing Secured Notes.

“Existing Revolving Loan Agreement” means the Second Amended and Restated Credit Agreement dated as of May 2, 2014 among Borrower, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent.

“Existing Secured Notes” means the 12% Senior Secured Notes due 2014 of Borrower issued pursuant to that certain Indenture, dated as of March 22, 2010, among Borrower, Wilmington Trust Company, as trustee, and the subsidiary guarantors named therein.

“Existing Term Loans” as defined in Section 2.23(c).

“Existing Unsecured Notes” means the 10 ¼% Senior Notes due 2015 of Borrower issued pursuant to that certain Indenture, dated as of February 8, 2007, among Borrower, Wilmington Trust Company, as trustee, and the subsidiary guarantors named therein.

“Existing Warrant Agreement” means that certain warrant agreement dated as of March 22, 2010 between Borrower and Wilmington Trust Company, as warrant agent, with respect to warrants to purchase in the aggregate 602,614 shares of Borrower’s common stock issued in connection with the issuance of the Existing Secured Notes.

“Existing Warrants” means the warrants issued pursuant to the Existing Warrant Agreement.

“Extended Maturity Date” as defined in Section 2.23(a).

“Extended Term Loans” as defined in Section 2.23(c).

“Extension” as defined in Section 2.23(a).

“Extension Amendment” as defined in Section 2.23(f).

“Extension Offer” as defined in Section 2.23(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Borrower that such financial statements fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(i).

“First Lien Purchase Triggering Event” has the meaning assigned to such term in the Intercreditor Agreement.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien ranks first in priority to all other Liens, other than Liens permitted under clauses (b), (c), (d), (i), (l), (m), (n), (p), (q) (provided that such Lien ranks pari passu in priority with the Liens permitted under such clause (q)) and (t) of Section 6.2.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on September 30 of each calendar year.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Ownership Control or Influence (FOCI)” has the meaning given such phrase under Section 2-300.a of the NISPOM.

“Foreign Subsidiary” means any Subsidiary that is (i) treated as a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code or (ii) a Subsidiary of any entity described in clause (i).

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“Funds Flow” as defined in Section 3.1(q).

“GAAP” means, subject to the provisions of Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Goldman Sachs” as defined in the preamble hereto.

“Government” means the United States government or any agency, department or instrumentality thereof.

“Government Contracts” means a Government Prime Contract or a Government Subcontract.

“Government Prime Contract” means any written agreement, commitment, contract, instrument or other binding arrangement between Borrower or any of its Subsidiaries and the Government where Borrower or such Subsidiary is the prime contractor.

“Government Subcontract” means any written agreement, commitment, contract, instrument or other binding arrangement between Borrower or any of its Subsidiaries and any Person that is the prime contractor under a related contract with the Government where Borrower or such Subsidiary is a subcontractor of such prime contractor.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means each Domestic Subsidiary of Borrower other than Excluded Subsidiaries; provided that the Specified Subsidiaries shall not be required to become Guarantors on the Closing Date but instead shall become Guarantors by the date specified on Schedule 5.20.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Borrower and its Subsidiaries, for the immediately preceding three Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of Borrower and its Subsidiaries as of the most recent Fiscal Quarter ended after the date of the most recent audited financial statements and at least 45 days prior to the Closing Date, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three, six or nine month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii), certified by the chief financial officer of Borrower that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, and, in the case of clause (ii), subject to the absence of footnotes and changes resulting from audit and normal year-end adjustments.

“Increased-Cost Lenders” as defined in Section 2.22.

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-out obligations (excluding any such obligations incurred under ERISA and excluding trade payables or other accounts payable incurred in the ordinary course of business and repayable in accordance with customary trade practices), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; (xi) all obligations of such Person under conditional sale or title retention agreements relating to property acquired by such Person and (xii) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Interest Rate Agreement or Currency Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from any past or present activity, operation or land ownership of Borrower or any of its Subsidiaries.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 10.3(a).

“Installment” as defined in Section 2.12.

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Credit Party in any Intellectual Property.

“Intellectual Property Security Agreements” has the meaning assigned to that term in the Pledge and Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit K (or any other form approved by Administrative Agent) evidencing Indebtedness owed among Credit Parties and their Subsidiaries.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Closing Date among the parties thereto, substantially in the form of Exhibit L.

“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six-months, as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c), of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any Term Loans shall extend beyond such Term Loans’ Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Internally Generated Cash” means, with respect to any period, any cash of Borrower or any Subsidiary generated during such period, excluding Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds and any cash that is generated from an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution.

“Investment” means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Borrower from any Person (other than Borrower or any Guarantor), of any Equity Interests of such Person; (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Borrower or any of its Subsidiaries to any other Person (other than Borrower or any Guarantor) and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes or otherwise.  The amount of any Investment of the type described in clauses (i), (ii) and (iii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Landlord Personal Property Collateral Access Agreement” means a Landlord Personal Property Collateral Access Agreement substantially in the form of Exhibit J or as otherwise approved by Administrative Agent.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, in each case as extended in accordance with this Agreement from time to time.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates counterparty to a Hedge Agreement or a Bank Product Agreement (including any Person who is an Agent or a Lender (and any Affiliate of the foregoing) as of the

Closing Date but subsequently, whether before or after entering into a Hedge Agreement or a Bank Product Agreement, ceases to be an Agent or a Lender, as the case may be).

“Lender Participation Notice” as defined in Section 2.24.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means a Term Loan.

“LTIP Amount” as defined in Section 6.4(h).

“Margin Stock” as defined in Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, properties, assets, liabilities or financial condition of Borrower and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

“Material Contract” means each Government Contract that has produced revenue for Borrower and its Subsidiaries in excess of $10,000,000 in the applicable Fiscal Year.

“Material Event of Default” has the meaning assigned to such term in the Intercreditor Agreement.

“Material Real Estate Asset” means any fee-owned Real Estate Asset having a fair market value in excess of $5,000,000.

“Maturity Date” means, except to the extent extended pursuant to Section 2.23 with respect to an Extended Term Loan or extended in connection with and with respect to a Replacement Term Loan, (i) with respect to the Tranche A Term Loans, the earlier of (a) the fourth anniversary of the Closing Date and (b) the date on which all Tranche A Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise, and (ii) with respect to the Tranche B Term Loans, the earlier of (a) the fifth anniversary of the Closing Date and (b) the date on which all Tranche B Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Minimum Extension Condition” as defined in Section 2.23(d).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a Mortgage in a form approved by Administrative Agent.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Borrower and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.  Any management discussion and analysis from Borrower’s periodic report filed with the SEC with respect to such period shall constitute a Narrative Report.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to:  (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise (including by way of milestone payment), but only as and when so received) received by Borrower or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (c) a reasonable reserve (not to exceed, with respect to any Asset Sale, 10% of the amount of Cash payments described in the preceding clause (i) with respect to such Asset Sale) for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Borrower or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds, and (d) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums and related search and recording charges, transfer taxes, deed or mortgage recording taxes, brokerage fees, consultant fees and other customary fees and expenses actually incurred in connection therewith.

“Net Insurance/Condemnation Proceeds” means an amount equal to:  (i) any Cash payments or proceeds received by Borrower or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including taxes paid or payable as a result thereof.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (xi) of the definition thereof.  As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming such Hedge Agreement or such other Indebtedness were to be terminated as of that date).

“New Warrant Agreement” means the Warrant Agreement dated as of the date hereof between Borrower and Wilmington Trust Company, as warrant agent.

“New Warrants” means, collectively, the warrants issued pursuant to the New Warrant Agreement.

“NISPOM” means the National Industrial Security Program Operating Manual.

“Non-Consenting Lender” as defined in Section 2.22.

“Non-Public Information” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to Borrower or its Subsidiaries or their Securities.

“Non-Public Lenders” means Lenders that wish to receive Non-Public Information with respect to Borrower, its Subsidiaries or their Securities.

“Non-US Lender” as defined in Section 2.20(c).

“Note” means a Tranche A Term Loan Note or a Tranche B Term Loan Note.

“Notice” means a Funding Notice or a Conversion/ Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to Agents (including former Agents), Lenders or any of them and Lender Counterparties, under any Credit Document, Secured Hedge Agreement or Bank Product Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), amounts owing under Secured Hedge Agreements, amounts owing under Bank Product Agreements, fees, expenses, indemnification or otherwise, excluding, with respect to any Guarantor, Excluded Swap Obligations with respect to such Guarantor.

“Obligee Guarantor” as defined in Section 7.7.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such Organizational Document shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Participant Register” as defined in Section 10.6(g)(i).

“PATRIOT Act” as defined in Section 3.1(r).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Title IV of ERISA, Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means any acquisition, directly or indirectly, by Borrower or any of its wholly-owned Subsidiaries that are Guarantors, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of (except as provided below in respect of directors’ qualifying shares), or a business line or unit or a division of, any Person; provided,

(i)            immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)           all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii)          in the case of the acquisition of Equity Interests, (x) all of the Equity Interests (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued, directly or indirectly, by such Person or any newly formed Subsidiary of Borrower in connection with such acquisition shall be owned, directly or indirectly, 100% by Borrower or a Guarantor, (y) such Person or such Subsidiary shall become a Guarantor and (z)

Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Borrower, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;

(iv)          Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.7 on a pro forma basis (as determined in accordance with Section 6.7(f)) after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended for which financial statements pursuant to Section 5.1(b) or (c) have been delivered;

(v)           Borrower shall have delivered to Administrative Agent (A) at least five Business Days prior to such proposed acquisition (or such shorter period as may be agreed by Administrative Agent), (i) a Compliance Certificate evidencing compliance with Section 6.7 as required under clause (iv) above and (ii) all other relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.7 and (B) promptly upon request by Administrative Agent, (i) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by Administrative Agent) and (ii) quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the 12 month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available; and

(vi)          any Person or assets or division as acquired in accordance herewith (x) in the case of assets or a division, shall be located in the United States of America, and in the case of a Person, shall be organized under the laws of the United States of America, any State thereof or the District of Columbia and substantially all of the operations of such Person shall be conducted in the United States of America, (y) shall be in same business or lines of business in which Borrower and/or its Subsidiaries are engaged as of the Closing Date or similar or related businesses and (z) shall have generated positive cash flow for the four quarter period most recently ended prior to the date of such acquisition.

“Permitted Liens” means all of the Liens permitted pursuant to Section 6.2.

“Permitted Refinancing” means, as to any Indebtedness, the incurrence of other Indebtedness to refinance, extend, renew, defease, restructure, replace or refund (collectively, “refinance”) such existing Indebtedness; provided that, in the case of such other Indebtedness, the following conditions are satisfied: (a) the weighted average life to maturity of such refinancing Indebtedness shall be greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced; (b) the principal amount of such refinancing Indebtedness shall be less than or equal to the principal amount (including any accreted or capitalized interest) then outstanding of the Indebtedness being refinanced, plus any required premiums and other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and plus an amount equal to any existing commitments unutilized thereunder; (c) the respective obligor or obligors shall be the same on the refinancing Indebtedness as on the Indebtedness being refinanced; (d) the security, if any, for the refinancing Indebtedness shall be the same as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of refinancing Indebtedness); (e) the refinancing Indebtedness and any guarantee in support thereof is subordinated to the Obligations to the same degree, if any, or to a greater degree as the Indebtedness and the guarantees in support thereof being refinanced or, solely in the case of refinancing Indebtedness in respect of Indebtedness under the Second Lien Loan Documents or Indebtedness under the Third Lien Note Documents, the Lien priority of such refinancing Indebtedness and any guarantees in support thereof need only be subordinated to the same degree or to a greater degree than the Liens securing the Indebtedness under the Second Lien Loan Documents pursuant to the Intercreditor Agreement; (f) no material terms (other than interest rate, fees, premiums, funding discounts, optional prepayment provisions or, in the case of subordination provisions, as permitted by clause (e) above) applicable to such refinancing Indebtedness or, if applicable, the related security or guarantees of such refinancing Indebtedness (including covenants, events of default, remedies and acceleration rights) shall be, taken as a whole, materially more favorable to the refinancing lenders than the terms that are applicable under the instruments and documents governing the Indebtedness being refinanced; provided that the Indebtedness under the Revolving Loan Documents may be refinanced as a term loan; and (g) in the case of a refinancing of the Indebtedness under the Credit Documents, such refinancing Indebtedness shall refinance all (and not only a portion of) of the principal amount (including any accreted or capitalized interest) then outstanding of the Indebtedness under the Credit Documents and all interest, fees and premiums payable thereunder; provided that in the case of any Permitted Refinancing of (i) the Revolving Credit Agreement, the parties to such refinanced credit agreement shall include the same transfer restrictions as set forth in the Revolving Credit Agreement as in effect on the date hereof and (ii) the Revolving Credit Agreement, the Second Lien Credit Agreement or the Third Lien Note Indenture, the parties to such refinanced debt instrument shall agree to be bound by the terms of the Intercreditor Agreement.

“Permitted Repricing Amendment” as defined in Section 10.5(c).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Phoenix” means Phoenix Investment Adviser LLC, a Delaware limited liability company, on behalf of certain private funds and accounts managed by it.

“PIK” means payment-in-kind interest payable by the issuance of payment-in-kind notes or by increasing the principal amount of an obligation.

“Platform” as defined in Section 5.1(r).

“Pledge and Security Agreement” means the First Lien Pledge and Security Agreement to be executed by Borrower and each Guarantor substantially in the form of Exhibit H, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Preferred Shares” means the shares of Series A Preferred Stock of Borrower issued to ASOF and JLP Credit Opportunity Fund LP pursuant to the Preferred Shares Certificate of Designation.

“Preferred Shares Certificate of Designation” means the Certificate of Designation, Powers, Preferences and Rights of Series A Preferred Stock of Borrower dated as of the date hereof.

“Prior Year” as defined in Section 6.4(h).

“Prior Year Consolidated EBITDA” as defined in Section 6.4(h).

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks), as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower and each Lender.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Tranche A Term Loan of any Lender, the percentage obtained by dividing (a) the Tranche A Term Loan Exposure of such Lender by (b) the aggregate Tranche A Term Loan Exposure of all Lenders and (ii) with respect to all payments, computations and other matters relating to the Tranche B Term Loan of any Lender, the percentage obtained by dividing (a) the Tranche B Term Loan Exposure of such Lender by (b) the aggregate Tranche B Term Loan Exposure of all Lenders.  For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Tranche A Term Loan Exposure and the Tranche B Term Loan Exposure of such Lender by (B) an amount equal to the sum of the aggregate Tranche A Term Loan Exposure and the aggregate Tranche B Term Loan Exposure of all Lenders.

“Projections” as defined in Section 4.8.

“Public Lenders” means Lenders that do not wish to receive Non-Public Information with respect to Borrower, its Subsidiaries or their Securities.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified IPO” means an underwritten public offering of common stock of  Borrower pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, that results in at least $50,000,000 of net cash proceeds to Borrower and results in the listing of the common stock of Borrower on a national securities exchange or the NASDAQ National Market quotation system.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Recipient” means, as applicable, (a) Administrative Agent and (b) any Lender.

“Refinanced Term Loan” as defined in Section 10.5(c).

“Refinancing Support Agreement” means the Amended and Restated Refinancing Support Agreement dated as of May 2, 2014 among Borrower, ASOF II Investments, LLC and Phoenix Investment Adviser LLC, as amended by the amendment thereto dated as of July 22, 2014 among the parties thereto.

“Register” as defined in Section 2.7(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation FD” means Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulatory Exception” means any action that would, in the good faith determination of Borrower, be inconsistent with (i) any applicable law, rule or regulation (or any policy interpretation of any governmental or other regulatory authority relating thereto) that is applicable to Borrower, any of its Subsidiaries or any of their respective businesses or assets, including, without limitation, any law, rule or regulation relating to export controls and (ii) any agreement with any Governmental Authority to which Borrower or any of its Subsidiaries is a party (including any such agreement that limits sharing of any information) other than any such agreements entered into for purposes of avoiding compliance with any representation and warranty, covenant or other provision in this Agreement.

“Related Agreements” means, collectively, the Refinancing Support Agreement, the Revolving Loan Documents, the Second Lien Loan Documents, the Third Lien Note

Documents, the Warrant Agreements, the Shareholders’ Agreement, the Tender/Exchange Offer Documents and the Preferred Shares Certificate of Designation.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the migration of any Hazardous Material through the environment.

“Relevant Four Fiscal Quarter Period” as defined in Section 8.3.

“Remaining Unsecured Notes” means Borrower’s Existing Unsecured Notes, and the Indebtedness represented thereby, that remain outstanding after the consummation of the Tender/Exchange Offer.

“Remaining Unsecured Notes Documents” means the Remaining Unsecured Notes, the Remaining Unsecured Notes Indenture and all other documents executed and delivered with respect to the Remaining Unsecured Notes or the Remaining Unsecured Notes Indenture.

“Remaining Unsecured Notes Indenture” means the Indenture dated as of February 8, 2007 among Borrower, certain subsidiary guarantors and Wilmington Trust Company, as trustee.

“Replacement Lender” as defined in Section 2.22.

“Replacement Term Loan” as defined in Section 10.5(c).

“Requisite Lenders” means one or more Lenders having or holding Tranche A Term Loan Exposure and/or Tranche B Term Loan Exposure and representing more than 50% of the aggregate Tranche A Term Loan Exposure and Tranche B Term Loan Exposure of all Lenders.

“Response Deadline” as defined in Section 2.24.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or any of its Subsidiaries (or any direct or indirect parent of Borrower other than the ESOP) now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower or any of its Subsidiaries (or any direct or indirect parent thereof other than the ESOP) now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower or any of its

Subsidiaries (or any direct or indirect parent of Borrower other than the ESOP) now or hereafter outstanding; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, any Indebtedness incurred under Section 6.1(o), any Indebtedness incurred under Section 6.1(p), any Indebtedness incurred under Section 6.1(q) or any Earn-Out Indebtedness.

“Revolver Purchase” has the meaning assigned to such term in the Intercreditor Agreement.

“Revolver Purchase Notice” has the meaning assigned to such term in the Intercreditor Agreement.

“Revolver Purchase Obligations” has the meaning assigned to such term in the Intercreditor Agreement.

“Revolver Purchase Price” has the meaning assigned to such term in the Intercreditor Agreement.

“Revolver Purchase Triggering Event” has the meaning assigned to such term in the Intercreditor Agreement.

“Revolver Purchasing Party” has the meaning assigned to such term in Section 2.24.

“Revolver Purchasing Share” means, with respect to any Revolver Purchasing Party, the percentage obtained when dividing the aggregate amount of Revolver Purchase Obligations purchased by such Revolver Purchasing Party by the total aggregate amount of all Revolver Purchase Obligations purchased by all Revolver Purchasing Parties.

“Revolving Agent” means the “Agent” under and as defined in the Revolving Credit Agreement.

“Revolving Credit Agreement” means the Credit Agreement dated as of the date hereof among Borrower, Guarantors, the lenders from time to time party thereto and Wells Fargo, as Revolving Agent.

“Revolving Loan Documents” means the “Loan Documents” under and as defined in the Revolving Credit Agreement.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Corporation.

“SEC” means the United States Securities and Exchange Commission and any successor agency.

“Second Lien Credit Agreement” means the Second Lien Credit and Guaranty Agreement dated as of the date hereof among Borrower, Guarantors, the lenders from time to time party thereto and Wilmington Trust, National Association, as administrative agent.

“Second Lien Loan Documents” means the “Credit Documents” under and as defined in the Second Lien Credit Agreement.

“Secured Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement of a Credit Party entered into with a Lender Counterparty.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Shareholders’ Agreement” means the Stockholders’ Agreement of Borrower dated as of the date hereof.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Borrower substantially in the form of Exhibit F-2.

“Solvent” means, with respect to Borrower and its Subsidiaries taken as a whole, that as of the date of determination, both (i) (a) the sum of Borrower’s and its Subsidiaries’ consolidated debt (including contingent liabilities) does not exceed the present fair saleable value of their consolidated assets; (b) Borrower’s and its Subsidiaries’ capital is not unreasonably small in relation to their business as contemplated on the Closing Date or as proposed thereafter; and (c) Borrower and its Subsidiaries taken as a whole have not incurred and do not intend to incur, or reasonably believe that they, taken together, will incur, debts beyond their ability to pay such debts as they become due (whether at maturity, through refinancing or otherwise); and (ii) Borrower and its Subsidiaries, taken as a whole, are “solvent” or not “insolvent”, as applicable, within the meaning given those terms and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

“Special Diversification Payments” means payments (other than payments required by applicable law) pursuant to the ESOP Plan Documents in respect of employee elections to transfer up to 10% of the value of their ESOP accounts to investments other than Borrower’s common stock.

“Specified Cash Payment Event” means, as of any Determination Date, either (a) an Event of Default (as defined in the relevant agreement) then exists under this Agreement or the Second Lien Credit Agreement or (b) Borrower has failed to show Consolidated EBITDA for the most recent four Fiscal Quarter period ended prior to such Determination Date of $54,000,000 or greater, as set forth in a Compliance Certificate to be delivered to the Administrative Agent prior to such Determination Date.

“Specified Contribution” as defined in Section 8.3.

“Specified Real Estate Matters” means (i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each applicable Material Real Estate Asset, (ii) an opinion of counsel (which counsel shall be reasonably satisfactory to the Requisite Lenders) in each state in which an applicable Material Real Estate Asset is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as the Requisite Lenders may reasonably request, in each case in form and substance reasonably satisfactory to the Requisite Lenders, (iii) (a) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to the Requisite Lenders with respect to each applicable Material Real Estate Asset (each, a “Title Policy”), in amounts not less than the fair market value of each applicable Material Real Estate Asset, together with a title report issued by a title company with respect thereto, dated not more than 30 days prior to the occurrence specified in Section 5.11 and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Requisite Lenders and (b) evidence satisfactory to the Requisite Lenders that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp Taxes (including mortgage recording and intangible Taxes) payable in connection with recording the Mortgages for each applicable Material Real Estate Asset in the appropriate real estate records, (iv) (a) a completed Flood Certificate with respect to each applicable Material Real Estate Asset, which Flood Certificate shall (I) be addressed to Collateral Agent and (II) otherwise comply with the Flood Program; and (b) if the Flood Certificate states that such applicable Material Real Estate Asset is located in a Flood Zone, Borrower has provided to the Requisite Lenders and Administrative Agent evidence satisfactory to the Requisite Lenders in their reasonable discretion that Borrower has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program; and (v) ALTA surveys of each applicable Material Real Estate Asset, in a form sufficient for the title company to issue a survey endorsement to the Title Policy or otherwise provide such affirmative title insurance coverage as reasonably acceptable to the Requisite Lenders and Administrative Agent.

“Specified Subsidiaries” means Innovative Technology Solutions Corporation, Alion-MA&D Corporation, Alion Offshore Services, Inc. and Alion Asia Corporation.

“Subject Transaction” as defined in Section 6.7(f).

“Subordinated Indebtedness” means any debt permitted by Section 6.1 that is subordinated in right of payment to the Obligations.  For the avoidance of doubt, debt under the Second Lien Loan Documents, the Third Lien Note Documents and the Remaining Unsecured Notes shall not constitute Subordinated Indebtedness.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.  Unless the context requires otherwise, each reference to a “Subsidiary” shall be deemed to be a reference to a Subsidiary of Borrower.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Syndication Agent” means Goldman Sachs in such capacity as syndication agent.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (together with interest, penalties and other additions thereto) of any nature and whatever called, imposed by any Governmental Authority.

“Tender/Exchange Offer” has the meaning assigned to such term in the Refinancing Support Agreement.

“Tender/Exchange Offer Documents” has the meaning assigned to such term in the Refinancing Support Agreement.

“Term Loan” means a Tranche A Term Loan and a Tranche B Term Loan.  To the extent applicable, the term “Term Loan” shall also include any Extended Term Loan and any Replacement Term Loan.

“Terminated Lender” as defined in Section 2.22.

“Test Date” as defined in Section 6.4(h).

“Third Lien Note Documents” means the Third Lien Note Indenture and any other document executed and delivered in connection with the Third Lien Notes.

“Third Lien Note Indenture” means the Indenture dated as of the date hereof among Borrower, certain subsidiaries of Borrower and Wilmington Trust, National Association, as the trustee and collateral trustee thereunder.

“Third Lien Notes” means Borrower’s third-lien senior secured notes due 2020 issued pursuant to the Third Lien Note Indenture.

“Title Policy” as defined in the definition of “Specified Real Estate Matters.”

“Tranche A Call Protection” as defined in Section 2.13(c)(A).

“Tranche A Call Protection Transaction” as defined in Section 2.13(c)(A).

“Tranche A Term Loan” means a loan made by a Lender to Borrower pursuant to Section 2.1(a)(i).

“Tranche A Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Tranche A Term Loan and “Tranche A Term Loan Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Tranche A Term Loan Commitment, if any, is set forth on Appendix A—1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Tranche A Term Loan Commitments as of the Closing Date is $110,000,000.

“Tranche A Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Tranche A Term Loans of such Lender; provided, at any time prior to the making of the Tranche A Term Loans, the Tranche A Term Loan Exposure of any Lender shall be equal to such Lender’s Tranche A Term Loan Commitment.

“Tranche A Term Loan Note” means a promissory note substantially in the form of Exhibit B—1, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Tranche B Call Protection” as defined in Section 2.13(c)(B).

“Tranche B Call Protection Transaction” as defined in Section 2.13(c)(B).

“Tranche B Term Loan” means a loan made by a Lender to Borrower pursuant to Section 2.1(a)(ii).

“Tranche B Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Tranche B Term Loan and “Tranche B Term Loan Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Tranche B Term Loan Commitment, if any, is set forth on Appendix A—2 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Tranche B Term Loan Commitments as of the Closing Date is $175,000,000.

“Tranche B Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Tranche B Term Loans of such Lender; provided, at any time prior to the making of the Tranche B Term Loans, the Tranche B Term Loan Exposure of any Lender shall be equal to such Lender’s Tranche B Term Loan Commitment.

“Tranche B Term Loan Note” means a promissory note substantially in the form of Exhibit B—2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Transaction Costs” means the fees, costs and expenses payable by Borrower or any of Borrower’s Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Credit Documents and the Related Agreements.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Credit Parties of the Credit Documents to which they are a party and, in the case of Borrower, the making of the borrowing hereunder, (b) the execution, delivery and performance by the Credit Parties of the Revolving Loan Documents to which they are a party and, in the case of Borrower, the making of the initial borrowings thereunder, (c) the execution, delivery and performance by the Credit Parties of the Second Lien Loan  Documents to which they are a party and, in the case of Borrower, the making of the borrowings thereunder, (d) the execution, delivery and performance by the Credit Parties of the Third Lien Note Documents to which they are a party and, in the case of Borrower, the issuance of the Third Lien Notes thereunder, (e) the execution, delivery and performance by the Credit Parties of the other Related Agreements to which they are a party and the issuance of the Preferred Shares and the New Warrants, (f) the consummation of the Tender/Exchange Offer, (g) the obtaining of the Consents, (h) the repayment of all amounts due or outstanding under, and the termination of the Existing Revolving Loan Agreement and the Existing Secured Notes and (i) the payment of the Transaction Costs.

“Type of Loan” means a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“U.S. Lender” as defined in Section 2.20(c).

“U.S. Tax Compliance Certificate” means a certificate substantially in the form of Exhibit E-1, E-2, E-3 or E-4, as applicable.

“Warrant Agent” means Wilmington Trust, National Association.

“Warrant Agreements” means the Existing Warrant Agreement and the New Warrant Agreement.

“Warrants” means the Existing Warrants and the New Warrants.

“Weighted Average Yield” means with respect to any Loan, on any date of determination, the weighted average yield to maturity, in each case, based on the interest rate applicable to such Loan on such date and giving effect to all upfront or similar fees or original issue discount payable with respect to such Loan.

“wholly owned” means, with respect to a subsidiary of any person, that the securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests of such subsidiary are, at the time any determination is being made, owned, controlled or held by such person or one or more wholly owned subsidiaries of such person or by such person and one or more wholly owned subsidiaries of such person.

1.2.   Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Borrower to Lenders pursuant to Section 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable).  In the event that any Accounting Change (as defined below) results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Borrower and Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made.  Until such time as such an amendment shall have been executed and delivered by Borrower and Requisite Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.  “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of certified Public Accountants or, if applicable, the U.S. Securities and Exchange Commission (or successors thereto or agencies with similar functions).  After the Closing Date, for the purposes of the definition of “Capital Lease”, operating leases that are required to be reclassified as capital leases as a result of any change in GAAP shall remain classified as operating leases and shall not be included within the definition of “Capital Lease”.

1.3.   Interpretation, Etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, of this Agreement unless otherwise specifically provided.  The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The terms lease and license shall include sub-lease and sub-license, as applicable.  Unless the context requires otherwise (a) any definition of or reference to any Credit Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other document), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).  This Agreement and the other Credit Documents will be construed without regard to the identity of the party who drafted it and as though the parties participated equally in drafting it.  Consequently, each of the parties acknowledges and agrees that any rule of construction that a document is to be construed against the drafting party will not be applicable either to this Agreement or the other Credit Documents.

SECTION 2.   LOANS

2.1.   Term Loans.

(a)   Commitments.  Subject to the terms and conditions hereof, (i) each Lender severally agrees to make, on the Closing Date, a Tranche A Term Loan to Borrower in an amount equal to such Lender’s Tranche A Term Loan Commitment; and (ii) each Lender severally agrees to make, on the Closing Date, a Tranche B Term Loan to Borrower in an amount equal to such Lender’s Tranche B Term Loan Commitment.  Borrower may make only one borrowing under each of the Tranche A Term Loan Commitment and Tranche B Term Loan Commitment, which shall be on the Closing Date.  Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Tranche A Term Loans and the Tranche B Term Loans shall be paid in full no later than the Maturity Date applicable to such Term Loans.  Each Lender’s Tranche A Term Loan Commitment and Tranche B Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Tranche A Term Loan Commitment and Tranche B Term Loan Commitment on such date.

(b)   Borrowing Mechanics for Term Loans.

(i)   Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than (x) the Closing Date with respect to Base Rate Loans and (y) three days prior to the Closing Date with respect to Eurodollar Rate Loans (or such shorter period as may be acceptable to Administrative Agent).  Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(ii)   Each Lender shall make its Tranche A Term Loan and/or Tranche B Term Loan, as the case may be, available to Administrative Agent not later than 12:00 p.m. on the Closing Date, by wire transfer of same day funds in Dollars, at the principal office designated by Administrative Agent.  Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loans available to Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Term Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or to such other account as may be designated in writing to Administrative Agent by Borrower.

2.2.   [Reserved].

2.3.   [Reserved].

2.4.   [Reserved].

2.5.   Pro Rata Shares; Availability of Funds.

(a)   Pro Rata Shares.  All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b)   Availability of Funds.  Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  In the event that (i) Administrative Agent declines to make a requested amount available to Borrower until such time as all applicable Lenders have made payment to Administrative Agent, (ii) a Lender fails to fund to Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement and (iii) such Lender’s failure results in Administrative Agent failing to make a corresponding amount available to Borrower on the Credit Date, at Administrative Agent’s option, such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by Borrower through and including the time of Borrower’s receipt of the requested amount.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans.  Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.6.   Use of Proceeds.  The proceeds of the Term Loans made on the Closing Date shall be applied by Borrower to repay a portion of the Existing Secured Notes and to pay Transaction Costs.

2.7.   Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)   Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any applicable Loans; provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)   Register.  Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the “Register”).  The Register shall be available for inspection by Borrower or any Lender (with respect to (i) any entry relating to such Lender’s Loans and (ii) the identity of the other Lender’s (but not any information with respect to such other Lenders’ Loans)) at any reasonable time and from time to time upon reasonable prior notice.  Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitments and Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any Loan.  Borrower hereby designates Administrative Agent to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c)   Notes.  If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to

Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Tranche A Term Loan or Tranche B Term Loan, as the case may be.

2.8.   Interest on Loans.

(a)   Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)   if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii)   if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.

(b)   The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be; provided, until the date on which Arranger notifies Borrower that the primary syndication of the Term Loans has been completed, as determined by Arranger, the Term Loans shall be maintained as either (1) Eurodollar Rate Loans having an Interest Period of no longer than one month or (2) Base Rate Loans.

(c)   In connection with Eurodollar Rate Loans there shall be no more than five Interest Periods outstanding at any time; provided that after the establishment of any new Class of Loans pursuant to a Permitted Repricing Amendment or amendment giving effect to Extended Term Loans or Replacement Term Loans, the number of Interest Periods otherwise permitted by this Section 2.8(c) shall increase by three Interest Periods for each applicable Class so established.  In the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan).  In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 10:00 a.m. on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d)   Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any

Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, the last Interest Payment Date with respect to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)   Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

2.9.   Conversion/Continuation.

(a)   Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrower shall have the option:

(i)   to convert at any time all or any part of any Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due under Section 2.18 in connection with any such conversion; or

(ii)   upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.

(b)   Subject to Section 3.2(b), Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.  If Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Eurodollar Rate Loans shall automatically continue as Eurodollar Rate Loans having an Interest Period of one month (or such other Interest Period as Borrower and Administrative Agent may agree).

2.10.   Default Interest.  Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), (c) (with respect to a breach of Section 6 only), (f) or (g), the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans that are Tranche A Term Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.11.   Fees.

(a)   Borrower agrees to pay on the Closing Date to each Lender party to this Agreement as a Lender on the Closing Date, (i) as fee compensation for the funding of such Lender’s Tranche A Term Loan, a closing fee in an amount equal to 2.00% of the stated principal amount of such Lender’s Tranche A Term Loan, payable to such Lender from the proceeds of its Tranche A Term Loan as and when funded on the Closing Date, and (ii) as fee compensation for the funding of such Lender’s Tranche B Term Loan, a closing fee in an amount equal to 3.314% of the stated principal amount of such Lender’s Tranche B Term Loan, payable to such Lender from the proceeds of its Tranche B Term Loan as and when funded on the Closing Date.  Such closing fees will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

(b)   In addition to any of the foregoing fees, Borrower agrees to pay to Agents and Arranger such other fees in the amounts and at the times separately agreed upon.

2.12.   Scheduled Payments.  The principal amounts of the Term Loans shall be repaid in consecutive quarterly installments and at final maturity (each such payment, an “Installment”) in the aggregate amounts set forth below on the four quarterly scheduled Interest Payment Dates applicable to Term Loans, commencing September 30, 2014:

Amortization Date	Tranche A Term Loan Installment Amount
September 30, 2014	$3,750,000
December 31, 2014	$3,750,000
March 31, 2015	$3,750,000
June 30, 2015	$3,750,000
September 30, 2015	$6,250,000

Amortization Date	Tranche A Term Loan Installment Amount
December 31, 2015	$6,250,000
March 31, 2016	$6,250,000
June 30, 2016	$6,250,000
September 30, 2016	$6,250,000
December 31, 2016	$6,250,000
March 31, 2017	$6,250,000
June 30, 2017	$6,250,000
September 30, 2017	$6,250,000
December 31, 2017	$6,250,000
March 31, 2018	$6,250,000
June 30, 2018	$6,250,000
Maturity Date with respect to Tranche A Term Loans	Remaining principal balance of Tranche A Term Loans

Amortization Date	Tranche B Term Loan Installment Amount
September 30, 2014	$437,500
December 31, 2014	$437,500
March 31, 2015	$437,500
June 30, 2015	$437,500
September 30, 2015	$437,500
December 31, 2015	$437,500
March 31, 2016	$437,500
June 30, 2016	$437,500
September 30, 2016	$437,500
December 31, 2016	$437,500
March 31, 2017	$437,500
June 30, 2017	$437,500
September 30, 2017	$437,500
December 31, 2017	$437,500
March 31, 2018	$437,500
June 30, 2018	$437,500
September 30, 2018	$437,500
December 31, 2018	$437,500

Amortization Date	Tranche B Term Loan Installment Amount
March 31, 2019	$437,500
June 30, 2019	$437,500
Maturity Date with respect to Tranche B Term Loans	Remaining principal balance of Tranche B Term Loans

Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche A Term Loans or the Tranche B Term Loans, as the case may be, in accordance with Sections 2.13, 2.14 and 2.15, as applicable; and (y) the Tranche A Term Loans and the Tranche B Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Maturity Date applicable to such Term Loans.

2.13.   Voluntary Prepayments.

(a)   Voluntary Prepayments.

(i)   Any time and from time to time:

(1)                                             with respect to Base Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount; and

(2)                                             with respect to Eurodollar Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii)   All such prepayments shall be made:

(1)                                             upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(2)                                             upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans;

in each case given to Administrative Agent by 12:00 p.m. on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to Administrative Agent

(and Administrative Agent will promptly transmit such original notice for Term Loans by telefacsimile or telephone to each Lender).  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that such notice may state that the effectiveness of such prepayment is conditioned upon the consummation of a refinancing, sale or change of control transaction, in which case such prepayment shall only become due and payable upon the consummation of such transaction.  Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

(b)   [Reserved].

(c)   Term Loan Call Protection.  (A) In the event that all or any portion of the Tranche A Term Loans is (i) repaid or prepaid through voluntary prepayments pursuant to this Section 2.13 or otherwise (including after any acceleration of the Obligations pursuant to Section 8.1) or mandatory prepayments pursuant to Section 2.14(a) (in the case of any single or related series of Asset Sales resulting in the receipt of Net Asset Sale Proceeds by Borrower or any of its Subsidiaries equal to or in excess of $25,000,000) or Section 2.14(d), (ii) repriced or (iii) effectively refinanced through any waiver, consent, amendment, repayment, replacement or substitution (in each case with respect to this clause (iii), in connection with any waiver, consent or amendment of the Tranche A Term Loans directed at, or the result of which would be, the lowering of the effective interest cost or the weighted average yield (assuming a four-year life to maturity) of the Tranche A Term Loans or in connection with the incurrence of any debt financing having an effective interest cost or weighted average yield (assuming a four-year life to maturity) that is less than the effective interest cost or weighted average yield (assuming a four-year life to maturity) of the Tranche A Term Loans (or portion thereof) so repaid, replaced or substituted) (each of the foregoing transactions described in clauses (i), (ii) or (iii), a “Tranche A Call Protection Transaction”)), in each case on or prior to the third anniversary of the Closing Date, such Tranche A Call Protection Transaction will be made at (x) 103.0% of the principal amount so repaid, prepaid, repriced or effectively refinanced if such Tranche A Call Protection Transaction occurs on or prior to the first anniversary of the Closing Date, (y) 102.0% of the principal amount so repaid, prepaid, repriced or effectively refinanced if such Tranche A Call Protection Transaction occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date or (z) 101.0% of the principal amount so repaid, prepaid, repriced or effectively refinanced if such Tranche A Call Protection Transaction occurs after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date.  If all or any portion of the Tranche A Term Loans held by any Lender (other than a Disqualified FOCI Lender) is repaid, prepaid, repriced or effectively refinanced pursuant to a “yank-a-bank” or similar provision in the Credit Documents as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment (or otherwise in connection with a Tranche A Call Protection Transaction), such repayment, prepayment, repricing or effective refinancing will be made at (x) 103.0% of the principal amount so repaid, prepaid, repriced or effectively refinanced if such Tranche A Call Protection Transaction occurs on or prior to the first anniversary of the Closing Date, (y) 102.0% of the principal amount so repaid, prepaid, repriced or effectively refinanced if such Tranche A Call Protection Transaction occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date or (z) 101.0% of the principal amount so repaid, prepaid, repriced or effectively refinanced if such Tranche A Call Protection Transaction occurs after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date.  Any prepayment premium payable pursuant to this clause (A) will be referred to herein as “Tranche A Call Protection.”

(B)  In the event that all or any portion of the Tranche B Term Loans is (i) repaid or prepaid through voluntary prepayments pursuant to this Section 2.13 or otherwise (including after any acceleration of the Obligations pursuant to Section 8.1) or mandatory prepayments pursuant to Section 2.14(a) (in the case of any single or related series of Asset Sales resulting in the receipt of Net Asset Sale Proceeds by Borrower or any of its Subsidiaries equal to or in excess of $25,000,000) or Section 2.14(d), (ii) repriced or (iii) effectively refinanced through any waiver, consent, amendment, repayment, replacement or substitution (in each case with respect to this clause (iii), in connection with any waiver, consent or amendment of the Tranche B Term Loans directed at, or the result of which would be, the lowering of the effective interest cost or the weighted average yield (assuming a four-year life to maturity) of the Tranche B Term Loans or in connection with the incurrence of any debt financing having an effective interest cost or weighted average yield (assuming a four-year life to maturity) that is less than the effective interest cost or weighted average yield (assuming a four-year life to maturity) of the Tranche B Term Loans (or portion thereof) so repaid, replaced or substituted) (each of the foregoing transactions described in clauses (i), (ii) or (iii), a “Tranche B Call Protection Transaction”)), in each case on or prior to the third anniversary of the Closing Date, such Tranche B Call Protection Transaction will be made at (w) 105.0% of the principal amount so repaid, prepaid, repriced or effectively refinanced if such Tranche B Call Protection Transaction occurs on or prior to the first anniversary of the Closing Date, (x) 103.0% of the principal amount so repaid, prepaid, repriced or effectively refinanced if such Tranche B Call Protection Transaction occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, (y) 102.0% of the principal amount so repaid, prepaid, repriced or effectively refinanced if such Tranche B Call Protection Transaction occurs after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date or (z) 101.0% of the principal amount so repaid, prepaid, repriced or effectively refinanced if such Tranche B Call Protection Transaction occurs after the third anniversary of the Closing Date but on or prior to the fourth anniversary of the Closing Date.  If all or any portion of the Tranche B Term Loans held by any Lender (other than a Disqualified FOCI Lender) is repaid, prepaid, repriced or effectively refinanced pursuant to a “yank-a-bank” or similar provision in the Credit Documents as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment (or otherwise in connection with a Tranche B Call Protection Transaction), such repayment, prepayment, repricing or effective refinancing will be made at (w) 105.0% of the principal amount so repaid, prepaid, repriced or effectively refinanced if such Tranche B Call Protection Transaction occurs on or prior to the first anniversary of the Closing Date, (x) 103.0% of the principal amount so repaid, prepaid, repriced or effectively refinanced if such Tranche B Call Protection Transaction occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, (y) 102.0% of the principal amount so repaid, prepaid, repriced or effectively refinanced if such Tranche B Call Protection Transaction occurs after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date or (z) 101.0% of the principal amount so repaid, prepaid, repriced or effectively refinanced if such Tranche B Call Protection Transaction occurs after the third anniversary of the Closing Date but on or prior to the fourth anniversary of the Closing

Date.  Any prepayment premium payable pursuant to this clause (B) will be referred to herein as “Tranche B Call Protection.”

2.14.   Mandatory Prepayments.

(a)   Asset Sales.  No later than the third Business Day following the date of receipt by Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds, Borrower shall prepay the Term Loans as set forth in Section 2.15(b) in an aggregate amount equal to such Net Asset Sale Proceeds (excluding Net Asset Sale Proceeds received (i) from sales or other dispositions of worn-out, damaged or obsolete property or assets and (ii) during any Fiscal Year to the extent, when taken together with the Net Insurance/Condemnation Proceeds received in such Fiscal Year, not exceeding $1,000,000 in the aggregate in such Fiscal Year); provided, so long as no Default or Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of its Subsidiaries, to invest Net Asset Sale Proceeds within 180 days of receipt thereof (or 365 days if Borrower or any of its Subsidiaries enters into a legally binding commitment to invest such Net Asset Sale Proceeds within 180 days of receipt thereof) in long-term productive assets of the general type used in the business of Borrower and its Subsidiaries.  In the event that such Net Asset Sale Proceeds are not reinvested by Borrower prior to the earlier of (i) the last day of such 180 day or 365 day period, as the case may be, and (ii) the date of the occurrence of an Event of Default, Borrower shall prepay the Term Loans in an amount equal to such Net Asset Sale Proceeds as set forth in Section 2.15(b).

(b)   Insurance/Condemnation Proceeds.  No later than the third Business Day following the date of receipt by Borrower or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds in excess of $1,000,000 in the aggregate for any Fiscal Year, Borrower shall prepay the Term Loans as set forth in Section 2.15(b) in an aggregate amount equal to such excess Net Insurance/Condemnation Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds within 180 of receipt thereof (or 365 days if Borrower or any of its Subsidiaries enters into a legally binding commitment to invest such Net Insurance/Condemnation Proceeds within 180 days of receipt thereof) in long term productive assets of the general type used in the business of Borrower and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof.  In the event that such Net Insurance/Condemnation Proceeds are not reinvested by Borrower prior to the earlier of (i) the last day of such 180 day or 365 day period, as the case may be, and (ii) the date of the occurrence of an Event of Default, Borrower shall prepay the Term Loans in an amount equal to such Net Insurance/Condemnation Proceeds as set forth in Section 2.15(b).

(c)   Specified Contributions.  On the date of receipt by Borrower or any of its Subsidiaries of any Specified Contribution, Borrower shall prepay the Term Loans as set forth in Section 2.15(b) in an aggregate amount equal to 100% of such Specified Contribution.

(d)   Issuance of Debt.  On the date of receipt by Borrower or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Borrower shall prepay the Term Loans as set forth in Section 2.15(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(e)   Consolidated Excess Cash Flow.  In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending September 30, 2015), Borrower shall, no later than five days after the due date for delivery of the annual audited financial statements for such Fiscal Year in accordance with Section 5.1(c), prepay the Term Loans as set forth in Section 2.15(b) in an aggregate amount equal to (i) 100 % of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans and of the loans under the Second Lien Credit Agreement, in each case made with Internally Generated Cash (excluding, for the avoidance of doubt, repurchases of Loans pursuant to Section 10.6(i) and repurchases of loans under the Second Lien Credit Agreement pursuant to Section 10.6(i) of the Second Lien Credit Agreement); provided that, if no Default or Event of Default has occurred and is continuing at the time of the making of such prepayment, at Borrower’s option it may instead use such amount to prepay outstanding amounts under the Revolving Credit Agreement rather than prepay the Term Loans.

(f)   [Reserved].

(g)   Prepayment Certificate.  Concurrently with any prepayment of the Term Loans pursuant to Sections 2.14(a) through 2.14(e), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be.  In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Term Loans in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.15.   Application of Prepayments.

(a)   Application of Voluntary Prepayments by Type of Loans.  Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied to the remaining Installments of principal of the Loans as specified by Borrower in the applicable notice of prepayment; provided, in the event Borrower fails to specify the Installments of principal of the Loans to which any such prepayment shall be applied, such prepayment shall be applied to prepay the Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and further applied on a pro rata basis to reduce the scheduled remaining Installments of principal of the Tranche A Term Loans and Tranche B Term Loans.

(b)   Application of Mandatory Prepayments by Type of Loans.  Any amount required to be paid pursuant to Sections 2.14(a) through 2.14(e) shall be applied as follows:

first, to prepay Tranche B Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and further applied on a pro rata basis to reduce the scheduled remaining Installments of principal of the Tranche B Term Loans; and

second, after all outstanding Tranche B Term Loans have been prepaid or repaid, to prepay Tranche A Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and further applied on a pro rata basis to reduce the scheduled remaining Installments of principal of the Tranche A Term Loans.

(c)   Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans.  Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.18(c).

2.16.   General Provisions Regarding Payments.

(a)   All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 2:00 p.m. on the date due at the Principal Office (or at such other location as may be designated by Administrative Agent from time to time) of Administrative Agent for the account of Lenders or via wire transfer of immediately available funds to a bank account designated by Administrative Agent from time to time; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b)   All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)   Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)   Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)   Whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(f)   Borrower hereby authorizes Administrative Agent to charge Borrower’s accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(g)   Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 2:00 p.m. to be a non-conforming payment.  Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  Administrative Agent shall give prompt written notice (which may be electronic mail) to Borrower and each applicable Lender if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

(h)   If an Event of Default shall have occurred and be continuing, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1 or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by Administrative Agent (including from Collateral Agent pursuant to the Intercreditor Agreement) in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 8.2.

2.17.   Ratable Sharing.  Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.  The provisions of this Section 2.17 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including Section 10.6(i)) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

2.18.   Making or Maintaining Eurodollar Rate Loans.

(a)   Inability to Determine Applicable Interest Rate.  In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “Adjusted Eurodollar Rate”, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(b)   Illegality or Impracticability of Eurodollar Rate Loans.  In the event that on any date (i) any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) Administrative Agent is advised by the Requisite Lenders (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of the Lenders in that market, then, and in any such event, such Lenders (or in the case of the preceding clause (i), such Lender) shall be an “Affected Lender” and such Affected Lender shall on that day give notice (by e-mail or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender).  If Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).

(c)   Compensation for Breakage or Non-Commencement of Interest Periods.  Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower.

(d)   Booking of Eurodollar Rate Loans.  Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)   Assumptions Concerning Funding of Eurodollar Rate Loans.  Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of “Adjusted Eurodollar Rate” in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

2.19.   Increased Costs; Capital Adequacy.

(a)   Compensation For Increased Costs and Taxes.  Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (regardless of whether the underlying law, treaty or governmental rule, regulation or order was issued or enacted prior to the date hereof), including the introduction of any new law, treaty or governmental rule, regulation or order but excluding solely proposals thereof, or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or (B) any guideline, request or directive by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law) or any implementation rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the date hereof: (i) subjects any Recipient (or its applicable lending office) to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its Loans, loan principal, letters of credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of “Adjusted Eurodollar Rate”) or any company controlling such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or any company controlling such Lender or such Lender’s obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)   Capital Adequacy Adjustment.  In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the adoption, effectiveness, phase-in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (B) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling company could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.  For the avoidance of doubt, subsections (a) and (b) of this Section 2.19 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.

2.20.   Taxes; Withholding, Etc.

(a)   Payments to Be Free and Clear.  All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority.

(b)   Withholding of Taxes.  If any Credit Party or any other Person (acting as a withholding agent) is (in such withholding agent’s reasonable good faith discretion) required by law to make any deduction or withholding on account of any Tax from any sum paid or payable to Administrative Agent or any Lender under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Borrower shall pay, or cause to be paid, any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) if such Tax is an Indemnified Tax, the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within 30 days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

(c)   Evidence of Exemption From U.S. Withholding Tax.  Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall, to the extent such Lender is legally able to do so, deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of the U.S. Tax Compliance Certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code together with two original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents.  Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) and is not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) shall deliver to Administrative Agent and Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, W-8IMY and/or W-9 (or, in each case, any successor form), or a U.S. Tax Compliance Certificate and two original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.

(d)   If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.20(d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e)   Without limiting the provisions of Section 2.20(b), Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law.  Borrower shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(f)   Borrower shall indemnify Administrative Agent and any Lender for the full amount of Indemnified Taxes (including any such Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) paid by Administrative Agent or Lender or any of their respective Affiliates and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Credit Party shall be conclusive absent manifest error. Such payment shall be due within 30 days of such Credit Party’s receipt of such certificate.

(g)   If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.20(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.20(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.20(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

2.21.   Obligation to Mitigate.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above.  A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.22.   Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a

“Non-Consenting Lender”) whose consent is required shall not have been obtained; or (c) any Governmental Authority shall make a final determination that the continued involvement of any Lender in the Credit Documents, the Collateral or the Obligations of the Credit Parties in connection therewith shall constitute grounds for disqualification of any Credit Party from continued involvement in any project, provision of goods or provision of services pursuant to a Material Contract to which a Credit Party is then a party on account of the Foreign Ownership, Control or Influence (FOCI) under NISPOM which results in suspension or revocation of the facility and personnel clearances required for such Material Contract (a “Disqualified FOCI Lender”); then, with respect to each such Increased-Cost Lender, Non-Consenting Lender or Disqualified FOCI Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from a Terminated Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to such Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of such Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20 and, to the extent applicable, Section 2.13(c) (provided, for the avoidance of doubt, that no amounts pursuant to Section 2.13(c) shall be payable to any Disqualified FOCI Lender), or otherwise, as if it were a repayment, prepayment, repricing or effective refinancing and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender.  Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.  Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6.  In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Terminated Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6.

2.23.   Extensions of Loans.

(a)   Borrower may from time to time, pursuant to the provisions of this Section 2.23, agree with one or more Lenders holding Loans of any Class (“Existing Class”) to extend the maturity date and to provide for other terms consistent with this Section 2.23 (each such modification, an “Extension”) pursuant to one or more written offers (each an “Extension Offer”) made from time to time by Borrower to all Lenders under any Class that is proposed to be extended under this Section 2.23, in each case on a pro rata basis (based on the relative principal amounts of the outstanding Loans of each Lender in such Class) and on the same terms to each such Lender.  In connection with each Extension, Borrower will provide notification to Arranger and Administrative Agent (for distribution to the Lenders of the applicable Class), no later than 30 days prior to the maturity of the applicable Class or Classes to be extended of the requested new maturity date for the extended Loans of each such Class (each an “Extended Maturity Date”) and the due date for Lender responses.  In connection with any Extension, each Lender of the applicable Class wishing to participate in such Extension shall, prior to such due date, provide Administrative Agent with a written notice thereof in a form reasonably satisfactory to Administrative Agent.  Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension.  In connection with any Extension, Borrower shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, Administrative Agent to accomplish the purposes of this Section 2.23.

(b)   After giving effect to any Extension, the Term Loans so extended shall cease to be a part of the Class that they were a part of immediately prior to the Extension and shall be a new Class hereunder; provided that at no time shall there be more than four different Classes of Loans.

(c)   The consummation and effectiveness of each Extension shall be subject to the following:

(i)   no Default or Event of Default shall have occurred and be continuing at the time any Extension Offer is delivered to the Lenders or at the time of such Extension;

(ii)   the Term Loans of any Lender extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Class of Term Loans subject to the related Extension Amendment (“Existing Term Loans”); except (A) the final maturity date of any Extended Term Loans of a Class to be extended pursuant to an Extension shall be later than the Maturity Date of the Class of Existing Term Loans subject to the related Extension Amendment, and the weighted average life to maturity of any Extended Term Loans of a Class to be extended pursuant to an Extension shall be no shorter than the weighted average life to maturity of the Class of Existing Term Loans subject to the related Extension Amendment; (B) the all-in pricing (including, without limitation, margins, fees and premiums) with respect to the Extended Term Loans may be higher or lower than the all-in pricing (including, without limitation, margins, fees and premiums) for the Existing Term Loans; (C) no repayment of any Extended Term Loans shall be permitted unless such repayment is accompanied by an at least pro rata repayment of all earlier maturing Loans (including previously extended Loans) (or all earlier maturing Loans (including previously extended Loans) shall otherwise be or have been terminated and repaid in full); (D) the Extended Term Loans may contain a “most favored nation” provision for the benefit of Lenders holding Extended Term Loans; and (E) the other terms and conditions applicable to Extended Term Loans may be terms different than those with respect to the Existing Term Loans so long as such terms and conditions only apply after the Latest Maturity Date; provided, further, each Extension Amendment may, without the consent of any Lender other than the applicable extending Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent, to give effect to the provisions of this Section 2.23, including any amendments necessary to treat the applicable Loans and/or Commitments of the extending Lenders as a new “Class” of loans and/or commitments hereunder; provided, however, no Extension Amendment may provide for any Class of Extended Term Loans to be secured by any Collateral or other assets of any Credit Party that does not also secure the Existing Term Loans;

(iii)   all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by Borrower generally directed to the applicable Lenders under the applicable Class in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to Administrative Agent;

(iv)   a minimum amount in respect of such Extension (to be determined in Borrower’s discretion and specified in the relevant Extension Offer, but in no event less than $25,000,000, unless another amount is agreed to by Administrative Agent) shall be satisfied; and

(v)   no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions set forth in Section 3.2 shall be satisfied (with all references in such Section to a Credit Date being deemed to be references to the Extension on the applicable date of such Extension), and Administrative Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by an Authorized Officer of Borrower.

(d)   For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.17 and Section 10.5 will not apply to Extensions of Term Loans pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.23, including to any payment of interest or fees in respect of any Extended Term Loans that have been extended pursuant to an Extension at a rate or rates different from those paid or payable in respect of Loans of any other Class, in each case as is set forth in the relevant Extension Offer.

(e)   No Lender who rejects any request for an Extension shall be deemed a Non-Consenting Lender for purposes of Section 2.22; provided, however, that if so requested by Borrower in an Extension Offer, Requisite Lenders may approve an amendment to have such Lenders be deemed Non-Consenting Lenders and subject to the terms and conditions of Section 2.22.

(f)   The Lenders hereby irrevocably authorize Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Credit Documents as may be necessary or appropriate in order to establish new Classes of Loans created pursuant to an Extension, in each case on terms consistent with this Section 2.23.  Notwithstanding the foregoing, Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Requisite Lenders with respect to any matter contemplated by this Section 2.23 and, if Administrative Agent seeks such advice or concurrence, Administrative Agent shall be permitted to enter into such amendments with Borrower in accordance with any instructions received from such Requisite Lenders and shall also be entitled to refrain from entering into such amendments with Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by Administrative Agent for any such advice or concurrence, all such Extension Amendments entered into with Borrower by Administrative Agent hereunder shall be binding on the Lenders.  Without limiting the foregoing, in connection with any Extension, (i) the appropriate Credit Parties shall (at their expense) amend (and Administrative Agent is hereby directed to amend) any Mortgage (or any other Credit Document that Administrative Agent or Collateral Agent reasonably requests to be amended to reflect an Extension) that has a maturity date prior to the Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to Administrative Agent) and (ii) Borrower shall deliver board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by Administrative Agent in connection therewith and a legal opinion of counsel reasonably acceptable to Administrative Agent (i) as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Credit Documents (if any) as may be amended thereby and (ii) as to such other matters relating to such Extension Amendment as Administrative Agent may reasonably request.

(g)   Promptly following the consummation and effectiveness of any Extension, Borrower will furnish to Administrative Agent (who shall promptly furnish to each Lender) written notice setting forth the Extended Maturity Date and material economic terms of the Extension and the aggregate principal amount of each class of Loans and Commitments after giving effect to the Extension and attaching a copy of the fully executed Extension Amendment.

2.24.   Revolver Purchase Right.

(a)   Within one Business Day after its receipt of a notice from Borrower pursuant to Section 5.1(s) that a Revolver Purchase Triggering Event has occurred, Administrative Agent shall provide a lender participation notice (the “Lender Participation Notice”) to each of the Lenders (i) requesting each Lender to confirm its election to participate in the Revolver Purchase by purchasing its Pro Rata Share of the Revolver Purchase Obligations (each such participating Lender, a “Revolver Purchasing Party” and each such non-participating Lender, a “Declining Lender”) in accordance with Section 2.20 of the Intercreditor Agreement and (ii) setting forth the targeted date for consummation of the Revolver Purchase (which date shall be three Business Days after the date of delivery of the Lender Participation Notice).  Each Lender shall submit its response to the Lender Participation Notice by 5:00 p.m. (the “Response Deadline”) on the second Business Day following receipt of the Lender Participation Notice; provided, that any Lender who has failed to deliver a response by the Response Deadline shall be deemed to be a Declining Lender.

(b)   To the extent that there are one or more Declining Lenders, on the first Business Day after the Response Deadline, Administrative Agent shall deliver a notice to all

Revolver Purchasing Parties allocating the Pro Rata Share of the Revolver Purchase Obligations of Declining Lenders to each Revolver Purchasing Party ratably based on its respective Revolver Purchasing Share.

(c)   Administrative Agent shall provide a settlement notice to the Revolver Purchasing Parties setting forth (i) the Revolver Purchase Price and each Revolver Purchasing Party’s Revolver Purchasing Share thereof, (ii) the closing date of the Revolver Purchase in accordance with the Intercreditor Agreement and (iii) funding instructions.  Upon receipt of the Revolver Purchase Price, Administrative Agent shall promptly remit such proceeds to the Revolving Administrative Agent and the Revolver Purchase shall be consummated without any further action or consent in accordance with the terms of the Intercreditor Agreement.

(d)   Notwithstanding the foregoing, (i) the Revolver Purchasing Parties may instruct Administrative Agent to delay any Revolver Purchase or withdraw the Revolver Purchase Notice delivered under the Intercreditor Agreement and (ii) the Lenders and Administrative Agent agree that the Revolver Purchase may be consummated pursuant to additional or alternative procedures established by the Revolver Purchasing Parties in a manner consistent with the Intercreditor Agreement.

SECTION 3.   CONDITIONS PRECEDENT

3.1.   Closing Date.  The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a)   Credit Documents.  Administrative Agent, the Lenders and Arranger shall have received each Credit Document, originally executed and delivered by each applicable Credit Party.

(b)   Organizational Documents; Incumbency.  The Lenders, Administrative Agent and Arranger shall have received, in respect of each Credit Party, (i) the Organizational Documents of such Credit Party and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Credit Party; (iii) resolutions of the Board of Directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated the Closing Date or a recent date prior thereto; (v) signature and incumbency certificates of one or more officers of Borrower who are authorized to execute Funding Notices delivered under this Agreement and (vi) such other documents as the Lenders, Administrative Agent or Arranger may reasonably request.

(c)   Organizational and Capital Structure.  The organizational structure and capital structure of Borrower and its Subsidiaries, after giving effect to the consummation of the Transactions, shall be as set forth on Schedule 4.1.

(d)   Capitalization of Borrower.  On or before the Closing Date:

(i)   Borrower shall have obtained at least $65,000,000 in commitments under the Revolving Credit Agreement;

(ii)   Borrower shall have received gross cash proceeds of at least $70,000,000 from borrowings under the Second Lien Credit Agreement; and

(iii)   Borrower shall have issued at least $210,986,000 of the Third Lien Notes in connection with the consummation of the Tender/Exchange Offer.

(e)   Consummation of Transactions Contemplated by Related Agreements.

(i)   (1) All conditions (including the Minimum Condition described in the Refinancing Support Agreement) to the Transactions set forth in the Related Agreements shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of Arranger and the Lenders and (2) the Transactions shall have been consummated substantially simultaneously with the making of the Loans hereunder in accordance with the terms of the Related Agreements and applicable law.

(ii)   The Lenders, Arranger and Administrative Agent shall each have received a fully executed copy of each material Related Agreement.  Each Related Agreement shall be in full force and effect, shall include terms and provisions reasonably satisfactory to the Lenders and Arranger and no provision thereof shall have been modified or waived in any respect determined by Arranger and the Lenders to be material, in each case without the consent of the Lenders and Arranger.  Borrower shall use its best efforts to deliver to the Lenders, Arranger and Administrative Agent a fully executed copy of each Related Agreement and any documents executed in connection therewith as soon as practicable after the Closing Date.

(f)   Existing Indebtedness.  On the Closing Date, Borrower and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness and all Existing Unsecured Notes (other than the Remaining Unsecured Notes), (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to the Lenders, Arranger and Administrative Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Borrower and its Subsidiaries thereunder, and (iv) made arrangements satisfactory to the Lenders, Arranger and Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of backstop letters of credit to support the obligations of Borrower and its Subsidiaries with respect thereto.

(g)   Governmental Authorizations and Consents.  Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents and the Related Agreements and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Lenders and Arranger.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose materially adverse conditions on the transactions contemplated by the Credit Documents or the Related Agreements or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending.

(h)   [Reserved.]

(i)   Personal Property Collateral.  In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, each Credit Party shall have delivered to the Lenders, Arranger, Administrative Agent and Collateral Agent:

(i)   evidence satisfactory to the Lenders and Arranger of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including their obligations to execute or authorize, as applicable, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(ii)   a completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby;

(iii)   fully executed Intellectual Property Security Agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions, memorializing and recording the encumbrance of the Intellectual Property Assets listed in Schedule 5.2 to the Pledge and Security Agreement;

(iv)   opinions of counsel with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as the Lenders or Arranger may reasonably request, in each case in form and substance reasonably satisfactory to the Lenders and Arranger; and

(v)   evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including (i) using commercially reasonable efforts to have a Landlord Personal Property Collateral Access Agreement executed by the landlord of Borrower’s headquarters property located at 1750 Tysons Boulevard, Tysons Corner, Virginia 22102 and by the applicable Credit Party and (ii) any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Arranger.

(j)   Financial Statements; Projections.  The Lenders, Administrative Agent and Arranger shall have received from Borrower (i) the Historical Financial Statements, (ii) pro

forma consolidated balance sheets and income statements of Borrower and its Subsidiaries, and reflecting the consummation of the Transactions, which pro forma financial statements shall be in form and substance satisfactory to the Lenders and Arranger, and (iii) the Projections.

(k)   Evidence of Insurance.  Collateral Agent shall have received a certificate from the applicable Credit Party’s insurance broker or other evidence satisfactory to the Lenders and Arranger that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(l)   Opinions of Counsel to Credit Parties.  Agents and Lenders shall have received originally executed copies of the favorable written opinions of Holland & Knight LLP, counsel for Credit Parties, as to such matters as Arranger may reasonably request, dated as of the Closing Date and in form and substance reasonably satisfactory to the Lenders and Arranger (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(m)   Fees.  Borrower shall have paid to each Agent the fees payable on or before the Closing Date referred to in Section 2.11(a) and (b) and all expenses payable pursuant to Section 10.2 which have accrued to the Closing Date (including, without limitation, the reasonable and documented costs and expenses of the Designated Lenders).

(n)   Solvency Certificate.  On the Closing Date, Administrative Agent and Arranger shall have received (i) a Solvency Certificate from the chief financial officer of Borrower in form, scope and substance satisfactory to the Lenders and Arranger, and demonstrating that after giving effect to the consummation of the Transactions and any rights of contribution, Borrower and its Subsidiaries are and will be, on a consolidated basis, Solvent.

(o)   Closing Date Certificate.  Borrower shall have delivered to the Lenders, Administrative Agent and Arranger an originally executed Closing Date Certificate, together with all attachments thereto.

(p)   No Litigation.  There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Arranger and the Lenders, individually or in the aggregate, materially impairs the Transactions or that could have a Material Adverse Effect.

(q)   Funds Flow Memorandum and Letter of Direction.  The Lenders, Arranger and Administrative Agent shall have received (i) a sources and uses statement (complete with wire instructions) or funds flow memorandum, in form and substance reasonably satisfactory to the Lenders, Arranger and Administrative Agent (the “Funds Flow”) and (ii) a duly executed letter of direction from Borrower addressed to the Arranger and Administrative Agent, on behalf of themselves and Lenders, directing the disbursement on the Closing Date of the proceeds of the Loans made on such date in accordance with the Funds Flow.

(r)   PATRIOT Act.  At least five days prior to the Closing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”), to the extent requested at least 10 days prior to the Closing Date.

(s)   Flash Report.  The Lenders, Arranger and Administrative Agent shall have received a flash report with respect to the Fiscal Quarter ending June 30, 2014 in form and substance reasonably satisfactory to the Lenders and Arranger.

3.2.   Conditions to Each Credit Extension.

(a)   Conditions Precedent.  The obligation of each Lender to make any Loan on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i)   Administrative Agent shall have received a fully executed and delivered Funding Notice;

(ii)   [Reserved];

(iii)   as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(iv)   as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default.

Any Agent or Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the reasonable satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Lender such request is warranted under the circumstances.

(b)   Notices.  Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent.  In lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing or conversion/continuation, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the close of business on the date that the telephonic notice is given.  In the event of a discrepancy between the telephone notice and the written Notice, the written Notice shall govern.  In the case of any Notice that is irrevocable once given, if Borrower provides telephonic notice in lieu thereof, such telephone notice shall also be irrevocable once given.  Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.

SECTION 4.   REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent,  and Lender, on the Closing Date and on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Transactions contemplated hereby):

4.1.   Organization; Requisite Power and Authority; Qualification.  Each of Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, and to enter into and perform its obligations under each of the Credit Documents to which it is a party, and (c) is qualified to do business and in good standing in every jurisdiction where qualification is required, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2.   Equity Interests and Ownership.  The Equity Interests of each of Borrower and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.  Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Borrower or any of its Subsidiaries of any additional membership interests or other Equity Interests of Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of Borrower or any of its Subsidiaries.  Schedule 4.2 correctly sets forth the ownership interest of each Subsidiary of Borrower as of the Closing Date after giving effect to the Transactions.  Other than the Warrants and the Preferred Shares, all of the Equity Interests of Borrower are owned directly by the ESOT.

4.3.   Due Authorization.  The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary corporate or other company action on the part of each Credit Party that is a party thereto.

4.4.   No Conflict.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to Borrower or any of its Subsidiaries, (ii) any of the Organizational Documents of Borrower or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on Borrower or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower or any of its Subsidiaries except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, for the benefit of the Secured Parties and any Liens created under any of the Revolving Loan Documents, Second Lien Loan Documents or the Third Lien Note Documents in favor of Collateral Agent, for the benefit of the secured parties thereunder); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Borrower or any of its Subsidiaries, except as set forth on Schedule 4.4, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.

4.5.   Governmental Consents.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date as may be required in connection with any sale of Equity Interests by laws affecting the offering and sale of securities generally and any other registration, consent, approval, notice or other action to the extent the failure of which to obtain or make, as applicable, could not reasonably be expected to result in a Material Adverse Effect.

4.6.   Binding Obligation.  Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7.   Historical Financial Statements.  The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of Borrower and its consolidated Subsidiaries as at the respective dates thereof and their results of operations and cash flows and changes in stockholders equity, on a consolidated basis, for each of the periods then ended, subject, in the case of any such unaudited financial statements, to the absence of footnotes and changes resulting from audit and normal year-end adjustments.  As of the Closing Date, neither Borrower nor any of its Subsidiaries has any contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower and any of its Subsidiaries taken as a whole.

4.8.   Projections.  On and as of the Closing Date, the projections of Borrower and its Subsidiaries for the period of Fiscal Year 2014 through and including Fiscal Year 2019 (the “Projections”) represent Borrower’s good faith estimate, on the Closing Date, of the future performance of Borrower and its Subsidiaries for the periods covered thereby based upon assumptions believed by Borrower to be reasonable on the Closing Date (it being understood that (i) such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower and its Subsidiaries, (ii) no assurances can be given that such Projections will be realized and (iii) although reflecting Borrower’s good faith estimates and assumptions which Borrower believed to be reasonable on the Closing Date, projections or forecasts are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).

4.9.   No Material Adverse Effect.  Since September 30, 2013, no event, circumstance or change has occurred that has caused or evidences, or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

4.10.   No Restricted Junior Payments.  Since the Closing Date, neither Borrower nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.4.

4.11.   Adverse Proceedings, Etc.  There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.  Neither Borrower nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.12.   Payment of Taxes.  Except as otherwise permitted under Section 5.3, all material Tax returns and reports of Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all material Taxes due and payable by Borrower and its Subsidiaries have been paid when due and payable.  There is no proposed material Tax assessment against Borrower or any of its Subsidiaries which is not being actively contested by Borrower or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.13.   Properties.

(a)   Title.  Each of Borrower and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets necessary in the operation of their respective businesses, in each case except for (x) assets disposed of in the ordinary course of business or as otherwise permitted under Section 6.8 and (y) where the failure to have such title or interests could not reasonably be expected to result in a Material Adverse Effect.  All such properties and assets are free and clear of Liens, other than Permitted Liens.

(b)   Real Estate.  As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.  Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Borrower does not have knowledge of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.14.   Environmental Matters.  Neither Borrower nor any of its Subsidiaries nor any of their respective Facilities are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither Borrower nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law.  There are and, to each of Borrower’s and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither Borrower nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Borrower or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Borrower’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, that could reasonably be expected to have a Material Adverse Effect.  Compliance with all current or, to Borrower’s knowledge, reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  No event or condition has occurred or is occurring with respect to Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any

Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.15.   No Defaults.  Neither Borrower nor any of its Subsidiaries is in continuing default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.16.   Material Contracts.  No notice of suspension, debarment or termination for default has been received by Borrower or any Subsidiary and no cure notice has been received by Borrower or any Subsidiary, in each case in connection with any Material Contract or other contract pursuant to which Borrower or any Subsidiary is directly or indirectly acting as a subcontractor under or in connection with a Material Contract.  Each Material Contract existing on the Closing Date is listed on Schedule 4.16 (other than any Material Contract subject to a Regulatory Exception).

4.17.   Governmental Regulation.  Neither Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  Neither Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18.   Federal Reserve Regulations; Exchange Act.  (a) None of Borrower or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)                                 No portion of the proceeds of any Credit Extension shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

4.19.   Employee Matters.  Neither Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Borrower or any of its Subsidiaries, or to the best knowledge of Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Borrower or any of its Subsidiaries or to the best knowledge of Borrower, threatened in writing against any of them, (b) no strike or work stoppage in existence or threatened involving Borrower or any of its Subsidiaries, and (c) to the actual knowledge of Borrower, no union representation question existing with respect to the employees of Borrower or any of its Subsidiaries and, to the actual knowledge of Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.20.   Employee Benefit Plans.  Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed in all material respects their obligations under each Employee Benefit Plan.  Each Employee Benefit Plan complies in form and operation in all material respects with its terms and applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder.  Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and, to the knowledge of Borrower, nothing has occurred subsequent to the issuance of such determination letter that would cause such Employee Benefit Plan to lose its qualified status.  No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Borrower, any of its Subsidiaries or any of their ERISA Affiliates.  No ERISA Event has occurred or is, to Borrower’s knowledge, reasonably expected to occur.  Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws or to the extent set forth on Schedule 4.20, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.  The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Borrower, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan.  Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates have made all required contributions to each Pension Plan and no application for a funding waiver or the extension of any amortization period pursuant to Section 412 of the Internal Revenue Code or Section 302 of ERISA has been made with respect to any Pension Plan.  Neither Borrower, nor any of its Subsidiaries nor any of their respective ERISA Affiliates has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.  No Credit Party nor any ERISA Affiliate of any Credit Party participates in or has, or had within the past six years, any obligation or liability, whether absolute or contingent, with respect to any Multiemployer Plan.

4.21.   Certain Fees.  Except as reflected in the Funds Flow, no broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated by the Related Agreements, except as payable to Agents and Lenders.

4.22.   Solvency.  Borrower and its Subsidiaries are and, upon the incurrence of any Obligation by Borrower or any of its Subsidiaries on any date on which this representation and warranty is made, will be, on a consolidated basis, Solvent.

4.23.   Related Agreements.

(a)   Delivery.  Borrower has delivered to the Lenders, Administrative Agent and Arranger complete and correct copies of (i) each material Related Agreement and of all exhibits and schedules thereto as of the date hereof and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the date hereof.

(b)   Conditions Precedent.  On the Closing Date, (i) all of the conditions to effecting or consummating the Transactions set forth in the Related Agreements have been duly satisfied or, with the consent of the Lenders and Arranger, waived, and (ii) the Transactions shall have been consummated substantially simultaneously with the making of the Loans hereunder in accordance with the Related Agreements and all applicable laws.

4.24.   Compliance with Statutes, Etc.  Each of Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Borrower or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.25.   Disclosure.  No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact (known to Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  Notwithstanding the foregoing, the only representations and warranties made with respect to the Projections are set forth in Section 4.8.  There are no facts actually known (or which should upon the reasonable exercise of diligence be known) to Borrower (other than matters of a general economic or general industry nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.  To Borrower’s knowledge, neither the ESOP Fiduciary nor the ESOT Trustee has made any assertion with respect to the ESOP or the ESOT contrary to or inconsistent with the accuracy of any representation or warranty set forth herein that could reasonably be expected to result in a Material Adverse Effect.

4.26.   Senior Indebtedness.  The Obligations constitute “Senior Indebtedness” (or other equivalent term) of the Credit Parties under any definitive documentation governing Subordinated Indebtedness of a Credit Party.

4.27.   PATRIOT Act; Foreign Corrupt Practices Act; OFAC.  To the extent applicable, Borrower and each of its Subsidiaries are in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as

amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.  Neither Borrower nor any Subsidiary (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

4.28.   Perfection of Security Interests in the Collateral.  The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected First Priority security interests and Liens (subject to the limitations set forth in the Collateral Documents).

4.29.   ESOP.

(a)   As of the Closing Date and at all times thereafter, the ESOP has been in compliance in all material respects with applicable provisions of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder, and the ESOT has been duly organized and is a validly existing trust.  Except as set forth on Schedule 4.29(a), each of the ESOP Plan Documents is in full force and effect and no term or condition thereof has been amended, modified or waived from the terms and conditions contained in the ESOP Plan Documents delivered to Administrative Agent without the consent of the Requisite Lenders (which consent shall not be unreasonably withheld), except to the extent such amendment, modification or waiver could not reasonably be anticipated to have a Material Adverse Effect.  As of the Closing Date and at all times thereafter, the ESOT has performed and complied with all the material terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by the ESOT, and no unmatured default, default or breach of any covenant by any such party exists thereunder.

(b)   As of the Closing Date and at all times thereafter, the execution, delivery and performance of each of the ESOP Plan Documents to which the ESOT is a party do not (i) conflict with the ESOP Plan Documents, (ii) conflict with any requirement of law, or (iii) other than with respect to ordinary course ESOP operations, require a registration with, consent or approval of, or notices to, or other action to, with or by any Governmental Authority.

(c)   As of the Closing Date and at all times thereafter, none of the assets of Borrower constitute, for any purpose of ERISA or Section 4975 of the Internal Revenue Code, assets of the ESOP or any other “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Internal Revenue Code.

(d)   As of the Closing Date and at all times thereafter, no non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code has occurred with respect to the ESOP, and no Loan hereunder constitutes or shall constitute or give rise to any such non-exempt prohibited transaction.

(e)   The ESOP is qualified under Section 401(a) of the Internal Revenue Code, and the ESOP includes two components, one of which is a stock bonus plan that constitutes an employee stock ownership plan as defined in Section 4975(e)(7) of the Internal Revenue Code, and the other is a profit sharing plan that includes a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code.

(f)   Borrower has provided Administrative Agent with a complete and true copy of each of the ESOP Plan Documents pursuant to which the ESOP and the ESOT are maintained by Borrower, or which concern Borrower’s obligations with respect to the ESOP and ESOT, as of the Closing Date and has not subsequently amended or in any other way modified or replaced such ESOP Plan Documents in any manner without the prior written consent of the Requisite Lenders, except for any amendment, modification or waiver that could not reasonably be anticipated to have a Material Adverse Effect (and Borrower shall use its best efforts to deliver a copy of any such amendment, modification or replacement to Administrative Agent prior to the execution thereof).

(g)   To Borrower’s knowledge, no Loan hereunder is (for any purpose of Section 406 of ERISA or Section 4975 of the Internal Revenue Code) a direct or indirect loan or other transaction between Administrative Agent or any of the Lenders and the ESOT which, if it is assumed that Administrative Agent and the Lenders are “parties in interest” and “disqualified persons” (as defined in Section 3(14) of ERISA and Section 4975 of the Internal Revenue Code, respectively), is a non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

(h)   Neither Borrower nor any of its Subsidiaries is or shall be subject to the tax imposed by Section 4978 of the Internal Revenue Code with respect to any “disposition” by the ESOT of any shares of Equity Interests of Borrower.

(i)   To Borrower’s knowledge, there is no investigation or review by any Governmental Agency, or action, suit, proceeding or arbitration, pending or concluded, concerning any matter with respect to the ESOP or the ESOT relevant as to whether any representation set forth herein was, or has or will at any time become, inaccurate or breached or, if it were to be made at any time prior to the satisfaction of all Obligations, would be inaccurate when made (other than in respect of (i) periodic requests to the Internal Revenue Service to issue a favorable determination letter to the effect that the ESOP is and continues to be a qualified plan and an employee stock ownership plan, (ii) Annual Reports (IRS Form 5500 Series) for the ESOP and (iii) routine claims for ESOP benefits), and neither the ESOP Fiduciary nor the ESOT Trustee has made any assertion with respect to the ESOP or the ESOT contrary to or inconsistent with the accuracy of any such representation which assertion could reasonably be expected to have a Material Adverse Effect.

(j)   As of the Closing Date, the ESOP has not incurred any Indebtedness (including any guarantee of Indebtedness of any other Person), other than its obligations under the ESOP Plan Documents to the extent constituting Indebtedness, including the outstanding PTE 80-26 loans set forth on Schedule 4.29(j).

SECTION 5.   AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1.   Financial Statements and Other Reports.  Borrower will deliver to Administrative Agent (and Administrative Agent will promptly deliver the same to the Lenders) and Arranger:

(a)   [Reserved].

(b)   Quarterly Financial Statements.  As soon as available, and in any event within 45 days after the end of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs, the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter (subject to normal year-end audit adjustments and the absence of footnotes) and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for corresponding periods of the previous Fiscal Year, commencing with the first Fiscal Quarter for which such corresponding figures are available, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c)   Annual Financial Statements.  As soon as available, and in any event within 90 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, commencing with the first Fiscal Year for which such corresponding figures are available, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of an independent certified public accounting firm of recognized national standing selected by Borrower, and reasonably satisfactory to the Requisite Lenders and Administrative Agent (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit (except for qualifications solely with respect to the pending maturities of Borrower’s indebtedness, its recurring net losses and its excess of liabilities over its assets, in each case relating solely to the financial statements for the Fiscal Year ending immediately prior to the stated final maturity of the Term Loans), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with the standards of the Public Company Accounting Oversight Board (United States));

(d)   Compliance Certificate.  Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e)   Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to the Requisite Lenders and Administrative Agent;

(f)   Notice of Default.  Promptly upon any Authorized Officer of Borrower obtaining actual knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Borrower with respect thereto; (ii) that any Person has given any notice to Borrower or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action, if any, Borrower has taken, is taking and proposes to take with respect thereto;

(g)   Notice of Litigation.  Promptly upon any Authorized Officer of Borrower obtaining actual knowledge of (i) any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matters;

(h)   ERISA.  (i) Promptly upon becoming aware of the occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue

Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Pension Plan as Administrative Agent shall reasonably request;

(i)   Financial Plan.  As soon as practicable and in any event no later than 30 days prior to the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for each such Fiscal Year, and an explanation of the assumptions on which such forecasts are based and (ii) forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for each month of such Fiscal Year;

(j)   Insurance Report.  As soon as practicable and in any event by the last day of each Fiscal Year, a certificate from Borrower’s insurance broker(s) in form and substance satisfactory to the Requisite Lenders and Administrative Agent outlining all material insurance coverage required to be maintained pursuant to Section 5.5 as of the date of such certificate by Borrower and its Subsidiaries;

(k)   Material Contracts.  Concurrently with the delivery of the financial statements referred to in Sections 5.1(b) and (c) (and, upon the occurrence and during the continuation of a Default or Event of Default, on a more frequent basis if reasonably requested by Administrative Agent), a list of (A) all Material Contracts which have been entered into in such Fiscal Year or (B) all Governmental Contracts, and where applicable delivery and task orders under any Governmental Contract, which have become Material Contracts, in each case, since the most recent list provided by Borrower and signed by an Authorized Officer of Borrower;

(l)   Information Regarding Collateral.  (a)  Borrower will furnish to Administrative Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s entity type, (iii) in any Credit Party’s jurisdiction of organization or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number.  Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents.  Borrower also agrees promptly to notify Administrative Agent if any material portion of the Collateral is damaged or destroyed;

(m)   Annual Collateral Verification.  Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), Borrower shall deliver to Administrative Agent a certificate of its Authorized Officer (i) either confirming that there has been no change in such information since the date of the

Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.1 and/or identifying such changes and (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above (or in such Collateral Questionnaire) to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(n)   Other Information.  (A) In each case, other than to the extent made available generally by Borrower or any of its Subsidiaries to the public by filing or furnishing with the SEC, promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Borrower to its security holders acting in such capacity as security holders or by any Subsidiary of Borrower to its equity holders, bondholders or holders of any other of its securities acting in such capacity or by any Subsidiary of Borrower to its security holders other than Borrower or another Subsidiary of Borrower, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any other Governmental Authority and (iii) all press releases and other statements concerning material developments in the business of Borrower or any of its Subsidiaries, and (B) reasonably promptly upon request, such other information and data with respect to the Collateral or the business, legal or corporate affairs of Borrower or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent, in each case, except to the extent prohibited by applicable law, regulation or contract, or subject to binding confidentiality obligations or attorney-client privilege or similar legally recognized privilege (other than any such contracts or confidentiality obligations entered into for purposes of avoiding compliance with this covenant);

(o)   ESOP Reports.  (i) As soon as practicable and in any event within 10 Business Days after the receipt by Borrower of the annual valuation report prepared for the ESOP for each Fiscal Year, commencing with the Fiscal Year ending September 30, 2014, a copy of such report, and (ii) as soon as practicable and in any event within 90 days after the end of each Fiscal Year, commencing with the Fiscal Year ending September 30, 2014, a report of the latest repurchase liability study of Borrower prepared for the ESOP;

(p)   ESOP Notices.  Upon an Authorized Officer obtaining actual knowledge of the following, Borrower shall provide Administrative Agent prompt written notice of the following (i) the occurrence of a material non-exempt prohibited transaction (defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code) with respect to the ESOP or to any other Employee Benefit Plan, or knowledge that the Internal Revenue Service or any other Governmental Authority is investigating whether any such material non-exempt prohibited transaction might have occurred, and a statement of an Authorized Officer of Borrower describing such transaction and the corrective action, if any, taken or proposed to be taken with respect thereto, (ii) the receipt of written notice (whether preliminary, final or otherwise but excluding any notice of any proposed amendments) of any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Internal Revenue Code or the status of the ESOP as an employee stock ownership plan (as defined in Section 4975(e)(7) of the Internal Revenue Code), together with copies of each such letter, (iii) the receipt by Borrower or any of its Subsidiaries of notice of any audit, investigation, litigation or inquiry by the Internal Revenue Service or any other Governmental Authority relating to the ESOP or the ESOT, which could reasonably be expected to subject Borrower or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $1,000,000, together with copies of each such notice and copies of all subsequent correspondence relating thereto, (iv) the occurrence of any material amendment, waiver, supplement or other modification to any of the ESOP Plan Documents, together with a copy of such amendment, waiver, supplement or other modification, and (v) any other material notices, reports and documents to be delivered by Borrower to the ESOP or the ESOT Trustee pursuant to the terms of the ESOP or applicable law or to be delivered by the ESOP or the ESOT Trustee to Borrower pursuant to the terms of the ESOP or applicable law;

(q)   Other Notices.  To the extent not otherwise delivered hereunder, promptly after being furnished or received, copies of all material notices, reports, certificates, documents and other information furnished to or received from the administrative agent under the Revolving Credit Agreement, the administrative agent under the Second Lien Credit Agreement, the trustee under the Third Lien Note Documents, any lenders under the Revolving Credit Agreement, any lenders under the Second Lien Credit Agreement, any holders of the Third Lien Notes, or any other agent or representative of such lenders or holders (including any amendments, waivers, supplements, modifications, notices or other documents relating to any default or potential default thereunder, but in any event excluding routine notices, requests, reports and certificates of an administrative nature); and

(r)   Certification of Public Information.  Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed by Administrative Agent through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Borrower has indicated contains Non-Public Information shall not be posted by Administrative Agent on that portion of the Platform designated for such Public Lenders.  Borrower agrees to use commercially reasonable efforts to clearly designate all information provided to Administrative Agent by or on behalf of Borrower which is suitable to make available to Public Lenders.  If Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Non-Public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Non-Public Information with respect to Borrower, its Subsidiaries and their Securities.

(s)   Purchase Right Trigger Notice.  As soon as practicable and in any event within one Business Day after the occurrence thereof, notice of the occurrence of any Material Event of Default, Revolver Purchase Triggering Event or any First Lien Purchase Triggering Event.

5.2.   Existence.  Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits related to its business; provided, no Credit Party (other than Borrower with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits (a) if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders or (b) if the failure to preserve them could not reasonably be expected to result in a Material Adverse Effect.

5.3.   Payment of Taxes and Claims.  Each Credit Party will, and will cause each of its Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises as the same shall become due and payable before any penalty or fine accrues thereon, and all valid and material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or could reasonably be expected to become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such material Tax or material claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a material Tax or material claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.  No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Borrower or any of its Subsidiaries).

5.4.   Maintenance of Properties.  Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties necessary in the business of Borrower and its Subsidiaries and from time to time will make or cause to be made all necessary repairs, renewals and replacements thereof in accordance with prudent industry practice, except in each case where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

5.5.   Insurance.  Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by similar businesses operating in similar locations, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such similar businesses operating in similar locations.  Without limiting the generality of the foregoing, Borrower will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Program, in each case in compliance with any applicable regulations of the Board of Governors, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by similar businesses operating in similar locations.  Each such policy of insurance (other than workers’ compensation insurance and directors’ and officers’ insurance) shall (i) name Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Administrative Agent, that names Collateral Agent, for the benefit of the Secured Parties, as the loss payee thereunder and provide for at least (x) 10 days’ prior written notice to Collateral Agent of any cancellation of such policy for failure to pay any premiums thereunder and (y) 30 days’ prior written notice to Collateral Agent of any material modification or cancellation of such policy for any other reason.

5.6.   Books and Records; Inspections.  Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities.  Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Agent or Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours.  Any such visit and inspection shall be at the applicable Agent’s or Lender’s expense and no more frequently than once per Fiscal Year unless made or requested after the occurrence and during the continuation of an Event of Default, in which case any such visit and inspection shall be at Borrower’s expense and as often as may reasonably be requested.  Notwithstanding anything to the contrary herein, nothing herein shall require any Credit Party to grant to any Agent or Lender or any authorized representatives designated by any Agent or Lender access to any of such Credit Party’s properties or facilities or financial and accounting records, or provide to any Agent or Lender or any authorized representatives designated by any Agent or Lender any information to the extent that granting such access or providing such information is prohibited by any export control regulation or such Credit Party’s compliance with the requirements of NISPOM or other security and classification guidelines.  The provisions of this Section 5.6 shall be subject to the Regulatory Exception in all respects.

5.7.   Lenders Calls.  Borrower will, upon the request of Administrative Agent or Requisite Lenders, participate in a conference call with Administrative Agent and Lenders once during each Fiscal Quarter at such time as may be agreed to by Borrower, the Requisite Lenders and Administrative Agent, at which senior level management of the Credit Parties will discuss (subject to the confidentiality provisions of Section 10.17) the financial performance, business plan and other matters requested by the Lenders.

5.8.   Compliance with Laws.  Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9.   Environmental.

(a)   Environmental Disclosure.  Borrower will deliver to Administrative Agent and Lenders:

(i)   as soon as practicable following receipt thereof, copies of all material environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Borrower or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to environmental matters at any Facility or with respect to any Environmental Claims, if such matters or claims could reasonably be expected to result in a Material Adverse Effect;

(ii)   promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws (unless such Release could not reasonably be expected to result in a Material Adverse Effect), (2) any remedial action taken by Borrower or any other Person in response to (A) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (3) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could reasonably be expected to cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii)   as soon as practicable following the sending or receipt thereof by Borrower or any of its Subsidiaries, a copy of any and all material written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (2) any Release required to be reported to any Governmental Authority unless such Release could not reasonably be expected to result in a Material Adverse Effect, and (3) any request for information from any Governmental Authority that states such Governmental Authority is investigating whether Borrower or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity if such potential responsibility could reasonably be expected to result in a Material Adverse Effect; and

(iv)   with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b)   Hazardous Materials Activities, Etc.  Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to (i) take, any and all actions required by Environmental Laws to cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10.   Subsidiaries.  In the event that any Person becomes a Domestic Subsidiary of Borrower (other than an Excluded Subsidiary) or a Domestic Subsidiary ceases to be an Excluded Subsidiary, Borrower shall within 10 days (or such longer period as the Requisite Lenders may agree in their sole discretion) of such Person becoming a Domestic Subsidiary or ceasing to be an Excluded Subsidiary, (a) cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by Administrative Agent and Collateral Agent, including those which are similar to those described in the applicable clauses of Section 3.1.  In the event that any Person becomes a Foreign Subsidiary of Borrower or a Disregarded Domestic Subsidiary, and the ownership interests of such Foreign Subsidiary or Disregarded Domestic Subsidiary are owned by Borrower or by any Domestic Subsidiary thereof (other than any Excluded Subsidiary), Borrower shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in the applicable clauses of Section 3.1, and Borrower shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in the applicable clauses of Section 3.1 necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in 65% of the voting Equity Interests of such Foreign Subsidiary or Disregarded Domestic Subsidiary and 100% of the non-voting Equity Interests of such Foreign Subsidiary or Disregarded Domestic Subsidiary.  With respect to each such Subsidiary, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Borrower; and such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof.

5.11.   Additional Material Real Estate Assets.  In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned on the Closing Date becomes a Material Real Estate Asset and such interest in such Material Real Estate Asset has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates, including those which are similar to those described in the applicable clauses of Section 3.1 and in the definition of the term “Specified Real Estate Matters” set forth herein, with respect to each such Material Real Estate Asset that Administrative Agent or Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets.  In addition to the foregoing, Borrower shall, at the request of the Requisite Lenders, Administrative Agent or Collateral Agent, deliver, from time to time, to Administrative Agent and Collateral Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

5.12.   Interest Rate Protection.  No later than 180 days following the Closing Date (or such later date as the Requisite Lenders may agree in their sole discretion) and at all times thereafter until the third anniversary of the Closing Date, Borrower shall obtain and cause to be maintained protection against fluctuations in interest rates pursuant to one or more Interest Rate Agreements in form and substance reasonably satisfactory to Arranger, in order to ensure that no less than 50% of the aggregate principal amount of the total Indebtedness for borrowed money of Borrower and its Subsidiaries then outstanding is either (i) subject to such Interest Rate Agreements or (ii) Indebtedness that bears interest at a fixed rate.

5.13.   Further Assurances.  At any time or from time to time upon the request of the Requisite Lenders, Administrative Agent or Collateral Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Requisite Lenders, Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents.  In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as the Requisite Lenders, Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of the Credit Parties and all of the outstanding Equity Interests of Borrower’s Subsidiaries (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries and Disregarded Domestic Subsidiaries).

5.14.   Maintenance of Ratings.  Borrower shall use commercially reasonable efforts to maintain (i) a public corporate family rating (but not any specific rating) issued by Moody’s and a public corporate credit rating (but not any specific rating) issued by S&P and (ii) a public credit rating (but not any specific rating) from each of Moody’s and S&P with respect to the Term Loans.

5.15.   ESOP Compliance.  Borrower shall, to the extent within its actual control, at all times maintain the ESOP as a qualified employee stock ownership plan under the Internal Revenue Code.

5.16.   Intellectual Property.  With respect to Intellectual Property that, in the applicable Credit Party’s reasonable business judgment, is material to the business of any Credit Party, each Credit Party shall (i) preserve and maintain such Intellectual Property owned by such Credit Party; (ii) use commercially reasonable efforts to prevent any known material infringement of such Intellectual Property, (iii) in such Credit Party’s reasonable business judgment, consistent with past business practices, and to the extent the following are within the applicable Credit Party’s actual control, make registrations and pay all registration fees and taxes necessary to maintain such Intellectual Property in full force and effect; and (iv) not knowingly use such Intellectual Property or knowingly permit such Intellectual Property to be used in a way (or knowingly take any steps or knowingly omit to take any step in respect of such Intellectual Property) that will materially and adversely affect the existence or value of such Intellectual Property or imperil the right of any Credit Party to use such property.

5.17.   Material Contracts.  The Credit Parties shall comply in all respects with the terms and provisions of the Material Contracts and cause the Material Contracts to remain in full force and effect other than to the extent such Material Contracts terminate or lapse in accordance with their respective terms in the ordinary course of business, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.18.   Assignment of Payments Under Government Contracts.  Upon the request of the Requisite Lenders or Administrative Agent, each Credit Party shall take such action as reasonably requested by the Requisite Lenders or Administrative Agent to comply with the Assignment of Claims Act and other state and local statutes and regulations, if applicable, including assigning to Collateral Agent (or its agent) its right to payment under any Government Contracts pursuant to a Claims Assignment.

5.19.   Control Agreements.  Within 30 days after the Closing Date (subject to extension by the Requisite Lenders in their sole discretion) and at all times thereafter, the Credit Parties shall cause all securities accounts, deposit accounts and operating accounts of each Credit Party (other than accounts specially and exclusively used for payroll, payroll tax and other employee wage and benefit payments and other than accounts for which the aggregate average monthly balance of all such accounts is less than $500,000) to be subject to reasonably satisfactory control agreements or sweep agreements, as applicable, with Collateral Agent (or its agent); provided that, with respect to any securities accounts, deposit accounts or operating accounts that are opened or acquired after the Closing Date, the Credit Parties shall have 30 days (subject to extension by the Requisite Lenders in their sole discretion) after such opening or acquisition to comply with the foregoing.

5.20.   Post-Closing Matters.  Borrower shall, and shall cause each of the Credit Parties to, satisfy the requirements set forth on Schedule 5.20 on or before the date specified for such requirement or such later date as may be agreed by the Requisite Lenders in their sole discretion.

SECTION 6.   NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1.   Indebtedness.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)   the Obligations and Permitted Refinancings in respect thereof;

(b)   Indebtedness of any Subsidiary to Borrower or to any other Subsidiary, or of Borrower to any Subsidiary; provided, (i) all such Indebtedness shall be evidenced by the Intercompany Note, and, if owed to a Credit Party, shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full in cash of the Obligations pursuant to the terms of the Intercompany Note, (iii) any payment by any such Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Borrower or to any of its Subsidiaries for whose benefit such payment is made and (iv) in the case of Indebtedness owed by a Subsidiary which is not a Credit Party to a Credit Party, such Indebtedness is permitted as an Investment under the proviso to Section 6.6(d);

(c)   Indebtedness of the Credit Parties under the Revolving Loan Documents in an aggregate principal amount not to exceed at any time outstanding $65,000,000, plus up to an additional $6,500,000 for over advances and protective advances under the Revolving Loan Documents, and Permitted Refinancings in respect thereof;

(d)   Indebtedness incurred by Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including, Indebtedness consisting of the deferred purchase price of property acquired in a Permitted Acquisition “Earn Out Indebtedness”), or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Borrower or any such Subsidiary pursuant to such agreements, in each case in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Borrower or any of its Subsidiaries, in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

(e)   Indebtedness which may be deemed to exist pursuant to any performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business and consistent with past practice;

(f)   Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts and endorsements of instruments or other payment items for deposit in the ordinary course of business and consistent with past practice;

(g)   guaranties in the ordinary course of business and consistent with past practice of the obligations of suppliers, customers, franchisees and licensees of Borrower and its Subsidiaries;

(h)   guaranties by Borrower of Indebtedness of a Guarantor or guaranties by a Guarantor of Indebtedness of Borrower or another Guarantor with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;

(i)   Indebtedness (other than Indebtedness in respect of the Remaining Unsecured Notes) described in Schedule 6.1, and Permitted Refinancings in respect thereof;

(j)   Indebtedness of Borrower or its Subsidiaries with respect to Capital Leases in an aggregate principal amount, when taken together with the aggregate principal amount of Indebtedness outstanding under clause (k) below, not to exceed at any time outstanding $20,000,000;

(k)   Indebtedness of Borrower or its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital asset in an aggregate principal amount, when taken together with the aggregate principal amount of Indebtedness outstanding under clause (j) above, not to exceed at any time outstanding $20,000,000, and Permitted Refinancings in respect thereof; provided, any such (i) Indebtedness or Permitted Refinancing shall be secured only by the asset (and related proceeds) acquired in connection with the incurrence of such original Indebtedness, (ii) Indebtedness or Permitted Refinancing shall constitute not less than 75% of the aggregate consideration paid with respect to such asset, construction or improvement and (iii) original Indebtedness shall be incurred concurrently or within 90 days of the acquisition of the relevant asset or the completion of the relevant construction or improvement;

(l)   (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by Borrower or any of its Subsidiaries, in each case after the Closing Date as the result of a Permitted Acquisition, in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding, provided that (x) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not guaranteed in any respect by Borrower or any Subsidiary (other than by any such Person that so becomes a Subsidiary), and (ii) any Permitted Refinancing in respect of the Indebtedness specified in subclause (i) above, provided that such Permitted Refinancing shall not be secured by any assets other than the assets securing the applicable original Indebtedness;

(m)   other unsecured Indebtedness of the Credit Parties in an aggregate principal amount not to exceed at any time outstanding $20,000,000;

(n)   Indebtedness arising as a result of (i) the redemption or repurchase of any Equity Interests of Borrower as a result of distributions and loans by the ESOT to participants in the ESOP as required by the ESOP Plan Documents or (ii) the requirements of Section 401(a)(28) of the Internal Revenue Code or any substantially similar requirement of law;

(o)   Indebtedness of the Credit Parties under the Second Lien Loan Documents in an aggregate principal amount not to exceed at any time outstanding $70,000,000 (plus (i) the amount of all interest including PIK accrued or capitalized thereon in accordance with the terms of the Second Lien Loan Documents as in effect on the date hereof and (ii) the amount of any additional Indebtedness of the Credit Parties under the Second Lien Loan Documents incurred in the form of a Specified Contribution) (less the amount of any permanent principal prepayments or repayments thereof), and Permitted Refinancings in respect thereof (less the amount of any permanent principal prepayments or repayments thereof);

(p)   Indebtedness of the Credit Parties under the Third Lien Note Documents in an aggregate principal amount not to exceed at any time outstanding $210,986,000 (plus the amount of all interest including PIK accrued or capitalized thereon in accordance with the terms of the Third Lien Note Documents as in effect on the date hereof) (less the amount of any permanent principal prepayments or repayments thereof), and Permitted Refinancings in respect thereof (less the amount of any permanent principal prepayments or repayments thereof);

(q)   Indebtedness of the Credit Parties under the Remaining Unsecured Notes Documents in an aggregate principal amount not to exceed at any time outstanding $24,014,000 (less the amount of any permanent principal prepayments or repayments thereof), and Permitted Refinancings in respect thereof (less the amount of any permanent principal prepayments or repayments thereof);

(r)   Indebtedness of any Foreign Subsidiary to the extent incurred for working capital purposes in an aggregate principal amount not to exceed $20,000,000 at any time outstanding; and

(s)   obligations incurred by Borrower or any of its Subsidiaries in the ordinary course of business and consistent with past practice in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims including letters of credit in respect of workers compensation claims and obligations under deferred and incentive compensation plans.

6.2.   Liens.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:

(a)   Liens in favor of Collateral Agent to secure the Obligations (and Permitted Refinancings in respect thereof);

(b)   Liens for Taxes either (i) not yet delinquent or (ii) if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserves have been made in accordance with GAAP;

(c)   statutory and common law Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 30 days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d)   Liens incurred in the ordinary course of business and consistent with past practice in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)   easements, rights-of-way, restrictions, encroachments, covenants, conditions, licenses, reservations and other charges or encumbrances of title of any kind with respect to real property and zoning, building, environmental and other land-use regulations imposed by Governmental Authorities and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

(f)   any interest or title of a lessor or sublessor under any operating lease or lease of real estate permitted hereunder;

(g)   Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h)   purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i)   Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and preferential arrangements entered into in the ordinary course of business and consistent with past practice in Government Contracts that grant the Government customer a right to use Intellectual Property developed pursuant to such Government Contract;

(j)   any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k)   non-exclusive licenses of patents, copyrights, trademarks and other intellectual property rights granted by Borrower or any of its Subsidiaries in the ordinary course of business and consistent with past practice and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of Borrower or such Subsidiary;

(l)   Liens existing on the Closing Date that are described in Schedule 6.2;

(m)   Liens securing Indebtedness permitted pursuant to Section 6.1(j) and (k); provided, any such Lien shall encumber only the asset (and related proceeds) acquired with the proceeds of the applicable original Indebtedness under Section 6.1(j) and (k);

(n)   Liens securing Indebtedness permitted by Section 6.1(l), provided any such Lien shall encumber only those assets which secured the applicable original Indebtedness at the time such assets were acquired by Borrower or its Subsidiaries

(o)   other Liens securing Indebtedness permitted under Section 6.1 in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(p)   Liens on property of any Foreign Subsidiary securing Indebtedness permitted to be incurred by such Foreign Subsidiary;

(q)   Liens on the Collateral securing Indebtedness under the Revolving Loan Documents (and Permitted Refinancings in respect thereof) on a pari passu basis with the Obligations and subject to the Intercreditor Agreement;

(r)   Liens on the Collateral securing Indebtedness under the Second Lien Loan Documents (and Permitted Refinancings in respect thereof) on a second priority basis to the Liens securing the Obligations and subject to the Intercreditor Agreement;

(s)   Liens on the Collateral securing Indebtedness under the Third Lien Note Documents (and Permitted Refinancings in respect thereof) on a third priority basis to the Liens securing the Obligations and subject to the Intercreditor Agreement;

(t)   (i) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of Borrower and the other Credit Parties held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business and (ii) statutory or common law Liens or rights of setoff of depository banks and other financial institutions with respect to funds of any Credit Party or any Subsidiary at such banks to secure fees and charges in connection with returned items or standard fees and charges of such banks in connection with deposit account and securities accounts maintained by such Credit Party or Subsidiary at such banks or financial institutions;

(u)   Liens on cash collateral posted in favor of insurance carriers to secure obligations under insurance policies of Borrower or any Subsidiary not to exceed $1,000,000 in the aggregate at any time outstanding;

(v)   Liens arising from judgments, decrees or attachments (or securing of appeal bonds with respect thereto) in circumstances not constituting an Event of Default;

(w)   sale and put option rights in favor of ESOP plan participants as required by the ESOP Plan Documents and applicable law; and

(x)   (i) Liens created in the ordinary course of business and consistent with past practice on specific items of inventory or other goods and proceeds of Borrower or any Subsidiary securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods and (ii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Borrower or any of its Subsidiaries in the ordinary course of business and consistent with past practice.

6.3.   No Further Negative Pledges.  Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness permitted hereunder or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business and consistent with past practice (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (c) restrictions identified on Schedule 6.3 and (d) customary provisions prohibiting the creation of Liens by any joint venture agreement otherwise permitted hereunder, so long as any such prohibition contained therein relates only to the Equity Interests in the joint venture to which such agreement relates, no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

6.4.   Restricted Junior Payments.  No Credit Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that:

(a)   any Subsidiary of Borrower may declare and pay dividends or make other distributions ratably to its equity holders;

(b)   Borrower may make regularly scheduled payments of interest in respect of any (i) Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to any subordination provisions contained in, the indenture or other agreement pursuant to which such Indebtedness was issued (it being understood that all such subordination provisions shall be customary for Indebtedness of such type or otherwise reasonably acceptable to the Requisite Lenders), so long as no Default has occurred and is continuing, (ii) Indebtedness under the Second Lien Loan Documents (but only in the form of PIK and not in the form of Cash or Cash Equivalents), (iii) Indebtedness under the Third Lien Note Documents (but only in the form of Cash or Cash Equivalents as contemplated by the terms of the Third Lien Note Documents as in effect on the date hereof and otherwise in the form of PIK) and (iv) Indebtedness in respect of the Remaining Unsecured Notes;

(c)   payments of Earn Out Indebtedness will be permitted; provided that both immediately prior to and after giving effect to the incurrence thereof, (i) no Default or Event of Default shall exist or result therefrom and (ii) Borrower will be in pro forma compliance with the covenants set forth in Section 6.7 (as determined in accordance with Section 6.7(f)) as of the last day of the Fiscal Quarter most recently ended for which financial statements pursuant to Section 5.1(b) or (c) have been delivered;

(d)   Borrower may make Restricted Junior Payments as required by the ESOP Plan Documents or by Section 401(a)(28) of the Internal Revenue Code or any substantially similar requirement of law;

(e)   provided that both immediately prior to and after giving effect thereto, no Default or Event of Default shall exist or result therefrom, Borrower may prepay or repurchase all or any portion of the Remaining Unsecured Notes; provided that any such Remaining Unsecured Notes that are repurchased are immediately cancelled;

(f)   Borrower may make Restricted Junior Payments to the extent consisting of a Permitted Refinancing of Subordinated Indebtedness, any Indebtedness incurred under Section 6.1(o), any Indebtedness incurred under Section 6.1(p), any Indebtedness incurred under Section 6.1(q) or any Earn-Out Indebtedness; provided that the outstanding amount of such Indebtedness may not be reduced unless otherwise expressly permitted hereunder;

(g)   (i) repurchases (which, in the case of warrants, shall be on cashless basis) of Equity Interests of Borrower deemed to occur upon exercise of stock options or warrants if such capital stock represents a portion of the exercise price of such options or warrants or (ii) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants or options convertible into or exchangeable for Equity Interests of Borrower; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 6.4 (as determined in good faith by the board of directors of Borrower or the compensation committee thereof);

(h)   so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, any payment to any director, officer or employee of Borrower or of any Restricted Subsidiary in connection with any long-term incentive plan in an aggregate amount for all directors, officers and employees not to exceed $3,200,000 (as such amount may be increased from time to time pursuant to this clause (h), the “LTIP Amount”) in any Fiscal Year; provided, however, that on the first day of each Fiscal Year commencing after September 30, 2014 (each, a “Test Date”), (i) if the Consolidated EBITDA of Borrower (the “Prior Year Consolidated EBITDA”) for the Fiscal Year most recently ended before the Test Date (the “Prior Year”) is greater than the Consolidated EBITDA (the “Comparative Year Consolidated EBITDA”) of Borrower for the Fiscal Year ended September 30, 2013, the LTIP Amount shall be increased to an amount equal to the Prior Year Consolidated EBITDA divided by the Comparative Year Consolidated EBITDA multiplied by the LTIP Amount and (ii) unused amounts in any 12-month period may be carried over to the succeeding 12-month period; and

(i)   other Restricted Junior Payments in an aggregate amount which does not exceed $5,000,000 during the term of this Agreement; provided, however, that at the time of each such Restricted Junior Payment, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Notwithstanding the foregoing, Borrower shall not make any Special Diversification Payments.  Notwithstanding the foregoing, for any Interest Payment Date other than the stated maturity of the Third Lien Notes, if as of the Determination Date immediately preceding such Interest Payment Date there is a Specified Cash Payment Event, the Cash Interest payable in respect of the Third Lien Notes on such Interest Payment Date shall instead be payable entirely in PIK Interest in respect of the Third Lien Notes and will be added to the PIK Interest otherwise payable in respect of the Third Lien Notes on such Interest Payment Date.  For purposes of the preceding sentence, the terms “Interest Payment Date”, “Cash Interest” and “PIK Interest” shall have the meanings assigned thereto in the Third Lien Note Indenture as in effect on the date hereof.

6.5.   Restrictions on Subsidiary Distributions.  Except as provided herein, in the Revolving Loan Documents, in the Second Lien Loan Documents or in the Third Lien Note Documents, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Borrower or any other Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Subsidiary of Borrower, or (d) transfer, lease or license any of its property or assets to Borrower or any other Subsidiary of Borrower other than restrictions (i) in agreements evidencing Indebtedness permitted by Sections 6.1(k) and 6.1(l) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business and consistent with past practice, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement, (iv) described on Schedule 6.5, (v) in agreements for the sale or other disposition of assets permitted hereunder prior to the closing of such sale or other disposition, so long as such restriction only relates to the assets that are to be sold or disposed of, (vi) required pursuant to applicable law, rule, regulation or order, (vii) with respect to a Foreign Subsidiary entered into the ordinary course of business and consistent with past practice or pursuant to the terms of Indebtedness that was incurred by such Foreign Subsidiary in compliance with the terms of this Agreement, (viii) contained in any license, permit or other accreditation with a regulatory authority entered into the ordinary course of business and consistent with past practice, (ix) in agreements or instruments (including any joint venture or strategic alliance agreements) which prohibit the payment or making of dividends or other distributions other than on a pro rata basis and (x) in any agreement in effect at the time a Person becomes a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of Borrower and so long as such restriction only applies to such Person that becomes a Subsidiary of Borrower.

6.6.   Investments.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a)   Investments in Cash and Cash Equivalents;

(b)   (i) equity Investments owned as of the Closing Date in any Subsidiary and equity Investments made after the Closing Date in any wholly-owned Guarantor and (ii) equity Investments made after the Closing Date in Subsidiaries that are not wholly owned Guarantors in an aggregate amount not to exceed at any time outstanding, when taken together with Investments in Subsidiaries that are not wholly owned Guarantors made pursuant to Section 6.6(d), $5,000,000;

(c)   Investments (i) in any Securities received in satisfaction or partial satisfaction of customer accounts from financially troubled account debtors in the ordinary course of business and consistent with past practices of Borrower and its Subsidiaries and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Borrower and its Subsidiaries;

(d)   intercompany loans to the extent permitted under Section 6.1(b) and other Investments in Subsidiaries which are not wholly-owned Guarantors, provided that such Investments (including through intercompany loans and any Permitted Acquisition) in Subsidiaries other than wholly-owned Guarantors shall not exceed at any time outstanding an aggregate amount, when taken together with Investments made pursuant to Section 6.6(b)(ii), $5,000,000.

(e)   Consolidated Capital Expenditures permitted by Section 6.7(e);

(f)   travel advances, loans and other advances to employees of Borrower and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $100,000 at any time outstanding;

(g)   Permitted Acquisitions permitted pursuant to Section 6.8 and Investments held by any Person that becomes a Subsidiary as a result of any such Permitted Acquisition to the extent such Investments were not made in contemplation of such Permitted Acquisition and were in existence on the date of the consummation of such Permitted Acquisition;

(h)   Investments described in Schedule 6.6;

(i)   Hedge Agreements which constitute Investments;

(j)   other Investments (other than Investments in the ESOP or the ESOT) in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(k)   Investments constituting advances in the form of a prepayment of expenses, so long as such expenses were incurred in the ordinary course of business and are being paid in accordance with customary trade terms of Borrower or the applicable Subsidiary;

(l)   Investments constituting non-Cash consideration permitted to be received under Section 6.8(c);

(m)   Investments in the ESOP made in the ordinary course of business to repurchase participant interests to the extent required by the ESOP Plan Documents; and

(n)   Investments consisting of (i) teaming agreements and arrangements; and (ii) joint ventures in an aggregate amount not to exceed $1,000,000 at any time outstanding.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4.  Notwithstanding the foregoing, in no event shall any Credit Party make any Investment in a Specified Subsidiary unless such Specified

Subsidiary has become a Guarantor, taken the other actions specified on Schedule 5.20 and delivered an opinion of counsel reasonably satisfactory to Administrative Agent and Requisite Lenders.

6.7.   Financial Covenants.

(a)   [Reserved].

(b)   [Reserved].

(c)   [Reserved].

(d)   Consolidated EBITDA.  Borrower shall not permit Consolidated EBITDA as at the end of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2014, for the four Fiscal Quarter period then ended to be less than $50,000,000.

(e)   Maximum Consolidated Capital Expenditures.  Borrower shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in an aggregate amount for Borrower and its Subsidiaries in excess of $2,500,000 in any Fiscal Year.

(f)   Certain Calculations.  With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.7, Consolidated EBITDA shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the U.S. Securities and Exchange Commission, which may include, among other things, (to the extent permitted by Regulation S-X) cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Borrower) using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Borrower and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

6.8.   Fundamental Changes; Disposition of Assets; Acquisitions.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the ordinary course of business and consistent with past practice) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a)   any Subsidiary of Borrower may be merged with or into Borrower or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Guarantor; provided, in the case of such a merger, Borrower or such Guarantor, as applicable, shall be the continuing or surviving Person;

(b)   sales or other dispositions of assets that do not constitute Asset Sales;

(c)   Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) (i) are less than $1,000,000 with respect to any single Asset Sale or series of related Asset Sales and (ii) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $3,000,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Borrower (or similar governing body)), (2) no less than 75% thereof shall be paid in Cash or Cash Equivalents (it being agreed that the assumption or discharge of Indebtedness of a Credit Party and release of such Credit Party from all liability thereunder and the receipt of Securities that are promptly converted to Cash or Cash Equivalents shall constitute part of the “Cash” paid), and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.14(a);

(d)   disposals of obsolete, worn out or surplus property or property which Borrower determines in good faith is no longer used or useful in the business of Borrower and its Subsidiaries;

(e)   Permitted Acquisitions, the Acquisition Consideration for which constitutes (i) less than $5,000,000 individually, and (ii) less than $25,000,000 in the aggregate from the Closing Date to the date of determination;

(f)   Investments made in accordance with Section 6.6;

(g)   dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased;

(h)   leases, subleases, non-exclusive licenses or sublicenses of personal or real property of Borrower or any of its Subsidiaries, in each case in the ordinary course of business and consistent with past practice and which do not materially interfere with the business of Borrower and its Subsidiaries, taken as a whole;

(i)   the unwinding of any hedging arrangement pursuant to its terms;

(j)   dispositions in the ordinary course of business of Cash and Cash Equivalents;

(k)   transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event; and

(l)   dispositions of property between or among Credit Parties.

Notwithstanding the foregoing, in no event shall any Credit Party convey, sell, lease or license, exchange, transfer or otherwise dispose of any assets or property to a Specified Subsidiary unless such Specified Subsidiary has become a Guarantor, taken the other actions specified on Schedule 5.20 and delivered an opinion of counsel reasonably satisfactory to Administrative Agent and Requisite Lenders.

6.9.   Disposal of Subsidiary Interests.  Except for any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 6.8, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law, or for Liens permitted pursuant to Sections 6.2(a), (q), (r) and (s) and any non-consensual Liens arising by operation of law.

6.10.   Sales and Lease-Backs.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Borrower or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Borrower or any of its Subsidiaries) in connection with such lease.

6.11.   Transactions with Shareholders and Affiliates.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower on terms that are less favorable to Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) (i) any transaction between Borrower and any Guarantor and (ii) any transaction between Subsidiaries of Borrower that are not Guarantors; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Borrower and its Subsidiaries; (c) compensation arrangements for officers and other employees of Borrower and its Subsidiaries entered into in the ordinary course of business and consistent with past practice; (d) required payments of interest, fees, principal and other amounts under the Second Lien Loan Documents and the Third Lien Note Documents to the extent otherwise permitted hereunder; (e) transactions between a Credit Party and the ESOP in the ordinary course of business to the extent required by the ESOP Plan Documents; (f) transactions described in Schedule 6.11; (g) in the ordinary course of business and consistent with past practice, any issuance of Securities or other payments, awards or grants in cash, securities of Borrower, or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of Borrower; (h) compensation, including incentive compensation, fees and indemnities to directors, officers, consultants and employees of Borrower and its Subsidiaries in the ordinary course of business and consistent with past practice; and (i) any transaction among Borrower and any holder of Borrower’s securities with respect to the exercise or waiver of any such holder’s rights under the terms and conditions of such securities.

6.12.   Conduct of Business.  From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by such Credit Party on the Closing Date and similar or related businesses.

6.13.   Fiscal Year.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year-end from September 30.

6.14.   Amendments or Waivers of Organizational Documents and Certain Related Agreements.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, (i) any of its Organizational Documents, (ii) the Shareholders’ Agreement, (iii) the Warrant Agreements, (iv) the Preferred Shares Certificate of Designation, (v) the Remaining Unsecured Notes Documents or (vi) any of its material rights under any Related Agreement (other than the Revolving Loan Documents, the Second Lien Loan Documents and the Third Lien Note Documents) after the Closing Date without, in each case, obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, permit any waiver, supplement, modification or amendment of any ESOP Plan Document, except to the extent such amendment, modification or waiver could not reasonably be anticipated to have a Material Adverse Effect.

6.15.   Amendments or Waivers of with respect to Certain Indebtedness.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Indebtedness under the Revolving Loan Documents, any Indebtedness under the Second Lien Loan Documents or any Indebtedness under the Third Lien Note Documents or any Permitted Refinancing in respect of any of the foregoing, or make any payment consistent with an amendment thereof or change thereto, if such amendment or other change is prohibited by the Intercreditor Agreement.

6.16.   Assets as Plan Assets.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, permit any of the assets of Borrower or any Subsidiary to constitute, for any purpose of ERISA or Section 4975 of the Internal Revenue Code, assets of the ESOP or any other “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Internal Revenue Code.

6.17.   Prohibited Transaction.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, permit any material non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code to occur with respect to the ESOP or engages in any such prohibited transaction with any “plan”.

SECTION 7.   GUARANTY

7.1.   Guaranty of the Obligations.  Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent, for the ratable benefit of the Beneficiaries, (a) the due and punctual payment in full of all Obligations now or hereafter existing, when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration (including upon automatic acceleration due to commencement of an Insolvency or Liquidation Proceeding (as defined in the Intercreditor Agreement), demand or otherwise whether for principal, interest, fees or expenses (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) and any and all expenses (including reasonable counsel fees) incurred by Administrative Agent or any of the Beneficiaries that are Designated Lenders in enforcing the rights under this Guaranty and (b) the punctual and faithful performance and observance by the Guarantors of all of the agreements, conditions, covenants and obligations of the Guarantors contained under this Agreement and under each of the other Credit Document (collectively, the “Guaranteed Obligations”); provided, however, that in no circumstances shall Excluded Swap Obligations constitute Guaranteed Obligations.

7.2.   Contribution by Guarantors.  All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations.  “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.  “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3.   Payment by Guarantors.  Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4.   Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full in cash of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)   this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)   Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c)   the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d)   payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)   any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Secured Hedge Agreement or Bank Product Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents, any Secured Hedge Agreements or any Bank Product Agreements; and

(f)   this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full in cash of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, any Secured Hedge Agreements or any Bank Product Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Secured Hedge Agreements, any of the Bank Product Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Secured Hedge Agreement, such Bank Product Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents, any of the Secured Hedge Agreements or any of the Bank Product Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; (viii) any borrowing or grant of a Lien by Borrower, as debtor-in-possession, or extension of credit, under Section 364 of the Bankruptcy Code or any applicable provisions of comparable state or foreign law;  (ix) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of any Beneficiary’s claim (or claims) for repayment of the Obligations; (x) any use of cash collateral under Section 363 of the Bankruptcy Code; (xi) any agreement or stipulation as to the provision of adequate protection in any bankruptcy proceeding; and (xii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5.   Waivers by Guarantors.  Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full in cash of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Secured Hedge Agreements, the Bank Product Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6.   Guarantors’ Rights of Subrogation, Contribution, Etc.  Until the Guaranteed Obligations shall have been indefeasibly paid in full (other than contingent indemnification obligations for which no claim has been asserted) and the Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full in cash (other than contingent indemnification obligations for which no claim has been asserted) and the Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full (other than contingent indemnification obligations for which no claim has been asserted), such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7.   Subordination of Other Obligations.  Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8.   Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full in cash (other than contingent indemnification obligations for which no claim has been asserted) and the Commitments shall have terminated.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9.   Authority of Guarantors or Borrower.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10.   Financial Condition of Borrower.  Any Credit Extension may be made to Borrower or continued from time to time, and any Secured Hedge Agreements and Bank Product Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Secured Hedge Agreement or Bank Product Agreement is entered into, as the case may be.  No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower.  Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents, the Secured Hedge Agreements and the Bank Product Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

7.11.   Bankruptcy, Etc.   (a)  So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor.  The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)   Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) and any fees, costs or charges provided for under this Agreement shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after, or any fees, costs or charges that become due and payable upon commencement of or after, the date on which such case or proceeding is commenced.

(c)   In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder and the Intercreditor Agreement.

7.12.   Discharge of Guaranty Upon Sale of Guarantor.  If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, then the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or other disposition.

7.13.   Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the occurrence of the events described in the first sentence of Section 9.8(d).  Each Qualified ECP Guarantor intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 8.   EVENTS OF DEFAULT

8.1.   Events of Default.  If any one or more of the following conditions or events shall occur:

(a)   Failure to Make Payments When Due.  Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee, premium or any other amount due hereunder within three Business Days after the date due; or

(b)   Default in Other Agreements.  (i) Failure of any Credit Party or any of its Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of the Indebtedness governed by the Revolving Loan Documents, the Second Lien Loan Documents or the Third Lien Note Documents or one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an aggregate principal amount (or Net Mark-to-Market Exposure) of $10,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) an unwaived or uncured breach or default by any Credit Party with respect to any other term of (1) the Indebtedness governed by the Revolving Loan Documents, the Second Lien Loan Documents or the Third Lien Note Documents or one or more items of Indebtedness in the individual or aggregate principal amounts (or Net Mark-to-Market Exposure) referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c)   Breach of Certain Covenants.  Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6, Sections 5.1(b), 5.1(c), 5.1(d), 5.1(f) or 5.1(s), Section 5.2 or Section 6 hereof or Section 6 of the Pledge and Security Agreement; or

(d)   Breach of Representations, Etc.  Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e)   Other Defaults Under Credit Documents.  Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other paragraph of this Section 8.1, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an Authorized Officer of such Credit Party becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; or

(f)   Involuntary Bankruptcy; Appointment of Receiver, Etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Borrower or any of its Subsidiaries in an involuntary case under any Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Borrower or any of its Subsidiaries under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Borrower or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days without having been dismissed, bonded or discharged; or

(g)   Voluntary Bankruptcy; Appointment of Receiver, Etc.  (i) Borrower or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Borrower or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or shall take any action for the purpose of effecting any of the actions referred to in this Section 8.1(g) or in Section 8.1(f); or

(h)   Judgments and Attachments.  Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $5,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage) shall be entered or filed against Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 consecutive days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i)   Dissolution.  Any order, judgment or decree shall be entered by a court of competent jurisdiction against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

(j)   Employee Benefit Plans.  (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in liability of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $5,000,000 during the term hereof; (ii) there exists any fact or circumstance that could reasonably be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code; (iii) the ESOP permits any Lien on any of its property in favor of any Person other than Borrower; (iv) the ESOP shall incur any Indebtedness (including any guarantee of Indebtedness of any other Person), other than its obligations under the ESOP Plan Documents to the extent constituting Indebtedness and other than exempt loans from Borrower, in an amount not to exceed $1,000,000 in the aggregate at any time outstanding, to enable the ESOP to meet its obligations under the ESOP Plan Documents; or (v) there shall occur any change in the law concerning the method or timing of ESOP distributions or relating to diversifications under the ESOP if such change could reasonably be expected to result in a Material Adverse Effect; or

(k)   Change of Control.  A Change of Control shall occur; or

(l)   Guaranties, Collateral Documents and other Credit Documents.  At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement, the Intercreditor Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or repudiate or rescind (or purport to repudiate or rescind) or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any provision of any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents; or

(m)   Material Contracts.  (i) A notice of debarment, notice of suspension or notice of termination for default shall have been issued (which suspension has occurred and remains in place for a period in excess of 10 Business Days) under any Material Contract; (ii) Borrower or any Subsidiary is barred or suspended from contracting with any part of the Government (which suspension has occurred and remains in place for a period in excess of 10 Business Days); (iii) an investigation by the United States government or any department or agency thereof shall have resulted in a criminal or civil liability of Borrower or any Subsidiary in excess of $5,000,000; (iv) the actual termination of any Material Contract due to alleged fraud, willful misconduct, neglect, default or any other wrongdoing; or (v) a cure notice issued under any Material Contract shall remain uncured (subject to expiration of extensions that may have been received) beyond (A) the expiration of the time period available to Borrower or the applicable Subsidiary pursuant to such Material Contract and/or such cure notice to cure the noticed default or (B) the date on which the other contracting party exercises its rights and remedies under the Material Contract as a consequence of such default; or

(n)   ESOP and ESOT Matters.  (i) Any Loan hereunder shall, for any purpose of Section 406 of ERISA or Section 4975 of the Internal Revenue Code, be found to be a direct or indirect loan or other transaction between Administrative Agent or any of the Lenders and the ESOT which, if it is assumed that Administrative Agent and the Lenders are “parties in interest” and “disqualified persons” (as defined in Section 3(14) of ERISA and Section 4975 of the Internal Revenue Code), is a non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code; (ii) there shall be a finding, holding, ruling or other determination not subject to cure made by any court or Governmental Authority, or an assertion by the ESOP Fiduciary or the ESOT Trustee, concerning any matter with respect to the ESOP or the ESOT contrary to or inconsistent with any representation, warranty or covenant set forth herein, which holding, ruling, determination or assertion could reasonably be expected to have a Material Adverse Effect; or (iii) the Internal Revenue Service shall notify Borrower in writing that it has made a final determination not subject to cure that the ESOP is not a qualified plan and an employee stock ownership plan within the meanings of Section 401(a) and 4975(e)(7), respectively, of the Internal Revenue Code;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest and premium on the Loans (including all Applicable Call Protection) and (II) all other Obligations; (B) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents and/or (C) Administrative Agent and Collateral Agent may exercise all or any of their respective rights, remedies, powers or discretions under any of the Credit Documents or at law or in equity.  If the Obligations are accelerated for any reason, including because of default, sale, or encumbrance (including that by operation of law or otherwise), the Applicable Call Protection and any unamortized discount on Term Loans will also be due and payable as though said Indebtedness was voluntarily prepaid and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof.  All Applicable Call Protection and unamortized discount on the Term Loans payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing.  The Applicable Call Protection and any unamortized discount on the Term Loans shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE CALL PROTECTION AND ANY UNAMORTIZED DISCOUNT ON THE TERM LOANS IN CONNECTION WITH ANY SUCH ACCELERATION.  Borrower expressly agrees that:  (A) the Applicable Call Protection and any discount on the Term Loans provided for herein is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Call Protection and any unamortized discount on the Term Loans shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Applicable Call Protection and any unamortized discount on the Term Loans; and (D) Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph.  Borrower expressly acknowledges that its agreement to pay the Applicable Call Protection and any unamortized discount on the Term Loans to Lenders as herein described is a material inducement to Lenders to make the Term Loans.

8.2.   Application of Proceeds.  Except as expressly provided elsewhere in this Agreement or the other Credit Documents, all proceeds received by Administrative Agent (including from Collateral Agent pursuant to the Intercreditor Agreement) in the event that an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1 and in respect of any sale of, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by Administrative Agent against, the Obligations in the following order of priority:  first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to Administrative Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to indemnification hereunder (in its capacity as Administrative Agent and not as a Lender), and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the exercise of any right or remedy under this Agreement or any other Credit Document, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, ratably among them in proportion to the respective amounts described in this clause second payable to them; third, to the extent of any excess of such proceeds, to the payment of all other Obligations constituting accrued and unpaid interest on the Loans and accrued and unpaid interest on any other Obligations hereunder payable to the Lenders, ratably among them in proportion to the respective amounts described in this clause third payable to them; fourth, to the extent of any excess of such proceeds, to the payment of all other Obligations constituting unpaid principal of the Loans and all other Obligations (other than Obligations in respect of Secured Hedge Agreements and Bank Product Agreements) then owing, ratably among the Lenders and Agents in proportion to the respective amounts described in this clause fourth payable to them; fifth, to the extent of any excess of such proceeds, to the payment of all Obligations in respect of Secured Hedge Agreements and Bank Product Agreements then owing, ratably among the Lenders, Agents and the Lender Counterparties and in proportion to the respective amounts described in this clause fifth payable to them; and sixth, to the extent of any excess of such proceeds, to Collateral Agent for further distribution in accordance with the Intercreditor Agreement.

8.3.   Borrower’s Right to Cure.  Notwithstanding anything to the contrary contained in Section 8.1, for purposes of determining whether an Event of Default has occurred under the financial covenant set forth in Section 6.7(d), any equity contribution (which shall be in the form of common equity or other equity (other than Disqualified Equity Interests) having terms reasonably satisfactory to the Requisite Lenders and Administrative Agent) made to Borrower or any incurrence by Borrower of additional Indebtedness under the Second Lien Loan Documents, in each case after the last day of any Fiscal Quarter and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for that Fiscal Quarter will, at the request of Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the financial covenant set forth in Section 6.7(d) at the end of such Fiscal Quarter and any subsequent period that includes such Fiscal Quarter (any such contribution or incurrence, a “Specified Contribution”); provided that (a) Borrower shall not be permitted to so request that a Specified Contribution be included in the calculation of Consolidated EBITDA with respect to any Fiscal Quarter unless, after giving effect to such requested Specified Contribution, there shall be no more than two Fiscal Quarters in the Relevant

Four Fiscal Quarter Period in respect of which a Specified Contribution is made and no more than four Specified Contributions over the life of this Agreement, (b) the amount of any Specified Contribution and the use of proceeds therefrom will be no greater than the amount required to cause Borrower to be in compliance with the financial covenant set forth in Section 6.7(d), (c) all Specified Contributions and the use of proceeds therefrom will be disregarded for all other purposes under the Credit Documents (including calculating Consolidated EBITDA for purposes of determining basket levels and other items governed by reference to Consolidated EBITDA (including whether Borrower has satisfied the test set forth in clause (b) of the definition of “Specified Cash Payment Event”), and for purposes of the Restricted Junior Payments covenant in Section 6.4), (d) the proceeds of any Restricted Junior Payment made pursuant to Section 6.4 during the period commencing on the first day of the Fiscal Quarter for which any Specified Contribution is made and ending on the date that is 10 days after the day on which financial statements are required to be delivered for such Fiscal Quarter shall not be used to make such Specified Contribution and (e) the proceeds of all Specified Contributions shall be used by Borrower to repay the Loans in accordance with Section 2.14(c).  For purposes of this paragraph, the term “Relevant Four Fiscal Quarter Period” shall mean, with respect to any requested Specified Contribution, the four Fiscal Quarter period ending on (and including) the Fiscal Quarter in which Consolidated EBITDA will be increased as a result of such Specified Contribution.  Upon the making of a Specified Contribution, the financial covenant in Section 6.7(d) shall be recalculated giving effect to the increase in Consolidated EBITDA permitted by this Section 8.3; provided that nothing in this Section 8.3 shall waive any Default or Event of Default that exists pursuant to Section 6.7(d) until such recalculation.  If, after giving effect to such recalculation, Borrower is in compliance with the financial covenant in Section 6.7(d), Borrower shall be deemed to have satisfied the requirements of the financial covenant in Section 6.7(d) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date and the applicable Default or Event of Default that had occurred shall be deemed waived and not to have occurred for all purposes of this Agreement and the other Credit Documents.

SECTION 9.   AGENTS

9.1.   Appointment of Agents.  Goldman Sachs is hereby appointed Syndication Agent, Arranger and a Bookrunner hereunder, and each Lender hereby authorizes Goldman Sachs to act as Syndication Agent, Arranger and a Bookrunner in accordance with the terms hereof and the other Credit Documents.  Goldman Sachs is hereby appointed Administrative Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Goldman Sachs to act as Administrative Agent in accordance with the terms hereof and the other Credit Documents.  Wells Fargo Securities, LLC is hereby appointed a Bookrunner hereunder and each Lender hereby authorizes Wells Fargo Securities, LLC to act as a Bookrunner in accordance with the terms hereof and the other Credit Documents.  Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable.  The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries.  Syndication

Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates.  As of the Closing Date, Goldman Sachs, in its capacity as Syndication Agent, Arranger or a Bookrunner, shall have no obligations but shall be entitled to all benefits of this Section 9.  As of the Closing Date, Wells Fargo Securities, LLC, in its capacity as a Bookrunner, shall have no obligations but shall be entitled to all benefits of this Section 9.  Each of Syndication Agent, Arranger, Bookrunners and any Agent described in clause (v) of the definition thereof may resign from such role at any time, with immediate effect, by giving prior written notice thereof to Administrative Agent and Borrower.

9.2.   Powers and Duties.  Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.  Administrative Agent hereby agrees that it shall (i) furnish to Goldman Sachs, in its capacity as Arranger, upon Goldman Sachs’ request, a copy of the Register, (ii) cooperate with Goldman Sachs in granting access to any Lenders (or potential lenders) who Goldman Sachs identifies to the Platform and (iii) maintain Goldman Sachs’ access to the Platform.

Each Secured Party holding Obligations irrevocably authorizes Collateral Agent to execute and deliver the Intercreditor Agreement and each other Collateral Document and to take such action, and to exercise the powers, rights and remedies granted to Collateral Agent thereunder and with respect thereto.

Each Secured Party holding Obligations irrevocably authorizes Administrative Agent to execute and deliver the Intercreditor Agreement and to take such action, and to exercise the powers, rights and remedies granted to Administrative Agent thereunder and with respect thereto and each such Secured Party hereby appoints Administrative Agent as the First Lien Representative (as defined in the Intercreditor Agreement) with respect to this Agreement for purposes related to the administration of the Collateral Documents.

Each Secured Party holding Obligations agrees (a) to be bound by, and consents to, the terms and provisions of the Intercreditor Agreement and (b) that it will take no actions contrary to the terms and provisions of the Intercreditor Agreement.

9.3.   General Immunity.

(a)   No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b)   Exculpatory Provisions.  No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

(c)   Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 and Section 10.2 shall apply to any the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 and Section

10.2 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4.   Agents Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5.   Lenders’ Representations, Warranties and Acknowledgment.

(a)   Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)   Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Tranche A Term Loan and/or Tranche B Term Loan on the Closing Date shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

(c)   Each Lender acknowledges that Borrower is an Eligible Assignee hereunder (solely for purposes of Section 10.6(i)) and may purchase Loans hereunder from Lenders from time to time, subject to the restrictions set forth in the definition of “Eligible Assignee” and Section 10.6(i).

9.6.   Right to Indemnity.  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

9.7.   Successor Administrative Agent.

(a)   Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders.  Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent hereunder, subject to the reasonable satisfaction of Borrower (it being understood that any Lender shall be reasonably satisfactory to Borrower) and the Requisite Lenders, and Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders.  Upon any such notice of resignation or any such removal, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right, upon one Business Day’s notice to Borrower, to appoint a successor Administrative Agent.  If neither Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (if not previously discharged as provided above).  After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

9.8.   Collateral Documents and Guaranty.

(a)   Collateral Agent and Agents under Collateral Documents and Guaranty.  Each Secured Party holding Obligations hereby further authorizes Administrative Agent to appoint Collateral Agent under the Intercreditor Agreement to act on behalf of such Secured Party.  Each Secured Party holding Obligations hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of such Secured Party, to be the agent for and representative of such Secured Party with respect to the Guaranty, the Collateral and the Collateral Documents; provided that Administrative Agent shall not owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Secured Hedge Agreement or any Bank Product Agreement other than as set forth in Section 8.2.  Subject to Section 10.5, without further written consent or authorization from any Secured Party holding Obligations, Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or that is owned by the Guarantor so designated or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (iii) subordinate any Lien encumbering Collateral to any Permitted Lien thereon that may be prior to such Lien in accordance with the terms of this Agreement (subject to the discretion of the Requisite Lenders as to whether such Permitted Lien is intended to be prior to the Liens securing the Secured Obligations), it being agreed that the Lien of Collateral Agent encumbering any item of Collateral may be subordinated to any Lien permitted under Section 6.2(m) or Section 6.2(n). Subject to Section 10.5 to the extent applicable, without further written consent or authorization from any Secured Party holding Obligations, Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to enter into any intercreditor or subordination arrangement in connection with any Indebtedness permitted to be incurred under this Agreement.

(b)   Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party holding Obligations hereby agree that (i) no such Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the other Credit Documents (other than the Collateral Documents) may be exercised solely by Administrative Agent, for the benefit of the Lenders, Agent and Lender Counterparties in accordance with the terms hereof or thereof, and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to

Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties holding Obligations (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c)   Rights under Secured Hedge Agreements and Bank Product Agreements.  No Secured Hedge Agreement or Bank Product Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 8.2 or 10.5(c)(v) of this Agreement or the Intercreditor Agreement.  By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (c).

(d)   Release of Guarantees, Termination of this Agreement.  Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations have been paid in full in cash (or, in the case of Obligations in respect of Secured Hedge Agreements, the cash collateralization of all such Obligations (or other arrangements with respect to all such Obligations) on terms satisfactory to each applicable Lender Counterparty, and the expiration or termination of all outstanding transactions under Secured Hedge Agreements (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time)) and all Commitments have terminated or expired, the guarantees made herein shall automatically terminate and, upon request of Borrower, Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Secured Hedge Agreement or any Bank Product Agreement) take such actions as shall be required to terminate this Agreement and to release all guarantee obligations provided for in any Credit Document, whether or not on the date of such release there may be outstanding Obligations in respect of Secured Hedge Agreements or Bank Product Agreements.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(e)   Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.9.   Withholding Taxes.  To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.  Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due Administrative Agent under this Section 9.9. The agreements in this Section 9.9 shall survive the resignation and/or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

9.10.   Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)   to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)   to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its respective agents and counsel and all other amounts due Administrative Agent under Sections 2.11, 10.2 and 10.3 allowed in such judicial proceeding; and

(c)   to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.11, 10.2 and 10.3.  To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Sections 2.11, 10.2 and 10.3 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 10.   MISCELLANEOUS

10.1.   Notices.

(a)   Notices Generally.  Any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agent, Arranger, Bookrunner or Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing.  Except as otherwise set forth in Section 3.2(b) or paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile (except for any notices sent to Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) as designated by Administrative Agent from time to time.

(b)   Electronic Communications.

(i)   Notices and other communications to any Agent or Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Agent or any Lender pursuant to Section 2 if such Person has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.

Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii)   Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)   The Platform and any Approved Electronic Communications are provided “as is” and “as available”.  None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv)   Each Credit Party, each Lender and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(v)   Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c)   Private Side Information Contacts.  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public

Side Information” portion of the Platform and that may contain Non-Public Information with respect to Borrower, its Subsidiaries or their securities for purposes of United States federal or state securities laws.  In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

10.2.   Expenses.  Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (and, in any event, within ten Business Days following written request (along with an invoice and reasonable supporting documentation therefor)) (a) the Lenders’ and each Agent’s actual, reasonable and documented costs and expenses incurred in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto (including, without limitation, any such actual, reasonable and documented costs and expenses incurred in connection with any resignation or removal of Administrative Agent pursuant to Section 9.7); (b) the reasonable and documented fees, expenses and disbursements of counsel to each Agent and a single counsel to the Designated Lenders as a whole in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower (including, without limitation, any such reasonable and documented fees, expenses and disbursement of counsel incurred in connection with any resignation or removal of Administrative Agent pursuant to Section 9.7); (c) all the actual costs and reasonable and documented expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable and documented fees, expenses and disbursements of counsel to each Agent and the Designated Lenders; (d) all the actual costs and reasonable and documented fees, expenses and disbursements of any auditors, accountants, consultants or appraisers of the Agents and the Designated Lenders in connection with the transactions contemplated by the Credit Documents; (e) all the actual costs and reasonable and documented expenses (including the reasonable and documented fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Designated Lenders, Administrative Agent or Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (f) all other actual and reasonable costs and expenses incurred by each Agent and the Designated Lenders in connection with the original syndication of the Loans and Commitments and the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto and (g) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent, Collateral Agent or Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3.   Indemnity.

(a)   In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent, Arranger and each Lender and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates and controlling persons (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)   To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)   This Section 10.3 shall not apply with respect to Taxes other than any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs or expenses of any kind arising from any non-Tax claim.

10.4.   Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of the Requisite Lenders (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit

Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.  The rights of Lenders and their respective Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of setoff) that such Lenders or their respective Affiliates may have.

10.5.   Amendments and Waivers.

(a)   Requisite Lenders’ Consent.  Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders and Borrower; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any other Credit Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received at least five Business Days’ prior written notice thereof and Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment.

(b)   Affected Lenders’ Consent.  Without the written consent of each Lender that would be directly adversely affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)   extend the scheduled final maturity of any Loan or Note;

(ii)   waive, reduce or postpone any scheduled repayment date (but not prepayment);

(iii)   [Reserved];

(iv)   reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder;

(v)   extend the time for payment of any such interest, fees or premium;

(vi)   reduce the principal amount of any Loan;

(vii)   amend, modify, terminate or waive any provision of this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii)   amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share”

on substantially the same basis as the Commitments and the Term Loans are included on the Closing Date;

(ix)   release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents or the Intercreditor Agreement and except in connection with a “credit bid” undertaken by Administrative Agent or Collateral Agent at the direction of the Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Requisite Lenders will be needed for such release); or

(x)   consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document (other than in connection with a transaction permitted by this Agreement);

provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (vii), (viii), (ix) and (x).

(c)   Other Consents.  No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i)   increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender;

(ii)   [Reserved];

(iii)   alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.15 without the consent of Lenders holding more than 50% of the aggregate Tranche A Term Loan Exposure of all Lenders or Tranche B Term Loan Exposure of all Lenders, as applicable, of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(iv)   [Reserved];

(v)   amend, modify or waive this Agreement or any other Credit Document so as to alter the ratable treatment of Obligations arising under the Credit Documents and Obligations arising under Secured Hedge Agreements or Bank Product Agreements or the definition of “Bank Product Agreement,” “Lender Counterparty,” “Obligations,” “Secured Hedge Agreement,” or “Secured Obligations” (as defined in any applicable Collateral Document) in each case in a manner adverse to any Lender

Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty; or

(vi)   amend, modify, terminate or waive any provision of the Credit Documents as the same applies to any Agent or Arranger, or any other provision hereof as the same applies to the rights or obligations of any Agent or Arranger, in each case without the consent of such Agent or Arranger, as applicable.

In addition, notwithstanding the foregoing, this Agreement may be amended or amended and restated with the written consent of Administrative Agent, Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all or a portion of the outstanding Term Loans (“Refinanced Term Loans”), with a replacement term loan tranche denominated in Dollars (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Weighted Average Yield for such Replacement Term Loans shall not be higher than the Weighted Average Yield for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans), (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

In addition, notwithstanding the foregoing, in connection with an amendment that addresses solely a re-pricing transaction and any related amendments in which all or any portion of Class of Term Loans is refinanced with a replacement Class of term loans bearing (or is modified in such a manner such that the resulting term loans bear) a lower Weighted Average Yield (a “Permitted Repricing Amendment”), only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans shall be required for such Permitted Repricing Amendment.

(d)   Execution of Amendments, Etc.  Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(e)   Certain Authorizations.  Notwithstanding anything herein to the contrary, Administrative Agent may authorize Collateral Agent, without the consent of any other

Secured Party holding Obligations, to waive, amend or modify any provision in any Collateral Document, or consent to a departure by any Credit Party therefrom, to the extent Administrative Agent determines that such waiver, amendment, modification or consent is necessary in order to eliminate any conflict between such provision and the terms of this Agreement.  Administrative Agent may also authorize Collateral Agent to amend, supplement or modify the Intercreditor Agreement as provided in Section 9.8(a).

10.6.   Successors and Assigns; Participations.

(a)   Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders.  No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders (other than in connection with a transaction permitted under this Agreement).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)   Register.  Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d).  Each assignment shall be recorded in the Register promptly following receipt by Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained, as applicable.  The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c)   Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of any of its Commitments or Loans owing to it or other Obligations (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):

(i)   to any Person meeting the criteria of clause (i) of the definition of the term “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent; and

(ii)   to any Person meeting the criteria of clause (ii) of the definition of the term “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent and (except in the case of assignments made by or to Goldman Sachs) consented to by each of Borrower and Administrative Agent (such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of Borrower, required at any time an Event of Default shall have occurred and then be continuing); provided, further, that (A) Borrower shall be deemed to have consented to any such assignment of unless it shall object thereto by written notice to Administrative Agent within 5 Business Days after having received notice thereof and (B) each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (w) $1,000,000, (x) such lesser amount as agreed to by Borrower and Administrative Agent, (y) the aggregate amount of the Loans of the assigning Lender with respect to the Class being assigned or (z) the amount assigned by an assigning Lender to an Affiliate or Related Fund of such Lender.

(d)   Mechanics.  Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement.  Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date.  In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(c), together with payment to Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to Goldman Sachs or any Affiliate thereof or (z) in the case of an assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender); provided that Administrative Agent may, in its sole discretion, elect to waive such registration and processing fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(e)   Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).  Administrative Agent and each Lender may conclusively rely (without any duty of inquiry or further diligence) on a representation made by another Person that such Person is an Eligible Assignee for the purposes of establishing that such Person is an Eligible Assignee for all purposes of this Agreement.

(f)   Effect of Assignment.  Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g)   Participations.

(i)   Each Lender shall have the right at any time to sell one or more participations to any Person (other than the ESOP, Borrower, any of Borrower’s Subsidiaries or any of Borrower’s Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. Each Lender that sells a participation pursuant to this Section 10.6(g) shall, acting solely for U.S. federal income tax purposes as an agent of Borrower, maintain a register on which it records the name and address of each participant and the principal amounts of each participant’s participation interest with respect to the Term Loan (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Term Loan for all purposes under this Agreement, notwithstanding any notice to the contrary.

(ii)    The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.

(iii)     Borrower agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless any such greater amount relates to any Tax resulting from a change in law after such participant acquired such participation or the sale of the participation to such participant is made with Borrower’s prior written consent (not to be unreasonably withheld or delayed) and (y) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless Borrower is notified and unless such participant agrees, for the benefit of Borrower, to comply with Section 2.20 as though it were a Lender; provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.17 as though it were a Lender.

(h)   Certain Other Assignments and Participations.  In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided, further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(i)   Assignments to Borrower.

Notwithstanding anything to the contrary contained in this Section 10.6 or any other provision of this Agreement, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, each Lender shall have the right at any time to sell, assign or transfer all or a portion of Loans owing to it to Borrower on a non-pro rata basis (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan), subject to the following limitations:

(i)   Borrower may (x) conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Loans, provided that, (A) notice of the Auction shall be made to all Lenders of the applicable Class and (B) the Auction shall be conducted pursuant to such procedures as the Auction Manager may establish which are consistent with this Section 10.6(i) and the Auction Procedures set forth on Exhibit M and are otherwise reasonably acceptable to Borrower, the Auction Manager and Administrative Agent or (y) after such time as a Designated Lender sells, assigns or transfers all or a portion of Loans owing to it to any Person that is not a Designated Lender, make open market purchases of all or any portion of the Loans;

(ii)   With respect to all repurchases made by Borrower pursuant to Section 10.6(i)(i)(x), (A) Borrower shall deliver to the Auction Manager a certificate of an Authorized Officer stating that (1) no Default or Event of Default has occurred and is continuing or would result from such repurchase and (2) as of the launch date of the related Auction and the effective date of any Borrower Assignment Agreement, it is not in possession of any information regarding Borrower, its Subsidiaries or its Affiliates, or their assets, Borrower’s ability to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any Auction or enter into any Borrower Assignment Agreement or any of the transactions contemplated thereby that has not previously been disclosed to the Auction Manager, Administrative Agent and the Non-Public Lenders, (B) Borrower shall not use the proceeds of any extensions of credit under the Revolving Credit Agreement to acquire such Loans and (C) the assigning Lender and Borrower shall execute and deliver to the Auction Manager and Administrative Agent a Borrower Assignment Agreement;

(iii)   With respect to all open market purchases made by Borrower pursuant to Section 10.6(i)(i)(y), (A) Borrower shall deliver to the assigning Lender a certificate of an Authorized Officer stating that (1) no Default or Event of Default has occurred and is continuing or would result from such open market purchase and (2) as of the effective date of such open market purchase and the effective date of the related assignment agreement, it is not in possession of any information regarding Borrower, its Subsidiaries or its Affiliates, or their assets, Borrower’s ability to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any open market purchase or enter into any assignment agreement with Borrower or any of the transactions contemplated thereby that has not previously been disclosed to the Administrative Agent and the Non-Public Lenders, (B) Borrower shall not use the proceeds of any extensions of credit under the Revolving Credit Agreement to acquire such Loans and (C) the assigning Lender and Borrower shall execute and deliver to Administrative Agent an assignment agreement in a form reasonably acceptable to the assigning Lender, Borrower and Administrative Agent and consistent with this Section 10.6(i)(iii); and

(iv)   Following repurchase by Borrower pursuant to this Section 10.6(i), the Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by Borrower), for all purposes of this Agreement and all other Credit Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document or (C) the determination of Requisite Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document.  In connection with any Loans repurchased and cancelled pursuant to this Section 10.6(i), Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

(j)   Certain Other Provisions.  None of the Lenders or the Agents shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Competitors.  Administrative Agent is hereby authorized by Borrower to make available the list of Competitors on the “public side” of the Platform.

10.7.   Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8.   Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans and the termination hereof.

10.9.   No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents, any of the Secured Hedge Agreements or any of the Bank Product Agreements.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10.   Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11.   Severability.  In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12.   Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13.   Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14.   APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

10.15.   CONSENT TO JURISDICTION.  SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS

AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY A LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

10.16.   WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR

TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17.   Confidentiality.  Each Agent (other than Collateral Agent) and each Lender shall hold all non-public information regarding Borrower and its Subsidiaries, Affiliates and their businesses identified as such by Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Administrative Agent may disclose such information to the Lenders and each Agent and each Lender and each Agent may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other advisors, experts or agents who need to know such information and on a confidential basis (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Credit Parties received by it from any Agent or any Lender, (iv) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document, (vi) disclosures made pursuant to the order of any court or administrative agency or a judicial, administrative or legislative body or committee or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Person agrees, to the extent practicable and not prohibited by law, to inform Borrower thereof sufficiently in advance to allow Borrower an opportunity to seek a protective order), (vii) disclosures made upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates, (viii) disclosures of information received by such Person on a non-confidential basis from a source (other than Borrower or any of Borrower’s Affiliates, advisors, employees, directors, accountants, attorneys, agents or other representatives) not known by such Person to be prohibited from disclosing such information to such Person by a legal, contractual or fiduciary obligation, (ix) disclosures of such information to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure in violation of this Section 10.17, (x) disclosures to the extent that such information was already in such Person’s possession (and disclosure by such Person is not otherwise prohibited by a contractual obligation) or is independently developed by such Person (from information not otherwise prohibited from being disclosed pursuant to a separate contractual obligation) and (xi) disclosures for purposes of establishing a “due diligence” defense.  In addition, with the consent of Borrower (not to be unreasonably withheld, delayed or conditioned), each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.  Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws.  For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

10.18.   Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

10.19.   Effectiveness; Counterparts.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif” shall be effective as delivery of a manually executed counterpart of this Agreement.

10.20.   Entire Agreement.  This Agreement, together with the other Credit Documents and the Engagement Letter, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

10.21.   PATRIOT Act.  Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

10.22.   Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23.   No Fiduciary Duty.  Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates.  Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other.  The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person.  Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ALION SCIENCE AND TECHNOLOGY CORPORATION,
as Borrower

By:	/s/ Barry Broadus
	Name:	Barry Broadus
	Title:	Chief Financial Officer

ALION — BMH CORPORATION,
as Guarantor

By:	/s/ Stacy Mendler
	Name:	Stacy Mendler
	Title:	President

ALION — CATI CORPORATION,
as Guarantor

By:	/s/ Stacy Mendler
	Name:	Stacy Mendler
	Title:	President

ALION — IPS CORPORATION,
as Guarantor

By:	/s/ Stacy Mendler
	Name:	Stacy Mendler
	Title:	President

ALION — JJMA CORPORATION,
as Guarantor

By:	/s/ Stacy Mendler
	Name:	Stacy Mendler
	Title:	President

[Signature Page to First Lien Credit and Guaranty Agreement]

ALION — METI CORPORATION,
as Guarantor

By:	/s/ Stacy Mendler
	Name:	Stacy Mendler
	Title:	President

ALION INTERNATIONAL CORPORATION,
as Guarantor

By:	/s/ Stacy Mendler
	Name:	Stacy Mendler
	Title:	President

WASHINGTON CONSULTING, INC.,
as Guarantor

By:	/s/ Kevin Boyle
	Name:	Kevin Boyle
	Title:	Secretary

WASHINGTON CONSULTING GOVERNMENT SERVICES, INC.,
as Guarantor

By:	/s/ Christiane Lourenco
	Name:	Christiane Lourenco
	Title:	Secretary

[Signature Page to First Lien Credit and Guaranty Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC,
as Administrative Agent, Arranger and a Lender

By:	/s/ Robert Ehudin
Robert Ehudin
Authorized Signatory

[Signature Page to First Lien Credit and Guaranty Agreement]

APPENDIX A-1

TO FIRST LIEN CREDIT AND GUARANTY AGREEMENT

Tranche A Term Loan Commitments

Lender	Tranche A Term Loan Commitment	Pro Rata Share
Goldman Sachs Lending Partners LLC	$110,000,000.00	100%
Total	$110,000,000.00	100%

APPENDIX A-1-1

APPENDIX A-2

TO FIRST LIEN CREDIT AND GUARANTY AGREEMENT

Tranche B Term Loan Commitments

Lender	Tranche B Term Loan Commitment	Pro Rata Share
Goldman Sachs Lending Partners LLC	$175,000,000.00	100%
Total	$175,000,000.00	100%

APPENDIX A-2-1

APPENDIX B

TO FIRST LIEN CREDIT AND GUARANTY AGREEMENT

Notice Addresses

ALION SCIENCE AND TECHNOLOGY CORPORATION AND EACH GUARANTOR (C/O ALION SCIENCE AND TECHNOLOGY CORPORATION)

1750 Tysons Boulevard, Suite 1300

McLean, Virginia 22102

Attn: Barry M. Broadus, Chief Financial Officer

Fax No.: (703) 714-6511

in each case, with a copy to

HOLLAND & KNIGHT LLP

1600 Tysons Boulevard, Suite 700

McLean, Virginia  22102

Attn: David S. Cole, Esq.

Fax No.:  (703) 720-8610

APPENDIX B-1

Goldman Sachs Lending Partners LLC, as Administrative Agent (including its Principal Office), Arranger, Bookrunner, Syndication Agent and a Lender:

Goldman Sachs Lending Partners LLC

200 West Street

New York, NY 10282-2198

Attention:  Jerry Smay

Telephone: (972) 368-2579

Facsimile:  (212) 428-9270

E-mail:  jerry.smay@gs.com

APPENDIX B-2

SCHEDULE 1.1

ESOP PLAN DOCUMENTS

Amended and Restated Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan, dated as of October 1, 2011.

First Amendment to Amended and Restated Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan, dated as of October 1, 2013.

Second Amendment to Amended and Restated Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan, dated as of September 27, 2013.

Third Amendment to Amended and Restated Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan, dated as of March 28, 2014.

Fourth Amendment to Amended and Restated Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan, dated as of March 28, 2014.

The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust, dated as of June 4, 2002.

First Amendment to the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust, dated August 26, 2008.

SCHEDULE 4.1

JURISDICTIONS OF ORGANIZATION AND QUALIFICATION

*The chart below does not include immaterial subsidiaries to be joined post-closing pursuant to Schedule 5.20.

Legal Name	Jurisdiction of Formation
Alion Science and Technology Corporation (“Alion”)	Delaware
Alion-BMH Corporation	Virginia
Alion-CATI Corporation	California
Alion-IPS Corporation	Virginia
Alion-JJMA Corporation	New York
Alion-METI Corporation	Virginia
Washington Consulting, Inc.	Virginia
Washington Consulting Government Services, Inc.	Virginia
Alion International Corporation	Delaware

Capital Structure after giving effect to the consummation of the Transactions:

Credit Agreement dated as of August 18, 2014 among Borrower, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent, providing for $65,000,000 revolving credit facility.

First Lien Credit and Guaranty Agreement dated as of August 18, 2014 among Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time and Goldman Sachs

Lending Partners LLC, as Administrative Agent, providing for a $110,000,000 tranche A term loan facility and a $175,000,000 tranche B term loan facility.

Second Lien Credit and Guaranty Agreement dated as of August 18, 2014 among Borrower, Guarantors, the lenders from time to time party thereto and Wilmington Trust, National Association, as administrative agent, providing for a $70,000,000 second lien term loan facility.

Indenture dated as of August 18, 2014 among Borrower, certain subsidiaries of Borrower and Wilmington Trust, National Association, as the trustee and collateral trustee thereunder.

Third Lien Secured Notes due 2019 of Borrower, in an outstanding principal amount of $210,986,000 as of the Closing Date.

Indenture, dated as of February 8, 2007, among Borrower, Wilmington Trust Company, as trustee, and the subsidiary guarantors named therein.

10¼% Senior Unsecured Notes due 2015 of Borrower, in an outstanding principal amount of $24,014,000 as of the Closing Date.

Warrant Agreement, dated as of August 18, 2014 by and between Borrower and Wilmington Trust, National Association, as warrant agent and the penny warrants issued thereunder to purchase 40% shares of outstanding common stock of Borrower.

Warrant Agreement, dated as of March 22, 2010 by and between Borrower and Wilmington Trust Company, as warrant agent and the warrants issued thereunder to purchase 602,614 shares of common stock of Borrower.

Series A Preferred Stock of Borrower (as of August 18, 2014).

Common Stock of Borrower.

SCHEDULE 4.2

EQUITY INTERESTS AND OWNERSHIP

Grantor	Stock Issuer	Class of Stock	Certificated (Y/N)	Stock Certificate No.	No. of Shares Owned/% membership interests owned
Alion Science and Technology Corporation	Innovative Technology Solutions Corporation	Common	Y	575	97,104 Common
Alion Science and Technology Corporation	Alion - BMH Corporation	Common	Y	8	1,000 Common
Alion Science and Technology Corporation	Alion - IPS Corporation	Common	Y	1	100 Common
Alion Science and Technology Corporation	Alion - CATI Corporation	Common	Y	6	176,471 Common
Alion Science and Technology Corporation	Alion - METI Corporation	Common	Y	6	100 Common
Alion Science and Technology Corporation	Alion - JJMA Corporation	Common	Y	21	1,224,545.6793 Common
Alion Science and Technology Corporation	Alion - MA&D Corporation	Common	Y	23	1,050 Common
Alion Science and Technology Corporation	Washington Consulting, Inc.	Common	Y	9 and 10	10,100 Common
Alion Science and Technology Corporation	Washington Consulting Government Services, Inc.	Common	Y	2	100 Common
Alion Science and Technology Corporation	Alion International Corporation	Common	Y	2	1,000 Common
Alion International Corporation	Alion Asia Corporation	Common	Y	1	100 Common
Alion International Corporation	Alion Offshore Services, Inc.	Common	Y	2	100 Common
Alion International Corporation	Alion Maritime India Private Limited	Common	Y	2	50 Common
Alion Asia Corporation	Alion Maritime India Private Limited	Common	Y	1	49,950 Common

Grantor	Stock Issuer	Class of Stock	Certificated (Y/N)	Stock Certificate No.	No. of Shares Owned/% membership interests owned
Alion International Corporation	Alion Science and Technology (Canada) Corporation	Common	Y	2	100 Common
Alion Science and Technology Corporation	iMove, Inc.	A-1 Preferred	Y	A1-83	7,038 A-1 Preferred
Alion Science and Technology Corporation	iMove, Inc.	Common	Y	CS-85	9,821 Common
Alion Science and Technology Corporation	Vectorcommand Limited	A Ordinary	Y	53	520,495 A Ordinary
Alion - JJMA Corporation	Dynamic Power Technologies, LLC	N/A	N	N/A	33.33%

SUBSCRIPTIONS, OPTIONS, WARRANTS, CALLS, RIGHTS

Warrant Agreement, dated as of March 22, 2010, by and between Borrower and Wilmington Trust Company, as warrant agent and the warrants issued thereunder to purchase 602,614 shares of common stock of Borrower.

Warrant Agreement, dated as of August 18, 2014, by and between Borrower and Wilmington Trust, National Association, as warrant agent and the penny warrants issued thereunder to purchase 40% shares of outstanding common stock of Borrower.

ESOP Plan Documents (See Schedule 1.1).

Amended and Restated Refinancing Support Agreement, dated as of May 2, 2014, by and among Alion Science and Technology Corporation, ASOF II Investments, LLC and Phoenix Investment Adviser L.L.C., as amended.

SCHEDULE 4.4

NO CONFLICTS

None.

SCHEDULE 4.13

REAL ESTATE ASSETS

Owned Real Property — None.

Leased Real Property — See Attached.

Sub-Leased Real Property

Sublessee	Address	City	State
Advanced Automation Corporation	14359 Schonberger Drive	Odon	IN
Camber Corporation	1100 New Jersey Ave., S.E.	Washington	DC
Collabra	306 Sentinel Drive	Annapolis Junction	MD
Deerwalk	430 Bedford Street	Lexington	MA
Greenscape Ventures, LLC	4355 Weaver Parkway	Warrenville	IL
Greystone Consulting Group, LLC	1100 New Jersey Ave., S.E.	Washington	DC
Holmes Tucker International, Inc.	355 Crawford Street	Portsmouth	VA

Alion Science and Technology
SITE LIST REPORT	August 13, 2014

Site ID #	Site Name	City	State	Active	Type	Total RSF	Start	Expire

STATE : AL
122-B	4835 University Square	Huntsville	AL	Y	LSE	4,280	02/01/10	03/31/15
Subtotal for 1 Site(s) :						4,280

STATE : CA
103-B	533 Airport Blvd.	Burlingame	CA	Y	LSE	250	04/24/13	MTM
532	5671 Perkins Road	Oxnard	CA	Y	LSE	3,568	09/01/96	01/31/15
524	266 E Scott Street	Port Hueneme	CA	Y	LSE	3,610	06/01/91	01/31/15
665	1550 Hotel Circle North	San Diego	CA	Y	LSE	2,202	03/01/07	04/30/16
Subtotal for 4 Site(s) :						9,630

STATE : CO
572	4949 Pearl East Circle	Boulder	CO	Y	LSE	14,250	12/01/01	11/30/19
117	246 S. Taylor Avenue	Louisville	CO	Y	LSE	8,516	04/01/08	03/31/18
Subtotal for 2 Site(s) :						22,766

STATE : CT
593	One Chelsea Street	New London	CT	Y	LSE	24,489	10/01/11	09/30/19
Subtotal for 1 Site(s) :						24,489

STATE : DC
596	1100 New Jersey Avenue, S.E.	Washington	DC	Y	LSE	154,549	08/20/03	08/31/18
Subtotal for 1 Site(s) :						154,549

STATE : FL
560	12633 Challenger Parkway	Orlando	Fl	Y	LSE	8,539	06/01/14	10/31/19
L015	1514 W 23rd Street	Panama City	FL	Y	LSE	205	12/01/13	11/30/14
Subtotal for 2 Site(s) :						8,744

STATE : GA
L013	403/404 Park Drive	Warner Robbins	GA	Y	LSE	3,600	10/01/13	09/30/14
007	16 Green Street	Warner Robins	GA	Y	LSE	4,820	10/01/12	09/30/14
Subtotal for 2 Site(s) :						8,420

STATE : IL
100	1000 Burr Ridge Parkway	Burr Ridge	IL	Y	LSE	11,854	10/01/10	02/28/18
659	1900 N. Austin	Chicago	IL	Y	LSE	8,000	04/01/06	05/31/16
120	1512 S. Batavia Avenue	Geneva	IL	Y	LSE	15,305	04/01/99	03/31/16
702	3 Eagle Center	O’Fallon	IL	Y	LSE	1,000	07/01/08	06/30/15
Subtotal for 4 Site(s) :						36,159

Facility Wizard Software

1

Site ID #	Site Name	City	State	Active	Type	Total RSF	Start	Expire

STATE : IN
710	101 West Kirkwood Avenue	Bloomington	IN	Y	LSE	6,718	11/15/08	07/17/17
L-009	West Airport Road	Bloomington	IN	Y	LSE	24,800	05/01/13	09/30/14
004	14359 Schonberger Drive	Odon	IN	Y	LSE	6,206	03/01/12	02/28/17
Subtotal for 3 Site(s) :						37,724

STATE : IN
L016	7835 S. Westgate Road	Scotland	IN	Y	LSE	2,000	07/31/14	07/30/16
Subtotal for 1 Site(s) :						2,000

STATE : MA
001	70 Fargo Street	Boston	MA	Y	LSE	8,394	10/24/11	05/31/17
604-B	430 Bedford Street	Lexington	MA	Y	LSE	3,609	02/01/10	03/31/15
Subtotal for 2 Site(s) :						12,003

STATE : MD
606	201 Defense Hwy.	Annapolis	MD	Y	LSE	17,577	07/22/04	10/31/14
105	306 Sentinel Drive	Annapolis	MD	Y	LSE	32,286	12/07/06	05/31/17
565	9086 Junction Drive	Annapolis	MD	Y	LSE	9,962	03/01/06	04/30/16
197	4301 Forbes Blvd.	Lanham	MD	Y	LSE	15,000	02/01/95	01/31/18
743	12510 Prosperity Drive	Silver Spring	MD	Y	LSE	5,646	10/16/09	12/31/14
Subtotal for 5 Site(s) :						80,471

STATE : ME
519	662 Washington Street	Bath	ME	Y	LSE	10,666	09/01/03	08/31/17
Subtotal for 1 Site(s) :						10,666

STATE : MI
1993	Tobsal Court	Warren	MI	Y	LSE	10,604	06/01/14	05/31/17
727	31201 Chicago Road South	Warren	MI	Y	LSE	1,100	03/01/09	08/30/14
Subtotal for 2 Site(s) :						11,704

STATE : MS
523	3400 Jerry ST. Pe-Hwy	Pascagoula	MS	Y	LSE	20,000	08/01/03	01/31/15
Subtotal for 1 Site(s) :						20,000

STATE : NC
501	1000 Park Forty Plaza	Durham	NC	Y	LSE	6,907	05/01/03	12/31/15
108	5 Research Triangle Drive	Durham	NC	Y	LSE	32,120	03/11/05	12/31/17
Subtotal for 2 Site(s) :						39,027

2

Site ID #	Site Name	City	State	Active	Type	Total RSF	Start	Expire

STATE : NJ
111B	200 Valley Road	Mt. Arlington	NJ	Y	LSE	4,049	03/27/14	04/30/19
Subtotal for 1 Site(s) :						4,049

STATE : NM
441-B	6200 Uptown Blvd. NE	Albuquerque	NM	Y	LSE	3,343	06/01/10	07/31/15
Subtotal for 1 Site(s) :						3,343

STATE : NY
723	160 Brooks Road	Rome	NY	Y	LSE	13,580	03/10/09	12/31/18
Subtotal for 1 Site(s) :						13,580

STATE : OH
182	3000 Presidential Drive	Fairborn	OH	Y	LSE	4,950	01/01/08	12/31/15
Subtotal for 1 Site(s) :						4,950

STATE : PA
525	1789 South Braddock Ave.	Pittsburgh	PA	Y	LSE	7,511	03/01/01	10/31/18
193	20 Clipper Road	W	PA	Y	LSE	11,000	07/01/97	06/30/15
Subtotal for 2 Site(s) :						18,511

STATE : RI
618	One Corporate Place	Middletown	RI	Y	LSE	3,815	09/01/06	08/31/14
Subtotal for 1 Site(s) :						3,815

STATE : SC
LO14	2442 Remount Road	N.Charleston	SC	Y	LSE	3,837	11/01/13	09/30/14
Subtotal for 1 Site(s) :						3,837

STATE : TX
840	700 W. FM 78	Cibolo	TX	Y	LSE	1,514	07/01/11	12/31/14
Subtotal for 1 Site(s) :						1,514

STATE : VA
187	1701 N. Beauregard	Alexandria	VA	Y	LSE	20,494	08/01/99	05/31/19
198	1901 N. Beauregard St,	Alexandria	VA	Y	LSE	11,579	03/03/98	12/31/16
518	4300 King Street	Alexandria	VA	Y	LSE	57,327	10/19/98	03/31/24
736	1550 Crystal Drive	Arlington	VA	Y	LSE	84,861	08/16/09	01/31/16
643	200 12th Street	Arlington	VA	Y	LSE	12,106	06/20/02	12/31/15
003	2611 Jefferson Davis Highway	Arlington	VA	Y	LSE	5,470	02/17/12	07/13/16
537-B	3700 Fettler Park Drive	Dumfries	VA	Y	LSE	6,129	07/12/10	07/31/15

3

Site ID #	Site Name	City	State	Active	Type	Total RSF	Start	Expire
114	Communications Tower - Eastville	Eastville	VA	Y	LSE	0	10/01/03	03/31/16
446	12601 Fair Lakes Circle	Fairfax	VA	Y	LSE	35,085	07/17/11	12/31/21
174	1750 Tysons Boulevard	McLean	VA	Y	LSE	23,823	10/01/99	12/31/19
248	11815 Fountain Way	Newport News	VA	Y	LSE	12,545	03/13/06	02/29/16
558A	5365 Robin Hood Road	Norfolk	VA	Y	LSE	23,153	07/01/00	08/31/16
815	7724 Hampton Blvd.	Norfolk	VA	Y	LSE	3,480	02/21/11	04/30/16
123	355 Crawford Street	Portsmouth	VA	Y	LSE	9,500	01/21/08	01/31/18
115	Communications Tower -	Reedville	VA	Y	LSE	0	10/01/03	08/15/15
L008	800 Corporate Drive	Stafford	VA	Y	LSE	160	11/26/12	MTM
566	8609 Westwood Center Drive	Vienna	VA	Y	LSE	9,963	09/26/11	09/30/19
Subtotal for 17 Site(s) :						315,675

STATE : WI
796	355 Industrial Ave	Grantsburg	WI	Y	LSE	6,000	09/01/10	08/31/15
L012	380 Industrial Avenue	Grantsburg	WI	Y	LSE	4,000	05/20/13	MTM
Subtotal for 2 Site(s) :						10,000

STATE : ON
728-B	303 Moodie Drive	Kanata	ON	Y	LSE	800	09/01/11	08/31/14
Subtotal for 1 Site(s) :						800
Report Total for 63 Site(s) :						862,706

4

SCHEDULE 4.16

MATERIAL CONTRACTS

		2014 YTD
Contract #	Contract Name	Revenue
C003800_000	SAFTAS	46,070,483
C008490_000	NAVSEA Ships F Program Management	35,839,006
C007334_000	Seaport-e DO EH04 - Ship Design (SEA05D)	27,337,723
C002487_030	DO EH09 - PMS377 Program Support Services	25,565,828
C007920_006	Navy Warfare Development Command (NWDC)	24,313,534
C007823_000	PEO IWS 1.0, 4.0, 7.0 and SIPMs Professional Support Services	21,358,353
C002487_032	Team SUB Enterprise Wide Contractor Support Services	16,395,256
C007807_000	AFCENT Contingency Support (Pr	9,651,645
C008285_000	PEO IWS 3.0 Professional Support Services	11,326,488

SCHEDULE 4.20

CERTAIN EMPLOYEE BENEFIT PLANS

Borrower sponsors medical and prescription drug coverage to qualifying retirees and their dependents. The benefits are self-funded with stop-loss coverage. The program is closed to employees retiring after December 31, 2007. Retirees not grandfathered are required to pay the full expected cost for coverage that is available to age 65. Grandfathered retirees may elect coverage for life by paying a portion of the expected cost.

SCHEDULE 4.29(a)

CERTAIN ESOP PLAN DOCUMENTS EXCEPTIONS

None.

SCHEDULE 4.29(j)

PTE 80-26 LOANS

Term Note and Loan Agreement dated March 17, 2014 in the amount of $855,173.70 by and among the Borrower and State Street Bank and Trust Company, not in its individual capacity, but as trustee of the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust, which is the trust for the ESOP Component of the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.

SCHEDULE 5.20

POST-CLOSING MATTERS

1.             Related Agreements.  On or prior to the date that is ten (10) Business Days after the Closing Date (or such later date as may be agreed by the Requisite Lenders in their sole discretion), the Borrower shall deliver to the Administrative Agent and the Lenders all immaterial Related Agreements not delivered on or prior to the Closing Date.

2.             Additional Guarantors.  On or prior to the date that is five (5) Business Days after the Closing Date (or such later date as may be agreed to by the Requisite Lenders in their sole discretion), the Borrower shall cause each of (i) Alion — MA&D Corporation, (ii) Alion Asia Corporation, (iii) Alion Offshore Services, Inc. and (iv) Innovative Technology Solutions Corporation to (a) become a Guarantor under the First Lien Credit and Guaranty Agreement and a Grantor under the Pledge and Security Agreement and Intercreditor Agreement by executing and delivering to the Administrative Agent and the Collateral Agent a Counterpart Agreement, Pledge Supplement and Intercreditor Joinder and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements and certificates reasonably requested by the Requisite Lenders, Administrative Agent or the Collateral Agent, including those which are similar to those described in the applicable clauses of Section 3.1 of the Credit and Agreement, including, without limitation, (i) causing Alion — MA&D Corporation to execute and deliver a Trademark Security Agreement to the Administrative Agent and (ii) causing Alion Asia Corporation to deliver Stock Certificate No. 1 of Alion Maritime India Private Limited, together with an undated stock power executed in blank by a duly authorized officer of Alion Asia Corporation, to the Collateral Agent; provided that no Colorado or New Mexico  local counsel opinions shall be required to be delivered with respect to Alion — MA&D Corporation or Innovative Technology Solutions Corporation.

3.             Stock Certificates.  On or prior to the date that is ten (10) Business Days after the Closing Date (or such later date as may be agreed by the Requisite Lenders in their sole discretion), the Borrower shall cause (i) the stock certificate of Alion Science and Technology (Canada) Corporation to be re-issued to update the name of the registered owner to be Alion International Corporation, and deliver such stock certificate to the Collateral Agent, together with an undated stock power executed in blank by a duly authorized officer of Alion International Corporation and (ii) the stock certificate of Alion India Corporation to be re-issued to update the name of the issuer to be Alion Asia Corporation, and deliver such stock certificate to the Collateral Agent, together with an undated stock power executed in blank by a duly authorized officer of Alion International Corporation.

SCHEDULE 6.1

EXISTING LETTERS OF CREDIT

Beneficiary	Letter of Credit Amount
US Bank NA	$75,000.00
US Bank NA	$275,000.00
Cognac Fairlakes, LLC c/o Prudential Real Estate Investors	$345,002.52
P6/Griffith 8609 Westwood LLC c/o AEW Capital Management LP	$41,512.50
TYE Development Co LLC, c/o Lerner Corp	$59,325.75
Square 742, LLC, c/o William C. Smith Co.	$2,836,733.75
Northwestern Mutual Life Insurance Co.	$139,207.67
Lafayette Buildings LLC, c/o Duke Realty Corp	$88,086.46
NBP 306 LLC, c/o Corporate Office Partners L.P.	$75,334.00

SCHEDULE 6.2

CERTAIN LIENS

Debtor	Jurisdiction	Lien Information

Alion Science and Technology Corporation	Delaware	File Number: 41416827 File Date: 05/21/2004 Current Secured Party of Record: U.S. BANCORP OLIVER-ALLEN TECHNOLOGY LEASING Continuation Filed: 03/09/2009

Alion Science and Technology Corporation	Delaware	File Number: 62635076 File Date: 07/31/2006 Current Secured Party of Record: DELL FINANCIAL SERVICES L.L.C. Continuation Filed: 07/01/2011 Amendment Date: 05/10/2012

Alion Science and Technology Corporation	Delaware	File Number: 20093379077 File Date: 10/21/2009 Current Secured Party of Record: EPLUS GROUP, INC.

Alion Science and Technology Corporation	Delaware	File Number: 20093479117 File Date: 10/29/2009 Current Secured Party of Record: EPLUS GROUP, INC.

Alion Science and Technology Corporation	Delaware	File Number: 20094084189 File Date: 12/21/2009 Current Secured Party of Record: SUNTRUST BANK Assignment Date:02/12/2010

Alion Science and Technology Corporation	Delaware	File Number: 20100374722 File Date: 02/03/2010 Current Secured Party of Record: DPOE IMAGE-FLEX INC.

Alion Science and Technology Corporation	Delaware	File Number: 20102450470 File Date: 07/14/2010 Current Secured Party of Record: GREATAMERICA LEASING CORPORATION

Alion Science and Technology Corporation	Delaware	File Number: 20103828617 File Date: 11/02/2010 Current Secured Party of Record: CIT FINANCE LLC Assignment Date: 12/14/2012

Debtor	Jurisdiction	Lien Information

Alion Science and Technology Corporation	Delaware	File Number: 20114896240 File Date: 12/20/2011 Current Secured Party of Record: CIT FINANCE LLC

Alion Science and Technology Corporation	Delaware	File Number: 20122506634 File Date: 06/28/2012 Current Secured Party of Record: CIT FINANCE LLC Assignment Date:12/13/2012

Alion Science and Technology Corporation	Delaware	File Number: 20123396290 File Date: 08/31/2012 Current Secured Party of Record: CIT FINANCE LLC

Alion Science and Technology Corporation	Delaware	File Number: 20124872455 File Date: 12/14/2012 Current Secured Party of Record: LEAF CAPITAL FUNDING, LLC AND/OR ITS ASSIGNS

Alion Science and Technology Corporation	Delaware	File Number: 20134242765 File Date: 10/29/2013 Current Secured Party of Record: Electro Rent Corporation

Alion Science and Technology Corporation	Delaware	File Number: 20103828617 File Date: 11/02/2010 Current Secured Party of Record: CIT FINANCE LLC Assignment Date: 12/14/2012

Alion Science and Technology Corporation	Delaware	File Number: 20114896240 File Date: 12/20/2011 Current Secured Party of Record: CIT FINANCE LLC

Alion Science and Technology Corporation	Delaware	File Number: 20122506634 File Date: 06/28/2012 Current Secured Party of Record: CIT FINANCE LLC Assignment Date:12/13/2012

Alion Science and Technology Corporation	Delaware	File Number: 20123396290 File Date: 08/31/2012 Current Secured Party of Record: CIT FINANCE LLC

SCHEDULE 6.3

CERTAIN NEGATIVE PLEDGES

None.

SCHEDULE 6.5

CERTAIN RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS

None.

SCHEDULE 6.6

CERTAIN INVESTMENTS

Entity Name	Jurisdiction of Incorporation/Formation	Shares Owned	Registered Owner
Vectorcommand Limited	England and Wales	520,495 A Ordinary Shares	Alion Science and Technology Corporation
iMove, Inc.	Oregon	9,821 Shares of ($100 par value) Common Stock	Alion Science and Technology Corporation
iMove, Inc.	Oregon	7,038 Shares of ($.001 par value) Series A-1 Preferred Stock	Alion Science and Technology Corporation
Dynamic Power Tech Joint Venture	Pennsylvania	33.33% (Not certificated)	Alion - JJMA Corporation

SCHEDULE 6.11

CERTAIN AFFILIATE TRANSACTIONS

Amended and Restated Refinancing Support Agreement, dated as of May 2, 2014, by and among Alion Science and Technology Corporation, ASOF II Investments, LLC and Phoenix Investment Adviser L.L.C., as amended

Warrant Agreement, dated as of August 18, 2014, by and between the Borrower and Wilmington Trust, National Association, as warrant agent and the penny warrants issued thereunder to purchase 40% shares of outstanding common stock of the Borrower.

EXHIBIT A-1 TO

FIRST LIEN CREDIT AND GUARANTY AGREEMENT

FUNDING NOTICE

August [ • ], 2014

Reference is made to the First Lien Credit and Guaranty Agreement, dated as of August 18, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Alion Science and Technology Corporation (“Borrower”), certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, Goldman Sachs Lending Partners LLC, as Sole Lead Arranger, Joint Bookrunner and Syndication Agent, Wells Fargo Securities, LLC as Joint Bookrunner, and Goldman Sachs Lending Partners LLC, as Administrative Agent.

Pursuant to Section 2.1 of the Credit Agreement, Borrower desires that Lenders make the following Term Loans to Borrower in accordance with the applicable terms and conditions of the Credit Agreement on August 18, 2014 (the “Credit Date”):

Tranche A Term Loans

☐	Base Rate Loans:	$[ , , ]

☐	Eurodollar Rate Loans, with an initial Interest Period of month(s):	$[ , , ]

Tranche B Term Loans

☐	Base Rate Loans:	$[ , , ]

☐	Eurodollar Rate Loans, with an initial Interest Period of month(s):	$[ , , ]

Borrower hereby certifies that:

(i)                                     as of the Credit Date, the representations and warranties contained in each of the Credit Documents are true and correct in all material respects on and as of the Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

EXHIBIT A-1-1

(ii)                                  as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.

EXHIBIT A-1-2

The account of Borrower to which the proceeds of the Term Loans requested on the Credit Date are to be made available by Administrative Agent to Borrower are as follows:

Bank Name:
Bank Address:
ABA Number:
Account Number:
Attention:
Reference:

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:
Name:
Title:

EXHIBIT A-1-3

EXHIBIT A-2 TO

FIRST LIEN CREDIT AND GUARANTY AGREEMENT

CONVERSION/CONTINUATION NOTICE

[mm/dd/yy]

Reference is made to the First Lien Credit and Guaranty Agreement, dated as of August 18, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Alion Science and Technology Corporation (“Borrower”), certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, Goldman Sachs Lending Partners LLC, as Sole Lead Arranger, Joint Bookrunner and Syndication Agent, Wells Fargo Securities, LLC as Joint Bookrunner, and Goldman Sachs Lending Partners LLC, as Administrative Agent.

Pursuant to Section 2.9 of the Credit Agreement, Borrower desires to convert or to continue the following Term Loans, each such conversion and/or continuation to be effective as of [mm/dd/yy]:

1.                                      Tranche A Term Loans:

$[ , , ]	Eurodollar Rate Loans to be continued with Interest Period of [ ] month(s)

$[ , , ]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of [ ] month(s)

$[ , , ]	Eurodollar Rate Loans to be converted to Base Rate Loans

2.                                      Tranche B Term Loans:

$[ , , ]	Eurodollar Rate Loans to be continued with Interest Period of [ ] month(s)

$[ , , ]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of [ ] month(s)

$[ , , ]	Eurodollar Rate Loans to be converted to Base Rate Loans

Borrower hereby certifies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default or a Default.

EXHIBIT A-2-1

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:
Name:
Title:

EXHIBIT A-2-2

EXHIBIT B-1

FIRST LIEN CREDIT AND GUARANTY AGREEMENT

TRANCHE A TERM LOAN NOTE

$[1][ , , ]
[ ], 2014	New York, New York

FOR VALUE RECEIVED, ALION SCIENCE AND TECHNOLOGY CORPORATION, a Delaware corporation (“Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of [1][DOLLARS] ($[1][      ,      ,      ]) (or, if less, the unpaid principal amount of all Tranche A Term Loans made by Payee to Borrower pursuant to the Credit Agreement referred to below) in the installments referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain First Lien Credit and Guaranty Agreement, dated as of August 18, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Alion Science and Technology Corporation (“Borrower”), certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, Goldman Sachs Lending Partners LLC, as Sole Lead Arranger, Joint Bookrunner and Syndication Agent, Wells Fargo Securities, LLC as Joint Bookrunner, and Goldman Sachs Lending Partners LLC, as Administrative Agent.

Borrower shall make principal payments on this Note (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Note”) as set forth in Section 2.12 of the Credit Agreement.

This Note is one of the “Tranche A Term Loan Notes” referred to in the Credit Agreement in the aggregate principal amount of $[      ,      ,      ] and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Tranche A Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Borrower, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby.  Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made

[1]                                 Lender’s Tranche A Term Loan Commitment

EXHIBIT B-1-1

hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provisions of this Note or the Credit Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note.  Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT B-1-2

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:
Name:
Title:

EXHIBIT B-1-3

EXHIBIT B-2

FIRST LIEN CREDIT AND GUARANTY AGREEMENT

TRANCHE B TERM LOAN NOTE

$[1][ , , ]
[ ], 2014	New York, New York

FOR VALUE RECEIVED, ALION SCIENCE AND TECHNOLOGY CORPORATION, a Delaware corporation (“Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of [1][DOLLARS] ($[1][      ,      ,      ]) (or, if less, the unpaid principal amount of all Tranche B Term Loans made by Payee to Borrower pursuant to the Credit Agreement referred to below) in the installments referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain First Lien Credit and Guaranty Agreement, dated as of August 18, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Alion Science and Technology Corporation (“Borrower”), certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, Goldman Sachs Lending Partners LLC, as Sole Lead Arranger, Joint Bookrunner and Syndication Agent, Wells Fargo Securities, LLC as Joint Bookrunner, and Goldman Sachs Lending Partners LLC, as Administrative Agent.

Borrower shall make principal payments on this Note (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Note”) as set forth in Section 2.12 of the Credit Agreement.

This Note is one of the “Tranche B Term Loan Notes” referred to in the Credit Agreement in the aggregate principal amount of $[      ,      ,      ] and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Tranche B Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Borrower, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby.  Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made

[1]                                 Lender’s Tranche B Term Loan Commitment

EXHIBIT B-2-1

hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provisions of this Note or the Credit Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note.  Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT B-2-2

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:
Name:
Title:

EXHIBIT B-2-3

EXHIBIT C TO

FIRST LIEN CREDIT AND GUARANTY AGREEMENT

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES IN HIS OR HER CAPACITY AS AN OFFICER OF BORROWER (AND NOT INDIVIDUALLY) AS FOLLOWS:

1.                                      I am the Chief Financial Officer of Alion Science and Technology Corporation (“Borrower”).

2.                                      I have reviewed the terms of that certain First Lien Credit and Guaranty Agreement, dated as of August 18, 2014 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, Goldman Sachs Lending Partners LLC, as Sole Lead Arranger, Joint Bookrunner and Syndication Agent, Wells Fargo Securities, LLC as Joint Bookrunner, and Goldman Sachs Lending Partners LLC, as Administrative Agent, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the financial statements attached hereto as Annex A.

3.                                      My review described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

4                                         Set forth on Annex B hereto is a list of (A) all Material Contracts which have been entered into during the Fiscal Year covered by the financial statements attached hereto as Annex A or (B) all Government Contracts, and where applicable delivery and task orders under any Government Contract, which have become Material Contracts, in each case, since the most recent list provided by Borrower and signed by an Authorized Officer of Borrower.

[5.                             The undersigned hereby certifies (i) that either there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent annual Compliance Certificate delivered pursuant to Section 5.1 of the Credit Agreement or that such changes are set forth on Annex C hereto and (ii) that all UCC financing statements (including fixtures filings, as applicable) and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above (or in such Collateral Questionnaire) to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents for

EXHIBIT C-1

a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).](1)

[6.                             The undersigned hereby certifies that none of the events set forth in the definition of “Specified Cash Payment Event” set forth in the Credit Agreement has occurred and is continuing, and that the Borrower is permitted to pay Cash Interest (as defined in the Third Lien Note Indenture as in effect on the Closing Date) on the Third Lien Notes for the Interest Period (as defined in the Third Lien Note Indenture as in effect on the Closing Date) [insert applicable Interest Period].](2)

The foregoing certifications, together with the financial covenant calculations required by the Credit Agreement set forth on Annex A hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered [mm/dd/yy] pursuant to Section 5.1(d) of the Credit Agreement.

(1)  To be included in annual compliance certificates only.

(2)  To be included only in compliance certificates for the Fiscal Quarters ending June 30 and December 31 of each year.

EXHIBIT C-2

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:
Name:
Title:	Chief Financial Officer

EXHIBIT C-3

ANNEX A TO
COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING [mm/dd/yy]

1.	Consolidated EBITDA: (i) + (ii) – (iii) =		$	[ , , ]

	(i)	Consolidated Net Income:	$	[ , , ]

	(ii)	without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of the amounts for such period of:

		(a) consolidated interest expense:	$	[ , , ]

		(b) consolidated income tax expense:	$	[ , , ]

		(c) all amounts attributable to depreciation and amortization, including amortization of goodwill and other intangible assets:	$	[ , , ]

		(d) cash contributions to the ESOP in respect of the repurchase liability of Borrower under the ESOP Plan Documents:	$	[ , , ]

(e)                                  non-cash charges or expenses (other than the write-down of current assets), including (A) non-cash expenses associated with the recognition of the difference between the fair market value of the Warrants and the exercise price of such warrants, (B) non-cash expenses with respect to stock appreciation rights, phantom stock plans, the Warrants and accretion of the Warrants and (c) non-cash contributions to the ESOP:

			$	[ , , ]

		(f) extraordinary losses:	$	[ , , ]

		(g) non-recurring charges and adjustments treated as such by the independent third-party valuation firm that prepares valuation reports in connection with the ESOP:	$	[ , , ]

(h)                                 that portion of employee compensation that was both recorded by Borrower as compensation expense and that was directed by an employee of Borrower to be used by the ESOT to purchase Equity Interests of Borrower; provided that the aggregate amount added back in any period of four consecutive quarters shall not exceed an

EXHIBIT C-4

	amount equal to 10% of the Consolidated EBITDA (without giving effect to this clause (ii)(h)) for the immediately preceding four fiscal quarters:	$	[ , , ]

(iii)

the sum, without duplication, of the amounts for such period of:

(a)                                 cash payments made on account of reserves, restructuring charges (not including expenses in connection with the Tender/Exchange Offer and the related transactions) and other non-cash charges added to Consolidated Net Income pursuant to clause (ii)(e) above in a previous period:

		$	[ , , ]

	(b) to the extent included in determining such Consolidated Net Income, any extraordinary or non-recurring gains and all non-cash items of income:	$	[ , , ]

	(c) cash payments made to repurchase Equity Interests in respect of which cash compensation expense was added back to Consolidated Net Income pursuant to clause(ii)(h) above in a previous period:	$	[ , , ]

[2.](1)	Consolidated Current Assets:	$	[ , , ]

[3.](2)	Consolidated Current Liabilities:	$	[ , , ]

[4.](3)	Consolidated Excess Cash Flow: (i) - (ii) =	$	[ , , ]

(i) the sum, without duplication, of the amounts for such period of:

	(a) Consolidated Net Income	$	[ , , ]

(b)                                to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-Cash charges reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior

		$	[ , , ]

(1)                                 To be included only in annual compliance certificate.

(2)                                 To be included only in annual compliance certificate.

(3)                                 To be included only in annual compliance certificate.

EXHIBIT C-5

period):

	(c) the Consolidated Working Capital Adjustment:	$	[ , , ]

(ii)	the sum, without duplication, of the amounts for such period of: (a) the amounts for such period paid from Internally Generated Cash of:	$	[ , , ]

(1)                                 the aggregate amount of all principal payments in respect of Indebtedness (excluding (X) voluntary prepayments and mandatory prepayments of Loans under the Credit Agreement and repurchases of Loans pursuant to section 10.6(i) of the Credit Agreement and (Y) repayments of loans under the Revolving Credit Agreement except to the extent the commitments under the Revolving Credit Agreement are permanently reduced in connection with such repayments) and voluntary prepayments and scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof):

		$	[ , , ]

	(2) the aggregate amount of all premium, make-whole or penalty payments paid in Cash in connection with any prepayment or satisfaction and discharge of any Indebtedness:	$	[ , , ]

	(3) Consolidated Capital Expenditures:	$	[ , , ]

	(4) payments of long-term liabilities of Borrower and its Subsidiaries other than Indebtedness:	$	[ , , ]

(b)                                other non-Cash gains of other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period):

		$	[ , , ]

	(c) consolidated interest expense paid in cash to the extent it exceeds the amount of consolidated interest expense deducted in determining Consolidated Net Income:	$	[ , , ]

EXHIBIT C-6

	(d) cash taxes paid or tax reserves set aside or payable (without duplication) to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income:	$	[ , , ]

(e)                                 cash payments (or committed to be made during the current Fiscal Year under a binding agreement entered into, provided that, to the extent the aggregate amount of internally generated cash flow actually utilized to finance such Investments during the current Fiscal Year is less than the amount committed to be made, the amount of such shortfall shall be added to the calculation of Consolidated Excess Cash Flow at the end of such Fiscal Year) in connection with Investments permitted to be made under the Credit Agreement to the extent funded (or to be funded) with internally generated cash flow:

		$	[ , , ]

(f)                                  earn-outs, holdbacks, working capital adjustments, indemnification payments or similar items paid in cash during such period (or committed to be made during the current Fiscal Year under a binding agreement entered into during such period; provided that, to the extent the aggregate amount of internally generated cash flow actually utilized to finance such earn-outs, holdbacks, working capital adjustments, indemnification payments or similar items during the current Fiscal Year is less than the amount committed to be made, the amount of such shortfall shall be added to the calculation of Consolidated Excess Cash Flow at the end of such Fiscal year) in connection with any permitted Investment to the extent funded (or to be funded) with internally generated cash flow:

		$	[ , , ]

	(g) Cash contributions or payments made to the ESOP as required by the ESOP Plan Documents:	$	[ , , ]

(h)                                any other items that were added to or not deducted from net income (determined on a consolidated basis on the basis of GAAP) in calculating Consolidated Net income to the extent either (1) such items represented cash payments or (2) such items did not represent cash received:

		$	[ , , ]

5.	Consolidated Net Income: (i) - (ii) =	$	[ , , ]

EXHIBIT C-7

	(i)	the net income or loss of Borrower and the Subsidiaries for such period taken as a single accounting period determined on a consolidated basis in accordance with GAAP:	$	[ , , ]

(ii)

(a)                                the income or loss of any Person (other than a Subsidiary of Borrower) in which any other Person (other than Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries by such Person during such period:

			$	[ , , ]

(b)                                the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary:

			$	[ , , ]

(c)                                 the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Borrower or any Subsidiary or the date that such Person’s assets are acquired by Borrower or any Subsidiary:

			$	[ , , ]

		(d) any gains or losses attributable sales of assets out of the ordinary course of business and the transaction costs in connection with such sales:	$	[ , , ]

		(e) any income or loss attributable to the early extinguishment of Indebtedness:	$	[ , , ]

[6.](4)	Consolidated Working Capital: (i) - (ii) =		$	[ , , ]

	(i)	Consolidated Current Assets:	$	[ , , ]

	(ii)	Consolidated Current Liabilities:	$	[ , , ]

[7.](5)	Consolidated Working Capital Adjustment:(6) (i) - (ii) =		$	[ , , ]

(4)                                 To be included only in annual compliance certificate.

(5)                                 To be included only in annual compliance certificate.

(6)                                 In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period (and to the effect of the application of any purchase accounting); provided that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) Consolidated Working Capital at the end of such period.

EXHIBIT C-8

	(i)	Consolidated Working Capital as of the beginning of such period:	$	[ , , ]

	(ii)	Consolidated Working Capital as of the end of such period:	$	[ , , ]

8.	Consolidated EBITDA:
		Actual:	$	[ , , ]

		Required pursuant to Section 6.7 of the Credit Agreement:		$50,000,000

		Required in order to avoid the occurrence of the event described in clause (b) of the definition of Specified Cash Payment Event:		$54,000,000

[9.](7)	Maximum Consolidated Capital Expenditures:

		Actual:	$	[ , , ]

		Maximum:		$2,500,000

(7)                                 To be included only in annual compliance certificate.

EXHIBIT C-9

ANNEX B TO
COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING [mm/dd/yy]

Set forth below is a list of (A) all Material Contracts which have been entered into during the Fiscal Year covered by the financial statements attached hereto as Annex A to this Compliance Certificate or (B) all Government Contracts, and where applicable delivery and task orders under any Government Contract, which have become Material Contracts, in each case, since the most recent list provided by Borrower and signed by an Authorized Officer of Borrower:

EXHIBIT C-10

ANNEX C TO
COMPLIANCE CERTIFICATE

FOR THE FISCAL YEAR ENDING [mm/dd/yy]

Changes to Collateral Questionnaire:

EXHIBIT C-11

EXHIBIT D TO
FIRST LIEN CREDIT AND GUARANTY AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Related Fund(1) of
[identify Lender]]

Markit Entity Identifier (if any):

3.	Borrower:	Alion Science and Technology Corporation

4.	Administrative	Goldman Sachs Lending Partners LLC, as the administrative

(1)                                 Select as applicable

EXHIBIT D-1

	Agent:	agent under the Credit Agreement

5.	Credit Agreement:

First Lien Credit and Guaranty Agreement, dated as of August 18, 2014 by and among Alion Science and Technology Corporation (“Borrower”), certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, Goldman Sachs Lending Partners LLC, as Sole Lead Arranger, Joint Bookrunner and Syndication Agent, Wells Fargo Securities, LLC as Joint Bookrunner, and Goldman Sachs Lending Partners LLC, as Administrative Agent.

6.	Assigned Interest[s]:

		Aggregate Amount of	Amount of	Percentage Assigned
		Commitment / Term	Commitment / Term	of Commitment / Term
	Facility Assigned	Loans for all Lenders	Loans Assigned	Loans(2)
		$	$		%
		$	$		%
		$	$		%

Effective Date:                              , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.                                      Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:

(2)                                 Set forth, to at least 9 decimals, as a percentage of the Commitment/Term Loans of all Lenders thereunder.

EXHIBIT D-2

Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

EXHIBIT D-3

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and](1) Accepted:

Goldman Sachs Lending Partners LLC, as
Administrative Agent

By:
Name:
Title:

[Consented to:](2)

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:
Name:
Title:

(1)                                 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(2)                                 To be added only if the consent of Borrower is required by the terms of the Credit Agreement.

EXHIBIT D-4

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.                                      Representations and Warranties.

1.1                               Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2                               Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (vii) if it is a Non-US Lender, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it

EXHIBIT D-5

shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.                                      Payments.  All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

2.1                               From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.  Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.                                      General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment.  This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

[Remainder of page intentionally left blank]

EXHIBIT D-6

EXHIBIT E-1 TO
FIRST LIEN CREDIT AND GUARANTY AGREEMENT

U.S. TAX COMPLIANCE CERTIFICATE
(For Non-US Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the First Lien Credit and Guaranty Agreement, dated as of August 18, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among Alion Science and Technology Corporation (“Borrower”), certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, Goldman Sachs Lending Partners LLC, as an Arranger, the other Arrangers and Agents party thereto from time to time and Goldman Sachs Lending Partners LLC, as Administrative Agent.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.20(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[  ]

EXHIBIT E-1-1

EXHIBIT E-2 TO
FIRST LIEN CREDIT AND GUARANTY AGREEMENT

U.S. TAX COMPLIANCE CERTIFICATE
(For Non-US Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the First Lien Credit and Guaranty Agreement, dated as of August 18, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among Alion Science and Technology Corporation (“Borrower”), certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, Goldman Sachs Lending Partners LLC, as an Arranger, the other Arrangers and Agents party thereto from time to time and Goldman Sachs Lending Partners LLC, as Administrative Agent.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.20(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[  ]

EXHIBIT E-2-1

EXHIBIT E-3 TO
FIRST LIEN CREDIT AND GUARANTY AGREEMENT

U.S. TAX COMPLIANCE CERTIFICATE
(For Non-US Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the First Lien Credit and Guaranty Agreement, dated as of August 18, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among Alion Science and Technology Corporation (“Borrower”), certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, Goldman Sachs Lending Partners LLC, as an Arranger, the other Arrangers and Agents party thereto from time to time and Goldman Sachs Lending Partners LLC, as Administrative Agent.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.20(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[  ]

EXHIBIT E-3-1

EXHIBIT E-4 TO
FIRST LIEN CREDIT AND GUARANTY AGREEMENT

U.S. TAX COMPLIANCE CERTIFICATE
(For Non-US Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the First Lien Credit and Guaranty Agreement, dated as of August 18, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among Alion Science and Technology Corporation (“Borrower”), certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, Goldman Sachs Lending Partners LLC, as an Arranger, the other Arrangers and Agents party thereto from time to time and Goldman Sachs Lending Partners LLC, as Administrative Agent.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.20(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[  ]

EXHIBIT E-4-1

EXHIBIT F-1 TO
FIRST LIEN CREDIT AND GUARANTY AGREEMENT

CLOSING DATE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY IN OUR RESPECTIVE CAPACITIES AS OFFICERS OF BORROWER (AND NOT IN OUR INDIVIDUAL CAPACITIES) AS FOLLOWS:

1.                                      We are, respectively, the chief executive officer and the chief financial officer of Alion Science and Technology Corporation (“Borrower”).

2.                                      We have reviewed the terms of Section 3 of the First Lien Credit and Guaranty Agreement, dated as of August 18, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, Goldman Sachs Lending Partners LLC, as Sole Lead Arranger, Joint Bookrunner and Syndication Agent, Wells Fargo Securities, LLC as Joint Bookrunner, and Goldman Sachs Lending Partners LLC, as Administrative Agent, and the definitions and provisions contained in such Credit Agreement relating thereto, and in our opinion we have made, or have caused to be made under our supervision, such examination or investigation as is necessary to enable us to express an informed opinion as to the matters referred to herein.

3.                                      Based upon our review described in paragraph 2 above, we certify, on behalf of Borrower, that as of the date hereof:

(i)                                     the representations and warranties of the Credit Parties contained in each of the Credit Documents are true and correct in all material respects on and as of the Closing Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(ii)                                  no event has occurred and is continuing or would result from the consummation of the borrowing contemplated by the Credit Agreement that would constitute an Event of Default or a Default;

(iii)                               the organizational structure and capital structure of Borrower and its Subsidiaries, after giving effect to the consummation of the Transactions, is as set forth on Schedule 4.1 to the Credit Agreement;

(iv)                              (1) all conditions (including the Minimum Condition described in the Refinancing Support Agreement) to the Transactions set forth in the Related Agreements have been satisfied or the fulfillment of any such conditions has been waived with the

EXHIBIT F-1-1

consent of Arranger and the Lenders and (2) the Transactions have been consummated in accordance with the terms of the Related Agreements and applicable law;

(v)                                 each Related Agreement is, as of the Closing Date, in full force and effect and no provision thereof has been modified or waived in any respect determined by Arranger and the Lenders to be material, in each case without the consent of Arranger and the Lenders;

(vi)                              each Credit Party has obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents and the Related Agreements and each of the foregoing are in full force and effect.  All applicable waiting periods have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose materially adverse conditions on the transactions contemplated by the Credit Documents or the Related Agreements or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing is pending; and

(vii)                           There does not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, individually or in the aggregate, materially impairs the Transactions or that could have a Material Adverse Effect.

The foregoing certifications are made and delivered as of August [ • ], 2014.

ALION SCIENCE AND TECHNOLOGY CORPORATION

Name:
Title: Chief Executive Officer

Name:
Title: Chief Financial Officer

EXHIBIT F-1-2

EXHIBIT F-2 TO
FIRST LIEN CREDIT AND GUARANTY AGREEMENT

SOLVENCY CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.                                      I am the chief financial officer of Alion Science and Technology Corporation, a Delaware corporation (“Borrower”).

2.                                      Reference is made to the First Lien Credit and Guaranty Agreement, dated as of August 18, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, Goldman Sachs Lending Partners LLC, as Sole Lead Arranger, Joint Bookrunner and Syndication Agent, Wells Fargo Securities, LLC as Joint Bookrunner, and Goldman Sachs Lending Partners LLC, as Administrative Agent.

3.                                      I have reviewed the terms of Sections 3 and 4 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, together with each of the Related Agreements, and, in my opinion, have made, or have caused to be made under my supervision, such review as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4.                                      Based upon my review and examination described in paragraph 3 above, I certify that as of the date hereof, after giving effect to the consummation of the Transactions and any rights of contribution, the Borrower and its Subsidiaries are and will be, on a consolidated basis, Solvent.

The foregoing certifications are made and delivered as of August [ • ], 2014.

ALION SCIENCE AND TECHNOLOGY CORPORATION

Name:
Title: Chief Financial Officer

EXHIBIT F-2-1

EXHIBIT G TO
FIRST LIEN CREDIT AND GUARANTY AGREEMENT

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated [mm/dd/yy] (this “Counterpart Agreement”) is delivered pursuant to that certain First Lien Credit and Guaranty Agreement, dated as of August 18, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Alion Science and Technology Corporation (“Borrower”), certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, Goldman Sachs Lending Partners LLC, as Sole Lead Arranger, Joint Bookrunner and Syndication Agent, Wells Fargo Securities, LLC as Joint Bookrunner, and Goldman Sachs Lending Partners LLC, as Administrative Agent.

Section 1.                                          Pursuant to Section 5.10 of the Credit Agreement, the undersigned hereby:

(a)                                 agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;

(b)                                 represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Credit Document and applicable to the undersigned is true and correct in all material respects both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct in all material respects as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(c)                                  agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Section 7 of the Credit Agreement; and

(d)                                 the undersigned hereby (i) agrees that this counterpart may be attached to the Pledge and Security Agreement, (ii) agrees that the undersigned will comply with all the terms and conditions of the Pledge and Security Agreement as if it were an original signatory thereto, (iii) grants to Collateral Agent a security interest in all of the undersigned’s right, title and interest in and to all “Collateral” (as such term is defined in the Pledge and Security Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to Collateral Agent supplements to all schedules attached to the Pledge and Security Agreement.  All such Collateral shall be deemed to be part of the “Collateral” under the Pledge and Security Agreement and

EXHIBIT G-1

hereafter subject to each of the terms and conditions of the Pledge and Security Agreement.

Section 2.                                          The undersigned agrees from time to time, upon request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may request to effect the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement.  Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought.  Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.1 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof.  In case any provision in or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS COUNTERPART AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

EXHIBIT G-2

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:
Name:
Title:

Address for Notices:

Attention:
Telecopier

with a copy to:

Attention:
Telecopier

ACKNOWLEDGED AND ACCEPTED,
as of the date above first written:

Goldman Sachs Lending Partners LLC,
as Administrative Agent

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Collateral Agent

By:
Name:
Title:

EXHIBIT G-3

EXHIBIT H TO
FIRST LIEN CREDIT AND GUARANTY AGREEMENT

PLEDGE & SECURITY AGREEMENT

[Provided under separate cover]

EXHIBIT H-1

EXECUTION VERSION

FIRST LIEN PLEDGE AND SECURITY AGREEMENT

dated as of August 18, 2014

between

EACH OF THE GRANTORS PARTY HERETO

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Collateral Agent

i

9.2	Application of Proceeds	30
9.3	Sales on Credit	30
9.4	Investment Related Property	30
9.5	Grant of Intellectual Property License	30
9.6	Intellectual Property	31
9.7	Cash Proceeds; Deposit Accounts	32

SECTION 10.	COLLATERAL AGENT; INTERCREDITOR AGREEMENT	33

SECTION 11.	CONTINUING SECURITY INTEREST; TRANSFER OF LOANS	33

SECTION 12.	STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM	33

SECTION 13.	MISCELLANEOUS	34

SCHEDULES:

SCHEDULE 5.1 — GENERAL INFORMATION

SCHEDULE 5.2 — COLLATERAL IDENTIFICATION

SCHEDULE 5.4 — FINANCING STATEMENTS

SCHEDULE 5.6 — CONSENTS

EXHIBITS:

EXHIBIT A — PLEDGE SUPPLEMENT

EXHIBIT B — UNCERTIFICATED SECURITIES CONTROL AGREEMENT

EXHIBIT C — FIRST LIEN TRADEMARK SECURITY AGREEMENT

EXHIBIT D — FIRST LIEN PATENT SECURITY AGREEMENT

EXHIBIT E — FIRST LIEN COPYRIGHT SECURITY AGREEMENT

ii

This FIRST LIEN PLEDGE AND SECURITY AGREEMENT, dated as of August 18, 2014 (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), between Alion Science and Technology Corporation, a Delaware corporation (the “Borrower”), and each of the subsidiaries of the Borrower party hereto from time to time, whether as an original signatory hereto or as an Additional Grantor (as herein defined) (together with Borrower, each a “Grantor”), and Wilmington Trust, National Association, as collateral agent for the Secured Parties (as herein defined) (in such capacity as collateral agent, together with its successors and permitted assigns, the “Collateral Agent”).

RECITALS:

WHEREAS, reference is made to that certain First Lien Credit and Guaranty Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), by and among the Borrower, the other Grantors, the lenders and agents party thereto from time to time and Goldman Sachs Lending Partners LLC, as administrative agent (in such capacity as administrative agent, together with its successors and permitted assigns, the “First Lien Administrative Agent”);

WHEREAS, reference is made to that certain Credit Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), by and among the Borrower, the other Grantors, the lenders and agents party thereto from time to time and Wells Fargo Bank, N.A., as administrative agent (in such capacity as administrative agent, together with its successors and permitted assigns, the “Revolving Agent”);

WHEREAS, subject to the terms and conditions of the First Lien Credit Agreement, certain Grantors may enter into one or more Secured Hedge Agreements or agreements in respect of Bank Product Obligations with one or more Lender Counterparties;

WHEREAS, in consideration of the extensions of credit and other accommodations of the First Lien Secured Parties (as defined in the Intercreditor Agreement referred to herein) as set forth in the respective First Lien Documents (as defined in the Intercreditor Agreement referred to herein) and the respective Secured Hedge Agreements and agreements in respect of Bank Product Obligations with one or more Lender Counterparties, each Grantor has agreed to secure such Grantor’s obligations under the First Lien Documents (as defined in the Intercreditor Agreement) and such Grantor’s other First Lien Obligations as set forth herein;

WHEREAS, contemporaneously with the execution of this Agreement, each Grantor has agreed to secure the Second Lien Obligations (as defined in the Intercreditor Agreement) by granting a security interest in substantially all of its assets to the Collateral Agent for the benefit of the Second Lien Secured Parties (as defined in the Intercreditor Agreement) pursuant to the Second Lien Security Documents (as defined in the Intercreditor Agreement); and

WHEREAS, contemporaneously with the execution of this Agreement, each Grantor has agreed to secure the Third Lien Obligations (as defined in the Intercreditor Agreement) by granting a security interest in substantially all of its assets to the Collateral Agent for the benefit of the Third Lien Secured Parties (as defined in the Intercreditor Agreement) pursuant to the Third Lien Security Documents (as defined in the Intercreditor Agreement).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, each Grantor and the Collateral Agent agree as follows:

SECTION 1.                         DEFINITIONS; GRANT OF SECURITY.

1.1                               General Definitions. In this Agreement, the following terms shall have the following meanings:

“Additional Grantor” shall have the meaning assigned in Section 7.2.

“Agreement” shall have the meaning set forth in the preamble.

“Assigned Agreements” shall mean all agreements and contracts to which such Grantor is a party as of the date hereof, or to which such Grantor becomes a party after the date hereof, including, without limitation, each Material Contract, as each such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms of the First Lien Documents.

“Assignment of Claims Act” shall mean, collectively, the Assignment of Claims Act of 1940, as amended, any applicable rules, regulations and interpretations issued pursuant thereto, any amendments to any of the foregoing, and any similar state and local statutes and regulations, if applicable.

“Borrower” shall have the meaning set forth in the recitals.

“Cash Proceeds” shall have the meaning assigned in Section 9.7.

“Collateral” shall have the meaning assigned in Section 2.1, subject to the limitations set forth in Section 2.2.

“Collateral Account” shall mean any account established by the Collateral Agent for the purpose of holding proceeds of Collateral.

“Collateral Agent” shall have the meaning set forth in the preamble.

“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Control” shall mean: (1) with respect to any Deposit Accounts, control within the meaning of Section 9-104 of the UCC, (2) with respect to any Securities Accounts, Security Entitlements, Commodity Contract or Commodity Account, control within the meaning of Section 9-106 of the UCC, (3) with respect to any Uncertificated Securities, control within the meaning of Section 8-106(c) of the UCC, (4) with respect to any Certificated Security, control

2

within the meaning of Section 8-106(a) or (b) of the UCC, (5) with respect to any Electronic Chattel Paper, control within the meaning of Section 9-105 of the UCC, (6) with respect to Letter of Credit Rights, control within the meaning of Section 9-107 of the UCC and (7) with respect to any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), control within the meaning of Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in the jurisdiction relevant to such transferable record.

“Copyright Licenses” shall mean any and all agreements, licenses and covenants providing for the granting of any right in or to any Copyright or otherwise providing for a covenant not to sue for infringement or other violation of any Copyright (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 5.2(II) under the heading “Copyright Licenses” (as such Schedule may be amended or supplemented from time to time).

“Copyrights” shall mean all United States, and foreign copyrights, including but not limited to copyrights in software, databases, designs (including but not limited to industrial designs, Protected Designs within the meaning of 17 U.S.C. 1301 et. seq. and Community designs), and Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, as well as all moral rights, reversionary interests, and termination rights, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications referred to in Schedule 5.2(II) under the heading “Copyrights” (as such Schedule may be amended or supplemented from time to time), (ii) all extensions and renewals thereof, (iii) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof and (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto.

“Disregarded Domestic Subsidiary” shall mean any direct or indirect Domestic Subsidiary so long as such Domestic Subsidiary is a disregarded entity for federal income tax purposes and has no material assets other than Equity Interests of one or more Foreign Subsidiaries.

“Domestic Subsidiary” shall mean any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“DPT LLC Interests” shall mean the Borrower’s interests in Dynamic Power Technologies, LLC, a Pennsylvania limited liability company.

“Excluded Asset” shall mean any asset of any Grantor excluded from the security interest hereunder by virtue of Section 2.2 hereof but only to the extent, and for so long as, so excluded thereunder.

“Federal Assignment of Claims Act” shall mean, collectively, the Assignment of Claims Act of 1940, as amended, any applicable rules, regulations and interpretations issued pursuant thereto, and any amendments to any of the foregoing.

“First Lien Administrative Agent” shall have the meaning set forth in the recitals.

3

“First Lien Credit Agreement” shall have the meaning set forth in the recitals.

“First Lien Documents” shall mean the “First Lien Documents” as defined in the Intercreditor Agreement.

“First Lien Event of Default” shall mean any event or condition that, under the terms of any credit agreement, indenture or other agreement governing any Series of First Lien Debt (as defined in the Intercreditor Agreement) causes, or permits holders of First Lien Debt outstanding thereunder (with the giving of notice or the lapse of time, or both, to the extent applicable) to cause, the First Lien Debt outstanding thereunder to become immediately due and payable.

“First Lien Obligations” shall mean the “First Lien Obligations” as defined in the Intercreditor Agreement.

“First Lien Security Documents” shall mean the “First Lien Security Documents” as defined in the Intercreditor Agreement.

“Foreign Subsidiary” shall mean any Subsidiary that is (i) treated as a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code or (ii) a Subsidiary of any entity described in clause (i).

“Government Contract” shall mean any prime contract between the United States of America or any department, agency or instrumentality of the United States of America and a Grantor.

“Grantors” shall have the meaning set forth in the preamble.

“Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof) and (ii) any key man life insurance policies.

“Intellectual Property” shall mean the Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets, and Trade Secret Licenses, and the right to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Intellectual Property Security Agreement” shall mean each intellectual property security agreement executed and delivered by the applicable Grantors, substantially in the form set forth in Exhibit C, Exhibit D and Exhibit E, as applicable.

“Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of August 18, 2014 among the Grantors, the Collateral Agent and the Secured Debt Representatives (as defined therein) from time to time party thereto.

“Investment Accounts” shall mean the Collateral Account, Securities Accounts, Commodity Accounts and Deposit Accounts.

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“Investment Related Property” shall mean: (i) all “investment property” (as such term is defined in Article 9 of the UCC) and (ii) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, Pledged Debt, the Investment Accounts and certificates of deposit.

“Material Intellectual Property” shall mean any Intellectual Property included in the Collateral that is material to the business of any Grantor or is otherwise of material value.

“Patent Licenses” shall mean all agreements, licenses and covenants providing for the granting of any license right in or to any Patent or otherwise providing for a covenant not to sue for infringement or other violation of any Patent (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 5.2(II) under the heading “Patent Licenses” (as such Schedule may be amended or supplemented from time to time).

“Patents” shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, without limitation: (i) each patent and patent application referred to in Schedule 5.2(II) under the heading “Patents” (as such Schedule may be amended or supplemented from time to time), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all patentable inventions and improvements thereto, (iv) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Pledge Supplement” shall mean any supplement to this Agreement in substantially the form of Exhibit A.

“Pledged Debt” shall mean, subject to Section 2.2, all indebtedness for borrowed money owed to such Grantor, whether or not evidenced by any Instrument, including, without limitation, all indebtedness described on Schedule 5.2(I) under the heading “Pledged Debt” (as such Schedule may be amended or supplemented from time to time), issued by the obligors named therein, the instruments, if any, evidencing such any of the foregoing, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.

“Pledged Equity Interests” shall mean, subject to Section 2.2, all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and any other participation or interests in any equity or profits of any business entity including, without limitation, any trust and all management rights relating to any entity whose Equity Interests are included as Pledged Equity Interests.

“Pledged LLC Interests” shall mean, subject to Section 2.2, all interests in any limited liability company and each series thereof including, without limitation, all limited liability company interests listed on Schedule 5.2(I) under the heading “Pledged LLC Interests” (as such Schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights,

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options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and all rights as a member of the related limited liability company.

“Pledged Partnership Interests” shall mean, subject to Section 2.2, all interests in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 5.2(I) under the heading “Pledged Partnership Interests” (as such Schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and all rights as a partner of the related partnership.

“Pledged Stock” shall mean, subject to Section 2.2, all shares of capital stock owned by such Grantor, including, without limitation, all shares of capital stock described on Schedule 5.2(I) under the heading “Pledged Stock” (as such Schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

“Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors, secured parties or agents thereof, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or non-written forms of information related in any way to the foregoing or any Receivable.

“Regulatory Exception” shall mean any action that could reasonably be expected to result in a violation of any provision of federal, state, or local law or regulation applicable to any Grantor or Subsidiary of a Grantor, any order, writ, judgment, injunction or decree of any court or other Governmental Authority binding on any Grantor or Subsidiary of a

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Grantor, or any contract between a Grantor or Subsidiary of a Grantor with any Governmental Authority (including any such agreement that limits sharing of any information) other than any such contracts entered into for purposes of avoiding compliance with any representation and warranty, covenant or other provision in this Agreement. In the event that a Government Contract contains restrictions on disclosure of classified information (as that term is defined in the National Industrial Security Program Operating Manual (DoD 5220.22-M)), information identified on a DD Form 254, or a clause such as DFARS 252.204-7004, and such information is required in order to complete the notices and assignment of such Government Contract pursuant to the Federal Assignment of Claims Act and such Government Contract requires government approval for release of the information by the Grantor or a Subsidiary of Grantor outside of the Grantor or a Subsidiary of Grantor, the Grantor or Subsidiary of Grantor will promptly undertake the procedures set forth in the Government Contract, applicable government regulation or guidance, or clause, to request the required government approval for such disclosure. In the event Collateral Agent or Grantor seeks to file a Notice of Assignment and the Instrument of Assignment with the federal government pursuant to the Assignment of Claims Act with respect to a Government Contract, the Grantor agrees to cooperate with the Collateral Agent to submit such Notice of Assignment and Instrument of Assignment to the federal government. If pursuant to Federal Acquisition Regulation (“FAR”) 52.232-23(c), submission of such Notice of Assignment and Instrument of Assignment requires the disclosure of classified information, the Grantor agrees to immediately seek the authorization of the contracting officer with authority for the contract as set forth in FAR 52.232-23(c) in order to effect the filing of such Notice of Assignment.

“Revolving Agent” shall have the meaning set forth in the recitals.

“Revolving Credit Agreement” shall have the meaning set forth in the recitals.

“Secured Obligations” shall have the meaning assigned in Section 3.1.

“Secured Parties” shall mean the “First Lien Secured Parties” as defined in the Intercreditor Agreement.

“Trademark Licenses” shall mean any and all agreements, licenses and covenants providing for the granting of any right in or to any Trademark or otherwise providing for a covenant not to sue for infringement, dilution or other violation of any Trademark or permitting co-existence with respect to a Trademark (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 5.2(II) under the heading “Trademark Licenses” (as such Schedule may be amended or supplemented from time to time).

“Trademarks” shall mean all United States, and foreign trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, whether or not registered, and with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications referred to in Schedule 5.2(II) under the heading “Trademarks”(as such Schedule may be amended or supplemented from time to time), (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) the right to sue or otherwise recover for any past, present and future infringement, dilution or other violation of any of the foregoing or for any injury to the related goodwill, (v) all Proceeds of the foregoing,

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including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trade Secrets” shall mean all trade secrets whether or not the foregoing has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to the foregoing, and with respect to any and all of the foregoing: (i) the right to sue or otherwise recover for any past, present and future misappropriation or other violation thereof and (ii) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto.

“Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 5.2(II) under the heading “Trade Secret Licenses” (as such Schedule may be amended or supplemented from time to time).

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“United States” shall mean the United States of America.

1.2                               Definitions; Interpretation.

(a)                                 In this Agreement, the following capitalized terms shall have the meaning given to them in the UCC (and, if defined in more than one Article of the UCC, shall have the meaning given in Article 9 thereof): Account, Account Debtor, As-Extracted Collateral, Bank, Certificated Security, Chattel Paper, Commercial Tort Claims, Commodity Account, Commodity Contract, Commodity Intermediary, Consignee, Consignment, Consignor, Deposit Account, Document, Entitlement Order, Electronic Chattel Paper, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Health-Care-Insurance Receivable, Instrument, Inventory, Letter of Credit Right, Manufactured Home, Money, Payment Intangible, Proceeds, Record, Securities Account, Securities Intermediary, Security Certificate, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.

(b)                                 All other capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the First Lien Credit Agreement or the Intercreditor Agreement, as applicable. The incorporation by reference of terms defined in the First Lien Credit Agreement or the Intercreditor Agreement, as applicable, shall survive any termination of the First Lien Credit Agreement or the Intercreditor Agreement, as applicable, until this Agreement is terminated as provided in Section 11 hereof. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. Unless the context requires otherwise, any

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definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other document). The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. If any conflict or inconsistency exists between this Agreement and any of the First Lien Documents or the Intercreditor Agreement, the applicable First Lien Document or the Intercreditor Agreement, as applicable, shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC. This Agreement will be construe without regard to the identity of the party who drafted it and as though the parties participated equally in drafting it. Consequently, each of the parties acknowledges and agrees that any rule of construction that a document is to be construed against the drafting party will not be applicable to this Agreement. The recitals to this Agreement are incorporated by reference herein as if set forth fully herein.

SECTION 2.                       GRANT OF SECURITY.

2.1                               Grant of Security. Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under all personal property of such Grantor including, but not limited to the following, in each case whether now or hereafter existing or in which any Grantor now has or hereafter acquires an interest and wherever the same may be located (all of which being hereinafter collectively referred to as the “Collateral”):

(a)                           Accounts;

(b)                           Chattel Paper;

(c)                            Documents;

(d)                           General Intangibles;

(e)                            Goods (including, without limitation, Inventory and Equipment);

(f)                             Instruments;

(g)                            Insurance;

(h)                           Intellectual Property;

(i)                               Investment Related Property (including, without limitation, Deposit Accounts);

(j)                              Letter of Credit Rights;

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(k)                           Money;

(l)                               Receivables and Receivable Records;

(m)                       Commercial Tort Claims now or hereafter described on Schedule 5.2

(n)                           to the extent not otherwise included above, all other personal property of any kind and all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

(o)                           to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

2.2                               Certain Limited Exclusions. Notwithstanding anything herein or in any other Secured Debt Document to the contrary, in no event shall the Collateral include or the security interest granted under Section 2.1 hereof attach to (a) any lease, license, contract or agreement to which any Grantor is a party, and any of its rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of (i) any law, rule or regulation applicable to such Grantor, or (ii) a term, provision or condition of any such lease, license, contract or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, however, that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (i) or (ii) above; provided, further, that the exclusions referred to in clause (a) of this Section 2.2 shall not include any Proceeds of any such lease, license, contract or agreement; (b) in any of the outstanding voting Equity Interests of a Foreign Subsidiary or a Disregarded Domestic Subsidiary in excess of 65% of the voting power of all classes of Equity Interests of such Foreign Subsidiary or Disregarded Domestic Subsidiary entitled to vote; provided that immediately upon the amendment of the Internal Revenue Code to allow the pledge of a greater percentage of the voting power of Equity Interests in a Foreign Subsidiary or a Disregarded Domestic Subsidiary without adverse tax consequences, the Collateral shall include, and the security interest granted by each Grantor shall attach to, such greater percentage of Equity Interests of each Foreign Subsidiary or Disregarded Domestic Subsidiary, as applicable; (c) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law; and (d) Equity Interests in any joint venture or any entity that is not a Subsidiary, other than proceeds thereof, but only to the extent that (x) the creation of a security interest in such Equity Interests is prohibited or restricted by the Organizational Documents of such entity or by any contractual restriction contained in any agreement with third party holders of the other Equity Interests in such entity which holders are not Affiliates of a Grantor (except to the extent any such prohibition or restriction is deemed ineffective under the UCC or other applicable law), in each case, in existence prior to the date hereof and (y) the Grantors used their commercially reasonable efforts, and did not succeed, to remove such prohibition or restriction. Notwithstanding anything set forth in this Agreement to the contrary, the Grantor shall not be

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required to register, or disclose any information which would result in a Regulatory Exception, provided that Grantor provide notice to Collateral Agent of any such determination along with such additional information as the Collateral Agent may reasonably request to verify to their satisfaction that such information is subject to a Regulatory Exception.

SECTION 3.                         SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.

3.1                               Security for First Lien Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all First Lien Obligations (the “Secured Obligations”).

3.2                               Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any other Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

SECTION 4.                         CERTAIN PERFECTION REQUIREMENTS

4.1                               Delivery Requirements.

(a)                                 With respect to any Certificated Securities included in the Collateral, each Grantor shall deliver to the Collateral Agent the Security Certificates evidencing such Certificated Securities duly indorsed by an effective indorsement (within the meaning of Section 8-107 of the UCC), or accompanied by share transfer powers or other instruments of transfer duly endorsed by such an effective endorsement, in each case, to the Collateral Agent or in blank. In addition, each Grantor shall cause any certificates evidencing any Pledged Equity Interests, including, without limitation, any Pledged Partnership Interests or Pledged LLC Interests, to be similarly delivered to the Collateral Agent regardless of whether such Pledged Equity Interests constitute Certificated Securities.

(b)                                 With respect to any Instruments or Tangible Chattel Paper included in the Collateral, each Grantor shall deliver to the Collateral Agent all such Instruments or Tangible Chattel Paper to the Collateral Agent (or its agent) duly indorsed in blank; provided, however, that such delivery requirement shall not apply to (i) any Instruments or Tangible Chattel Paper having a face amount of less than $25,000 individually or $50,000 in the aggregate, (ii) Instruments processed as required by the Revolving Credit Agreement and (iii) Instruments or

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Tangible Chattel Paper located outside of the United States, the delivery of which to Collateral Agent in the United States would result in adverse tax consequences to any Grantor.

4.2                               Control Requirements.

(a)                                 With respect to any Deposit Accounts, Securities Accounts, Security Entitlements, Commodity Accounts and Commodity Contracts included in the Collateral, each Grantor shall ensure that the Collateral Agent (or its agent) has Control thereof; provided, however, that such Control requirement shall not apply to any (i) Deposit Accounts, Securities Accounts, Security Entitlements, Commodity Accounts and Commodity Contracts for which the aggregate average monthly balance of all such accounts is less than $500,000 or (ii) accounts specially and exclusively used for payroll, payroll tax and other employee wage and benefit payments. With respect to any Securities Accounts or Securities Entitlements, such Control shall be accomplished by the Grantor causing the Securities Intermediary maintaining such Securities Account or Security Entitlement to enter into an agreement in form and substance reasonably satisfactory to the Collateral Agent pursuant to which the Securities Intermediary shall agree to comply with the Collateral Agent’s (or its agent’s) Entitlement Orders without further consent by such Grantor. With respect to any Deposit Account, each Grantor shall cause the depositary institution maintaining such account to enter into an agreement in form and substance reasonably satisfactory to the Collateral Agent pursuant to which the Bank shall agree to comply with the Collateral Agent’s (or its agent’s) instructions with respect to disposition of funds in the Deposit Account without further consent by such Grantor. With respect to any Commodity Accounts or Commodity Contracts each Grantor shall cause Control in favor of the Collateral Agent (or its agent’s) in a manner reasonably acceptable to the Collateral Agent. Notwithstanding anything to the contrary in this Agreement or any other Secured Debt Document, the Collateral Agent shall only issue Entitlement Orders or instructions with respect to Deposit Accounts, Securities Accounts, Security Entitlements, Commodity Accounts and Commodity Contracts upon the occurrence and during the continuance of a First Lien Event of Default.

(b)                                 With respect to any Uncertificated Security included in the Collateral and issued by an issuer formed under the laws of the United States or any political subdivision thereof (other than any Uncertificated Securities credited to a Securities Account and the DPT LLC Interests), each Grantor shall cause the issuer of such Uncertificated Security to either (i) register the Collateral Agent as the registered owner thereof on the books and records of the issuer or (ii) execute an agreement substantially in the form of Exhibit B hereto (or such other agreement in form and substance reasonably satisfactory to the Collateral Agent), pursuant to which such issuer agrees to comply with the Collateral Agent’s instructions with respect to such Uncertificated Security without further consent by such Grantor; provided, however, that the Collateral Agent shall only issue instructions with respect to such Uncertificated Security without the consent of such Grantor upon the occurrence and during the continuance of a First Lien Event of Default.

(c)                                  With respect to any Letter of Credit Rights with respect to a letter of credit drawable for an amount of $50,000 or more and included in the Collateral (other than any Letter of Credit Rights constituting a Supporting Obligation for a Receivable in which the Collateral Agent has a valid and perfected security interest), Grantor shall ensure that Collateral Agent has Control thereof by obtaining the written consent of each issuer of each related letter of credit to the assignment of the proceeds of such letter of credit to the Collateral Agent; provided, however, that the Collateral Agent shall only issue instructions with respect to such Letter of Credit Rights without the consent of such Grantor upon the occurrence and during the continuance of a First Lien Event of Default.

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(d)                                 With respect to any Electronic Chattel Paper or “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) included in the Collateral, Grantor shall ensure that the Collateral Agent has Control thereof; provided, however, that such Control requirement shall not apply to any Electronic Chattel Paper or transferable record having a face amount of less than $25,000 individually or $50,000 in the aggregate.

4.3                               Intellectual Property Recording Requirements.

(a)                                 In the case of any Collateral (whether now owned or hereafter acquired) consisting of issued U.S. Patents and applications therefor, each Grantor that is an owner or assignee of such U.S. Patent or application shall within 30 days of acquisition thereof execute and deliver to the Collateral Agent a First Lien Patent Security Agreement in substantially the form of Exhibit D hereto (or a supplement thereto) covering all such Patents in appropriate form for recordation with the U.S. Patent and Trademark Office with respect to the security interest of the Collateral Agent.

(b)                                 In the case of any Collateral (whether now owned or hereafter acquired) consisting of registered U.S. Trademarks and applications therefor, each Grantor that is an owner, assignee or applicant of such U.S. Trademark shall within 30 days of acquisition thereof execute and deliver to the Collateral Agent a First Lien Trademark Security Agreement in substantially the form of Exhibit C hereto (or a supplement thereto) covering all such Trademarks in appropriate form for recordation with the U.S. Patent and Trademark Office with respect to the security interest of the Collateral Agent.

(c)                                  In the case of any Collateral (whether now owned or hereafter acquired) consisting of registered U.S. Copyrights and exclusive Copyright Licenses in respect of registered U.S. Copyrights for which any Grantor is the licensee, each Grantor that is an owner of such U.S. Copyright or licensee of such exclusive Copyright License shall within 30 days of acquisition thereof execute and deliver to the Collateral Agent a First Lien Copyright Security Agreement in substantially the form of Exhibit E hereto (or a supplement thereto) covering all such Copyrights and exclusive Copyright Licenses in appropriate form for recordation with the U.S. Copyright Office with respect to the security interest of the Collateral Agent.

4.4                               Other Actions.

(a)                                 If any issuer of any Pledged Equity Interest is organized under a jurisdiction outside of the United States, upon the request of Collateral Agent each Grantor shall take such additional actions, including, without limitation, causing the issuer to register the pledge on its books and records or making such filings or recordings, in each case as may be necessary or advisable under the laws of such issuer’s jurisdiction to ensure the validity, perfection and priority of the security interest of the Collateral Agent.

(b)                                 With respect to any Pledged Partnership Interests and Pledged LLC Interests included in the Collateral (other than the DPT LLC Interests), if the Grantors own less than 100% of the Equity Interests in any issuer of such Pledged Partnership Interests or Pledged LLC Interests, Grantors shall use their commercially reasonable efforts to obtain the consent of each other holder of partnership interest or limited liability company interests in such issuer to the security interest of the Collateral Agent hereunder and following and during the continuance of a First Lien Event of Default, the transfer of such Pledged Partnership Interests and Pledged LLC

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Interests to the Collateral Agent or its designee, and to the substitution of the Collateral Agent or its designee as a partner or member with all the rights and powers related thereto. Each Grantor consents to the grant by each other Grantor of a Lien in all Investment Related Property to the Collateral Agent and without limiting the generality of the foregoing consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest to the Collateral Agent or its designee following and during the continuance of a First Lien Event of Default and to the substitution of the Collateral Agent or its designee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

(c)                                  With respect to any Goods in excess of $25,000 individually or $50,000 in the aggregate, which is covered by a certificate of title under a statute of any jurisdiction under the law of which indication of a security interest on such certificate is required as a condition of perfection thereof, upon the reasonable request of the Collateral Agent, such Grantor shall (A) provide information with respect to any such Goods, (B) execute and file with the registrar of motor vehicles or other appropriate authority in such jurisdiction an application or other document requesting the notation or other indication of the security interest created hereunder on such certificate of title, and (C) deliver to the Collateral Agent copies of all such applications or other documents filed during such calendar quarter and copies of all such certificates of title issued during such calendar quarter indicating the security interest created hereunder in the items of Goods covered thereby.

4.5                               Timing and Notice. With respect to any Collateral in existence on the Closing Date, each Grantor shall comply with the requirements of Section 4 on the date hereof and, with respect to any Collateral hereafter owned or acquired, such Grantor shall comply with such requirements within 30 days of Grantor acquiring rights therein. Each Grantor shall within 30 days of acquisition inform the Collateral Agent of its acquisition of any Collateral for which any action is required by Section 4 hereof (including, for the avoidance of doubt, within 30 days from the filing of any applications for, or the issuance or registration of, any Patents, Copyrights or Trademarks). Notwithstanding the foregoing, (i) each Grantor shall have 30 days from the Closing Date to provide the Collateral Agent (or its agent, in the case of any Deposit Accounts) with Control over any Investment Accounts in existence as of the Closing Date, which period may be extended by the Collateral Agent in its sole discretion and (ii) each Grantor shall have 30 days from the opening of any Investment Account after the Closing Date or from the acquisition of any Investment Account after the Closing Date, as applicable, to provide the Collateral Agent (or its agent, in the case of any Deposit Accounts) with Control over any such Investment Accounts, in each case which period may be extended by the Collateral Agent in its sole discretion.

SECTION 5.                         REPRESENTATIONS AND WARRANTIES.

Each Grantor hereby represents and warrants, on the Closing Date and on the date of each extension of credit under a First Lien Document, that:

5.1                               Grantor Information and Status.

(a)                                 Schedule 5.1(A) (as such Schedule may be amended or supplemented from time to time) sets forth under the appropriate headings: (1) the full legal name of such Grantor, (2) the type of organization of such Grantor, (3) the jurisdiction of organization of such Grantor, (4) its organizational identification number, if any, and (5) the jurisdiction where the chief executive office or its sole place of business is located, and Schedule 5.1(B) (as such

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Schedule may be amended or supplemented from time to time) sets forth under the appropriate heading, all trade names or other names under which such Grantor currently conducts business;

(b)                                 except as provided on Schedule 5.1(C), it has not changed its name, jurisdiction of organization, chief executive office or sole place of business or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) and has not done business under any other name, in each case, within the past five years;

(c)                                  it has not within the last five years become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person as the debtor (and such Grantor was not a party thereto), which has not heretofore been terminated other than the agreements identified on Schedule 5.1(D) hereof (as such Schedule may be amended or supplemented from time to time);

(d)                                 such Grantor has been duly organized and is validly existing as an entity of the type as set forth opposite such Grantor’s name on Schedule 5.1(A) solely under the laws of the jurisdiction as set forth opposite such Grantor’s name on Schedule 5.1(A) and remains duly existing as such. Such Grantor has not filed any certificates of dissolution or liquidation, any certificates of domestication, transfer or continuance in any other jurisdiction; and

(e)                                  no Grantor is a “transmitting utility” (as defined in Section 9-102(a)(80) of the UCC).

5.2                               Collateral Identification, Special Collateral.

(a)                                 Schedule 5.2 (as such Schedule may be amended or supplemented from time to time) sets forth as of the date of such Schedule under the appropriate headings all of such Grantor’s: (1) equity interests in another limited liability company, general partnership, limited partnership, limited liability partnership or other partnership, and all shares of capital stock owned by such Grantor, (2) all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness for borrowed money having an aggregate value or face amount in excess of $25,000, including all intercompany notes with another Grantors or any of its subsidiaries, (3) Securities Accounts other than any Securities Accounts holding assets with a market value of less than $10,000 individually or $25,000 in the aggregate, (4) Deposit Accounts other than any Deposit Accounts holding less than $10,000 individually or $25,000 in the aggregate, (5) Commodity Contracts and Commodity Accounts, (6) United States registrations and issuances of and applications for Patents, Trademarks, and Copyrights owned by each Grantor, (7) Patent Licenses, Trademark Licenses, Trade Secret Licenses and Copyright Licenses, in each case other than licenses or grants of Intellectual Property entered into in the ordinary course of business and “shrink wrap,” “click through” or similar license agreements accompanying commercially available computer software, (8) Commercial Tort Claims other than any Commercial Tort Claims having a value of less than $10,000 individually and $25,000 in the aggregate, (9) Letter of Credit Rights for letters of credit other than any Letters of Credit Rights worth less than $10,000 individually or $25,000 in the aggregate, and (10) the name and address of any warehouseman, bailee or other third party in possession of any Inventory, Equipment and other tangible personal property other than any Inventory, Equipment or other tangible personal property having a value less than $25,000 individually or $50,000 in the aggregate. Within 45 days of the end of each calendar year, each Grantor shall provide Collateral Agent with a supplement of such Schedule (if necessary) so such schedule is accurate in all material respects as of the last day of such calendar year;

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(b)                                 none of the Collateral constitutes, or is the Proceeds of, (1) Farm Products, (2) As-Extracted Collateral, (3) Manufactured Homes, (4) Health-Care-Insurance Receivables; (5) timber to be cut, or (6) aircraft, aircraft engines, satellites, ships or railroad rolling stock. No material portion of the collateral consists of motor vehicles or other goods subject to a certificate of title statute of any jurisdiction of the United States;

(c)                                  all information supplied in writing by any Grantor to a Secured Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects; provided, however, that information concerning the counter party to any Patent Licenses, Trademark Licenses, Trade Secret Licenses and Copyright Licenses is, to the knowledge of such Grantor, accurate and complete in all material respects;

(d)                                 not more than 10% of the value of all personal property included in the Collateral is located in any country other than the United States; and

(e)                                  no Excluded Asset is material to the business of such Grantor.

5.3                               Ownership of Collateral and Absence of Other Liens.

(a)                                 it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral (assuming that any licensor that is the counter party to any Patent Licenses, Trademark Licenses, Trade Secret Licenses and Copyright Licenses has all rights necessary to grant such license) and, as to all Collateral whether now existing or hereafter acquired, developed or created (including by way of lease or license), will continue to own or have such rights in each item of the Collateral (except as otherwise permitted by the First Lien Documents) (assuming that any licensor that is the counter party to any Patent Licenses, Trademark Licenses, Trade Secret Licenses and Copyright Licenses has all rights necessary to grant such license, and limited to the term of such license), in each case free and clear of any and all Liens, rights or claims of all other Persons (other than the rights of any licensor that is the counter party to any Patent Licenses, Trademark Licenses, Trade Secret Licenses and Copyright Licenses), including, without limitation, liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person other than any Permitted Liens; and

(b)                                 other than any financing statements filed in favor of the Collateral Agent, no effective financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for (x) financing statements for which duly authorized proper termination statements have been delivered to the Collateral Agent for filing and (y) financing statements filed in connection with Permitted Liens. Other than the Collateral Agent (or its permitted agent) and any automatic control in favor of a Bank, Securities Intermediary or Commodity Intermediary maintaining a Deposit Account, Securities Account or Commodity Contract, no Person that is a “secured party” (as defined in the UCC) is in Control of any Collateral.

5.4                               Status of Security Interest.

(a)                                 upon the filing of financing statements naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule 5.4 hereof (as such Schedule may be amended or supplemented from time to time), the security interest of the Collateral Agent in all Collateral that

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can be perfected by the filing of a financing statement under the Uniform Commercial Code as in effect in the jurisdiction of such Grantor’s formation will constitute a valid, perfected, First Priority Lien with respect to such Collateral. Each agreement purporting to give the Collateral Agent (or its agent) Control over any Collateral that complies with the requirements of the UCC with respect to Control is effective to establish the Collateral Agent’s (or its agent’s) Control of the Collateral subject thereto;

(b)                                 to the extent perfection or priority of the security interest therein is not subject to Article 9 of the UCC, upon proper recordation of the security interests granted hereunder in Patents, Trademarks, and Copyrights constituting Collateral registered in the United States in the applicable intellectual property registries of the United States Patent and Trademark Office and the United States Copyright Office, as applicable, and payment of applicable fees, the security interests granted to the Collateral Agent hereunder in such Patents, Trademarks, and Copyrights constituting Collateral registered in the United States shall constitute valid, perfected, First Priority Liens;

(c)                                  no authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other Person is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Collateral Agent hereunder or (ii) the exercise by the Collateral Agent of any rights or remedies in respect of any Collateral in the United States (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) for the filings contemplated by Section 4.4(c), Section 5.4(a) or Section 5.4(b), (B) with respect to the ability of the Collateral Agent to obtain direct payment from a Governmental Authority, compliance with the Assignment of Claims Act, (C) as may be required, in connection with the disposition of any Investment Related Property, by laws generally affecting the offering and sale of Securities and (D) with respect to the Collateral Agent’s ability to transfer Pledged Equity Interests in any Person that has a United States facility security clearance after the occurrence of an event of default, such reports, filings, authorizations or consents to, from or of the United States government as may be required for the United States government to examine whether any foreign ownership control or influence (FOCI) exists, within the meaning of such term as used in the NISPOM;

(d)                                 to the extent permitted by the Federal Assignment of Claims Act, the payments due to a Grantor under each Government Contract can be assigned to the Collateral Agent by complying with the provisions of the Federal Assignment of Claims Act; and

(e)                                  each Grantor is in compliance with its obligations under Section 4 hereof.

5.5                               Goods and Receivables.

(a)                                 each Receivable (i) is and will be the legal, valid and binding obligation of the Account Debtor in respect thereof, representing an unsatisfied obligation of such Account Debtor, (ii) is enforceable in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, (iii) is not subject to any credits, rights of recoupment, setoffs, defenses, taxes, counterclaims (except with respect to refunds, returns and allowances in the ordinary course of business and except as permitted by the Revolving Credit Agreement) and (iv) is in compliance in all material respects with all applicable laws, whether federal, state, local or foreign; and

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(b)                                 no Goods now or hereafter produced by any Grantor and included in the Collateral have been or will be produced in violation of the requirements of the Fair Labor Standards Act, as amended, or the rules and regulations promulgated thereunder.

5.6                               Pledged Equity Interests, Investment Related Property.

(a)                                 it is the record and beneficial owner of the Pledged Equity Interests free of all Liens, rights or claims of other Persons other than Permitted Liens (including Liens securing First Lien Obligations, Second Lien Obligations and Third Lien Obligations) and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests;

(b)                                 except as set forth on Schedule 5.6, no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or advisable in connection with the creation, perfection or First Priority status of the security interest of the Collateral Agent in any Pledged Equity Interests or the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof except such as have been obtained;

(c)                                  all of the Pledged LLC Interests (other than the DPT LLC Interests) and Pledged Partnership Interests are or represent interests that by their terms provide that they are securities governed by the uniform commercial code of an applicable jurisdiction; and

(d)                                 Grantor has caused each partnership or limited liability company that is a Subsidiary of such Grantor and has issued Pledged Equity Interests to amend its partnership agreement or limited liability company agreement to include the following provision: “Notwithstanding any other provision of this agreement, in the event that a First Lien Event of Default (as defined in the First Lien Pledge and Security Agreement dated as of August 18, 2014 among Alion Science and Technology Corporation, the subsidiaries of Alion Science and Technology Corporation from time to time party thereto and Wilmington Trust, National Association, as collateral agent thereunder (together with its successors and assigns, the “Collateral Agent”)) shall have occurred and be continuing and the Collateral Agent shall exercise any of its rights and remedies with respect to equity interests in the company, then each [member][partner] hereby irrevocably consents to the transfer of any equity interest and all related management and other rights in the company to the Collateral Agent or any designee of the Collateral Agent. The Collateral Agent is a third party beneficiary of this provision and this provision cannot be amended or repealed without the consent of the Collateral Agent until the Discharge of First Lien Obligations (as defined in the Intercreditor Agreement referred to in such First Lien Pledge and Security Agreement).”

5.7                               Intellectual Property.

(a)                                 it is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property of such Grantor that is listed on Schedule 5.2(II) (as such Schedule may be amended or supplemented from time to time), and owns or (assuming that any licensor that is the counterparty to any Patent Licenses, Trademark Licenses, Trade Secret Licenses and Copyright Licenses has all rights necessary to grant such license, and limited to the term of such license) has the valid right to use, all Material Intellectual Property, free and clear of all Liens, claims and licenses, except for Permitted Liens, licenses in the ordinary course of business, the

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licenses set forth on Schedule 5.2(II) (as such Schedule may be amended or supplemented from time to time) and restrictions where such use would otherwise be a Regulatory Exception;

(b)                                 all Material Intellectual Property owned by such Grantor is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, nor, in the case of Patents, is any of the Intellectual Property the subject of a reexamination proceeding, and with respect to Patents, Copyrights and Trademarks owned by such Grantor for which registration has been obtained by it or an application is pending and, which in Grantor’s reasonable business judgment, has decided to maintain in subsistence, has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every such registration and application of Copyrights, Patents and Trademarks of such Grantor constituting Material Intellectual Property in full force and effect;

(c)                                  no holding, decision, ruling, or judgment adversely affecting the validity, enforceability or scope of any Material Intellectual Property of a Grantor or a Grantor’s right to own or use such Material Intellectual Property has been rendered in any action or proceeding before any court or administrative authority challenging the validity, enforceability, or scope of, or such Grantor’s right to register, own or use, any Material Intellectual Property of such Grantor, and to such Grantor’s knowledge no such action or proceeding is pending or threatened;

(d)                                 all registrations, issuances and applications for Copyrights, Patents and Trademarks of such Grantor are standing in the name of such Grantor, and none of the Trademarks, Patents, Copyrights or Trade Secrets owned by such Grantor that constitute Material Intellectual Property has been exclusively licensed by such Grantor to any third party, except as disclosed in Schedule 5.2(II) (as such Schedule may be amended or supplemented from time to time), and all exclusive Copyright Licenses constituting Material Intellectual Property in respect of registered Copyrights have been properly recorded in the U.S. Copyright Office or, where appropriate, any foreign counterpart, except that (A) computer software and other Trade Secrets may be withheld from said registration where: (i) in Grantor’s reasonable business judgment, such item should be protected as a Trade Secret; and (ii) Grantor promptly discloses said decision in writing to Collateral Agent, and (B) no registration is required if it would be a Regulatory Exception;

(e)                                  all Copyrights owned by such Grantor that constitute Material Intellectual Property have been registered with the United States Copyright Office or, where appropriate, any foreign counterpart except that Copyrights in computer software and other Trade Secrets have not been registered where: (i) in Grantor’s reasonable business judgment, such item should be protected as a Trade Secret; or (ii) such registration would create a Regulatory Exception;

(f)                                   such Grantor has not made a previous assignment, sale, transfer of ownership rights, exclusive license, or similar arrangement constituting a present or future assignment, sale, transfer of ownership rights, exclusive license or similar arrangement of any Material Intellectual Property that has not been terminated or released, other than in connection with Material Intellectual Property developed under a Government Contract;

(g)                                  such Grantor has been using appropriate statutory notice of registration in connection with its use of registered Trademarks and proper marking practices in connection with its use of Patents, and appropriate notice of copyright in connection with the publication of Copyrights that in each case constitute Material Intellectual Property;

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(h)                                 such Grantor has taken commercially reasonable steps to protect the confidentiality of its Trade Secrets constituting Material Intellectual Property;

(i)                                     such Grantor has in place contractual obligations regarding the nature and quality of all products sold and all services rendered under or in connection with all Trademarks Licenses in which such Grantor is the licensor;

(j)                                    no claim has been made in writing that remains unresolved that the use of any Material Intellectual Property owned by such Grantor infringes, misappropriates, dilutes or otherwise violates the asserted rights of any other Person, and no written demand that such Grantor enter into a license or co-existence agreement has been made but not resolved;

(k)                                 to such Grantor’s knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any rights in any Material Intellectual Property owned by such Grantor; and

(l)                                     no settlement or consents, covenants not to sue, co-existence agreements, non-assertion assurances, or releases have been entered into by such Grantor or bind such Grantor in a manner that is reasonably likely to materially and adversely affect such Grantor’s rights to own, license or use any Material Intellectual Property as currently used in its business.

SECTION 6.                         COVENANTS AND AGREEMENTS.

Each Grantor hereby covenants and agrees that:

6.1                               Grantor Information and Status.

(a)                                 Without limiting any prohibitions or restrictions on mergers or other transactions set forth in the First Lien Documents, it shall not change such Grantor’s name, corporate structure by merger, consolidation or change in jurisdiction of organization, sole place of business if it is not a registered organization (as defined in the UCC) (or principal residence if such Grantor is a natural person), chief executive office or organizational identification number, or establish any trade names, unless it shall have (a) notified the Collateral Agent in writing at least 10 days prior to any such change or establishment, identifying such new proposed name, corporate structure, sole place of business (or principal residence if such Grantor is a natural person), chief executive office, jurisdiction of organization or trade name and providing such other information in connection therewith as the Collateral Agent may reasonably request and (b) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same priority of the Collateral Agent’s security interest in the Collateral granted or intended to be granted and agreed to hereby, which in the case of any merger or other change in corporate structure shall include, without limitation, executing and delivering to the Collateral Agent a completed Pledge Supplement together with all Supplements to Schedules thereto, upon completion of such merger or other change in corporate structure confirming the grant of the security interest hereunder.

6.2                               Collateral Identification; Special Collateral.

(a)                                 in the event that it hereafter acquires any Collateral of a type described in Section 5.2(b) hereof, it shall promptly notify the Collateral Agent thereof in writing and take such actions and execute such documents and make such filings all at Grantor’s expense as the Collateral Agent may reasonably request in order to ensure that the Collateral Agent has a valid,

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perfected, First Priority Lien in such Collateral. Notwithstanding the foregoing, no Grantor shall be required to notify the Collateral Agent or take any such action unless such Collateral is of a material value or is material to such Grantor’s business.

(b)                                 in the event that it hereafter acquires or has any Commercial Tort Claim in excess of $100,000 individually or $250,000 in the aggregate it shall deliver to the Collateral Agent a completed Pledge Supplement together with all Supplements to Schedules thereto, identifying such new Commercial Tort Claims.

6.3                               Ownership of Collateral and Absence of Other Liens.

(a)                                 except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, other than Permitted Liens, and such Grantor shall defend the Collateral against all Persons (other than the holder of a Permitted Lien) at any time claiming any interest therein;

(b)                                 upon such Grantor or any officer of such Grantor obtaining knowledge thereof, it shall promptly notify the Collateral Agent in writing of any event that is reasonably likely to have a Material Adverse Effect on the value of the Collateral or any material portion thereof, the ability of any Grantor or the Collateral Agent to dispose of the Collateral or any material portion thereof, or the rights and remedies of the Collateral Agent in relation thereto, including, without limitation, the levy of any legal process against the Collateral or any material portion thereof; and

(c)                                  it shall not sell, transfer or assign (by operation of law or otherwise) or exclusively license to another Person any Collateral except as otherwise permitted by the First Lien Documents.

6.4                               Status of Security Interest.

(a)                                 Subject to the limitations set forth in subsection (b) of this Section 6.4, each Grantor shall maintain the security interest of the Collateral Agent hereunder in all Collateral as valid, perfected, First Priority Liens.

(b)                                 Notwithstanding the foregoing, no Grantor shall be required to take any action to perfect any Collateral that can only be perfected by (i) Control, (ii) foreign filings (including foreign filings with respect to Intellectual Property) or (iii) filings with registrars of motor vehicles or similar governmental authorities with respect to goods covered by a certificate of title, in each case for clauses (i) and (iii) except as and to the extent specified in Section 4 hereof.

6.5                               Goods and Receivables.

(a)                                 it shall not deliver any Document evidencing any Equipment and Inventory to any Person other than the issuer of such Document to claim the Goods evidenced therefor or the Collateral Agent;

(b)                                 if any Equipment or Inventory in excess of $100,000 individually or $250,000 in the aggregate is in possession or control of any warehouseman, bailee or other third party (other than a Consignee under a Consignment for which such Grantor is the Consignor), each Grantor shall join with the Collateral Agent in notifying the third party of the Collateral

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Agent’s security interest and obtaining an acknowledgment from the third party that it is holding the Equipment and Inventory for the benefit of the Collateral Agent and will permit the Collateral Agent to have access to Equipment or Inventory for purposes of inspecting such Collateral or, following the occurrence and during the continuance of a First Lien Event of Default, to remove same from such premises if the Collateral Agent so elects; and with respect to any Goods in excess of $100,000 individually or $250,000 in the aggregate subject to a Consignment for which such Grantor is the Consignor, Grantor shall file appropriate financing statements against the Consignee and take such other action as may be necessary to ensure that the Grantor has a valid, perfected, First Priority Lien in such Goods;

(c)                                  it shall keep and maintain at its own cost and expense satisfactory and complete records of its Receivables, including, but not limited to, the originals of all documentation with respect to all such Receivables and records of all payments received and all credits granted on the Receivables, all merchandise returned and all other dealings therewith;

(d)                                 other than in the ordinary course of business (i) it shall not amend, modify, terminate or waive any provision of any Receivable it owns in any manner which could reasonably be expected to have a material adverse effect on the value of such Receivable; (ii) following and during the continuation of a First Lien Event of Default, such Grantor shall not (w) grant any extension or renewal of the time of payment of any of its Receivables, (x) compromise or settle any dispute, claim or legal proceeding with respect to any of its Receivables for less than the total unpaid balance thereof, (y) release, wholly or partially, any Person liable for the payment thereof, or (z) allow any credit or discount thereon; and

(e)                                  the Collateral Agent shall have the right at any time to notify, or require any Grantor to notify, any Account Debtor of the Collateral Agent’s security interest in the Receivables and any Supporting Obligation and, in addition, at any time following the occurrence and during the continuation of a First Lien Event of Default, the Collateral Agent may: (i) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent (or its agent); (ii) notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Collateral Agent (or its agent); and (iii) enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. If the Collateral Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of Receivables received by such Grantor shall be forthwith (and in any event within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent (or its agent) if required, in the Collateral Account maintained under the sole dominion and control of the Collateral Agent (or its agent), and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Collateral Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon.

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6.6                               Pledged Equity Interests, Investment Related Property.

(a)                                 except as provided in the next sentence, in the event such Grantor receives any dividends, interest or distributions on any Pledged Equity Interest or other Investment Related Property, upon the merger, consolidation, liquidation or dissolution of any issuer of any Pledged Equity Interest or Investment Related Property, then (i) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action and (ii) such Grantor shall promptly take all steps, if any, necessary or advisable to ensure the validity, perfection, priority and, if applicable, control of the Collateral Agent over such Investment Related Property (including, without limitation, delivery thereof to the Collateral Agent) and pending any such action such Grantor shall be deemed to hold such dividends, interest, distributions, securities or other property in trust for the benefit of the Collateral Agent and shall segregate such dividends, distributions, Securities or other property from all other property of such Grantor. Notwithstanding the foregoing, so long as no First Lien Event of Default shall have occurred and be continuing, the Collateral Agent authorizes each Grantor to retain all dividends and distributions permitted by the First Lien Documents;

(b)                                 Voting .

(i)                                     So long as no First Lien Event of Default shall have occurred and be continuing, except as otherwise provided under the covenants and agreements relating to Investment Related Property in this Agreement or elsewhere herein or in the First Lien Documents, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not inconsistent with the terms of this Agreement or the First Lien Documents; provided, no Grantor shall exercise or refrain from exercising any such right in a manner inconsistent with this Agreement and the other First Lien Documents; and

(ii)                                  Upon the occurrence and during the continuation of a First Lien Event of Default:

(1)                                 all rights of such Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; and

(2)                                 in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (2) each Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth in Section 8.1.

(c)                                  except as expressly permitted by the First Lien Documents, without the prior written consent of the Collateral Agent, it shall not vote to enable or take any other action to: (i) amend or terminate any partnership agreement, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents in any way that materially and adversely affects the rights of such Grantor with respect to any Investment Related Property (other than the DPT LLC Interests) or materially and adversely affects the validity, perfection or

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priority of the Collateral Agent’s security interest, (ii) permit any issuer of any Pledged Equity Interest to issue any additional stock, partnership interests, limited liability company interests or other Equity Interests of any nature or to issue securities convertible into or granting the right of purchase or exchange for any stock or other Equity Interest of any nature of such issuer, (iii) other than as permitted under the First Lien Documents, permit any issuer of any Pledged Equity Interest to dispose of all or a material portion of their assets, (iv) waive any default under or breach of any terms of organizational document relating to the issuer of any Pledged Equity Interest or the terms of any Pledged Debt, or (v) cause any issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC; provided, however, notwithstanding the foregoing, if any issuer of any Pledged Partnership Interests or Pledged LLC Interests takes any such action in violation of the foregoing in this clause (c), such Grantor shall promptly notify the Collateral Agent in writing of any such election or action and, in such event, shall take all steps reasonably necessary or advisable to establish the Collateral Agent’s “control” thereof; and

(d)                                 except as expressly permitted by the First Lien Documents, without the prior written consent of the Collateral Agent, it shall not permit any issuer of any Pledged Equity Interest to merge or consolidate unless (i) such issuer creates a security interest that is perfected by a filed financing statement (that is not effective solely under section 9-508 of the UCC) in collateral in which such new debtor has or acquires rights, (ii) all the outstanding capital stock or other Equity Interests of the surviving or resulting corporation, limited liability company, partnership or other entity is, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding Equity Interests of any other constituent Grantor; provided that if the surviving or resulting Grantors upon any such merger or consolidation involving an issuer which is a Foreign Subsidiary or Disregarded Domestic Subsidiary, then such Grantor shall only be required to pledge Equity Interests in accordance with Section 2.2 and (iii) Grantor promptly complies with the delivery and control requirements of Section 4.

6.7                               Intellectual Property.

(a)                                 it shall not do any act or omit to do any act whereby any Material Intellectual Property will lapse, or become abandoned, canceled, dedicated to the public or unenforceable, or which would adversely affect the validity or enforceability of the security interest granted therein, except where, in Grantor’s reasonable business judgment, such change in status will not materially and adversely affect Grantor’s business or the costs of enforcement are greater than the economic value to the Grantor’s business;

(b)                                 it shall not, with respect to any Trademarks constituting Material Intellectual Property, fail to maintain the level of the quality of products sold and services rendered under any of such Trademark by it at a level at least substantially consistent with the quality of such products and services as of the date hereof;

(c)                                  it shall, within 30 days of the creation or acquisition or exclusive license of any copyrightable work of authorship that is included in the Material Intellectual Property owned by such Grantor, apply to register the Copyright in the United States Copyright Office or, where appropriate, any foreign counterpart and, in the case of an exclusive Copyright License in respect of a registered Copyright, record such license, in the United States Copyright Office or, where appropriate, any foreign counterpart, except that (A) computer software and other Trade

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Secrets may be withheld from said registration where: (i) in Grantor’s reasonable business judgment, such item should be protected as a Trade Secret and (ii) Grantor promptly discloses said decision in writing to Collateral Agent, and (B) no registration is required if it would be a Regulatory Exception;

(d)                                 it shall notify the Collateral Agent within a reasonable period of knowing that any item of Material Intellectual Property owned by such Grantor is reasonably likely to become (i) abandoned or dedicated to the public or placed in the public domain, (ii) invalid or unenforceable, (iii) subject to any adverse determination or development regarding such Grantor’s ownership, registration or use or the validity or enforceability of such item of Intellectual Property (including the institution of, or any adverse development with respect to, any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any state registry, any foreign counterpart of the foregoing, or any court) or (iv) the subject of any reversion or termination rights;

(e)                                  it shall take commercially reasonable steps, to pursue any application and maintain any registration or issuance of each Trademark, Patent, and Copyright owned by such Grantor and constituting Material Intellectual Property which in Grantor’s reasonable business judgment, it has decided to maintain in subsistence;

(f)                                   it shall use commercially reasonable efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that materially impairs or prevents the creation of a security interest in, or the assignment of, such Grantor’s rights and interests in any property included within the definitions of any Material Intellectual Property that constitutes Collateral acquired under such contracts;

(g)                                  in the event that any Material Intellectual Property owned by such Grantor is infringed, misappropriated, diluted or otherwise violated by a third party, upon learning of such, such Grantor shall take commercially reasonable actions to stop such infringement, misappropriation, dilution or other violation and protect its rights in such Material Intellectual Property;

(h)                                 it shall take commercially reasonably steps to protect the secrecy of material Trade Secrets owned by it;

(i)                                     it shall use required statutory notices in connection with its use of any of the Material Intellectual Property; and

(j)                                    it shall continue to collect, at its own expense, all amounts due or to become due to such Grantor in respect of the license by such Grantor of the Material Intellectual Property or any portion thereof owned by it. In connection with such collections, such Grantor may take (and, at the Collateral Agent’s reasonable direction, shall take) such action as such Grantor or the Collateral Agent may deem reasonably necessary or advisable to enforce collection of such amounts. Notwithstanding the foregoing, the Collateral Agent shall have the right upon a First Lien Event of Default, to notify, or require any Grantor to notify, any obligors with respect to any such amounts of the existence of the security interest created hereby. In connection with such collections, such Grantor may take (and, at the Collateral Agent’s reasonable direction, shall take) such action as such Grantor or the Collateral Agent may deem reasonably necessary or advisable to enforce collection of such amounts. Notwithstanding the foregoing, the Collateral Agent shall have the right at any time, to notify, or require any Grantor to notify, any obligors with respect to any such amounts of the existence of the security interest created hereby.

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SECTION 7.        FURTHER ASSURANCES; ADDITIONAL GRANTORS.

7.1                               Further Assurances.

(a)                                 Each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:

(i)                                     file such financing or continuation statements, or amendments thereto, record security interests in Intellectual Property constituting Collateral and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary or desirable, or as the Collateral Agent may reasonably request, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereby, subject to the limitations contained herein and in the First Lien Documents, Second Lien Documents and Third Lien Documents;

(ii)                                  take all actions necessary to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in any registered Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office and the various Secretaries of State;

(iii)                               at any reasonable time, upon two Business Days’ prior notice from the Collateral Agent, allow inspection of the Collateral by the Collateral Agent, or persons designated by the Collateral Agent;

(iv)                              at the Collateral Agent’s request, appear in and defend any action or proceeding that may materially and adversely affect such Grantor’s title to or the Collateral Agent’s security interest in all or any part of the Collateral; and

(v)                                 furnish the Collateral Agent with such information regarding the Collateral, including, without limitation, the location thereof, as the Collateral Agent may reasonably request from time to time, subject to the Regulatory Exception.

(b)                                 Each Grantor hereby authorizes the Collateral Agent to file a Record or Records, including, without limitation, financing or continuation statements, Intellectual Property Security Agreements and amendments and supplements to any of the foregoing, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including, without limitation, describing such property as “all assets, whether now owned or hereafter acquired, developed or created” or words of similar effect. Each Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

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(c)                                  Each Grantor hereby authorizes the Collateral Agent to modify this Agreement after obtaining such Grantor’s written approval of or signature to such modification by amending Schedule 5.2 (as such Schedule may be amended or supplemented from time to time) to include reference to any right, title or interest in any existing Intellectual Property or any Intellectual Property acquired or developed by any Grantor after the execution hereof or to delete any reference to any right, title or interest in any Intellectual Property in which any Grantor no longer has or claims any right, title or interest.

7.2                               Additional Grantors. From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Pledge Supplement. Upon delivery of any such Pledge Supplement to the Collateral Agent, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as of the date of such Pledge Supplement as if Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 8.        COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.

8.1                               Power of Attorney. Each Grantor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following:

(a)                                 upon the occurrence and during the continuance of any First Lien Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to any of the First Lien Documents or the Intercreditor Agreement;

(b)                                 upon the occurrence and during the continuance of any First Lien Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c)                                  upon the occurrence and during the continuance of any First Lien Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

(d)                                 upon the occurrence and during the continuance of any First Lien Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or advisable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

(e)                                  to prepare and file any UCC financing statements against such Grantor as debtor;

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(f)                                   to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in any Intellectual Property in the name of such Grantor as debtor;

(g)                                  to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened in writing against the Collateral, and which the applicable Grantor has not paid or discharged when required hereunder or under the First Lien Documents, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand; and

(h)                                 upon the occurrence and during the continuance of any First Lien Event of Default, generally to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

8.2                               No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

SECTION 9.        REMEDIES.

9.1                               Generally.

(a)                                 If any First Lien Event of Default shall have occurred and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i)                                     require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

(ii)                                  enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

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(iii)                               prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate; and

(iv)                              without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.

(b)                                 The Collateral Agent or any other Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least 10 days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. As long as the terms of any private sale of Collateral is commercially reasonable, each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and the fees of any attorneys employed by the Collateral Agent to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way limit the rights of the Collateral Agent hereunder.

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(c)                                  The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d)                                 The Collateral Agent shall have no obligation to marshal any of the Collateral.

9.2                               Application of Proceeds. All proceeds received by the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent in accordance with the Intercreditor Agreement.

9.3                               Sales on Credit. If Collateral Agent sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Collateral Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.

9.4                               Investment Related Property. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Collateral Agent determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall and shall cause each issuer of any Pledged Stock to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Collateral Agent all such information as the Collateral Agent may reasonably request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

9.5                               Grant of Intellectual Property License. Solely for the purpose of enabling the Collateral Agent, during the continuance of a First Lien Event of Default, to exercise rights and remedies under Section 9 hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of such

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Intellectual Property, and subject to Collateral Agent’s use of all required statutory notices, and, in the case of Trade Secrets, written confidentiality agreement, to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired or owned by such Grantor, wherever the same may be located, other than Intellectual Property which the public disclosure of which would result in a Regulatory Exception, provided that such Grantor shall provide notice to Collateral Agent of any such determination along with such additional information as the Collateral Agent may reasonably request to verify to their satisfaction that such information is subject to a Regulatory Exception.

9.6                               Intellectual Property.

(a)                                 Anything contained herein to the contrary notwithstanding, in addition to the other rights and remedies provided herein, upon the occurrence and during the continuation of a First Lien Event of Default:

(i)                                     the Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Collateral Agent or otherwise, in the Collateral Agent’s reasonable discretion, to enforce any Intellectual Property owned by such Grantor, in which event such Grantor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents reasonably required by the Collateral Agent in aid of such enforcement, and such Grantor shall promptly, upon demand, reimburse and indemnify the Collateral Agent as provided in Section 12 hereof in connection with the exercise of its rights under this Section 9.6;

(ii)                                  upon written demand from the Collateral Agent, each Grantor shall grant, assign, convey or otherwise transfer to the Collateral Agent or such Collateral Agent’s designee all of such Grantor’s right, title and interest in and to any Intellectual Property that is Collateral and shall execute and deliver to the Collateral Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement;

(iii)                               each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that the Collateral Agent (or any other Secured Party) receives cash proceeds in respect of the sale of, or other realization upon, any such Intellectual Property;

(iv)                              within five Business Days after written notice from the Collateral Agent, each Grantor shall make available to the Collateral Agent, to the extent within such Grantor’s power and authority, such personnel in such Grantor’s employ, to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by such Grantor under or in connection with any Trademarks or Trademark Licenses, such persons to be available to perform their prior functions on the Collateral Agent’s behalf and to be compensated by the Collateral Agent at such Grantor’s expense on a per diem, pro rata basis consistent with the salary and benefit structure applicable to each; and

(v)                                 the Collateral Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of any Intellectual Property of such Grantor, of the existence of the security interest created herein, to direct such obligors to make payment of all such

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amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done;

(1)                                 all amounts and proceeds (including checks and other instruments) received by Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 9.7 hereof; and

(2)                                 Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

(b)                                 If (i) a First Lien Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other First Lien Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Collateral Agent of any rights, title and interests in and to any Intellectual Property of such Grantor shall have been previously made and shall have become absolute and effective, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, the Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided, after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; provided, further, the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Collateral Agent and the Secured Parties.

9.7                               Cash Proceeds; Deposit Accounts. (a) If any First Lien Event of Default shall have occurred and be continuing, in addition to the rights of the Collateral Agent specified in Section 6.5 with respect to payments of Receivables, all proceeds of any Collateral received by any Grantor consisting of cash, checks and other near-cash items (collectively, “Cash Proceeds”) shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required) and held by the Collateral Agent in the Collateral Account maintained under the sole dominion and control of the Collateral Agent. Any Cash Proceeds received by the Collateral Agent (whether from a Grantor or otherwise) may, in the sole discretion of the Collateral Agent, (A) be held by the Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter may be applied by the Collateral Agent against the Secured Obligations then due and owing, in each case in accordance with the Intercreditor Agreement.

(b)                                 If any First Lien Event of Default shall have occurred and be continuing, the Collateral Agent may apply the balance from any Deposit Account or instruct the bank at which

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any Deposit Account is maintained to pay the balance of any Deposit Account to or for the benefit of the Collateral Agent.

SECTION 10.      COLLATERAL AGENT; INTERCREDITOR AGREEMENT.

The Collateral Agent has been appointed to act as Collateral Agent hereunder by the Secured Parties. In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of Secured Parties in accordance with the terms of this Section. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent for the benefit of the Secured Parties hereunder are subject to the terms of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement will govern and control.

SECTION 11.      CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until as provided in the Intercreditor Agreement, be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of the applicable First Lien Documents, any lender under a First Lien Document may assign or otherwise transfer any loans or extensions of credit held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Secured Parties herein or otherwise. Upon the occurrence of the conditions set forth in the Intercreditor Agreement, the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to the Grantors. Upon any such termination the Collateral Agent shall, at the Grantors’ expense, execute and deliver to the Grantors or otherwise authorize the filing of such documents as the Grantors shall reasonably request, including financing statement amendments to evidence such termination.

SECTION 12.      STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by each Grantor in accordance with the Intercreditor Agreement.

33

SECTION 13.      MISCELLANEOUS.

Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 7.8 of the Intercreditor Agreement. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other First Lien Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other First Lien Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Secured Debt Default with respect to any First Lien Debt if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and the Grantors and their respective successors and assigns. No Grantor shall, without the prior written consent of the Collateral Agent given in accordance with the Intercreditor Agreement, assign any right, duty or obligation hereunder. This Agreement, the Intercreditor Agreement and the other First Lien Documents embody the entire agreement and understanding between the Grantors and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, such agreements may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

THE PROVISIONS OF THE INTERCREDITOR AGREEMENT UNDER THE HEADINGS “CONSENT TO JURISDICTION” AND “WAIVER OF JURY TRIAL” ARE INCORPORATED HEREIN BY THIS REFERENCE AND SUCH INCORPORATION SHALL SURVIVE ANY TERMINATION OF THE INTERCREDITOR AGREEMENT.

34

NO CLAIM MAY BE MADE BY ANY GRANTOR AGAINST THE COLLATERAL AGENT, THE FIRST LIEN ADMINISTRATIVE AGENT, THE REVOLVING AGENT, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH, AND EACH GRANTOR HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

[Remainder of page intentionally left blank.]

35

IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ALION SCIENCE AND TECHNOLOGY CORPORATION,
as Grantor

By:	/s/ Barry Broadus
Name:	Barry Broadus
Title:	Chief Financial Officer

ALION – BMH CORPORATION,
as Grantor

By:	/s/ Stacy Mendler
Name:	Stacy Mendler
Title:	President

ALION – CATI CORPORATION,
as Grantor

By:	/s/ Stacy Mendler
Name:	Stacy Mendler
Title:	President

ALION – IPS CORPORATION,
as Grantor

By:	/s/ Stacy Mendler
Name:	Stacy Mendler
Title:	President

[Signature Page to First Lien Pledge and Security Agreement]

ALION – JJMA CORPORATION,
as Grantor

By:	/s/ Stacy Mendler
Name:	Stacy Mendler
Title:	President

ALION – METI CORPORATION,
as Grantor

By:	/s/ Stacy Mendler
Name:	Stacy Mendler
Title:	President

ALION INTERNATIONAL CORPORATION,
as Grantor

By:	/s/ Stacy Mendler
Name:	Stacy Mendler
Title:	President

WASHINGTON CONSULTING, INC.,
as Grantor

By:	/s/ Kevin Boyle
Name:	Kevin Boyle
Title:	Secretary

WASHINGTON CONSULTING GOVERNMENT SERVICES, INC.,
as Grantor

By:	/s/ Christiane Lourenco
Name:	Christiane Lourenco
Title:	Secretary

[Signature Page to First Lien Pledge and Security Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Collateral Agent

By:	/s/ Timothy P. Mowdy
Name:	Timothy P. Mowdy
Title:	Administrative Vice President

[Signature Page to First Lien Pledge and Security Agreement]

SCHEDULE 5.1

TO FIRST LIEN PLEDGE AND SECURITY AGREEMENT

GENERAL INFORMATION

(A) Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business and Organizational Identification Number of each Grantor:

Full Legal	Type of	Jurisdiction of	Organization	Chief Executive
Name	Organization	Organization	I.D.#	Office
Alion Science and Technology Corporation	Corporation	Delaware	3444444	1750 Tysons Blvd. Suite 1300 McLean, VA 22102
Alion-BMH Corporation	Corporation	Virginia	0292213-6	1750 Tysons Blvd. Suite 1300 McLean, VA 22102
Alion - CATI Corporation	Corporation	California	C1847397	1750 Tysons Blvd. Suite 1300 McLean, VA 22102
Alion - IPS Corporation	Corporation	Virginia	0212185-3	1750 Tysons Blvd. Suite 1300 McLean, VA 22102
Alion - JJMA Corporation	Corporation	New York	122586	1750 Tysons Blvd. Suite 1300 McLean, VA 22102
Alion - METI Corporation	Corporation	Virginia	0367098-1	1750 Tysons Blvd. Suite 1300 McLean, VA 22102
Alion International Corporation	Corporation	Delaware	27-0115467	1750 Tysons Blvd. Suite 1300 McLean, VA 22102
Washington Consulting, Inc.	Corporation	Virginia	0592867-6	1750 Tysons Blvd. Suite 1300 McLean, VA 22102
Washington Consulting Government Services, Inc.	Corporation	Virginia	06804769	1750 Tysons Blvd. Suite 1300 McLean, VA 22102

(B)                               Other Names (including any trade name or other name) under which each Grantor currently conducts business:

Full Legal Name	Trade Name or Other Name
Alion Science and Technology Corporation	None
Alion-BMH Corporation	None
Alion - CATI Corporation	None
Alion - IPS Corporation	None
Alion - JJMA Corporation	None
Alion - METI Corporation	None
Alion International Corporation	None
Washington Consulting, Inc.	None
Washington Consulting Government Services, Inc.	None

(C)                               Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business and Corporate Structure within past five (5) years:

Grantor	Date of Change	Description of Change
Alion International Corporation	March 23, 2012	Change of name from Alion Canada (US) Corporation

(D)                               Agreements pursuant to which any Grantor is bound as debtor within past five (5) years:

None.

SCHEDULE 5.2

TO FIRST LIEN PLEDGE AND SECURITY AGREEMENT

COLLATERAL IDENTIFICATION

I.      INVESTMENT RELATED PROPERTY

(1)                                                      Equity Interests :

Grantor	Stock Issuer	Class of Stock	Certificated (Y/N)	Stock Certificate No.	No. of Shares Owned
Alion Science and Technology Corporation	Innovative Technology Solutions Corporation	Common	Y	1	97,104 Common
Alion Science and Technology Corporation	Alion - BMH Corporation	Common	Y	8	1,000 Common
Alion Science and Technology Corporation	Alion - IPS Corporation	Common	Y	1	100 Common
Alion Science and Technology Corporation	Alion - CATI Corporation	Common	Y	6	176,471 Common
Alion Science and Technology Corporation	Alion - METI Corporation	Common	Y	6	100 Common
Alion Science and Technology Corporation	Alion - JJMA Corporation	Common	Y	21	1,224,545.6793 Common
Alion Science and Technology Corporation	Alion - MA&D Corporation	Common	Y	23	1,050 Common
Alion Science and Technology Corporation	Washington Consulting, Inc.	Common	Y	9 10	9,000 Common 1,100 Common
Alion Science and Technology Corporation	Washington Consulting Government Services, Inc.	Common	Y	2	100 Common
Alion Science and Technology Corporation	Alion International Corporation	Common	Y	2	1,000 Common
Alion International Corporation	Alion Asia Corporation	Common	Y	2	100 Common
Alion International Corporation	Alion Offshore Services, Inc.	Common	Y	2	100 Common
Alion International Corporation	Alion Maritime India PLC	Common	Y	2	50 Common

SCHEDULE 5.2

Grantor	Stock Issuer	Class of Stock	Certificated (Y/N)	Stock Certificate No.	No. of Shares Owned
Alion International Corporation	Alion Science and Technology (Canada) Corporation	Common	Y	3 4	65 Common 35 Common
Alion Science and Technology Corporation	iMove, Inc.	A-1 preferred	Y	A1-83	7,038 A-1 preferred
Alion Science and Technology Corporation	iMove, Inc.	Common	Y	CS-85	9,821 Common
Alion Science and Technology Corporation	Vectorcommand Limited	A Ordinary	Y	53	520,495 A Ordinary
Alion - JJMA Corporation	Dynamic Power Technologies, LLC	N/A	N	N/A	33.33%

(2)                Evidence of Indebtedness

None

(3)                Securities Accounts:

None.

(4)                Deposit Accounts:

Grantor	Name of Depositary Bank	Account Number	Account Name
Alion Science and Technology Corporation	Wells Fargo Bank
Alion Science and Technology Corporation	Wells Fargo Bank

(5)                Commodity Contracts and Commodity Accounts:

None.

II. INTELLECTUAL PROPERTY

(6)                                 Copyrights, Patents and Trademarks

Copyrights

Title	Registration No.	Registered Date	Owner
Electronic parts reliability data: a compendium of commercial and military device field failure rates: vol. 1 [ 2]	TX-4-523-787	5/1/1997	Originally ITT Research Institute, transferred to Beagle Holdings, Inc. (now known as Alion Science and Technology Corporation
Failure mode/mechanism distributions	TX-3-228-172	1/14/1992
Nonelectronic parts reliability data	TX-3-886-976	9/26/1994
Electrostatic discharge susceptibility data	TX-4-201-912	1/18/1996
Maintainability toolkit	TX-5-290-722	10/19/2000
Supporting commercial products in military applications	TX-5-375-397	3/14/2001
Benchmarking commercial reliability practices	TX-4-193-828	1/18/1996
Evaluating the reliability of commercial off- the-shelf (COTS) items	TX-5-375-396	3/14/2001
Worldwide reliability & maintainability standards: a primer of US and non US commercial and government documents	TX-4-518-867	5/1/1997
Defining reliability programs: RBPR-1	TX-5-154-287	3/1/2000
Developing reliability goals/requirements: RBPR-2	TX-5-154-282	3/1/2000
Designing for reliability: RBPR-3	TX-5-154-284	3/1/2000
Assessing reliability progress: RBPR-4	TX-5-154-285	3/1/2000
Measuring product reliability: RBPR-5	TX-5-154-286	3/1/2000
Ensuring reliable performance: RBPR-6	TX-5-154-283	3/1/2000
Electronic derating for optimum performance	TX-5-341-692	1/29/2001
Failure mode, effects, and criticality analysis (FMECA)	TX-3-567-655	5/27/1993
Fault tree analysis application guide	TX-3-069-091	10/19/1990
Introduction to concurrent engineering: electronic circuit design and production applications	TX-3-462-455	12/28/1992
Mechanical applications in reliability engineering	TX-3-679-281	11/15/1993
Worst case circuit analysis application guidelines	TX-3-557-279	5/18/1993
Reliable application of capacitors	TX-4-409-515	12/5/1996
Reliable application of multichip modules	TX-4-193-829	1/18/1996
Reliable application of plastic encapsulated microcircuits	TX-4-230-618	2/23/1996
Electrical overstress/electrostatic discharge (EOS/ESD) guidelines	TX-4-193-831	1/18/1996
RAC thermal management guidebook	TX-4-193-830	1/18/1996
Service life extension assessment	TX-4-201-782	1/18/1996

Title	Registration No.	Registered Date	Owner
Software engineering process group handbook	TX-4-347-165	8/1/1996
Introduction to software reliability: a state of the art review	TX-4-518-868	5/1/1997
Business process reengineering for quality improvement	TX-4-193-832	1/18/1996
A Guide for implementing total quality management: state-of-the-art report	TX-3-069-092	10/19/1990
Process action team handbook, 1992: state- of-the-art report	TX-3-426-396	11/3/1992
TQM Toolkit : 1993	TX-3-631-346	8/25/1993
Distance learning : design reliability training course on CD-ROM.	TX-6-183-107	6/30/2005	Alion Science and Technology Corporation
Selection of equipment to leverage commercial technology.	TX-6-183-108	6/30/2005
Microelectromechanical systems.	TX-6-187-676	6/30/2005
Practical application of reliability-centered maintenance.	TX-6-187-684	6/30/2005
Operational availability handbook.	TX-6-187-685	6/30/2005
Systems engineering process guide : a practical framework for acquirers and providers of systems engineering services.	TX-6-187-885	6/30/2005
Reliability statistics.	TX-6-187-887	6/30/2005
Systems engineering : a practical approach to systems engineering processes and basic capability maturity.	TX-6-187-982	6/30/2005
Supportability toolkit.	TX-6-193-572	6/30/2005
Mechanical design reliability training course.	TX-6-193-609	6/30/2005
Integrated supply chain management.	TX-6-194-262	6/30/2005
A practical guide to developing reliable human-machine systems and processes.	TX-6-194-263	6/30/2005
Quality toolkit.	TX-6-196-636	6/30/2005
PRISM users manual version 1.4 / prepared by: Reliability Analysis Center.	TX-6-239-235	9/13/2005
PRISM training manual.	TX-6-352-945	6/30/2005
FORT tool.	TXu001668425	1/27/2010
SDAT SOAS.	TXu001668434	1/27/2010
Autonomous vehicle operator span of control evaluation tool.	TX-6-312-257	4/13/2006
Multi-modal interface design advisor ; MIDA.	TX-6-346-847	4/13/2006
Engineering control analysis tool : ECAT.	TX-6-347-340	5/10/2006	Originally Micro Analysis & Design, Inc., acquired by and transferred to Alion Science and Technology Corporation
Micro saint sharp : version 2.2.	TX-6-354-195	5/4/2006
SMART build : 3 : Shipboard manpower analysis and requirements tool.	TX-6-354-196	5/4/2006
Crew station design tool : version 1.0 : CSDT.	TX-6-354-197	5/4/2006
Integrated simulation manpower analysis tool : version 1.0. : ISMAT.	TX-6-354-198	5/4/2006
Simulated field exercise.	TX-6-595-145	5/24/2006

Title	Registration No.	Registered Date	Owner
Micro saint.	TX0003318291	3/13/1992
Joint semi-automated forces (JSAF) developer’s course (DC) : training	TXu-1-172-347	4/26/2004	Originally BMH Associates, Inc., acquired by Alion Science and Technology Corporation
Joint semi-automated forces (JSAF) installation and configuration course (ICC) : training	TXu-1-177-966	4/26/2004
Joint semi-automated forces (JSAF) operator’s course : training	TXu-1-172-348	4/26/2004

Patents and Patent Applications:

(Alion Science and Technology Corporation is the Assignee)

			Filing
Title	Inventor(s)	Application No.	Date	Status	Patent No.
System for Similar Document Detection	Ophir Frieder, Abdur Chowdhury	09/629,175	7/31/2000	Issued 02/09/2010	7,660,819
Apparatus for and Method of Delivering Visual Image into Air	Michael Mitchell- Dignan, et al.	11/902,936	9/26/2007	Issued 05/04/2010	7,710,643
Active Sonar Apparatuses and Methods	Martin Paul DeMaio, Eric Peterson	12/000,097	12/07/2007	Pending
Trailing Edge Blade Clamp	Benjamin Anderson, Eric Peterson	12/005,611	12/28/2007	Issued 07/19/2011	7,980,522
Filter Cleaning Method	Donald Haun, Wayne Adamson	12/591,504	11/20/2009	Pending
System for Similar Document Detection	Ophir Frieder, Abdur Chowdhury	12/643,662	12/21/2009	Issued 03/06/2012	8,131,724
System for Similar Document Detection	Ophir Frieder, Abdur Chowdhury	13/363,806	2/1/2012	Issued 10/15/2013	8,560,546
Magnetic Effects Sensor, a Resistor and Method of Implementing Same	Joseph T. Siewick, Frank Allen(1)	13/192,359	07/27/2011	Pending

(1) Published as US 2012-0161788 A1. An Assignment was filed and recorded at Reel/Frame 03359/0986.

Expired Patents and Abandoned Patent Applications

Expiration Date
Reference Number	Status	(if any)	Notes
7093188	Expired	08/16/2010	Patent Expired Due to Non-Payment of Maintenance Fees Under 37 CFR 1.362
6838292	Expired	01/05/2009	Patent Expired Due to Non-Payment of Maintenance Fees Under 37 CFR 1.362
6816008	Expired	11/10/2008	Patent Expired Due to Non-Payment of Maintenance Fees Under 37 CFR 1.362
11647581	Abandoned		Abandoned — Failure to Pay Issue Fee
11598701	Abandoned		Abandoned — Failure to Respond to an Office Action
11472423	Abandoned		Abandoned — Failure to Respond to an Office Action
10868197	Abandoned		Abandoned — Failure to Respond to an Office Action
10841428	Abandoned		Abandoned — Failure to Respond to an Office Action
6461290	Expired	10/08/2010	Patent Expired Due to Non-Payment of Maintenance Fees Under 37 CFR 1.362
7109888	Expired	09/20/2010	Patent Expired Due to Non-Payment of Maintenance Fees Under 37 CFR 1.362
6356823	Expired	03/12/2010	Patent Expired Due to Non-Payment of Maintenance Fees Under 37 CFR 1.362
5487873	Expired	01/30/2008	Patent Expired Due to Non-Payment of Maintenance Fees Under 37 CFR 1.362
5516227	Expired	05/14/2008	Patent Expired Due to Non-Payment of Maintenance Fees Under 37 CFR 1.362
5543111	Expired	08/06/2008	Patent Expired Due to Non-Payment of Maintenance Fees Under 37 CFR 1.362
5586213	Expired	12/17/2004	Patent Expired Due to Non-Payment of Maintenance Fees Under 37 CFR 1.362
5621845	Expired	04/15/2009	Patent Expired Due to Non-Payment of Maintenance Fees Under 37 CFR 1.362
5660497	Expired	08/26/2009	Patent Expired Due to Non-Payment of Maintenance Fees Under 37 CFR 1.362
5664911	Expired	09/09/2005	Patent Expired Due to Non-Payment of Maintenance Fees Under 37 CFR 1.362
5835866	Expired	11/13/2006	Patent Expired Due to Non-Payment of Maintenance Fees Under 37 CFR 1.362
5873187	Expired	02/23/2007	Patent Expired Due to Non-Payment of Maintenance Fees Under 37 CFR 1.362
6321764	Expired	11/27/2009	Patent Expired Due to Non-Payment of Maintenance Fees Under 37 CFR 1.362
10001008	Abandoned		Abandoned — Failure to Respond to an Office Action
11472423	Abandoned		Abandoned — Failure to Respond to an Office Action
PCTUS2009006217	Pending		International applications expire after 30 months. This 2009 application is expired.
PCTUS2005021275	Pending		International applications expire after 30 months. This 2005 application is expired.
09549353	Expired	01/05/2009	Patent Expired Due to Non-Payment of Maintenance Fees Under 37 CFR 1.362

Reference Number	Status	Expiration Date (if any)	Notes
PCTUS2003041838	Pending		International applications expire after 30 months. This 2003 application is expired.
10331930	Expired	11/10/2008	Patent Expired Due to Non-Payment of Maintenance Fees Under 37 CFR 1.362 Patented as 6,816,008
PCTUS2003010639	Pending		International applications expire after 30 months. This 2003 application is expired.
10116132	Expired	11/10/2008	Patent Expired Due to Non-Payment of Maintenance Fees Under 37 CFR 1.362 Patented as 7,093,188
10267703	Expired	05/10/2008	Patent Expired Due to Non-Payment of Maintenance Fees Under 37 CFR 1.362 Patented as 7,109,888
10868197	Abandoned		Abandoned — Failure to Respond to an Office Action
10841428	Abandoned		Abandoned — Failure to Respond to an Office Action
12484401	Patented		Patented as 8,190,964, Sentel Patent*
8006170	Patented		Patented, Sentel Patent*
8151175	Patented		Patented, Sentel Patent*
8190964	Patented		Patented, Sentel Patent*
11203718	Abandoned		Abandoned — Failure to Respond to an Office Action
4837044	Patented		Expired more than 6 years ago
5028136	Patented		Expired 07/02/2008
5293936	Expired	04/12/2006	Expired due to non-payment of maintenance fees
5326530	Expired	08/02/2006	Expired due to non-payment of maintenance fees
61202744	Expired	04/04/2010	Expired provisional application

* Patent properties derived from Sentel Corporation. The Abstracts of Title show no chain of title from Sentel to Alion. The Abstracts of Title show only a security agreement from Alion to Wilmington Trust. In 2004, Alion and Sentel Corporation executed a joint exploitation agreement.

Federally Registered Trademarks:

		Registration	Registration
Title	Status	Number	Date	Owner
Aligned With Your Needs	Registered	2,977,517	7/26/2005	Alion Science and Technology Corporation
Alion	Registered	2,863,371	7/13/2004	Alion Science and Technology Corporation
A Alion Science and Technology & Design	Registered	2,848,699	6/1/2004	Alion Science and Technology Corporation
M&S University & Design	Registered	2,863,045	7/13/2004	Alion Science and Technology Corporation

		Registration	Registration
Title	Status	Number	Date	Owner
PRISM	Registered	2,525,624	1/1/2002	Alion Science and Technology Corporation
Total Crew Model	Registered	3,362,416	1/1/2008	Alion- MA&D Corporation
Countermeasures	Registered	3,542,495	12/9/2008	Alion Science and Technology Corporation
Micro Saint	Registered	2966884	7/12/05	Alion- MA&D Corporation
RIVERBANK ACOUSTICAL LABORATORIES	Registered	4417353	10/15/2013	Alion Science and Technology Corporation

Pending Federal Applications for Trademark Registration:

		App. Ser.	Filing
Title	Status	Number	Date	Owner
WASHINGTON CONSULTING (stylized and/or with design)	Pending	85/797948	12/7/2012	Alion Science and Technology Corporation
Aligned With Your Needs (updated g/s)	Pending	86/069,859	9/19/2013	Alion Science and Technology Corporation
Alion (updated g/s)	Pending	86/069,731	9/19/2013	Alion Science and Technology Corporation
A Alion Science and Technology & Design (updated g/s)	Pending	86/069,493	9/19/2013	Alion Science and Technology Corporation

Selected Additional Unregistered Trademarks:

MobSimTM, SimViewerTM, SmartMovesTM, Core LSTM, Measure of Total Integrated System SurvivabilityTM (MOTISSTM), Visualization of Belief Systems™ (VIBES™), Terrain Integrated Rough Earth ModelTM (TIREMTM), Mobile Support Technologies and RepairTM (mSTARTM), PMOnline™, AIDETM , CARP/ACFSTM, Predictive Enterprise Management System™ (PEMS™), and Integrated Performance Modeling Environment™ (IPME™), ShopSite™, ECAT™, SharpTalk360™, ISMAT™, CSDT™, MIDA™, C3TRACE™, EMAT™, Delta3D™, MRT3™, PACT3™, P3™, DVTE™, ATAS™, VMPA™, AIRBOSS™, RIVEO™, GeoSM™, IMPRINT™, FastShip™, VisualSMP™, CARP ACFS™, ADAT™, H-FAST™, CIRCAS™, MITAS™, JPAS™, ARMOR™, Spectrum XXI™, PME™, PRAS™, SharpProject™, ShopSite™, META™, TacWISE™, MTPAT™, Alion Semantic Mediator™ , TIREM™, and SBGL™.

(7)           Patent Licenses, Trademark Licenses, Trade Secret Licenses and Copyright Licenses

Alion licenses the following patents pursuant to that certain License Agreement, dated June 30, 2006, by and between Anteon Corporation, a Virginia corporation (“Anteon”), AC Capital Management, Inc., a Delaware corporation and a subsidiary of Anteon (“ACCM”) (together, Anteon and ACCM the “Licensors”), and Alion Science and Technology Corporation, a Delaware corporation (the “Licensee”).

Registration No
Licensee	Licensor	(Registration Date)	Description
Alion	Anteon and ACCM	6,937,659 (Issued 8/30/2005)	Apparatus and Method for Compressing Video Information

Alion	Anteon and ACCM	7,106,656 (Issued 9/12/2006)	Sonar System and Process

Alion	Anteon and ACCM	8,170,098 (Issued 5/1/2012)	Opto-Electronic Video Compression System

Alion	Anteon and ACCM	7,542,377 (Issued 6/2/2009)	Increased Aperture Homing Cavitator

Alion	Anteon and ACCM	7,453,769 (Issued 11/18/2008)	Cavitating Body Sonar System and Process

Alion is party to that certain Joint Exploitation Prosecution and Exploitation Agreement, by and between Sentel Corporation and Alion, dated March 17, 2004.

Alion is party to that certain Patent License Agreement, executed December 13, 2010 between Alion and Keck Technologies, LLC

(8)                                 Commercial Tort Claims

None.

(9)                                 Letters of Credit

None.

(10)                          Warehousemen, Bailees and Other Third Parties in Possession of Collateral

None.

SCHEDULE 5.4 TO

FIRST LIEN PLEDGE AND SECURITY AGREEMENT

Grantor	Filing Jurisdiction(s)
Alion Science and Technology Corporation	Delaware Department of State Division of Corporations

Alion-BMH Corporation	Clerk’s Office Virginia State Corporation Commission

Alion-CATI Corporation	Secretary of State of the State of California UCC Section

Alion–IPS Corporation	Clerk’s Office Virginia State Corporation Commission

Alion-JJMA Corporation	New York State Department of State Division of Corporations State Records and Uniform Commercial Code

Alion-METI Corporation	Clerk’s Office Virginia State Corporation Commission

Washington Consulting, Inc.	Clerk’s Office Virginia State Corporation Commission

Washington Consulting Government Services, Inc.	Clerk’s Office Virginia State Corporation Commission

Alion International Corporation	Delaware
Delaware Department of State Division of Corporations

SCHEDULE 5.6

CONSENTS

Under the terms of that certain Amended and Restated Refinancing Support Agreement, dated as of May 2, 2014, by and among Alion Science and Technology Corporation, ASOF II Investments, LLC and Phoenix Investment Adviser L.L.C., as amended, the consent of the Supporting Noteholders (as defined therein) must be obtained.

EXHIBIT A

TO FIRST LIEN PLEDGE AND SECURITY AGREEMENT

PLEDGE SUPPLEMENT

This PLEDGE SUPPLEMENT, dated [mm/dd/yy], is delivered by [NAME OF GRANTOR], a [NAME OF STATE OF INCORPORATION] [corporation] (the “Grantor”) pursuant to the First Lien Pledge and Security Agreement, dated as of August 18, 2014 (as it may be from time to time amended, restated, modified or supplemented, the “Security Agreement”), among Alion Science and Technology Corporation, the other Grantors named therein and Wilmington Trust, National Association, as the Collateral Agent. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

Grantor hereby confirms the grant to the Collateral Agent set forth in the Security Agreement of, and does hereby grant to the Collateral Agent, a security interest in all of Grantor’s right, title and interest in, to and under all Collateral to secure the Secured Obligations, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located. Grantor represents and warrants that the attached Supplements to Schedules accurately and completely set forth all additional information required to be provided pursuant to the Security Agreement and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Security Agreement.

THIS PLEDGE SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

IN WITNESS WHEREOF, Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of [mm/dd/yy].

[NAME OF GRANTOR]

By:
Name:
Title:

EXHIBIT A-1

SUPPLEMENT TO SCHEDULE 5.1

TO FIRST LIEN PLEDGE AND SECURITY AGREEMENT

Additional Information:

GENERAL INFORMATION

(A)                               Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business and Organizational Identification Number of Grantor:

Chief Executive
Office/Sole Place of
Business (or
Full Legal	Type of	Jurisdiction of	Residence if Grantor
Name	Organization	Organization	is a Natural Person)	Organization I.D.#

(B)                               Other Names (including any Trade Name or Fictitious Business Name) under which Grantor currently conducts business:

Full Legal Name	Trade Name or Fictitious Business Name

(C)                                   Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business and Corporate Structure within past five years:

Grantor	Date of Change	Description of Change

(D)                               Agreements pursuant to which Grantor is bound as debtor within past five years:

Grantor	Description of Agreement

EXHIBIT A-2

SUPPLEMENT TO SCHEDULE 5.2

TO FIRST LIEN PLEDGE AND SECURITY AGREEMENT

COLLATERAL IDENTIFICATION

I.           INVESTMENT RELATED PROPERTY

(A)                               Pledged Stock:

Percentage
of
		Class		Stock		No. of	Outstanding
	Stock	of	Certificated	Certificate	Par	Pledged	Stock of the
Grantor	Issuer	Stock	(Y/N)	No.	Value	Stock	Stock Issuer

(B)                               Pledged LLC Interests:

Percentage
of
Outstanding
LLC
Interests of
	Limited			No. of	the Limited
	Liability	Certificated	Certificate	Pledged	Liability
Grantor	Company	(Y/N)	No. (if any)	Units	Company

(C)                               Pledged Partnership Interests:

Percentage
of
		Type of			Outstanding
		Partnership			Partnership
		Interests		Certificate	Interests of
		(e.g., general	Certificated	No.	the
Grantor	Partnership	or limited)	(Y/N)	(if any)	Partnership

(D)                               Trust Interests or other Equity Interests not listed above:

Percentage
of
Outstanding
		Class of		Certificate	Trust
		Trust	Certificated	No.	Interests of
Grantor	Trust	Interests	(Y/N)	(if any)	the Trust

EXHIBIT A-3

(E)                                Pledged Debt:

		Original	Outstanding
		Principal	Principal		Maturity
Grantor	Issuer	Amount	Balance	Issue Date	Date

(F)                                 Securities Account:

Share of Securities
Grantor	Intermediary	Account Number	Account Name

(G)                               Deposit Accounts:

Name of Depositary
Grantor	Bank	Account Number	Account Name

(H)                              Commodity Contracts and Commodity Accounts:

Name of Commodity
Grantor	Intermediary	Account Number	Account Name

II.          INTELLECTUAL PROPERTY

(A)                               Copyrights

			Registration	Registration
Grantor	Jurisdiction	Title of Work	Number (if any)	Date (if any)

(B)                               Copyright Licenses

Registration
Number (if any) of
	Description of	underlying
Grantor	Copyright License	Copyright	Name of Licensor

EXHIBIT A-4

(C)                               Patents

			Patent	Issue
			Number/(Application	Date/(Filing
Grantor	Jurisdiction	Title of Patent	Number)	Date)

(D)                               Patent Licenses

	Description of	Patent Number of
Grantor	Patent License	underlying Patent	Name of Licensor

(E)                                Trademarks

			Registration	Registration
			Number/(Serial	Date/(Filing
Grantor	Jurisdiction	Trademark	Number)	Date)

(F)                                 Trademark Licenses

Registration
Number of
	Description of	underlying
Grantor	Trademark License	Trademark	Name of Licensor

(G)                               Trade Secret Licenses

III.        COMMERCIAL TORT CLAIMS

Grantor	Commercial Tort Claims

IV.        LETTER OF CREDIT RIGHTS

Grantor	Description of Letters of Credit

EXHIBIT A-5

V.         WAREHOUSEMAN, BAILEES AND OTHER THIRD PARTIES IN POSSESSION OF COLLATERAL

Grantor	Description of Property	Name and Address of Third Party

VI.        MATERIAL CONTRACTS

Grantor	Description of Material Contract

EXHIBIT A-6

SUPPLEMENT TO SCHEDULE 5.4 TO

FIRST LIEN PLEDGE AND SECURITY AGREEMENT

Financing Statements:

Grantor	Filing Jurisdiction(s)

EXHIBIT A-7

SUPPLEMENT TO SCHEDULE 5.6 TO

FIRST LIEN PLEDGE AND SECURITY AGREEMENT

EXHIBIT A-8

EXHIBIT B

TO FIRST LIEN PLEDGE AND SECURITY AGREEMENT

UNCERTIFICATED SECURITIES CONTROL AGREEMENT

This Uncertificated Securities Control Agreement (this “Agreement”) dated as of [                         ], 20[         ] among [               ] (the “Pledgor”), Wilmington Trust, National Association, as collateral agent for the Secured Parties, (together with its successors and assigns in such capacity, the “Collateral Agent”) and [                       ], a [                       ] [corporation] (the “Issuer”). Capitalized terms used but not defined herein shall have the meaning assigned in the First Lien Pledge and Security Agreement dated [as of the date hereof], among the Pledgor, the other Grantors party thereto and the Collateral Agent (the “Security Agreement”). All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.

Section 1.                   Registered Ownership of Shares. The Issuer hereby confirms and agrees that as of the date hereof the Pledgor is the registered owner of [                       ] shares of the Issuer’s [common] stock (the “Pledged Shares”) and the Issuer shall not change the registered owner of the Pledged Shares without the prior written consent of the Collateral Agent.

Section 2.                   Instructions. If at any time the Issuer shall receive instructions originated by the Collateral Agent relating to the Pledged Shares, the Issuer shall comply with such instructions without further consent by the Pledgor or any other person.

Section 3.                   Additional Representations and Warranties of the Issuer. The Issuer hereby represents and warrants to the Collateral Agent:

(a)           It has not entered into, and until the termination of this Agreement will not enter into, any agreement with any other person relating to the Pledged Shares pursuant to which it has agreed to comply with instructions issued by such other person; and

(b)           It has not entered into, and until the termination of this Agreement will not enter into, any agreement with the Pledgor or the Collateral Agent purporting to limit or condition the obligation of the Issuer to comply with instructions as set forth in Section 2 hereof.

(c)           Except for the claims and interest of the Collateral Agent and of the Pledgor in the Pledged Shares, the Issuer does not know of any claim to, or interest in, the Pledged Shares. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Pledged Shares, the Issuer will promptly notify the Collateral Agent and the Pledgor thereof.

(d)           This Agreement is the valid and legally binding obligation of the Issuer.

Section 4.              Choice of Law. THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

EXHIBIT B-1

Section 5.              Conflict with Other Agreements. In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, the terms of this Agreement shall prevail. No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto.

Section 6.                  Voting Rights. Until such time as the Collateral Agent shall otherwise instruct the Issuer in writing, the Pledgor shall have the right to vote the Pledged Shares.

Section 7.                  Successors; Assignment. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives who obtain such rights solely by operation of law. The Collateral Agent may assign its rights hereunder only with the express written consent of the Issuer and by sending written notice of such assignment to the Pledgor.

Section 8.                  Indemnification of Issuer. The Pledgor and the Collateral Agent hereby agree that (a) the Issuer is released from any and all liabilities to the Pledgor and the Collateral Agent arising from the terms of this Agreement and the compliance of the Issuer with the terms hereof, except to the extent that such liabilities arise from the Issuer’s negligence and (b) the Pledgor, its successors and assigns shall at all times indemnify and save harmless the Issuer from and against any and all claims, actions and suits of others arising out of the terms of this Agreement or the compliance of the Issuer with the terms hereof, and from and against any and all liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising by reason of the same, in each case except to the extent that such arises from the Issuer’s gross negligence or willful misconduct, until the termination of this Agreement.

Section 9.                  Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two Business Days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Pledgor:	[Name and Address of Pledgor]
Attention: [ ]
Telecopier: [ ]

Collateral Agent:	Wilmington Trust, National Association
Attention: [ ]
Telecopier: [ ]

Issuer:	[Insert Name and Address of Issuer]
Attention: [ ]
Telecopier: [ ]

Any party may change its address for notices in the manner set forth above.

Section 10.               Termination. The obligations of the Issuer to the Collateral Agent pursuant to this Agreement shall continue in effect until the security interests of the Collateral Agent in the Pledged Shares have been terminated pursuant to the terms of the Security Agreement and the Collateral Agent has notified the Issuer of such termination in writing. The Collateral Agent

EXHIBIT B-2

agrees to provide Notice of Termination in substantially the form of Exhibit A hereto to the Issuer upon the request of the Pledgor on or after the termination of the Collateral Agent’s security interest in the Pledged Shares pursuant to the terms of the Security Agreement. The termination of this Agreement shall not terminate the Pledged Shares or alter the obligations of the Issuer to the Pledgor pursuant to any other agreement with respect to the Pledged Shares.

Section 11.                Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

[NAME OF PLEDGOR], as Pledgor as Pledgor

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

[NAME OF ISSUER], as Issuer

By:
Name:
Title:

EXHIBIT B-3

Exhibit A

[Letterhead of Collateral Agent]

[Date]

[Name and Address of Issuer]

Attention: [                    ]

Re:                   Termination of Control Agreement

You are hereby notified that the Uncertificated Securities Control Agreement between you, [Name of Pledgor] (the “Pledgor”) and the undersigned (a copy of which is attached) is terminated and you have no further obligations to the undersigned pursuant to such Agreement. Notwithstanding any previous instructions to you, you are hereby instructed to accept all future directions with respect to Pledged Shares (as defined in the Uncertificated Control Agreement) from the Pledgor. This notice terminates any obligations you may have to the undersigned with respect to the Pledged Shares, however nothing contained in this notice shall alter any obligations which you may otherwise owe to the Pledgor pursuant to any other agreement.

You are instructed to deliver a copy of this notice by facsimile transmission to the Pledgor.

Very truly yours,

Wilmington Trust, National Association, as Collateral Agent

By:
Name:
Title:

EXHIBIT B-4

EXHIBIT C

TO FIRST LIEN PLEDGE AND SECURITY AGREEMENT

[FORM OF] FIRST LIEN TRADEMARK SECURITY AGREEMENT

This FIRST LIEN TRADEMARK SECURITY AGREEMENT, dated as of [               ], 20[      ] (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by the entities identified as grantors on the signature pages hereto (collectively, the “Grantors”) in favor of Wilmington Trust, National Association, as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”).

WHEREAS, the Grantors are party to a First Lien Pledge and Security Agreement dated as of August 18, 2014 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”) between each of the Grantors and the other grantors party thereto and the Collateral Agent pursuant to which the Grantors granted a security interest to the Collateral Agent in the Trademark Collateral (as defined below) and are required to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Collateral Agent as follows:

SECTION 1.        Defined Terms

Unless otherwise defined herein, terms defined in the Pledge and Security Agreement and used herein have the meaning given to them in the Pledge and Security Agreement.

SECTION 2.        Grant of Security Interest in Trademark Collateral

SECTION 2.1      Grant of Security. Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under the following, in each case whether now owned or existing or hereafter acquired, developed, created or arising and wherever located (collectively, the “Trademark Collateral”):

all United States, and foreign trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, whether or not registered, and with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications listed in Schedule A attached hereto, (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) the right to sue or otherwise recover for any past, present and future infringement, dilution or other violation of any of the foregoing or for any injury to the related goodwill, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

EXHIBIT C-1

SECTION 2.2      Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Trademark Collateral include or the security interest granted under Section 2.1 hereof attach to any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law.

SECTION 3.        Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Collateral Agent for the Secured Parties pursuant to the Pledge and Security Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Pledge and Security Agreement or the Intercreditor Agreement, the provisions of the Pledge and Security Agreement or the Intercreditor Agreement, as applicable, shall control.

SECTION 4.        Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF LAW RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

SECTION 5.        Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

[Remainder of page intentionally left blank]

EXHIBIT C-2

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR]

By:
Name:
Title:

[ADD SIGNATURE BLOCKS FOR ANY OTHER GRANTORS]

EXHIBIT C-3

Accepted and Agreed:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

EXHIBIT C-4

SCHEDULE A

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND APPLICATIONS

Mark	Serial No.	Filing Date	Registration No.	Registration Date

EXHIBIT C-5

EXHIBIT D

TO FIRST LIEN PLEDGE AND SECURITY AGREEMENT

[FORM OF] FIRST LIEN PATENT SECURITY AGREEMENT

This FIRST LIEN PATENT SECURITY AGREEMENT, dated as of [               ], 20[        ] (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by the entities identified as grantors on the signature pages hereto (collectively, the “Grantors”) in favor of Wilmington Trust, National Association, as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”).

WHEREAS, the Grantors are party to a First Lien Pledge and Security Agreement dated as of August 18, 2014 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”) between each of the Grantors and the other grantors party thereto and the Collateral Agent pursuant to which the Grantors granted a security interest to the Collateral Agent in the Patent Collateral (as defined below) and are required to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Collateral Agent as follows:

SECTION. 1.       Defined Terms

Unless otherwise defined herein, terms defined in the Pledge and Security Agreement and used herein have the meaning given to them in the Pledge and Security Agreement.

SECTION 2.        Grant of Security Interest

Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under the following, in each case whether now owned or existing or hereafter acquired, developed, created or arising and wherever located (collectively, the “Patent Collateral”):

all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, without limitation: (i) each patent and patent application listed in Schedule A attached hereto, (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all patentable inventions and improvements thereto, (iv) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

SECTION 3.        Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Collateral Agent for the Secured Parties pursuant to the Pledge and Security Agreement, and the Grantors hereby acknowledge and affirm that the rights and

EXHIBIT D-1

remedies of the Collateral Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Pledge and Security Agreement or the Intercreditor Agreement, the provisions of the Pledge and Security Agreement or the Intercreditor Agreement, as applicable, shall control.

SECTION 4.        Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF LAW RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

SECTION 5.        Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

[Remainder of page intentionally left blank]

EXHIBIT D-2

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR]

By:
Name:
Title:

[ADD SIGNATURE BLOCKS FOR ANY OTHER GRANTORS]

EXHIBIT D-3

Accepted and Agreed:

Wilmington Trust, National Association, as Collateral Agent

By:
Name:
Title:

EXHIBIT D-4

SCHEDULE A

to

PATENT SECURITY AGREEMENT

PATENTS AND PATENT APPLICATIONS

Title	Application No.	Filing Date	Patent No.	Issue Date

EXHIBIT D-5

EXHIBIT E

TO FIRST LIEN PLEDGE AND SECURITY AGREEMENT

[FORM OF] FIRST LIEN COPYRIGHT SECURITY AGREEMENT

This FIRST LIEN COPYRIGHT SECURITY AGREEMENT, dated as of [              ], 20[      ] (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by the entities identified as grantors on the signature pages hereto (collectively, the “Grantors”) in favor of Wilmington Trust, National Association, as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”).

WHEREAS, the Grantors are party to a First Lien Pledge and Security Agreement dated as of August 18, 2014 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”) between each of the Grantors and the other grantors party thereto and the Collateral Agent pursuant to which the Grantors granted a security interest to the Collateral Agent in the Copyright Collateral (as defined below) and are required to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Collateral Agent as follows:

SECTION 1.        Defined Terms

Unless otherwise defined herein, terms defined in the Pledge and Security Agreement and used herein have the meaning given to them in the Pledge and Security Agreement.

SECTION 2.        Grant of Security Interest

Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under the following (except to the extent constituting an Excluded Asset), in each case whether now owned or existing or hereafter acquired, developed, created or arising and wherever located (collectively, the “Copyright Collateral”):

(a)           all United States, and foreign copyrights, including but not limited to copyrights in software, databases, designs (including but not limited to industrial designs, Protected Designs within the meaning of 17 U.S.C. 1301 et. seq. and Community designs), and Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, as well as moral rights, reversionary interests, and termination rights, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications listed in Schedule A attached hereto, (ii) all extensions and renewals thereof, (iii) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world; and

EXHIBIT E-1

(b)           any and all agreements, licenses and covenants providing for the granting of any exclusive right to such Grantor in or to any registered Copyright including, without limitation, each agreement required to be listed in Schedule A attached hereto, and the right to sue or otherwise recover for past, present and future infringement or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

SECTION 3.        Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Collateral Agent for the Secured Parties pursuant to the Pledge and Security Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Pledge and Security Agreement or the Intercreditor Agreement, the provisions of the Pledge and Security Agreement or the Intercreditor Agreement, as applicable, shall control.

SECTION 4.        Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF LAW RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

SECTION 5.        Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

EXHIBIT E-2

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR]

By:
Name:
Title:

[ADD SIGNATURE BLOCKS FOR ANY OTHER GRANTORS]

EXHIBIT E-3

Accepted and Agreed:

Wilmington Trust, National Association, as Collateral Agent

By:
Name:
Title:

EXHIBIT E-4

SCHEDULE A

to

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS AND APPLICATIONS

Title	Application No.	Filing Date	Registration No.	Registration Date

EXCLUSIVE COPYRIGHT LICENSES

Description of Copyright License	Name of Licensor	Registration Number of underlying Copyright

EXHIBIT E-5

EXHIBIT I TO
FIRST LIEN CREDIT AND GUARANTY AGREEMENT

[RESERVED]

EXHIBIT I-1

EXHIBIT J TO
FIRST LIEN CREDIT AND GUARANTY AGREEMENT

LANDLORD PERSONAL PROPERTY COLLATERAL ACCESS AGREEMENT

[Provided under separate cover]

EXHIBIT J-1

WAIVER AND CONSENT BY REAL PROPERTY OWNER

THIS WAIVER AND CONSENT (this “Agreement”) is made and entered into on August 18, 2014 between WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as collateral agent for the Secured Parties (as defined in the Intercreditor Agreement referred to below) (in such capacity, together with its successors and assigns in such capacity, “Agent”) and TYE DEVELOPMENT COMPANY, LLC, a Virginia limited liability company (“Owner”), and affects that real property in Fairfax County, Virginia, commonly known as 1750 Tysons Boulevard, Tysons Corner, Virginia 22102 (hereinafter referred to as “the Real Property”).

WHEREAS, reference is made to (i) that certain Credit Agreement dated as of the date hereof among Alion Science and Technology Corporation, a Delaware corporation, as borrower (“Borrower”), Wells Fargo Bank, National Association, as administrative agent (in such capacity, together with its successors and assigns in such capacity, “Revolving Agent”), as sole lead arranger and as sole book runner, and the lenders party thereto, and certain other agreements related thereto among the lenders party thereto, Revolving Agent, Borrower, and certain subsidiaries of Borrower (such subsidiaries, together with Borrower, are referred to hereinafter each individually as a “Debtor”, and individually and collectively, jointly and severally, as the “Debtors”), (ii) that certain First Lien Credit and Guaranty Agreement dated as of the date hereof among Borrower, certain subsidiaries of Borrower, Goldman Sachs Lending Partners LLC, as administrative agent (in such capacity, together with its successors and assigns in such capacity, “First Lien Agent”), and the lenders party thereto, (iii) that certain Second Lien Credit and Guaranty Agreement dated as of the date hereof among Borrower, certain subsidiaries of Borrower, Wilmington Trust, National Association, as administrative agent (in such capacity, together with its successors and assigns in such capacity, “Second Lien Agent”), and the lenders party thereto and (iv) that certain Indenture dated as of the date hereof among Borrower, certain subsidiaries of Borrower, Wilmington Trust, National Association, a national banking association, as trustee (in such capacity, together with its successors and assigns in such capacity, “Trustee”), and Wilmington Trust, National Association, as collateral trustee, in each case, together with security agreements and other collateral documents related thereto (each of the agreements described in clauses (i) through (iv) above are hereinafter collectively referred to as the “Agreements”, which such Agreements may be amended, restated, supplemented or otherwise modified from time to time), which Agreements, among other things, were given by Debtors to the Agent and the Secured Parties (as defined in the Intercreditor Agreement) for the purpose of securing the repayment of the Secured Obligations (as defined in the Intercreditor Agreement);

WHEREAS, reference is made to that certain Intercreditor Agreement dated as of the date hereof (the “Intercreditor Agreement”) among Borrower, the other grantors party thereto, Revolving Agent, First Lien Agent, Second Lien Agent, Trustee and Agent;

WHEREAS, pursuant to the terms of the Deed of Lease dated April 30, 1999 (as amended, the “Lease”), Borrower leases a portion of the Real Property from Owner known as Suite 1300, consisting of 21,573 rentable square feet and Suite 110, consisting of 2,250 rentable square feet (collectively, the “Premises,” as more particularly described in the Lease);

WHEREAS, by the Agreements, the Secured Parties have loaned or have agreed to loan monies and/or extend other financial accommodations against the security of, among other collateral, certain of Borrower’s (and its associates obligors’ under the Agreements) personal property, including, but not limited to Borrower’s (and such other obligors’) inventory, equipment, furniture, furnishings, trade fixtures, machinery, and tools, together with all additions, substitutions, replacements, and improvements to the same (hereinafter collectively referred to as the “Goods”), a portion of which Goods may be located at the Premises;

WHEREAS, Owner has agreed to waive any lien rights which it may otherwise have concerning the Goods (but excluding any fixtures which have been permanently affixed to the floor or the walls of the building in which the Premises are located, hereinafter referred to as the “Improvements”) utilized in the Premises (collectively, the “Tenant’s Property”); and

WHEREAS, the Goods described in the Agreements may include all or a portion of Tenant’s Property.

NOW THEREFORE, Agent, for itself and on behalf of the Secured Parties, and Owner agree that:

1.             The Goods shall be and remain personal property notwithstanding the manner of their annexation to the Premises, their adaptability to the uses and purposes for which the Premises are used, or the intentions of the party making the annexation.  Notwithstanding the foregoing or any provision hereof or the Agreements to the contrary, neither the Tenant’s Property nor any other portion of the Goods shall include the aforesaid Improvements, nor any other improvements or other permanent alterations to the Premises which at any time (whether upon their installation or the expiration or termination of the term) may become the property of Owner pursuant to the terms of the Lease or applicable law, and the Secured Parties shall have no rights of any kind at any time to such improvements or other permanent alterations.

2.             Owner hereby waives any rights which Owner may claim to have in and to the Tenant’s Property except for any rights set forth herein, no matter how arising, including all rights of levy or distraint for rent.  Notwithstanding the foregoing, if Owner obtains a judgment against any Debtor, to the extent permitted by law, Owner may enforce such judgment by attachment of or execution against the Goods (if the same constitute the property of such Debtor at the time of such attachment or execution); provided that: (i) the Goods have been removed from the Premises; or (ii) the Goods remain on the Premises following the Drop Dead Date (as defined below).

3.             (a)           Owner: (i) consents to the installation of Tenant’s Property on the Premises, (ii) agrees that, subject to the terms hereof, Agent may do to and with the Goods (including Tenant’s Property) located on the Premises any or all of the acts below enumerated, and (iii) grants Agent a right, as set forth below, to access the Premises upon three (3) business days prior written notice to Owner to do any or all of the following (the “Permitted Actions”) with respect to the Goods (including Tenant’s Property) located thereon: assemble, have appraised, sever, remove, maintain, prepare for sale or lease, inspect or repair.  Subject to the terms hereof, Agent shall have the right to enter into the Premises (upon prior notice as required above) only for the purposes described above; provided that any such entry shall take place and

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be completed prior to the Drop Dead Date.  Subject to the terms of subparagraph (b) below, the “Drop Dead Date” shall be the later to occur of: (1) the date that Owner regains possession of the Premises from Borrower (whether by surrender, termination of the Lease, or termination of Borrower’s right to possession thereof, or otherwise) and (2) thirty (30) days following the date upon which Owner delivers written notice to Agent that Owner intends to or has retaken possession of the Premises from Borrower.  All physical damage to the Premises or the building  caused by Agent’s access to and use of the Premises and the removal of the Goods (ordinary wear and tear excluded) shall be reimbursed by Agent to Owner within thirty (30) days of demand therefor or immediately repaired to the condition existing immediately prior to such access and use of the Premises by Agent at its expense.  In addition, Agent hereby indemnifies and agrees to hold Owner and its agents harmless from and against any and all claims, actions, damages, costs, expenses and liabilities suffered or incurred by Owner and its agents arising from or in any way related to the acts or omissions of Agent or any of its employees or agents on or about the Premises or the building in which the same are located.  Notwithstanding any provision hereof or the Agreements to the contrary, Agent may not conduct any sale, auction, liquidation or other similar event on the Premises or the Real Property.

(b)           Notwithstanding the foregoing, if Agent is prohibited from foreclosing its security interest in the Goods or removing the Goods from the Premises by reason of the imposition of the automatic stay arising from bankruptcy proceedings involving any Debtor, then the Drop Dead Date shall be postponed until the date which is thirty (30) days from the termination or lifting of such injunction, order or automatic stay, subject to the terms of the following sentence.  If the Drop Dead Date is postponed pursuant to the terms of the immediately preceding sentence, and Owner regains possession of the Premises from the Debtor, then Owner, at its sole option, shall have the right to remove the Goods from the Premises and store them in an alternative location.  If Owner makes such election, then: (i) Owner shall notify Agent of the same; (ii) Agent shall compensate Owner for the reasonable cost of removing and storing the Goods (provided, however, that Agent shall not be responsible for any costs accruing following the date that Agent delivers written notice to Owner that it affirmatively waives all of its rights to the Goods (including Tenant’s Property) located in the Premises; provided, further, however, that such written notice from Agent shall be delivered to Owner within five (5) business days after Agent receives notice from Owner of its election to remove and store the Goods); and (iii) at any time after the ninetieth (90th) day following Owner’s notice to Agent of Owner’s intent to store the Goods, if Agent has not retaken possession of the Goods, Owner, at its sole option, subject to applicable law, may dispose of the same without any further responsibility to Agent.

4.             Owner acknowledges that at any time prior to the Drop Dead Date, Agent may take any or all of the Permitted Actions subject only to Agent’s Agreements with Debtors and the terms hereof; provided that the same are taken and completed prior to the Drop Dead Date.  However, to the extent that Agent exercises its rights hereunder (or for any reason uses or has access to the Premises) for any period following the date that Owner regains possession of the Premises, then in addition to the other terms and conditions set forth herein, Agent shall pay Owner for the privilege of having access to the Premises, a per diem occupancy fee in an amount equal to 1/30th of the then applicable monthly base rent payable under the Lease.  Said occupancy fee shall be payable no less than weekly, and shall be payable with respect to the period starting from the date when Agent or its agents first are permitted access to the Premises following written notice to Owner as required pursuant to the terms of Paragraph 3 above, and

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ending on the earlier of: (i) the date that Agent delivers notice to Owner that its need for access to the Premises has terminated (on which date, all of Agent’s rights to access and or utilize the Premises shall be deemed waived by virtue of such Agent’s notice), and (ii) the date (which shall be no earlier than the Drop Dead Date) that Owner terminates such access rights by written notice to Agent.

5.             All notices to be sent to Agent under the terms of this Agreement will be sent to Wilmington Trust, National Association, Rodney Square North, 1100 North Market Street, Wilmington, DE 19890, Attention: Corporate Capital Markets - Alion Science and Technology Corporation, or such other address as Agent shall specify by written notice to Owner.  All notices to be sent to Owner under the terms of this Agreement will be sent to each of the following addresses (or such other addresses as Owner shall specify by written notice to Agent):

TYE Development Company, LLC c/o Lerner Corporation 2000 Tower Oaks Boulevard Eighth Floor Rockville, Maryland 20852 Attn: Legal Department	TYE Development Company, LLC c/o Lerner Corporation 2000 Tower Oaks Boulevard Eighth Floor Rockville, Maryland 20852 Attn: Lease Administration

6.             This Agreement shall continue in force and effect until the earlier to occur of (1) the Drop Dead Date, (2) such time as all Borrower’s obligations to Agent and the other Secured Parties, and expenses (including, without limitation, attorneys’ fees) incurred in connection with the Agreements, have been paid in full and all covenants and conditions as more specifically enumerated in the Agreements have been fully performed and (3) the satisfaction of the conditions set forth in Section 4.1(a)(1) of the Intercreditor Agreement.  Any portion of the Goods remaining on the Premises after such date shall be deemed abandoned by Agent and Owner may dispose of the same as determined by Owner in its sole and absolute discretion.  Notwithstanding the foregoing, any obligations accruing hereunder prior to the expiration or termination of this Agreement, as well as any indemnification obligations hereunder, shall survive such expiration or termination of this Agreement.

7.             This Agreement: (i) contains the entire agreement of the parties hereto with respect to their respective rights and obligations regarding the Goods and supersedes any and all previous agreements and understandings, oral or written, with respect to the subject matter hereof, (ii) shall inure to the benefit of and be binding upon the successors, heirs, and assigns of Owner and Agent, (iii) may not be modified except by written agreement signed by both of the parties hereto, (iv) shall be interpreted and enforced in accordance with the laws of the Commonwealth of Virginia; and (v) may be executed in multiple identical counterparts, all of which shall constitute a single, integrated Agreement. Upon execution hereof, that certain Waiver and Consent by Real Property Owner dated May 2, 2014 made and entered into by and among Wells Fargo Bank, National Association, a national banking association, as administrative agent, Alion Science and Technology Corporation, a Delaware corporation, as borrower and TYE Development Company, LLC, a Virginia limited liability company, as owner shall be void and of no further force or effect.

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8.             Borrower acknowledges and agrees to the terms of this Agreement.  Borrower agrees that Owner shall have no obligation to Borrower with respect to Agent’s rights to take possession of and remove the Goods from the Premises or to take any other action taken by Agent under this Agreement pursuant to the terms of the Agreements.  Borrower agrees that it shall not assert any claim against Owner resulting from Agent’s removal of the Goods pursuant to the terms of this Agreement or otherwise resulting from Owner complying with the terms of this Agreement in favor of Agent.

SIGNATURE PAGE TO FOLLOW

REMAINDER OF PAGE LEFT BLANK

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

AGENT:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Agent

By:	/s/ Timothy P. Mowdy
Name:	Timothy P. Mowdy
Title:	Administrative Vice President

BORROWER:

ALION SCIENCE AND TECHNOLOGY CORPORATION, a Delaware corporation

By:	/s/ Barry Broadus
Name:	Barry Broadus
Title:	Chief Financial Officer

OWNER:

TYE DEVELOPMENT COMPANY, LLC

By its managing agent:

LERNER CORPORATION

By:	/s/ Mark D. Lerner
Name:	Mark D. Lerner
Title:	President

LERNER LEGAL DEPARTMENT APPROVED

[Signature Page to Collateral Access Agreement]

EXHIBIT K TO
FIRST LIEN CREDIT AND GUARANTY AGREEMENT

INTERCOMPANY NOTE

Note Number:	Dated: , 20

FOR VALUE RECEIVED, ALION SCIENCE AND TECHNOLOGY CORPORATION, a Delaware corporation (“Borrower”), and certain Subsidiaries of Borrower (collectively, the “Group Members” and each, a “Group Member”) which are a party to this subordinated intercompany note (this “Promissory Note”) each promise to pay to such other Group Member as it makes loans to such Group Member (each Group Member which borrows money pursuant to this Promissory Note is referred to herein as a “Payor” and each Group Member which makes loans and advances pursuant to this Promissory Note is referred to herein as a “Payee”), on demand (or at such other time and on such terms as Payor and Payee have previously agreed), in lawful money as may be agreed upon from time to time by the relevant Payor and Payee, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other Indebtedness (such term as used herein, as defined in the First Lien Credit Agreement) now or hereafter owing by such Payor to such Payee as shown either on Schedule A attached hereto (and any continuation thereof) or in the books and records of such Payee.  The failure to show any such Indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder.  Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Intercreditor Agreement, dated as of August 18, 2014 (as it may be amended, supplemented or otherwise modified, the “Intercreditor Agreement”), by and among Borrower, certain Subsidiaries of Borrower, Wells Fargo Bank, National Association as Revolving Agent, Goldman Sachs Lending Partners LLC, as First Lien Administrative Agent, Wilmington Trust, National Association, as Second Lien Administrative Agent, Wilmington Trust, National Association, as Trustee under the Indenture, and Wilmington Trust, National Association, as Collateral Agent.

The unpaid principal amount hereof from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon in writing from time to time by the relevant Payor and Payee.  Interest shall be due and payable at such times as may be agreed upon from time to time by the relevant Payor and Payee.  Upon demand for payment of any principal amount hereof, accrued but unpaid interest on such principal amount shall also be due and payable.  Interest shall be paid in any lawful currency as may be agreed upon by the relevant Payor and Payee and in immediately available funds.  Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 365 days.

Each Payor and any endorser of this Promissory Note hereby waives presentment, demand, protest and notice of any kind.  No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note has been pledged by each Payee that is a Grantor to the Collateral Agent, for the benefit of the Secured Parties, as security for such Payee’s obligations, if any, under the Secured Debt Documents to which such Payee is a party.  Each Payor acknowledges

EXHIBIT K-1

and agrees that after the occurrence of and during the continuation of a Secured Debt Default, the Collateral Agent and the other Secured Parties may exercise all the rights of each Payee that is a Grantor under this Promissory Note and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor.

Each Payee agrees that any and all claims of such Payee against any Payor that is a Grantor or any endorser of this Promissory Note, or against any of their respective properties, shall be subordinate and subject in right of payment to the Secured Obligations until the satisfaction of the conditions set forth in Section 4.1(a)(1) of the Intercreditor Agreement; provided, that each Payor that is a Grantor may make payments to the applicable Payee so long as no Secured Debt Default shall have occurred and be continuing; provided, further, that all loans and advances made by a Payee pursuant to this Promissory Note shall be received by the applicable Payor subject to the provisions of the Secured Debt Documents.  Notwithstanding any right of any Payee to ask, demand, sue for, take or receive any payment from any Payor, all rights, Liens and security interests of such Payee, whether now or hereafter arising and howsoever existing, in any assets of any other Payor (whether constituting part of the security or collateral given to any Secured Party to secure payment of all or any part of the Secured Obligations or otherwise) shall be and hereby are subordinated to the rights of the Secured Parties in such assets.  Except as expressly permitted by the Secured Debt Documents, the Payees shall have no right to possession of any such asset or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, unless and until the satisfaction of the conditions set forth in Section 4.1(a)(1) of the Intercreditor Agreement.

After the occurrence of and during the continuation of a Secured Debt Default, if all or any part of the assets of any Payor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of any Payor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any Payor is dissolved or if (except as expressly permitted by the Secured Debt Documents) all or substantially all of the assets of any Payor are sold, then, and in any such event, any payment or distribution of any kind or character, whether in cash, securities or other investment property, or otherwise, which shall be payable or deliverable upon or with respect to any indebtedness of such Payor to any Payee (“Payor Indebtedness”) shall be paid or delivered directly to the Collateral Agent for application to the Secured Obligations in accordance with the Intercreditor Agreement, until the satisfaction of the conditions set forth in Section 4.1(a)(1) of the Intercreditor Agreement.  After the occurrence of and during the continuation of a Secured Debt Default, each Payee that is a Grantor irrevocably authorizes, empowers and appoints the Collateral Agent as such Payee’s attorney-in-fact (which appointment is coupled with an interest and is irrevocable) to demand, sue for, collect and receive every such payment or distribution and give acquittance therefor and to make and present for and on behalf of such Payee such proofs of claim and take such other action, in the Collateral Agent’s own names or in the name of such Payee or otherwise, as the Collateral Agent may deem necessary or advisable for the enforcement of this Promissory Note.  After the occurrence of and during the continuation of a Secured Debt Default, each Payee that is a Grantor also agrees to execute, verify, deliver and file any such proofs of claim in respect of the Payor Indebtedness requested by the Collateral Agent.  After the occurrence of and during the continuation of a Secured Debt Default, the Collateral

EXHIBIT K-2

Agent may vote such proofs of claim in any such proceeding (and the applicable Payee shall not be entitled to withdraw such vote), receive and collect any and all dividends or other payments or disbursements made on Payor Indebtedness in whatever form the same may be paid or issued and apply the same on account of the Secured Obligations in accordance with the Intercreditor Agreement.  Upon the occurrence and during the continuation of any Secured Debt Default, should any payment, distribution, security or other investment property or instrument or any proceeds thereof be received by any Payee that is a Grantor upon or with respect to Payor Indebtedness owing to such Payee prior to the satisfaction of the conditions set forth in Section 4.1(a)(1) of the Intercreditor Agreement, such Payee that is a Grantor shall receive and hold the same for the benefit of the Secured Parties, and shall forthwith deliver the same to the Collateral Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of such Payee where necessary or advisable in the Collateral Agent’s judgment), for application to the Secured Obligations in accordance with the Intercreditor Agreement and, until so delivered, the same shall be segregated from the other assets of such Payee for the benefit of the Secured Parties.  Upon the occurrence and during the continuance of a Secured Debt Default, if such Payee fails to make any such endorsement or assignment to the Collateral Agent, the Collateral Agent or any of its officers, employees or representatives are hereby irrevocably authorized to make the same.  Each Payee that is a Grantor agrees that until the satisfaction of the conditions set forth in Section 4.1(a)(1) of the Intercreditor Agreement, without the prior written consent of the Collateral Agent, such Payee will not (i) assign or transfer, or agree to assign or transfer, to any Person (other than in favor of the Collateral Agent for the benefit of the Secured Parties) any claim such Payee has or may have against any Payor, (ii) upon the occurrence and during the continuance of a Secured Debt Default, discount or extend the time for payment of any Payor Indebtedness, or (iii) otherwise amend, modify, supplement, waive or fails to enforce any provision of this Promissory Note in contravention of the terms hereof.

The Secured Parties shall be third party beneficiaries hereof and shall be entitled, by and through Collateral Agent, to enforce the subordination and other provisions hereof.

Notwithstanding anything to the contrary contained herein, in any other Secured Debt Document or in any such promissory note or other instrument, until the satisfaction of the conditions set forth in Section 4.1(a)(i) of the Intercreditor Agreement, this Promissory Note shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Group Member to any other Group Member.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

From time to time after the date hereof, additional Subsidiaries of the Group Members may become parties hereto by executing a counterpart signature page to this Promissory Note (each additional Subsidiary, an “Additional Payor”).  Upon delivery of such counterpart

EXHIBIT K-3

signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Payor shall be a Payor and shall be as fully a party hereto as if such Additional Payor were an original signatory hereof.  Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor hereunder.  This Promissory Note shall be fully effective as to any Payor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor hereunder.

This Promissory Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

EXHIBIT K-4

IN WITNESS WHEREOF, each Payor has caused this Promissory Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:
Name:
Title:

[NAME OF EACH SUBSIDIARY OF BORROWER]

By:
Name:
Title:

EXHIBIT K-5

Schedule A

TRANSACTIONS UNDER PROMISSORY NOTE

Date	Name of Payor	Name of Payee	Amount of Advance This Date	Amount of Principal Paid This Date	Outstanding Principal Balance from Payor to Payee This Date	Notation Made By

EXHIBIT K A-1

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to                                                  all of its right, title and interest in and to the Intercompany Note, dated                           , 20_ (as amended, supplemented or otherwise modified from time to time, the “Promissory Note”), made by ALION SCIENCE AND TECHNOLOGY CORPORATION (“Borrower”) and certain Subsidiaries of the Borrower or any other Person that is or becomes a party thereto, and payable to the undersigned.  This endorsement is intended to be attached to the Promissory Note and, when so attached, shall constitute an endorsement thereof.

The initial undersigned shall be the Group Members (as defined in the Promissory Note) party to the Secured Debt Documents on the date of the Promissory Note.  From time to time after the date thereof, additional Subsidiaries of the Group Members shall become parties to the Promissory Note (each, an “Additional Payee”) and a signatory to this endorsement by executing a counterpart signature page to the Promissory Note and to this endorsement.  Upon delivery of such counterpart signature page to the Payors, notice of which is hereby waived by the other Payees, each Additional Payee shall be a Payee and shall be as fully a Payee under the Promissory Note and a signatory to this endorsement as if such Additional Payee were an original Payee under the Promissory Note and an original signatory hereof.  Each Payee expressly agrees that its obligations arising under the Promissory Note and hereunder shall not be affected or diminished by the addition or release of any other Payee under the Promissory Note or hereunder.  This endorsement shall be fully effective as to any Payee that is or becomes a signatory hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payee to the Promissory Note or hereunder.

Dated:

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:
Name:
Title:

[NAME OF EACH SUBSIDIARY OF BORROWER]

By:
Name:
Title:

EXHIBIT K A-2

EXHIBIT L TO
FIRST LIEN CREDIT AND GUARANTY AGREEMENT

INTERCREDITOR AGREEMENT

[Provided under separate cover]

EXHIBIT L-1

EXECUTION VERSION

INTERCREDITOR AGREEMENT

dated as of August 18, 2014

among

ALION SCIENCE AND TECHNOLOGY CORPORATION,

as Borrower,

the other Grantors from time to time party hereto,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent under the Revolving Credit Agreement,

GOLDMAN SACHS LENDING PARTNERS LLC,

as Administrative Agent under the First Lien Credit Agreement,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Administrative Agent under the Second Lien Credit Agreement,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee under the Indenture

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Collateral Agent

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ii

EXHIBIT A – Refinancing Secured Debt Designation

EXHIBIT B – Form of Intercreditor Joinder—Refinancing Secured Debt

EXHIBIT C – Form of Intercreditor Joinder—Additional Grantors

EXHIBIT D – Additional Secured Obligation Designation

EXHIBIT E – Form of Intercreditor Joinder—Additional Secured Obligations

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INTERCREDITOR AGREEMENT (as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with Section 7.1 hereof, this “Agreement”) dated as of August 18, 2014 among ALION SCIENCE AND TECHNOLOGY CORPORATION, a Delaware corporation (the “Borrower”), the other Grantors from time to time party hereto, Wells Fargo Bank, National Association, as Revolving Agent (as defined below), Goldman Sachs Lending Partners LLC, as First Lien Administrative Agent (as defined below), Wilmington Trust, National Association, as Second Lien Administrative Agent (as defined below), Wilmington Trust, National Association, as Trustee (as defined below), and Wilmington Trust, National Association, as Collateral Agent (in such capacity and together with its successors and permitted assigns in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower intends to enter into a Credit Agreement dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified from time to time, including any refinancing in whole thereof if such refinancing credit agreement has been designated in accordance with the terms hereof, the “Revolving Credit Agreement”) among the Borrower, the Affiliates of the Borrower named therein, Wells Fargo Bank, National Association, as administrative agent (in such capacity and together with its successors and permitted assigns in such capacity (including the agent under any such refinancing credit agreement), the “Revolving Agent”), and the lenders party thereto, which will provide for a $65,000,000 senior secured first lien revolving credit facility.

WHEREAS, the Borrower intends to enter into a First Lien Credit and Guaranty Agreement dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified from time to time, including any refinancing in whole thereof if such refinancing credit agreement has been designated in accordance with the terms hereof, the “First Lien Credit Agreement”) among the Borrower, the Affiliates of the Borrower named therein, Goldman Sachs Lending Partners LLC, as administrative agent (in such capacity and together with its successors and permitted assigns in such capacity (including the agent under any such refinancing credit agreement), the “First Lien Administrative Agent”), and the lenders party thereto, which will provide for $285,000,000 in senior secured first lien term loan credit facilities.

WHEREAS, the Borrower intends to enter into a Second Lien Credit and Guaranty Agreement dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified from time to time, including any refinancing in whole thereof if such refinancing credit agreement has been designated in accordance with the terms hereof, the “Second Lien Credit Agreement”) among the Borrower, the Affiliates of the Borrower named therein, Wilmington Trust, National Association, as administrative agent (in such capacity and together with its successors and permitted assigns in such capacity (including the agent under any such refinancing credit agreement), the “Second Lien Administrative Agent”), and the lenders party thereto, which will provide for a $70,000,000 senior secured second lien term loan credit facility.

WHEREAS, the Borrower intends to issue Third Lien Notes (the “Notes”) in an aggregate principal amount of $210,986,000 pursuant to an Indenture dated as of the date hereof

(as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, including any refinancing in whole thereof if such refinancing indenture or other agreement has been designated in accordance with the terms hereof, the “Indenture”) among the Borrower, the guarantors party thereto and Wilmington Trust, National Association, as trustee (in such capacity and together with its successors and permitted assigns in such capacity (including the trustee, agent or other representative under any such refinancing indenture or other agreement), the “Trustee”).

WHEREAS, the Borrower and the other Grantors intend to secure the Obligations under the Revolving Credit Agreement, First Lien Credit Agreement and any other First Lien Obligations on a priority basis to the Second Lien Obligations and the Third Lien Obligations and, subject to such priority, intend to secure the Obligations under the Second Lien Credit Agreement and any other Second Lien Obligations on a junior basis to the First Lien Obligations and on a priority basis to the Third Lien Obligations, and, subject to such priority, intend to secure the Obligations under the Indenture and any other Third Lien Obligations on a junior basis to the First Lien Obligations and the Second Lien Obligations, with Liens on all present and future Collateral to the extent that such Liens have been provided for in the applicable Security Documents.

WHEREAS, this Agreement sets forth the terms on which each Secured Party has appointed the Collateral Agent to act as the collateral agent for the present and future holders of the Secured Obligations to receive, hold, maintain, administer and distribute the Collateral at any time delivered to the Collateral Agent or the subject of the Security Documents, and to enforce the Security Documents and all interests, rights, powers and remedies of the Collateral Agent with respect thereto or thereunder and the proceeds thereof.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE 1. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

SECTION 1.1 Defined Terms. Unless otherwise defined herein, terms defined in the First Lien Credit Agreement and used herein shall have the meanings given to them in the First Lien Credit Agreement. The following terms will have the following meanings:

“Accounts” means all accounts (as defined in the UCC).

“Act of Required Secured Parties” means, as to any matter at any time:

(1)                                 prior to the Discharge of Revolving Credit Obligations, a direction in writing delivered to the Collateral Agent by the Revolving Agent; provided, that to the extent that the Revolving Agent has failed to commence enforcement of remedies under the First Lien Documents with respect to the Collateral (it being understood that notification of a material portion of commercial account debtors or the filing of Assignment of Claims Act assignments with respect to all or any material portion of the Collateral or the collection of receivables and application thereof to the Revolving Credit Obligations with respect to a material portion of the Collateral will constitute such an

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enforcement of remedies and it being further understood that the Revolving Agent shall retain the right to make (A) Protective Advances (as defined in the Revolving Credit Agreement) at any time and (B) other advances at any time (1) prior to the occurrence of any Revolver Purchase Triggering Event or (2) after the First Lien Administrative Agent shall have failed to deliver a Revolver Purchase Notice to the Collateral Agent and the Revolving Agent within five Business Days after its receipt of a Revolver Right to Purchase Notice) after the passage of a period of 75 days following the Revolving Agent’s receipt of written notice from the First Lien Administrative Agent of the occurrence of any Event of Default under (and as defined in) the First Lien Credit Agreement that has not been cured (or waived by the lenders under the First Lien Credit Agreement or the First Lien Administrative Agent), “Act of Required Secured Parties” shall mean either (i) a direction in writing delivered to the Collateral Agent by the Revolving Agent or (ii) a direction in writing delivered to the Collateral Agent by the First Lien Administrative Agent. In the event that the Collateral Agent, in its reasonable discretion, determines at any time that there exists a conflict in the respective methods of enforcement selected by the Revolving Agent and the First Lien Administrative Agent, (A) the Collateral Agent shall promptly provide written notice to each of the Revolving Agent and the First Lien Administrative Agent who will use commercially reasonable efforts to agree on a mutually acceptable method of enforcement and (B) to the extent such an agreement cannot be reached within 5 Business Days of receipt of such written notice, the Collateral Agent shall follow the enforcement instructions provided by the Revolving Agent (it being understood and agreed that (x) an instruction from the Revolving Agent or the First Lien Administrative Agent not to follow a direction from the other agent without proposing an alternative method of enforcement shall not be considered a conflict in method of enforcement and (y) nothing in this definition shall be deemed to override any rights of the Collateral Agent pursuant to Section 5.11);

(2)                                 at any time after the Discharge of Revolving Credit Obligations but prior to the Discharge of First Lien Obligations, a direction in writing delivered to the Collateral Agent by the First Lien Administrative Agent; provided, however, that if at any time after the Discharge of Revolving Credit Obligations but prior to the Discharge of First Lien Obligations the only remaining First Lien Obligations are Hedging Obligations, then the term “Act of Required Secured Parties” will mean the holders of a majority of the value of all Hedge Agreements calculated as, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (x) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (y) for any date prior to the date referenced in clause (x), the amounts determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Hedge Provider or an Affiliate of a Hedge Provider); provided, further, that any Hedge Agreement with a termination value or mark-to-market value that is a negative number shall be disregarded for purposes of all calculations required by the term “Act of Required Secured Parties”;

(3)                                 at any time after the Discharge of First Lien Obligations but prior to the Discharge of Second Lien Obligations, a direction in writing delivered to the Collateral

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Agent by or with the written consent of the Required Second Lien Debtholders (or the Second Lien Administrative Agent representing the Required Second Lien Debtholders); and

(4)                                 at any time after the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations, a direction in writing delivered to the Collateral Agent by or with the written consent of the Required Third Lien Debtholders (or the Trustee representing the Required Third Lien Debtholders).

For purposes of this definition, (a) Secured Debt registered in the name of, or beneficially owned by, the Borrower or any Affiliate of the Borrower will be deemed not to be outstanding and neither the Borrower nor any Affiliate of the Borrower will be entitled to vote such Secured Debt and (b) votes will be determined in accordance with Section 7.2; provided that, for the avoidance of doubt, ASOF and Phoenix shall not be deemed to be Affiliates of the Borrower for purposes of this sentence.

“Additional Secured Obligation Designation” means a notice in substantially the form of Exhibit D.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agreement” shall mean this Intercreditor Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“ASOF” shall mean ASOF II Investments, LLC, a Delaware limited liability company.

“Asset Disposition” has the meaning set forth in Section 2.11(b)(1).

“Bank Product Obligations” means, all obligations and liabilities (whether direct or indirect, absolute or contingent, due or to become due or now existing or hereafter incurred) of the Borrower or any Grantor, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, which may arise under, out of, or in connection with any treasury, investment, depository, clearing house, wire transfer, cash management or automated clearing house transfers of funds services, credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), credit card processing services, debit cards, stored value cards, or any related services, to any Person, in each case that are designated by Borrower to the Collateral Agent and each Secured Debt Representative as Bank Product Obligations by written notice in accordance with Section 3.9 hereof. Any Bank Product Obligations owed to any Person that is a “Bank Product Provider” as such term is defined in the Revolving Credit Agreement and that is also a “Lender

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Counterparty” as such term is defined in the First Lien Credit Agreement shall be deemed to be Revolving Credit Obligations.

“Bank Product Provider” means any “Lender Counterparty” as such term is defined in the First Lien Credit Agreement or any “Bank Product Provider” as such term is defined in the Revolving Credit Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any federal, state or foreign law for the relief of debtors.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, if the general partner of the partnership is a corporation, the board of directors of the general partner of the partnership and if the general partner of the partnership is a limited liability company, the managing member or members or any controlling committee of managing members thereof of such general partner, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning set forth in the preamble.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Capital Stock” means:

(1)                                 in the case of a corporation, corporate stock;

(2)                                 in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of stock;

(3)                                 in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)                                 any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Carve-Out” has the meaning set forth in Section 2.11(a)(1).

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“Cash Collateral” means all deposit accounts (as defined in the UCC) and all funds credited thereto and all funds withdrawn from any such deposit accounts and, in any Insolvency or Liquidation Proceeding, has the meaning set forth in Section 2.11(a).

“Cash Equivalents” means:

(1)                                 United States dollars;

(2)                                 securities issued or directly and fully guaranteed or insured by the United States government (or any agency or instrumentality of the United States government); provided, that the full faith and credit of the United States is pledged in support of those securities having maturities of not more than six months from the date of acquisition;

(3)                                 certificates of deposit and Eurodollar time deposits with maturities of not more than six months from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the First Lien Credit Agreement or the Revolving Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)                                 repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above, entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)                                 commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6)                                 money market funds, the assets of which consist of at least 95% Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Class” means (1) in the case of First Lien Obligations, all First Lien Obligations, taken together, (2) in the case of Second Lien Obligations, all Second Lien Obligations, taken together, and (3) in the case of Third Lien Obligations, all Third Lien Obligations, taken together.

“Collateral” means, in the case of each Series of Secured Debt, all properties and assets of the Borrower and the other Grantors now owned or hereafter acquired in which Liens have been granted, or purported to be granted, or required to be granted, to the Collateral Agent to secure any or all of the Secured Obligations, including any property subject to Liens granted pursuant to Section 2.11, and shall exclude any properties and assets in which the Collateral Agent has released its Liens pursuant to Section 3.2; provided, that, if such Liens are released as a result of the sale, transfer or other disposition of any properties or assets of the Borrower or any other Grantor, such assets or properties will cease to be excluded from the Collateral if the Borrower or any other Grantor thereafter acquires or reacquires such assets or properties.

“Collateral Agent” has the meaning set forth in the preamble.

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“Controlling Representative” means at any time (1) prior to the Discharge of First Lien Obligations, the First Lien Representative that represents the Series of First Lien Debt with the then largest outstanding principal amount or, if there is no Series of First Lien Debt, the Hedge Provider with the largest amount of First Lien Obligations owed to it (calculated in accordance with Section 3.4 hereof), (2) after the Discharge of First Lien Obligations and prior to the Discharge of Second Lien Obligations, the Second Lien Administrative Agent and (3) after the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations, the Trustee.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with the operations of the Borrower and/or its Subsidiaries and not for speculative purposes.

“Determination Date” means February 16 and August 16 of each year, commencing on February 16, 2015.

“DIP Financing” has the meaning set forth in Section 2.11(a)(1).

“Discharge of First Lien Obligations” means the occurrence of all of the following:

(1)                                 termination or expiration of all commitments to extend credit that would constitute First Lien Debt;

(2)                                 with respect to each Series of First Lien Debt, payment in full in cash of the principal of and interest and premium (if any) on all First Lien Debt of such Series (other than any undrawn letters of credit);

(3)                                 with respect to any undrawn letters of credit constituting First Lien Debt, either (x) discharge or cash collateralization (at the lower of (A) 103% of the aggregate undrawn amount and (B) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable First Lien Document) of all outstanding letters of credit constituting First Lien Debt, (y) the issuance of a back to back letter of credit in favor of the issuer of each such outstanding letter of credit in an amount equal to the amount described in clause (x) above and issued by a financial institution reasonably acceptable to such issuer or (z) the issuer of each such letter of credit has notified the Collateral Agent in writing that alternative arrangements satisfactory to such issuer and to the holders of the related Series of First Lien Debt that has reimbursement obligations with respect thereto have been made; and

(4)                                 payment in full in cash of all other First Lien Obligations that are outstanding and unpaid at the time the First Lien Debt is paid in full in cash or, in the case of Hedging Obligations, the cash collateralization of all such Hedging Obligations (or other arrangements with respect to all such Hedging Obligations) on terms satisfactory to each applicable counterparty, and the expiration or termination of all outstanding transactions under Hedging Agreements (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time but which survive any such discharge to the extent applicable).

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“Discharge of Revolving Credit Obligations” means the occurrence of all of the following:

(1)                                 termination or expiration of all commitments to extend credit under the Revolving Credit Agreement;

(2)                                 payment in full in cash of the principal of and interest and premium (if any) on all First Lien Debt under the Revolving Credit Agreement (other than any undrawn letters of credit);

(3)                                 with respect to any undrawn letters of credit issued under the Revolving Credit Agreement, either (x) discharge or cash collateralization (at the lower of (A) 103% of the aggregate undrawn amount and (B) the percentage of the aggregate undrawn amount required for release of liens under the terms of the Revolving Credit Agreement) of all outstanding letters of credit issued under the Revolving Credit Agreement, (y) the issuance of a back to back letter of credit in favor of the issuer of each such outstanding letter of credit in an amount equal to the amount described in clause (x) above and issued by a financial institution reasonably acceptable to such issuer or (z) the issuer of each such letter of credit issued under the Revolving Credit Agreement has notified the Collateral Agent in writing that alternative arrangements satisfactory to such issuer and to the lenders under the Revolving Credit Agreement have been made; and

(4)                                 payment in full in cash of all other Revolving Credit Obligations that are outstanding and unpaid at the time the First Lien Debt under the Revolving Credit Agreement is paid in full in cash or, in the case of Hedging Obligations owed to Hedge Providers (as defined in the Revolving Credit Agreement), the cash collateralization of all such Hedging Obligations (or other arrangements with respect to all such Hedging Obligations) on terms satisfactory to each applicable counterparty, and the expiration or termination of all outstanding transactions under the applicable Hedging Agreements (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time but which survive any such discharge to the extent applicable).

“Discharge of Second Lien Obligations” means the occurrence of all of the following:

(1)                                 termination or expiration of all commitments to extend credit that would constitute Second Lien Debt;

(2)                                 payment in full in cash of the principal of and interest and premium (if any) on all Second Lien Debt; and

(3)                                 payment in full in cash of all other Second Lien Obligations that are outstanding and unpaid at the time the Second Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time but which survive any such discharge to the extent applicable).

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“First Lien” means a Lien granted, or purported to be granted, by a Security Document to the Collateral Agent, at any time, upon any property of the Borrower or any other Grantor to secure First Lien Obligations.

“First Lien Administrative Agent” has the meaning set forth in the recitals.

“First Lien Cap” means at any date, the sum of:

(1)                                 the aggregate principal amount of First Lien Obligations incurred under the First Lien Credit Agreement up to, but not in excess of, $285,000,000 less the amount of all permanent repayments and prepayments thereunder; plus

(2)                                 the aggregate principal amount of First Lien Obligations incurred under the Revolving Credit Agreement (including the undrawn amount of all letters of credit issued under the Revolving Credit Agreement) up to, but not in excess of, $65,000,000 plus up to an additional $6,500,000 for over advances and protective advances under the Revolving Credit Agreement, less the amount of all permanent repayments, prepayments and commitment reductions thereunder; plus

(3)                                 amounts in respect of interest (including capitalized interest), fees and premiums, if any, on First Lien Obligations; plus

(4)                                 Hedging Obligations and Bank Product Obligations that are First Lien Obligations; plus

(5)                                 if there is an Insolvency or Liquidation Proceeding, $30,000,000 solely for a DIP Financing; plus

(6)                                 all other First Lien Obligations that are not of the type included in clauses (1) through (5) above, including, without limitation, expense reimbursement obligations and indemnification obligations.

“First Lien Credit Agreement” has the meaning set forth in the recitals.

“First Lien Debt” means:

(1)                                 any Funded Debt now or hereafter incurred under the Revolving Credit Agreement (including letters of credit and reimbursement obligations with respect thereto) that was permitted to be incurred and secured under each applicable Secured Debt Document (or as to which the lenders under the Revolving Credit Agreement or their First Lien Representative obtained an Officers’ Certificate at the time of incurrence (or with respect to any of the Revolving Credit Obligations, at the time of the execution and delivery of the Revolving Credit Agreement) to the effect that such Funded Debt was permitted to be incurred and secured by all applicable Secured Debt Documents);

(2)                                 any Funded Debt now or hereafter incurred under the First Lien Credit Agreement that was permitted to be incurred and secured under each applicable Secured Debt Document (or as to which the lenders under the First Lien Credit Agreement or their

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First Lien Representative obtained an Officers’ Certificate at the time of incurrence to the effect that such Funded Debt was permitted to be incurred and secured by all applicable Secured Debt Documents); and

(3)                                 any other Funded Debt consisting of either (x) Funded Debt incurred under any refinancing in whole or in part (subject to any applicable restrictions in the Secured Debt Documents) of the Revolving Credit Agreement or (y) Funded Debt incurred under any refinancing in whole or in part (subject to any applicable restrictions in the Secured Debt Documents) of the First Lien Credit Agreement, in each case that is secured by a First Lien and that was permitted to be incurred and permitted to be so secured under each applicable Secured Debt Document; provided, in the case of any Funded Debt referred to in this clause (3), that:

(a)                                 on or before the date on which such Funded Debt is incurred by the Borrower, such Funded Debt is designated by the Borrower as “First Lien Debt” for the purposes of the Secured Debt Documents in a Refinancing Secured Debt Designation executed and delivered to the Collateral Agent and each then existing Secured Debt Representative, and, in the case of a refinancing in whole, after the execution and delivery of such a Refinancing Secured Debt Designation, the Secured Debt Document governing such Funded Debt shall be deemed to be the Revolving Credit Agreement or the First Lien Credit Agreement hereunder, as applicable; provided, that no Funded Debt may be simultaneously designated as constituting more than one Series of Secured Debt;

(b)                                 unless the Secured Debt Representative for such Funded Debt is already party to this Agreement as the Revolving Agent or the First Lien Administrative Agent, as applicable, such Secured Debt Representative for such Funded Debt executes and delivers an Intercreditor Joinder to the Collateral Agent and each then existing Secured Debt Representative, and, in the case of a refinancing in whole, after the execution and delivery of such an Intercreditor Joinder, such Secured Debt Representative shall be deemed to be the Revolving Agent or the First Lien Administrative Agent hereunder, as applicable;

(c)                                  with respect to any real property Collateral, the Borrower and each of the other Grantors shall take actions of a similar nature as described in Section 3.9(d);

(d)                                 all such Funded Debt incurred under clause (3)(x) above (x) shall vote as a single Class on all matters as directed by Act of Required Secured Parties, (y) shall not provide for different payment or lien priorities among various tranches of such Funded Debt and (z) shall have appointed the Revolving Agent as its Secured Debt representative hereunder; and

(e)                                  all such Funded Debt incurred under clause (3)(y) above (x) shall vote as a single Class on all matters as directed by the Requisite Lenders (under and as defined in the First Lien Credit Agreement), (y) shall not provide for different payment or lien priorities among various tranches of such Funded Debt

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and (z) shall have appointed the First Lien Administrative Agent as its Secured Debt Representative hereunder.

For the avoidance of doubt, Hedging Obligations and Bank Product Obligations do not constitute First Lien Debt but may constitute First Lien Obligations.

“First Lien Documents” means the Revolving Credit Agreement, the First Lien Credit Agreement, any other agreements pursuant to which any First Lien Debt is incurred and the First Lien Security Documents.

“First Lien Excluded Obligations” has the meaning set forth in Section 2.17(d)(3).

“First Lien Obligations” means the First Lien Debt and all other Obligations in respect of First Lien Debt including, without limitation, any Post-Petition Claims, together with all Hedging Obligations, all Bank Product Obligations and all Guarantees of any of the foregoing. In addition to the foregoing, all obligations owing to the Collateral Agent in its capacity as such, whether pursuant to this Agreement or one or more of the First Lien Documents, Second Lien Documents or Third Lien Documents, shall in each case be deemed to constitute First Lien Obligations (with the obligations described in this sentence being herein the “Collateral Agent Obligations”), which Collateral Agent Obligations shall be entitled to the priority provided in clause FIRST of Section 3.4(a).

“First Lien Purchase” has the meaning set forth in Section 2.17(c).

“First Lien Purchase Date” has the meaning set forth in Section 2.17(c).

“First Lien Purchase Event of Default” means (A) as used in Section 2.17(a)(1), the occurrence of any event of default (i) which arises under Section 8.01(a) or as a result of a breach of Section 6 of the First Lien Credit Agreement that has not been cured (or waived by the lenders under the First Lien Credit Agreement or the First Lien Administrative Agent) or under Section 8.01(a) or as a result of a breach of Section 6 of the Second Lien Credit Agreement or (ii) under Section 6.01(1) or Section 6.01(2) of the Indenture or as a result of a breach of Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.13, 4.18 or 5.01 of the Indenture or (B) as used in Section 2.17(a)(2), the occurrence of any event of default (i) which arises under Section 8.01 or as a result of a breach of Section 6 or 7 of the Revolving Credit Agreement that has not been cured (or waived by the lenders under the Revolving Credit Agreement or the Revolving Administrative Agent) or under Section 8.01(a) or as a result of a breach of Section 6 of the Second Lien Credit Agreement or (ii) under Section 6.01(1) or Section 6.01(2) of the Indenture or as a result of a breach of Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.13, 4.18 or 5.01 of the Indenture.

“First Lien Purchase Notice” has the meaning set forth in Section 2.17(b).

“First Lien Purchase Obligations” has the meaning set forth in Section 2.17(b).

“First Lien Purchase Price” has the meaning set forth in Section 2.17(d)(1).

“First Lien Purchase Triggering Event” has the meaning set forth in Section 2.17(a).

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“First Lien Purchasing Parties” has the meaning set forth in Section 2.17(c).

“First Lien Recovery” has the meaning set forth in Section 2.11(g).

“First Lien Representative” means:

(a)                                 in the case of the Revolving Credit Agreement, the Revolving Agent; and

(b)                                 in the case of the First Lien Credit Agreement, the First Lien Administrative Agent.

“First Lien Right to Purchase Notice” has the meaning set forth in Section 2.17(a).

“First Lien Secured Parties” means the holders of First Lien Obligations, each First Lien Representative and the Collateral Agent.

“First Lien Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Borrower or any other Grantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent, for the benefit of any of the First Lien Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and Section 7.1.

“Funded Debt” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)                                 in respect of borrowed money or advances; or

(2)                                 evidenced by loan agreements, bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof).

For the avoidance of doubt, “Funded Debt” shall not include Hedging Obligations or Bank Product Obligations.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Grantors” means the Borrower, the Guarantors and any other Person (if any) that at any time provides collateral security for any Secured Obligations.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner including, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect

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thereof, of all or any part of any Funded Debt (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means, with respect to any First Lien Obligations, each person who has Guaranteed payment of any First Lien Obligations, with respect to any Second Lien Obligations, each person who has Guaranteed payment of any Second Lien Obligations and, with respect to any Third Lien Obligations, each person who has Guaranteed payment of any Third Lien Obligations.

“Hedge Agreement” means any Interest Rate Agreement or Currency Agreement between any Grantor and any Hedge Provider; provided that the requirements of Section 3.9 have been complied with. As used herein, “Hedge Agreement” shall include both any Interest Rate Agreement or Currency Agreement constituting a “master agreement” and any related Swap Transaction.

“Hedge Modification” has the meaning set forth in Section 3.9(d)(1).

“Hedge Mortgage” has the meaning set forth in Section 3.9(d)(1).

“Hedge Mortgaged Property” has the meaning set forth in Section 3.9(d)(1).

“Hedge Provider” means any “Lender Counterparty” as such term is defined in the First Lien Credit Agreement or any “Hedge Provider” as such term is defined in the Revolving Credit Agreement.

“Hedge Title Datedown Product” has the meaning set forth in Section 3.9(d)(3).

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under any Hedge Agreement. Any Hedging Obligations owed to any Person that is a “Hedge Provider” as such term is defined in the Revolving Credit Agreement and that is also a “Lender Counterparty” as such term is defined in the First Lien Credit Agreement shall be deemed to be Revolving Credit Obligations.

“Indemnified Liabilities” means any and all liabilities (including all environmental liabilities), obligations, losses, damages, penalties, actions, judgments, suits, costs, taxes, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, performance, administration or enforcement of this Agreement or any of the other Security Documents, including any of the foregoing relating to the use of proceeds of any Secured Debt or the violation of, noncompliance with or liability under, any law (including environmental laws) applicable to or enforceable against the Borrower, any of its Subsidiaries or any other Grantor or any of the Collateral and all reasonable costs and expenses (including reasonable fees and expenses of legal counsel selected by the Indemnitee) incurred by any Indemnitee in connection with any claim, action, investigation or proceeding in any respect relating to any of the foregoing, whether or not suit is brought.

“Indemnitee” has the meaning set forth in Section 7.12(a).

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“Indenture” has the meaning set forth in the recitals.

“Insolvency or Liquidation Proceeding” means:

(1)                                 any voluntary or involuntary case commenced by or against the Borrower or any other Grantor under the Bankruptcy Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization, receivership, liquidation or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2)                                 any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)                                 any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intercreditor Joinder” means (i) with respect to the provisions of this Agreement relating to any Funded Debt described in clause (3) of the definition of “First Lien Debt”, in clause (2) of the definition of “Second Lien Debt” or clause (2) of the definition of “Third Lien Debt”, an agreement substantially in the form of Exhibit B, (ii) with respect to the provisions of this Agreement relating to the addition of additional Grantors, an agreement substantially in the form of Exhibit C and (iii) with respect to the provisions of this Agreement relating to any Hedging Obligations or Bank Product Obligations, an agreement substantially in the form of Exhibit E.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect the Borrower or any of its Subsidiaries against fluctuations in interest rates and is not for speculative purposes.

“LC Cash Collateral Account” has the meaning set forth in Section 2.17(d)(2).

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, in each case of any kind, to secure payment of a debt or performance of an obligation and any option, call, trust (contractual, statutory, deemed, equitable, constructive, resulting or otherwise), UCC Financing Statement, any right of set-off or recoupment or preferential arrangement having the practical effect of any of the foregoing.

“Material Event of Default” means the occurrence of any event of default (i) which arises under Section 8.01(a) or as a result of a breach of Section 6 of the First Lien Credit Agreement or under Section 8.01(a) or as a result of a breach of Section 6 of the Second Lien Credit Agreement that has not been cured (or waived by the lenders under the Second Lien

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Credit Agreement or the Second Lien Administrative Agent) or (ii) under Section 6.01(1) or Section 6.01(2) of the Indenture or as a result of a breach of Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.13, 4.18 or 5.01 of the Indenture that has not been cured (or waived by the holders under the Indenture).

“Moody’s” means Moody’s Investors Service, Inc., and its successors and assigns.

“Notes” has the meaning set forth in the recitals.

“Note Documents” means the Indenture, the Notes and the Third Lien Security Documents securing the Obligations in respect thereof.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the applicable Secured Debt Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses, charges and other liabilities payable under the documentation governing any Secured Obligations.

“Officers’ Certificate” means a certificate with respect to compliance with a condition or covenant provided for in this Agreement, signed on behalf of the Borrower by two officers of the Borrower, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower, including:

(a)                                 a statement that the Person making such certificate has read such covenant or condition;

(b)                                 a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate are based;

(c)                                  a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)                                 a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

“Permitted Prior Lien” means any Lien that has priority over the Lien of the Collateral Agent for the benefit of the First Lien Secured Parties which Lien was permitted under each First Lien Document.

“Permitted Revolver Actions” means (a) at all times, (i) the establishment of borrowing base reserves, collateral ineligibles or other conditions for advances, (ii) the changing of advance rates or advance sub-limits, (iii) the imposition of a default rate or late fee, (iv) the cessation of lending pursuant to the provisions of the Revolving Credit Agreement including upon the

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occurrence of a default or the existence of an overadvance, (v) the acceleration of the First Lien Obligations under the Revolving Credit Agreement and (vi) the exercise by the Revolving Agent of control over any Deposit Account and the withdrawal and application of funds on deposit therein, in each case, in accordance with Section 5.15 and (b) so long as no event of default has been declared under the Revolving Credit Agreement by the Revolving Agent and is continuing, (i) cash sweeps that are permitted pursuant to the terms of the Revolving Credit Agreement relating to dominion over bank accounts and (ii) the collection and application to the Revolving Credit Obligations of Accounts or other monies deposited from time to time in Deposit Accounts.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Phoenix” means Phoenix Investment Adviser LLC, a Delaware limited liability company, on behalf of certain private funds and accounts managed by it.

“Post-Petition Claims” means interest, fees, expenses and other charges that pursuant to the First Lien Documents, Second Lien Documents or Third Lien Documents, as applicable, become due and payable as a result of, or continue to accrue after, the commencement of any Insolvency of Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are enforceable, allowable or allowed in any such Insolvency or Liquidation Proceeding.

“Reaffirmation Agreement” means an agreement reaffirming the security interests granted to the Collateral Agent in substantially the form attached as Exhibit 1 to Exhibit A of this Agreement.

“Refinancing Secured Debt Designation” means a notice is substantially the form of Exhibit A.

“Required Second Lien Debtholders” means, at any time, the holders of more than 50% of the sum of:

(a)                                 the aggregate outstanding principal amount of Second Lien Debt (including outstanding letters of credit whether or not then available or drawn); and

(b)                                 other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Second Lien Debt.

For purposes of this definition, (a) Second Lien Debt registered in the name of, or beneficially owned by, the Borrower or any Affiliate of the Borrower will be deemed not to be outstanding, and neither the Borrower nor any Affiliate of the Borrower will be entitled to vote any of the Second Lien Debt and (b) votes will be determined in accordance with the provisions of Section 7.2; provided that, for the avoidance of doubt, ASOF and Phoenix shall not be deemed to be Affiliates of the Borrower for purposes of this sentence.

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“Required Third Lien Debtholders” means, at any time, the holders of more than 50% of the sum of:

(a)                                 the aggregate outstanding principal amount of Third Lien Debt (including outstanding letters of credit whether or not then available or drawn); and

(b)                                 other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Third Lien Debt.

For purposes of this definition, (a) Third Lien Debt registered in the name of, or beneficially owned by, the Borrower or any Affiliate of the Borrower will be deemed not to be outstanding, and neither the Borrower nor any Affiliate of the Borrower will be entitled to vote any of the Third Lien Debt and (b) votes will be determined in accordance with the provisions of Section 7.2; provided that, for the avoidance of doubt, ASOF and Phoenix shall not be deemed to be Affiliates of the Borrower for purposes of this sentence.

“Revolver Purchase” has the meaning set forth in Section 2.20(c).

“Revolver Purchase Date” has the meaning set forth in Section 2.20(c).

“Revolver Purchase LC Cash Collateral Account” has the meaning set forth in Section 2.20(d)(2).

“Revolver Purchase Notice” has the meaning set forth in Section 2.20(b).

“Revolver Purchase Obligations” has the meaning set forth in Section 2.20(b).

“Revolver Purchase Price” has the meaning set forth in Section 2.20(d)(1).

“Revolver Purchase Triggering Event” has the meaning set forth in Section 2.20(a).

“Revolver Purchasing Parties” has the meaning set forth in Section 2.20(c).

“Revolver Right to Purchase Notice” has the meaning set forth in Section 2.20(a).

“Revolving Agent” has the meaning set forth in the recitals.

“Revolving Credit Agreement” has the meaning set forth in the recitals.

“Revolving Credit Obligations” means all outstanding First Lien Debt under the Revolving Credit Agreement and all other First Lien Obligations arising in connection with the Revolving Credit Agreement, together with all Hedging Obligations owed to Hedge Providers (as defined in the Revolving Credit Agreement) and all Bank Product Obligations owed to Bank Product Providers (as defined in the Revolving Credit Agreement) (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Revolving Credit Agreement, even if

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such interest is not enforceable, allowable or allowed as a claim in such proceeding), and including the discharge or cash collateralization (at the lower of (1) 103% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the Revolving Credit Agreement) of all outstanding letters of credit constituting First Lien Debt under the Revolving Credit Agreement.

“S&P” means Standard & Poor’s Ratings Group and its successors and assigns.

“Second Lien” means a Lien granted, or purported to be granted, by a Security Document to the Collateral Agent, at any time, upon any property of the Borrower or any other Grantor to secure Second Lien Obligations.

“Second Lien Administrative Agent” has the meaning set forth in the recitals.

“Second Lien Cap” means at any date, the sum of:

(1)                                 the aggregate principal amount of Second Lien Obligations incurred under the Second Lien Credit Agreement up to, but not in excess of, $70,000,000 plus the amount of any additional Indebtedness of the Grantors under the Second Lien Documents incurred in the form of a Specified Contribution (as defined in the First Lien Credit Agreement) less the amount of all permanent repayments and prepayments thereunder; plus

(2)                                 amounts in respect of interest (including capitalized interest), fees and premiums, if any, on Second Lien Obligations; plus

(3)                                 [Reserved]; plus

(4)                                 if there is an Insolvency or Liquidation Proceeding, $30,000,000 solely for a DIP Financing, to the extent permitted pursuant to Section 2.11(a); plus

(5)                                 all other Second Lien Obligations that are not of the type included in clauses (1) through (4) above, including, without limitation, expense reimbursement obligations and indemnification obligations.

“Second Lien Credit Agreement” has the meaning set forth in the recitals.

“Second Lien Debt” means:

(1)                                 any Funded Debt now or hereafter incurred under the Second Lien Credit Agreement that was permitted to be incurred and secured under each applicable Secured Debt Document (or as to which the lenders under the Second Lien Credit Agreement or the Second Lien Administrative Agent obtained an Officers’ Certificate at the time of incurrence to the effect that such Funded Debt was permitted to be incurred and secured by all applicable Secured Debt Documents); and

(2)                                 any other Funded Debt consisting of Funded Debt incurred under any refinancing in whole or in part (subject to any applicable restrictions in the Secured Debt

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Documents) of the Second Lien Credit Agreement that is secured by a Second Lien and that was permitted to be incurred and permitted to be so secured under each applicable Secured Debt Document; provided, in the case of any Funded Debt referred to in this clause (2), that

(a)                                 on or before the date on which such Funded Debt is incurred by the Borrower, such Funded Debt is designated by the Borrower as “Second Lien Debt” for the purposes of the Secured Debt Documents in a Refinancing Secured Debt Designation executed and delivered to the Collateral Agent and each then existing Secured Debt Representative, and, in the case of a refinancing in whole, after the execution and delivery of such a Refinancing Secured Debt Designation, the Secured Debt Document governing such Funded Debt shall be deemed to be the Second Lien Credit Agreement hereunder; provided, that no Funded Debt may be simultaneously designated as constituting more than one Series of Secured Debt;

(b)                                 unless the Secured Debt Representative for such Funded Debt is already party to this Agreement as the Second Lien Administrative Agent, such Secured Debt Representative for such Funded Debt executes and delivers an Intercreditor Joinder to the Collateral Agent and each then existing Secured Debt Representative, and, in the case of a refinancing in whole, after the execution and delivery of such an Intercreditor Joinder, such Secured Debt Representative shall be deemed to be the Second Lien Administrative Agent hereunder;

(c)                                  with respect to any real property Collateral, the Borrower and each of the other Grantors shall take actions of a similar nature as described in Section 3.9(d); and

(d)                                 all such Funded Debt incurred under this clause (2) (x) shall vote as a single Class on all matters, (y) shall not provide for different payment or lien priorities among various tranches of such Funded Debt and (z) shall have appointed the Second Lien Administrative Agent as its Secured Debt representative hereunder.

“Second Lien Documents” means, the Second Lien Credit Agreement, any other agreement pursuant to which any Second Lien Debt is incurred and the Second Lien Security Documents.

“Second Lien Excluded Obligations” has the meaning set forth in Section 2.18(d)(2).

“Second Lien Obligations” means Second Lien Debt and all other Obligations in respect thereof including, without limitation, any Post-Petition Claims, and all Guarantees of any of the foregoing.

“Second Lien Purchase” has the meaning set forth in Section 2.18(c).

“Second Lien Purchase Date” has the meaning set forth in Section 2.18(c).

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“Second Lien Purchase Event of Default” means the occurrence of any event of default which arises (i) under Section 8.01(a) or as a result of a breach of Section 6 of the First Lien Credit Agreement that has not been cured (or waived by the lenders under the First Lien Credit Agreement or the First Lien Administrative Agent), (ii) under Section 8.01 or as a result of a breach of Section 6 or 7 of the Revolving Credit Agreement that has not been cured (or waived by the lenders under the Revolving Credit Agreement or the Revolving Administrative Agent) or (iii) under Section 6.01(1) or Section 6.01(2) of the Indenture or as a result of a breach of Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.13, 4.18 or 5.01 of the Indenture.

“Second Lien Purchase Notice” has the meaning set forth in Section 2.18(b).

“Second Lien Purchase Obligations” has the meaning set forth in Section 2.18(b).

“Second Lien Purchase Price” has the meaning set forth in Section 2.18(d)(1).

“Second Lien Purchase Triggering Event” has the meaning set forth in Section 2.18(a).

“Second Lien Purchasing Parties” has the meaning set forth in Section 2.18(c).

“Second Lien Recovery” has the meaning set forth in Section 2.11(g).

“Second Lien Right to Purchase Notice” has the meaning set forth in Section 2.18(a).

“Second Lien Secured Parties” means the holders of Second Lien Obligations and the Second Lien Administrative Agent.

“Second Lien Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Borrower or any other Grantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent, for the benefit of any of the Second Lien Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and Section 7.1.

“Second Lien Standstill Period” has the meaning set forth in Section 2.5(a).

“Secured Debt” means First Lien Debt, Second Lien Debt and Third Lien Debt.

“Secured Debt Default” means any event or condition that, under the terms of any credit agreement, indenture or other agreement governing any Series of Secured Debt causes, or permits holders of Secured Debt outstanding thereunder (with or without the giving of notice or lapse of time, or both, and whether or not notice has been given or time has lapsed) to cause, the Secured Debt outstanding thereunder to become immediately due and payable.

“Secured Debt Documents” means the First Lien Documents, the Second Lien Documents and the Third Lien Documents.

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“Secured Debt Representative” means each First Lien Representative, the Second Lien Administrative Agent and the Trustee.

“Secured Obligations” means First Lien Obligations, Second Lien Obligations and Third Lien Obligations.

“Secured Parties” means the holders of Secured Obligations, the Secured Debt Representatives and the Collateral Agent.

“Security Documents” means this Agreement, each Intercreditor Joinder, each First Lien Security Document, each Second Lien Security Document and each Third Lien Security Document, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and Section 7.1.

“Series of First Lien Debt” means, severally, Funded Debt under the Revolving Credit Agreement and Funded Debt under the First Lien Credit Agreement. For the avoidance of doubt, all reimbursement obligations in respect of letters of credit issued pursuant to a First Lien Document shall be part of the same Series of First Lien Debt as all other First Lien Debt incurred pursuant to such First Lien Document.

“Series of Secured Debt” means, severally, each Series of First Lien Debt, Funded Debt under the Second Lien Credit Agreement and the Notes.

“Specified Cash Payment Event” means, as of any Determination Date, either (a) an Event of Default (as defined in the relevant agreement) then exists under the First Lien Credit Agreement or the Second Lien Credit Agreement or (b) the Borrower has failed to show Consolidated EBITDA (as defined in the First Lien Credit Agreement) for the most recent four fiscal quarter period ended prior to such Determination Date of $54,000,000 or greater, as set forth in a Compliance Certificate (as defined in the First Lien Credit Agreement) to be delivered to the First Lien Administrative Agent prior to such Determination Date.

“Subsidiary” means, with respect to any specified Person:

(1)                                 any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)                                 any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Surviving First Lien Obligations” has the meaning set forth in Section 2.17(c).

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“Surviving Revolving Obligations” has the meaning set forth in Section 2.20(c).

“Surviving Second Lien Obligations” has the meaning set forth in Section 2.18(c).

“Swap Transactions” means any and all such transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any Hedge Agreement.

“Third Lien” means a Lien granted, or purported to be granted, by a Security Document to the Collateral Agent, at any time, upon any property of the Borrower or any other Grantor to secure Third Lien Obligations.

“Third Lien Cap” means at any date, the sum of:

(1)                                 the aggregate principal amount of Third Lien Obligations incurred under the Indenture up to, but not in excess of, $210,986,000 less the amount of all permanent repayments and prepayments thereunder; plus

(2)                                 amounts in respect of interest (including capitalized interest and any PIK Notes (as defined in the Indenture as in effect on the date hereof) issued from time to time to pay PIK Interest (as defined in the Indenture as in effect on the date hereof) on the Notes in accordance with the terms of the Indenture), fees and premiums, if any, on Third Lien Obligations; plus

(3)                                 if there is an Insolvency or Liquidation Proceeding, $30,000,000 solely for a DIP Financing, to the extent permitted pursuant to Section 2.11(a); plus

(4)                                 all other Third Lien Obligations that are not of the type included in clauses (1) through (3) above, including, without limitation, expense reimbursement obligations and indemnification obligations.

“Third Lien Debt” means:

(1)                                 the Notes issued on the date hereof and any PIK Notes (as defined in the Indenture as in effect on the date hereof) issued from time to time to pay PIK Interest (as defined in the Indenture as in effect on the date hereof) on the Notes in accordance with the terms of the Indenture; and

(2)                                 any other Funded Debt consisting of Funded Debt incurred under any refinancing in whole or in part (subject to any applicable restrictions in the Secured Debt Documents) of the Notes that is secured by a Third Lien and that was permitted to be incurred and permitted to be so secured under each applicable Secured Debt Document; provided, in the case of any Funded Debt referred to in clause (2) of this definition, that:

(a)                                 on or before the date on which such Funded Debt is incurred by the Borrower, such Funded Debt is designated by the Borrower as “Third Lien Debt” for the purposes of the Secured Debt Documents in a Refinancing Secured Debt Designation executed and delivered to the Collateral Agent and each then existing

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Secured Debt Representative, and, in the case of a refinancing in whole, after the execution and delivery of such a Refinancing Secured Debt Designation, the Secured Debt Document governing such Funded Debt shall be deemed to be the Indenture hereunder; provided, that no Funded Debt may be simultaneously designated as constituting more than one Series of Secured Debt;

(b)                                 unless the Secured Debt Representative for such Funded Debt is already party to this Agreement as the Trustee, such Secured Debt Representative for such Funded Debt executes and delivers an Intercreditor Joinder to the Collateral Agent and each then existing Secured Debt Representative, and, in the case of a refinancing in whole, after the execution and delivery of such an Intercreditor Joinder, such Secured Debt Representative shall be deemed to be the Trustee hereunder;

(c)                                  with respect to any real property Collateral, the Borrower and each of the other Grantors shall take actions of a similar nature as described in Section 3.9(d); and

(d)                                 all such Funded Debt incurred under this clause (2) (x) shall vote as a single Class on all matters, (y) shall not provide for different payment or lien priorities among various tranches of such Funded Debt and (z) shall have appointed the Trustee as its Secured Debt representative hereunder.

“Third Lien Documents” means, collectively, the Note Documents, any other agreement pursuant to which any Third Lien Debt is incurred and the Third Lien Security Documents.

“Third Lien Obligations” means Third Lien Debt and all other Obligations in respect thereof including, without limitation, any Post-Petition Claims, and all Guarantees of any of the foregoing.

“Third Lien Secured Parties” means the holders of Third Lien Obligations and the Trustee.

“Third Lien Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Borrower or any other Grantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent, for the benefit of any of the Third Lien Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and Section 7.1.

“Third Lien Standstill Period” has the meaning set forth in Section 2.5(c).

“Trustee” has the meaning set forth in the recitals.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is

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governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

SECTION 1.2 Other Definition Provisions.

(a)                                 The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule, Exhibit and Annex references, are to this Agreement unless otherwise specified. References to any Schedule, Exhibit or Annex shall mean such Schedule, Exhibit or Annex as amended or supplemented from time to time in accordance with this Agreement.

(b)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)                                  The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein shall mean payment in cash in immediately available funds.

(d)                                 The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

(e)                                  All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

(f)                                   All terms used in this Agreement that are defined in Article 9 of the UCC and not otherwise defined herein have the meanings assigned to them in Article 9 of the UCC.

(g)                                  Notwithstanding anything to the contrary in this Agreement, any references contained herein to any section, clause, paragraph, definition or other provision of the Indenture (including any definition contained therein) shall be deemed to be a reference to such section, clause, paragraph, definition or other provision as in effect on the date of this Agreement; provided, that any reference to any such section, clause, paragraph or other provision shall refer to such section, clause, paragraph or other provision of the Indenture (including any definition contained therein) as amended or modified from time to time if such amendment or modification has been (1) made in accordance with the Indenture and (2) prior to the Discharge of First Lien Obligations and the Discharge of the Second Lien Obligations, approved in a writing delivered to the Trustee and the Collateral Agent by, or on behalf of, the requisite First Lien Secured Parties and the requisite Second Lien Secured Parties as are needed (if any) under

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the terms of the applicable First Lien Documents and the applicable Second Lien Documents to approve such amendment or modification. Unless otherwise set forth herein, references to principal amount shall include, without duplication, any reimbursement obligations with respect to a letter or credit and the face amount thereof (whether or not such amount is, at the time of determination, drawn or available to be drawn).

This Agreement and the other Security Documents will be construed without regard to the identity of the party who drafted it and as though the parties participated equally in drafting it. Consequently, each of the parties acknowledges and agrees that any rule of construction that a document is to be construed against the drafting party will not be applicable either to this Agreement or the other Security Documents.

ARTICLE 2. INTERCREDITOR MATTERS

SECTION 2.1 [Reserved].

SECTION 2.2 [Reserved].

SECTION 2.3 [Reserved].

SECTION 2.4 Priority of Liens between Classes.

Notwithstanding anything else contained herein or in any other Security Document, and notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the First Lien Obligations granted on the Collateral, of any Liens securing the Second Lien Obligations granted on the Collateral or of any Liens securing the Third Lien Obligations granted on the Collateral and notwithstanding any provision of the UCC, the time of incurrence of any Series of Secured Debt or the time of incurrence of any other First Lien Obligation, Second Lien Obligation or Third Lien Obligation or any other applicable law or any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance or otherwise of, the Liens securing the First Lien Obligations, the subordination of such Liens to any other Liens, or any other circumstance whatsoever, whether or not any Insolvency or Liquidation Proceeding has been commenced against the Borrower or any other Grantor (and during such Insolvency or Liquidation Proceeding), it is the intent of the parties that, and the parties hereto agree for themselves and the First Lien Secured Parties, the Second Lien Secured Parties and Third Lien Secured Parties represented by them that:

(1)                                 this Agreement and the other Security Documents create three separate and distinct Liens securing three separate and distinct Classes of Obligations: (i) the First Lien securing the payment and performance of the First Lien Obligations, (ii) the Second Lien securing the payment and performance of the Second Lien Obligations and (iii) the Third Lien securing the payment and performance of the Third Lien Obligations;

(2)                                 any Liens on Collateral securing the Second Lien Obligations now or hereafter held by the Collateral Agent for the benefit of the Second Lien Secured Parties or held by any Second Lien Secured Party, in each case, whether by grant,

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possession, statute, operation of law, subrogation or otherwise, are subject, junior and subordinate to any Liens on Collateral securing any First Lien Obligation; and

(3)                                 any Liens on Collateral securing the Third Lien Obligations now or hereafter held by the Collateral Agent for the benefit of the Third Lien Secured Parties or held by any Third Lien Secured Party, in each case, whether by grant, possession, statute, operation of law, subrogation or otherwise, are subject, junior and subordinate to (x) any Liens on Collateral securing any First Lien Obligation and (y) any Liens on Collateral securing any Second Lien Obligation.

For the avoidance of doubt, in the event that any Second Lien Secured Party or Third Lien Secured Party becomes a judgment lien creditor as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes hereof (including the priority of Liens).

SECTION 2.5 Restrictions on Enforcement of Second Liens and Third Liens.

(a)                                 Until the Discharge of First Lien Obligations, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, the First Lien Secured Parties, acting by an Act of Required Secured Parties, will have, subject to the exceptions set forth below in clauses (1) through (4), the exclusive right to authorize and direct the Collateral Agent with respect to each of the First Lien Security Documents, the Second Lien Security Documents and the Third Lien Security Documents and the Collateral including, without limitation, the exclusive right to authorize or direct the Collateral Agent to foreclose, execute, levy, or collect on, take possession or control of, sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Collateral, or otherwise exercise or enforce remedial rights with respect to Collateral under the First Lien Documents, the Second Lien Documents or the Third Lien Documents (including by way of set-off, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable), and none of the Second Lien Administrative Agent, any Second Lien Secured Party, the Trustee or any Third Lien Secured Party may authorize or direct the Collateral Agent with respect to such matters; provided, however, that the Required Second Lien Debtholders (or the Second Lien Administrative Agent representing such Required Second Lien Debtholders) may so direct the Collateral Agent with respect to the enforcement of Second Lien Security Documents and rights and remedies against the Collateral thereunder after the passage of a period of at least 180 days has elapsed since the later of: (i) the date on which the Second Lien Administrative Agent has declared the existence of any Event of Default under (and as defined in) any Second Lien Documents and demanded the repayment of all the principal amount of all Second Lien Obligations thereunder in accordance with the terms of the applicable Second Lien Document; and (ii) the date on which the Collateral Agent and each First Lien Representative has received written notice from the Second Lien Administrative Agent of such declarations of an Event of Default (the “Second Lien Standstill Period”); provided, further, that notwithstanding anything herein to the contrary, in no event shall any Second Lien Debtholder or the Second Lien Administrative Agent so authorize or direct the Collateral Agent if, notwithstanding the expiration of the Second Lien Standstill Period, (i) the First Lien Secured

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Parties or a First Lien Representative shall have caused the Collateral Agent to commence and diligently pursue the exercise of rights and remedies with respect to all or any material portion of the Collateral, (ii) the Borrower or any other Grantor is then a debtor under or with respect to (or is otherwise subject to) any Insolvency or Liquidation Proceeding or (iii) the acceleration of the Second Lien Obligations (if any) is rescinded in accordance with the terms of the applicable Second Lien Document. Notwithstanding the foregoing, the Second Lien Secured Parties and Third Lien Secured Parties may direct the Collateral Agent or the Second Lien Administrative Agent and the Trustee, as applicable:

(1)                                 (x) in the case of the Second Lien Secured Parties and the Second Lien Administrative Agent, pursuant to an Act of Required Secured Parties but without any condition or restriction whatsoever, at any time after the Discharge of First Lien Obligations and (y) in the case of the Third Lien Secured Parties and the Trustee, pursuant to an Act of Required Secured Parties but without any condition or restriction whatsoever, at any time after both the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations;

(2)                                 as necessary to redeem any Collateral in a creditor’s redemption permitted by law or to deliver any notice or demand necessary to enforce (subject, in the case of Second Lien Secured Parties and the Second Lien Administrative Agent, to the prior Discharge of First Lien Obligations and, in the case of Third Lien Secured Parties and the Trustee, to both the prior Discharge of First Lien Obligations and the prior Discharge of Second Lien Obligations) any right to claim, take or receive proceeds of Collateral remaining, in the case of Second Lien Secured Parties and the Second Lien Administrative Agent, after the Discharge of First Lien Obligations, and, in the case of Third Lien Secured Parties and the Trustee, after both the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations, in the event of foreclosure or other enforcement of any Lien (other than Liens in favor of the Collateral Agent or a First Lien Secured Party);

(3)                                 as necessary to perfect or establish the priority (subject to First Liens) of the Second Liens on any Collateral and (subject to First Liens and Second Liens) of the Third Liens upon any Collateral, except that the Second Lien Secured Parties and the Third Lien Secured Parties may not require the Collateral Agent to take any action to perfect any Collateral through possession or control other than the Collateral Agent taking any action for possession or control required by the First Lien Secured Parties (or, in the case of the Third Lien Secured Parties, after a Discharge of First Lien Obligations, the Second Lien Secured Parties) and the Collateral Agent agreeing pursuant to Section 7.4 that the Collateral Agent as agent for the benefit of the First Lien Secured Parties agrees to act as bailee and/or agent for the Collateral Agent for the benefit of the Second Lien Secured Parties or the Third Lien Secured Parties, as applicable, as specified in Section 7.4;

(4)                                 as necessary to take any action not adverse to the priority status of the First Lien Secured Parties on the Collateral set forth in this Agreement or the rights of the First Lien Administrative Agent or the First Lien Secured Parties, in order to create,

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prove, preserve or protect (but not enforce) the Second Liens and Third Liens upon any Collateral;

(5)                                 to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Secured Parties or the Third Lien Secured Parties, as applicable, including any claims secured by the Collateral, if any, in each case in accordance with, and subject to, the terms of this Agreement and not otherwise adverse to the priority status of the First Lien Obligations set forth in this Agreement; and

(6)                                 to vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Second Lien Obligations or the Third Lien Obligations, as applicable, and the Collateral; provided that no filing of any claim or vote, or pleading related to such claim or vote, to accept or reject a disclosure statement, plan of reorganization, arrangement, compromise or liquidation, or any other document, agreement or proposal similar to the foregoing by the Collateral Agent (on behalf of the Second Lien Secured Parties or the Third Lien Secured Parties) or the Second Lien Administrative Agent or the Trustee may be inconsistent with the provisions of this Agreement or otherwise be adverse to the priority status of the First Lien Obligations set forth in this Agreement.

Nothing in this Section 2.5(a) shall prevent the Revolving Agent from taking any Permitted Revolver Actions prior to the Discharge of Revolving Credit Obligations.

(b)                                 Until the Discharge of First Lien Obligations, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, none of the Second Lien Secured Parties, the Third Lien Secured Parties, the Collateral Agent (unless acting pursuant to an Act of Required Secured Parties consistent with the terms of this Agreement), the Second Lien Administrative Agent or the Trustee will:

(1)                                 request judicial relief, in an Insolvency or Liquidation Proceeding or in any other court, or take any other action, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the First Lien Secured Parties in respect of the First Liens or that would limit, invalidate, avoid or set aside any First Lien or subordinate the First Liens to the Second Liens or the Third Liens or grant the Second Liens or Third Liens equal ranking to the First Liens;

(2)                                 oppose or otherwise contest any motion for relief from the automatic stay or for any injunction against foreclosure or enforcement of First Liens made by any First Lien Secured Party or any First Lien Representative in any Insolvency or Liquidation Proceeding;

(3)                                 oppose or otherwise contest any lawful exercise by any First Lien Secured Party or any First Lien Representative of the right to credit bid First Lien Debt at any sale of Collateral in foreclosure of First Liens;

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(4)                                 oppose or otherwise contest any other request for judicial relief made in any court by any holder of First Lien Obligations or any First Lien Representative relating to the lawful enforcement of any First Lien;

(5)                                 contest, protest or object to any foreclosure proceeding or action brought by the Collateral Agent, any First Lien Representative or any First Lien Secured Party or any other exercise by the Collateral Agent, any First Lien Representative or any First Lien Secured Party of any rights and remedies relating to the Collateral under the First Lien Documents or otherwise and the Second Lien Administrative Agent on behalf of itself and each Second Lien Secured Party and the Trustee on behalf of itself and each Third Lien Secured Party hereby waives any and all rights it may have to object to the time or manner in which the Collateral Agent, any First Lien Representative or any First Lien Secured Party seeks to enforce the First Lien Obligations or the First Liens; or

(6)                                 object to the forbearance by the Collateral Agent from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral.

Except as specifically set forth in this Agreement, both before and during an Insolvency or Liquidation Proceeding, the First Lien Secured Parties, the First Lien Administrative Agent, the Second Lien Secured Parties, the Second Lien Administrative Agent, the Third Lien Secured Parties and the Trustee may take any actions and exercise any and all rights that would be available to a holder of unsecured claims that are not inconsistent with this Agreement.

(c)                                  After the Discharge of First Lien Obligations and until the Discharge of Second Lien Obligations, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, the Second Lien Secured Parties, acting by an Act of Required Secured Parties, will have, subject to the exceptions set forth below in clauses (1) through (4), the exclusive right to authorize and direct the Collateral Agent with respect to each of the Second Lien Security Documents and the Third Lien Security Documents and the Collateral including, without limitation, the exclusive right to authorize or direct the Collateral Agent to foreclose, execute, levy, or collect on, take possession or control of, sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Collateral, or otherwise exercise or enforce remedial rights with respect to Collateral under the Second Lien Documents or the Third Lien Documents (including by way of set-off, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable), and none of the Third Lien Secured Parties or the Trustee may authorize or direct the Collateral Agent with respect to such matters; provided, however, that the Required Third Lien Debtholders (or the Trustee representing such Required Third Lien Debtholders) may so direct the Collateral Agent with respect to the enforcement of Third Lien Security Documents and rights and remedies against the Collateral thereunder after the passage of a period of at least 180 days has elapsed since the latest of: (i) the Discharge of First Lien Obligations, (ii) the date on which the Trustee has declared the existence of any Event of Default under (and as defined in) any Third Lien Documents and demanded the repayment of all the principal amount of all Third Lien Obligations thereunder in accordance with the terms of the

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applicable Third Lien Document; and (iii) the date on which the Collateral Agent and the Second Lien Administrative Agent have received written notice from the Trustee of such declarations of an Event of Default (the “Third Lien Standstill Period”); provided, further, that notwithstanding anything herein to the contrary, in no event shall any Third Lien Debtholder or the Trustee so authorize or direct the Collateral Agent if, notwithstanding the expiration of the Third Lien Standstill Period, (i) the Second Lien Secured Parties or the Second Lien Administrative Agent shall have caused the Collateral Agent to commence and diligently pursue the exercise of rights and remedies with respect to all or any material portion of the Collateral, (ii) the Borrower or any other Grantor is then a debtor under or with respect to (or is otherwise subject to) any Insolvency or Liquidation Proceeding or (iii) the acceleration of the Third Lien Obligations (if any) is rescinded in accordance with the terms of the applicable Third Lien Document. Notwithstanding the foregoing, the Third Lien Secured Parties may direct the Collateral Agent or the Trustee, as applicable:

(1)                                 without any condition or restriction whatsoever, at any time after the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations;

(2)                                 as necessary to redeem any Collateral in a creditor’s redemption permitted by law or to deliver any notice or demand necessary to enforce (subject to the prior Discharge of First Lien Obligations and Discharge of Second Lien Obligations) any right to claim, take or receive proceeds of Collateral remaining after the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations in the event of foreclosure or other enforcement of any Lien (other than Liens in favor of the Collateral Agent, a First Lien Secured Party or a Second Lien Secured Party);

(3)                                 as necessary to perfect or establish the priority (subject to First Liens and Second Liens) of the Third Liens upon any Collateral, except that, after the Discharge of First Lien Obligations, the Third Lien Secured Parties may not require the Collateral Agent to take any action to perfect any Collateral through possession or control other than the Collateral Agent taking any action for possession or control required by the Second Lien Secured Parties and the Collateral Agent agreeing pursuant to Section 7.4 that the Collateral Agent as agent for the benefit of the Second Lien Secured Parties agrees to act as bailee and/or agent for the Collateral Agent for the benefit of the Third Lien Secured Parties as specified in Section 7.4;

(4)                                 as necessary to take any action not adverse to the priority status of the First Lien Secured Parties and the Second Lien Secured Parties on the Collateral set forth in this Agreement or the rights of the First Lien Administrative Agent, the First Lien Secured Parties, the Second Lien Administrative Agent or the Second Lien Secured Parties, in order to create, prove, preserve or protect (but not enforce) the Third Liens upon any Collateral;

(5)                                 to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Third Lien Secured Parties, including any claims secured by the Collateral, if any, in each case in accordance with, and subject to, the terms of this Agreement and not otherwise adverse to

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the priority status of the First Lien Obligations and the Second Lien Obligations set forth in this Agreement; and

(6)                                 to vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Third Lien Obligations and the Collateral; provided that no filing of any claim or vote, or pleading related to such claim or vote, to accept or reject a disclosure statement, plan of reorganization, arrangement, compromise or liquidation, or any other document, agreement or proposal similar to the foregoing by the Collateral Agent (on behalf of the Third Lien Secured Parties) or the Trustee may be inconsistent with the provisions of this Agreement or otherwise be adverse to the priority status of the First Lien Obligations and the Second Lien Obligations set forth in this Agreement.

(d)                                 After the Discharge of First Lien Obligations and until the Discharge of Second Lien Obligations, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, none of the Third Lien Secured Parties, the Collateral Agent (unless acting pursuant to an Act of Required Secured Parties consistent with the terms of this Agreement) or the Trustee will:

(1)                                 request judicial relief, in an Insolvency or Liquidation Proceeding or in any other court, or take any other action, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the Second Lien Secured Parties in respect of the Second Liens or that would limit, invalidate, avoid or set aside any Second Lien or subordinate the Second Liens to the Third Liens or grant the Third Liens equal ranking to the Second Liens;

(2)                                 oppose or otherwise contest any motion for relief from the automatic stay or for any injunction against foreclosure or enforcement of Second Liens made by any Second Lien Secured Party or the Second Lien Administrative Agent in any Insolvency or Liquidation Proceeding;

(3)                                 oppose or otherwise contest any lawful exercise by any Second Lien Secured Party or the Second Lien Administrative Agent of the right to credit bid Second Lien Debt at any sale of Collateral in foreclosure of Second Liens;

(4)                                 oppose or otherwise contest any other request for judicial relief made in any court by any holder of Second Lien Obligations or the Second Lien Administrative Agent relating to the lawful enforcement of any Second Lien;

(5)                                 contest, protest or object to any foreclosure proceeding or action brought by the Collateral Agent, the Second Lien Administrative Agent or any Second Lien Secured Party or any other exercise by the Collateral Agent, the Second Lien Administrative Agent or any Second Lien Secured Party of any rights and remedies relating to the Collateral under the Second Lien Documents or otherwise and the Trustee on behalf of itself and each Third Lien Secured Party hereby waives any and all rights it may have to object to the time or manner in which the Collateral Agent, the Second Lien

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Administrative Agent or any Second Lien Secured Party seeks to enforce the Second Lien Obligations or the Second Liens; or

(6)                                 object to the forbearance by the Collateral Agent from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral.

Except as specifically set forth in this Agreement, both before and during an Insolvency or Liquidation Proceeding, the Third Lien Secured Parties and the Trustee may take any actions and exercise any and all rights that would be available to a holder of unsecured claims that are not inconsistent with this Agreement.

(e)                                  At any time prior to the Discharge of First Lien Obligations and after (1) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor or (2) the Borrower, the Collateral Agent, the Second Lien Administrative Agent and the Trustee have received written notice from any First Lien Representative at the direction of an Act of Required Secured Parties stating that (A) any Series of First Lien Debt has become due and payable in full (whether at maturity, upon acceleration or otherwise (including because of the commencement of any Insolvency or Liquidation Proceeding)) or (B) the holders of First Liens securing one or more Series of First Lien Debt have become entitled under any First Lien Documents to and desire to enforce any or all of the First Liens by reason of a default under such First Lien Documents, no payment of money (or the equivalent of money) shall be made from the proceeds of Collateral by the Borrower or any other Grantor to the Collateral Agent (other than payments to the Collateral Agent for the benefit of the First Lien Secured Parties), any Second Lien Secured Party (including, without limitation, payments and prepayments made for application to Second Lien Obligations and all other payments and deposits made pursuant to any provision of any Second Lien Document) with respect to Second Lien Obligations or any Third Lien Secured Party (including, without limitation, payments and prepayments made for application to Third Lien Obligations and all other payments and deposits made pursuant to any provision of any Third Lien Document) with respect to Third Lien Obligations.

(f)                                   At any time after the Discharge of First Lien Obligations and prior to the Discharge of Second Lien Obligations and after (1) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor or (2) the Borrower, the Collateral Agent and the Trustee have received written notice from the Second Lien Administrative Agent at the direction of an Act of Required Secured Parties stating that (A) the Second Lien Obligations have become due and payable in full (whether at maturity, upon acceleration or otherwise (including because of the commencement of any Insolvency or Liquidation Proceeding)) or (B) the holders of Second Liens have become entitled under any Second Lien Documents to and desire to enforce any or all of the Second Liens by reason of a default under such Second Lien Documents, no payment of money (or the equivalent of money) shall be made from the proceeds of Collateral by the Borrower or any other Grantor to the Collateral Agent (other than payments to the Collateral Agent for the benefit of the Second Lien Secured Parties) or any Third Lien Secured Party (including, without limitation, payments and prepayments made for application to Third Lien Obligations and all other payments and deposits

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made pursuant to any provision of any Third Lien Document) with respect to Third Lien Obligations.

(g)                                  So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceedings has been commenced by or against the Borrower or any other Grantor, all Collateral or any proceeds thereof received by the Collateral Agent, the Second Lien Administrative Agent, any Second Lien Secured Party, the Trustee or any Third Lien Secured Party in violation of this Agreement will be segregated and held by the Collateral Agent, the Second Lien Administrative Agent, the applicable Second Lien Secured Party, the Trustee or the applicable Third Lien Secured Party in trust for the account of the First Lien Secured Parties (or, following the Discharge of First Lien Obligations, the Second Lien Secured Parties) and will be promptly remitted in the same form received with any necessary endorsements (or as a court of competent jurisdiction shall otherwise direct) to the Collateral Agent for application in accordance with Section 3.4 hereof. The Second Liens and the Third Liens will remain attached to and enforceable against all proceeds so held or remitted until applied to satisfy the First Lien Obligations. All proceeds of Collateral received at any time by the Collateral Agent, the Second Lien Secured Parties, the Second Lien Administrative Agent, the Third Lien Secured Parties and the Trustee not in violation of this Agreement will be received by the Collateral Agent, the Second Lien Secured Parties, the Second Lien Administrative Agent, the Third Lien Secured Parties and the Trustee free from the First Liens and all other Liens except the Second Liens and the Third Liens.

SECTION 2.6 Waiver of Right of Marshaling.

(a)                                 Prior to the Discharge of First Lien Obligations, the Second Lien Secured Parties, the Second Lien Administrative Agent, the Third Lien Secured Parties, the Trustee and the Collateral Agent may not assert or enforce any marshaling, appraisal, valuation or other similar right accorded to a junior lienholder, as against the First Lien Secured Parties or the First Lien Representatives (in their capacity as priority lienholders).

(b)                                 Following the Discharge of First Lien Obligations and prior to the Discharge of Second Lien Obligations, the Third Lien Secured Parties, the Trustee and the Collateral Agent may not assert or enforce any marshaling, appraisal, valuation or other similar right accorded to a junior lienholder, as against the Second Lien Secured Parties or the Second Lien Administrative Agent (in their capacity as priority lienholders).

(c)                                  Following the Discharge of First Lien Obligations, the Second Lien Secured Parties and the Second Lien Administrative Agent may assert their right under the UCC or otherwise to any proceeds remaining following a sale or other disposition of Collateral by, or on behalf of, the Second Lien Secured Parties.

(d)                                 Following both the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations, the Third Lien Secured Parties and the Trustee may assert their right under the UCC or otherwise to any proceeds remaining following a sale or other disposition of Collateral by, or on behalf of, the Third Lien Secured Parties.

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SECTION 2.7 Discretion in Enforcement of First Liens; Discretion in Enforcement of Second Liens.

(a)                                 In exercising rights and remedies with respect to the Collateral, at any time prior to a Discharge of First Lien Obligations, the First Lien Secured Parties and the First Lien Representatives shall have the exclusive right to enforce (or refrain from enforcing) the provisions of the First Lien Documents and exercise (or refrain from exercising) remedies thereunder or any such rights and remedies, all in such order and in such manner as they may determine in the exercise of their sole and exclusive discretion, including:

(1)                                 the exercise or forbearance from exercise of all rights and remedies in respect of the Collateral and/or the First Lien Obligations;

(2)                                 the enforcement or forbearance from enforcement of any First Lien in respect of the Collateral;

(3)                                 the exercise or forbearance from exercise of rights and powers of a holder of shares of stock included in the Collateral to the extent provided in the First Lien Security Documents;

(4)                                 the acceptance of the Collateral in full or partial satisfaction of the First Lien Obligations; and

(5)                                 the exercise or forbearance from exercise of all rights and remedies of a secured lender under the UCC or any similar law of any applicable jurisdiction or in equity.

(b) In exercising rights and remedies with respect to the Collateral, at any time after a Discharge of First Lien Obligations and prior to a Discharge of Second Lien Obligations, the Second Lien Secured Parties and the Second Lien Administrative Agent shall have the exclusive right to enforce (or refrain from enforcing) the provisions of the Second Lien Documents and exercise (or refrain from exercising) remedies thereunder or any such rights and remedies, all in such order and in such manner as they may determine in the exercise of their sole and exclusive discretion, including:

(1)                                 the exercise or forbearance from exercise of all rights and remedies in respect of the Collateral and/or the Second Lien Obligations;

(2)                                 the enforcement or forbearance from enforcement of any Second Lien in respect of the Collateral;

(3)                                 the exercise or forbearance from exercise of rights and powers of a holder of shares of stock included in the Collateral to the extent provided in the Second Lien Security Documents;

(4)                                 the acceptance of the Collateral in full or partial satisfaction of the Second Lien Obligations; and

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(5)                                 the exercise or forbearance from exercise of all rights and remedies of a secured lender under the UCC or any similar law of any applicable jurisdiction or in equity.

SECTION 2.8 Amendments to First Lien Documents and Discretion in Enforcement of First Lien Obligations.

(a)                                 Without in any way limiting the generality of Section 2.7, the First Lien Secured Parties and the First Lien Representatives may, at any time and from time to time, without the consent of or notice to the Second Lien Secured Parties, the Second Lien Administrative Agent, the Third Lien Secured Parties or the Trustee, without incurring responsibility to the Second Lien Secured Parties, the Second Lien Administrative Agent, the Third Lien Secured Parties and the Trustee and without impairing or releasing the subordination provided in this Agreement or the obligations hereunder of the Second Lien Secured Parties, the Second Lien Administrative Agent, the Third Lien Secured Parties and the Trustee, do any one or more of the following:

(1)                                 subject to any limitations set forth in the Second Lien Documents and the Third Lien Documents, change the manner, place or terms of payment or extend the time of payment of, or renew or alter, the First Lien Obligations, or otherwise amend or supplement in any manner the First Lien Obligations, or any instrument evidencing the First Lien Obligations or any agreement under which the First Lien Obligations are outstanding;

(2)                                 release any Person or entity liable in any manner for the collection of the First Lien Obligations;

(3)                                 release the First Lien on any Collateral; and

(4)                                 exercise or refrain from exercising any rights against any Grantor;

provided, however, that, prior to the Discharge of Second Lien Obligations, without the consent of the Second Lien Administrative Agent, nothing herein shall permit the First Lien Secured Parties or the First Lien Representatives to amend, restate, amend and restate, waive, supplement, modify or refinance the First Lien Documents in any way that (1) contravenes any provision of this Agreement, (2) results in the aggregate amount of the First Lien Obligations on the date of such amendment, restatement, amendment and restatement, waiver, supplement, modification or refinancing exceeding the First Lien Cap, (3) increases the all-in yield applicable to the Indebtedness under the First Lien Credit Agreement by more than 3.00% per annum (excluding increases resulting from the accrual of interest at the default rate and any increases of any LIBOR or base rate component), (4) increases the all-in yield applicable to the Indebtedness under the Revolving Credit Agreement by more than 3.00% per annum (excluding increases resulting from the accrual of interest at the default rate and any increases of any LIBOR or base rate component), (5) imposes limitations on amendments or modifications of the Second Lien Documents and the Third Lien Documents other than those set forth in Sections 2.9 and 2.10 hereof, (6) imposes restrictions on payments of Second Lien Obligations or Third Lien Obligations other than as set forth in this Agreement or in the First Lien Documents as in effect

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on the date hereof or (7) adds additional covenants or defaults or modifies existing covenants or defaults under the First Lien Documents except to the extent that corresponding additions or modifications, as applicable, are made to the Second Lien Documents and the Third Lien Documents; provided that such covenants and defaults under the Second Lien Documents and the Third Lien Documents are set at cushions to the corresponding covenants and defaults under the First Lien Documents consistent with the cushions established in the Second Lien Documents and the Third Lien Documents on the date hereof (with the cushions applicable to the Third Lien Documents being greater than the cushions applicable to the Second Lien Documents). Notwithstanding the foregoing, without the consent of the First Lien Administrative Agent, nothing herein shall permit the First Lien Secured Parties under the Revolving Credit Agreement or the Revolving Agent to amend, restate, amend and restate, waive, supplement, modify or refinance the Revolving Credit Agreement in any way that amends or otherwise modifies the definition of “Eligible Transferee” or “Disqualified Institution” set forth in the Revolving Credit Agreement or Section 13.01(a) of the Revolving Credit Agreement (or any other provision of the Revolving Credit Agreement to the extent an amendment or other modification of such provision would modify the substance of the definition of “Eligible Transferee” or “Disqualified Institution” set forth in the Revolving Credit Agreement or Section 13.01(a) of the Revolving Credit Agreement).

SECTION 2.9 Amendments to Second Lien Documents and Discretion in Enforcement of Second Lien Obligations.

(a)                                 Without in any way limiting the generality of Section 2.7, the Second Lien Secured Parties and the Second Lien Administrative Agent may, at any time and from time to time, without the consent of or notice to the First Lien Secured Parties, the First Lien Representatives, the Third Lien Secured Parties or the Trustee, without incurring responsibility to the First Lien Secured Parties, the First Lien Representatives, the Third Lien Secured Parties and the Trustee and without impairing or releasing the subordination provided in this Agreement or the obligations hereunder of the Third Lien Secured Parties and the Trustee, do any one or more of the following:

(1)                                 subject to any limitations set forth in the First Lien Documents and the Third Lien Documents, change the manner, place or terms of payment or extend the time of payment of, or renew or alter, the Second Lien Obligations, or otherwise amend or supplement in any manner the Second Lien Obligations, or any instrument evidencing the Second Lien Obligations or any agreement under which the Second Lien Obligations are outstanding;

(2)                                 release any Person or entity liable in any manner for the collection of the Second Lien Obligations;

(3)                                 release the Second Lien on any Collateral; and

(4)                                 exercise or refrain from exercising any rights against any Grantor;

provided, however, that, prior to the Discharge of First Lien Obligations, without the consent of each of the First Lien Representatives, nothing herein shall permit the Second Lien Secured

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Parties or the Second Lien Administrative Agent to amend, restate, amend and restate, waive, supplement, modify or refinance the Second Lien Documents in any way that (1) contravenes any provision of this Agreement, (2) results in the aggregate amount of the Second Lien Obligations on the date of such amendment, restatement, amendment and restatement, waiver, supplement, modification or refinancing exceeding the Second Lien Cap, (3) increases the all-in yield applicable to the Indebtedness under the Second Lien Credit Agreement by more than 3.00% per annum (excluding increases resulting from the accrual of interest at the default rate and any increases of any LIBOR or base rate component); provided that any such increase shall be payable in kind, (4) imposes limitations on amendments or modifications of the First Lien Documents and the Third Lien Documents other than those set forth in Sections 2.8 and 2.10 hereof, (5) imposes restrictions on payments of First Lien Obligations, (6) imposes restrictions on payments of Third Lien Obligations other than as set forth in this Agreement or in the Second Lien Documents as in effect on the date hereof, (7) accelerates any date upon which a scheduled payment of principal or interest is due, or otherwise decreases the weighted average life to maturity of Indebtedness under the Second Lien Credit Agreement other than as a result of the acceleration of the Second Lien Obligations after the occurrence of an event of default under the Second Lien Credit Agreement, (8) modifies (or undertakes any action having the effect of a modification of) the mandatory prepayment provisions of the Second Lien Credit Agreement in a manner adverse to the lenders under the First Lien Documents or (9) adds additional covenants or defaults or modifies existing covenants or defaults under the Second Lien Documents except to the extent that corresponding additions or modifications, as applicable, are made to the First Lien Documents and the Third Lien Documents; provided that such covenants and defaults under the Second Lien Documents are set at a cushion to the corresponding covenants and defaults under the First Lien Documents and that such covenants and defaults under the Third Lien Documents are set at a cushion to the corresponding covenants and defaults under the Second Lien Documents, with such cushions being consistent with the cushions established in the Second Lien Documents and the Third Lien Documents on the date hereof.

SECTION 2.10              Amendments to Third Lien Documents and Discretion in Enforcement of Third Lien Obligations.

(a)                                 Without in any way limiting the generality of Section 2.7, the Third Lien Secured Parties and the Trustee may, at any time and from time to time, without the consent of or notice to the First Lien Secured Parties, the First Lien Representatives, the Second Lien Secured Parties or the Second Lien Administrative Agent, without incurring responsibility to the First Lien Secured Parties, the First Lien Representatives, the Second Lien Secured Parties and the Second Lien Administrative Agent, do any one or more of the following:

(1)                                 subject to any limitations set forth in the First Lien Documents and the Second Lien Documents, change the manner, place or terms of payment or extend the time of payment of, or renew or alter, the Third Lien Obligations, or otherwise amend or supplement in any manner the Third Lien Obligations, or any instrument evidencing the Third Lien Obligations or any agreement under which the Third Lien Obligations are outstanding;

(2)                                 release any Person or entity liable in any manner for the collection of the Third Lien Obligations;

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(3)                                 release the Third Lien on any Collateral; and

(4)                                 exercise or refrain from exercising any rights against any Grantor;

provided, however, that without the consent of (x) prior to the Discharge of First Lien Obligations, each of the First Lien Representatives and (y) prior to the Discharge of Second Lien Obligations, the Second Lien Administrative Agent, nothing herein shall permit the Third Lien Secured Parties or the Trustee to amend, restate, amend and restate, waive, supplement, modify or refinance the Third Lien Documents in any way that (1) contravenes any provision of this Agreement, (2) results in the aggregate amount of the Third Lien Obligations on the date of such amendment, restatement, amendment and restatement, waiver, supplement, modification or refinancing exceeding the Third Lien Cap, (3) increases the all-in yield applicable to the Indebtedness under the Indenture by more than 3.00% per annum (excluding increases resulting from the accrual of interest at the default rate); provided that any such increase shall be payable in kind, (4) imposes limitations on amendments or modifications of the First Lien Documents and the Second Lien Documents other than those set forth in Sections 2.8 and 2.9 hereof, (5) imposes restrictions on payments of First Lien Obligations or Second Lien Obligations, (6) accelerates any date upon which a scheduled payment of principal or interest is due, or otherwise decreases the weighted average life to maturity of Indebtedness under the Indenture other than as a result of the acceleration of the Third Lien Obligations after the occurrence of an event of default under the Indenture, (7) modifies (or undertakes any action having the effect of a modification of) the mandatory prepayment provisions of the Indenture in a manner adverse to the lenders under the First Lien Documents or the lenders under the Second Lien Documents or (8) adds additional covenants or defaults or modifies existing covenants or defaults under the Third Lien Documents except to the extent that corresponding additions or modifications, as applicable, are made to the First Lien Documents and the Second Lien Documents; provided that such covenants and defaults under the Third Lien Documents are set at cushions to the corresponding covenants and defaults under the First Lien Documents and the Second Lien Documents consistent with the cushions established in the Second Lien Documents and the Third Lien Documents on the date hereof (with the cushions with respect to the First Lien Documents being greater than the cushions with respect to the Second Lien Documents).

SECTION 2.11              Insolvency or Liquidation Proceedings.

(a)                                 Financing Matters.

(1)                         If in any Insolvency or Liquidation Proceeding and prior to the Discharge of First Lien Obligations, the First Lien Secured Parties shall desire to permit the sale, use or lease of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code or any other similar Bankruptcy Law), or to permit the Borrower or any other Grantor to obtain financing under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (“DIP Financing”), whether from the First Lien Secured Parties or any other Person (subject to this Section 2.11(a)), then each of the Collateral Agent (on behalf of the Second Lien Secured Parties and the Third Lien Secured Parties), the Second Lien Administrative Agent for itself and on behalf of the other Second Lien Secured Parties, and the Trustee for itself and on behalf of the other Third Lien Secured Parties, agrees that it will raise no objection to (or otherwise contest, interfere with, or

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support any other objection to) such Cash Collateral use or DIP Financing, including any proposed orders for such Cash Collateral use and/or DIP Financing which are acceptable to the First Lien Secured Parties and, to the extent the Liens securing the First Lien Obligations are subordinated to or pari passu with such DIP Financing and any “carve-out” for professional and United States Trustee fees (the “Carve-Out”) agreed to by the First Lien Secured Parties, the Collateral Agent will, on its own behalf and on behalf of the Second Lien Secured Parties and the Third Lien Secured Parties, subordinate its Second Liens and Third Liens in the Collateral to (x) the Liens securing such DIP Financing (and all Obligations relating thereto), (y) any replacement Liens granted to the First Lien Secured Parties, and (z) the Carve-Out agreed to by the First Lien Secured Parties, and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the First Lien Secured Parties or to the extent permitted by Section 2.11(e)(1)); provided that, solely to the extent permitted by Section 2.11(e)(1), the Second Lien Secured Parties may object to such use of Cash Collateral or such DIP Financing; provided, further, that the Second Lien Secured Parties and the Third Lien Secured Parties retain the right to object to any ancillary agreements or arrangements regarding Cash Collateral use or the DIP Financing that are materially prejudicial to their interests; provided, further, that the aggregate principal amount of the DIP Financing is subject to the limitation set forth in the definition of “First Lien Cap”, taking into account the maximum facility limit under such DIP Financing and, without limiting anything else in this Section 2.11(a), the Second Lien Secured Parties and the Third Lien Secured Parties retain the right to object to any DIP Financing on the basis that the aggregate principal amount of such DIP Financing exceeds the limitation set forth in the definition of “First Lien Cap.” No Second Lien Secured Party or Third Lien Secured Party may, directly or indirectly, seek to provide DIP Financing to the Borrower or any other Grantor secured by Liens equal or senior in priority to the Liens securing any First Lien Obligations, provided, however, that if no First Lien Secured Party offers to provide DIP Financing consistent with this Section 2.11(a)(1) on or before the date of any hearing to approve Cash Collateral use or DIP Financing, then a Second Lien Secured Party may seek to provide such DIP Financing (provided that the aggregate principal amount of such DIP Financing is subject to the limitation set forth in the definition of “Second Lien Cap”, taking into account the maximum facility limit under such DIP Financing and, without limiting anything else in this Section 2.11(a), the First Lien Secured Parties and the Third Lien Secured Parties retain the right to object to any DIP Financing on the basis that the aggregate principal amount of such DIP Financing exceeds the limitation set forth in the definition of “Second Lien Cap”) secured by Liens equal or senior in priority to the Liens securing any First Lien Obligations so long as such DIP Financing does not “roll-up” or otherwise include or refinance any pre-petition Second Lien Obligations (unless the Liens securing such “roll-up” or refinancing are subordinated to the Liens securing the First Lien Obligations on the same basis as the Liens securing the Second Lien Obligations were so subordinated to the First Lien Obligations under this Agreement immediately prior to such “roll-up” or refinancing), and the First Lien Secured Parties may object thereto on any grounds; provided, further, that if no First Lien Secured Party or Second Lien Secured Party offers to provide DIP Financing to the extent permitted under this Section 2.11(a)(1) on or before the date of any hearing to approve Cash Collateral use or DIP Financing, then a Third Lien Secured

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Party may seek to provide such DIP Financing (provided that the aggregate principal amount of such DIP Financing is subject to the limitation set forth in the definition of “Third Lien Cap”, taking into account the maximum facility limit under such DIP Financing and, without limiting anything else in this Section 2.11(a), the First Lien Secured Parties and the Second Lien Secured Parties retain the right to object to any DIP Financing on the basis that the aggregate principal amount of such DIP Financing exceeds the limitation set forth in the definition of “Third Lien Cap”) secured by Liens equal or senior in priority to the Liens securing any First Lien Obligations so long as such DIP Financing does not “roll-up” or otherwise include or refinance any pre-petition Third Lien Obligations (unless the Liens securing such “roll-up” or refinancing are subordinated to the Liens securing the First Lien Obligations and the Second Lien Obligations on the same basis as the Liens securing the Third Lien Obligations were so subordinated to the First Lien Obligations and the Second Lien Obligations under this Agreement immediately prior to such “roll-up” or refinancing), and the First Lien Secured Parties and the Second Lien Secured Parties may object thereto on any grounds.

(2)                         If in any Insolvency or Liquidation Proceeding and after the Discharge of First Lien Obligations but prior to the Discharge of Second Lien Obligations, the Second Lien Secured Parties by an Act of Required Secured Parties shall desire to permit the sale, use or lease of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code or any other similar Bankruptcy Law), or to permit the Borrower or any other Grantor to obtain DIP Financing, whether from the Second Lien Secured Parties or any other Person (subject to this Section 2.11(a)), then each of the Collateral Agent (on behalf of the Third Lien Secured Parties) and the Trustee for itself and on behalf of the other Third Lien Secured Parties, agrees that it will raise no objection to (or otherwise contest, interfere with, or support any other objection to) such Cash Collateral use or DIP Financing, including any proposed orders for such Cash Collateral use and/or DIP Financing which are acceptable to the Second Lien Secured Parties, and to the extent the Liens securing the Second Lien Obligations are subordinated to or pari passu with such DIP Financing and any Carve-Out agreed to by the Second Lien Secured Parties, the Collateral Agent will, on its own behalf and on behalf of the Third Lien Secured Parties, subordinate its Third Liens in the Collateral to (x) the Liens securing such DIP Financing (and all Obligations relating thereto), (y) any replacement Liens granted to the Second Lien Secured Parties and (z) the Carve-Out agreed to by the Second Lien Secured Parties, and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the Second Lien Secured Parties or to the extent permitted by Section 2.11(e)(2)); provided that, solely to the extent permitted by Section 2.11(e)(2), the Third Lien Secured Parties may object to such use of Cash Collateral or such DIP Financing; provided, further, that the Third Lien Secured Parties retain the right to object to any ancillary agreements or arrangements regarding Cash Collateral use or the DIP Financing that are materially prejudicial to their interests; provided, further, that the aggregate principal amount of the DIP Financing is subject to the limitation set forth in the definition of “Second Lien Cap”, taking into account the maximum facility limit under such DIP Financing and, without limiting anything else in this Section 2.11(a), the Third Lien Secured Parties retain the right to object to any DIP Financing on the basis that the aggregate principal amount of such DIP Financing exceeds the limitation set forth in the definition of “Second Lien Cap.” No Third Lien

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Secured Party may, directly or indirectly, seek to provide DIP Financing to the Borrower or any other Grantor secured by Liens equal or senior in priority to the Liens securing any Second Lien Obligations; provided, however, that if no Second Lien Secured Party offers to provide DIP Financing consistent with this Section 2.11(a)(2) on or before the date of any hearing to approve Cash Collateral use or DIP Financing, then a Third Lien Secured Party may seek to provide such DIP Financing (provided that the aggregate principal amount of such DIP Financing is subject to the limitation set forth in the definition of “Third Lien Cap”, taking into account the maximum facility limit under such DIP Financing and, without limiting anything else in this Section 2.11(a), the Second Lien Secured Parties retain the right to object to any DIP Financing on the basis that the aggregate principal amount of such DIP Financing exceeds the limitation set forth in the definition of “Third Lien Cap”) secured by Liens equal or senior in priority to the Liens securing any Second Lien Obligations so long as such DIP Financing does not “roll-up” or otherwise include or refinance any pre-petition Third Lien Obligations (unless the Liens securing such “roll-up” or refinancing are subordinated to the Liens securing the First Lien Obligations and the Second Lien Obligations on the same basis as the Liens securing the Third Lien Obligations were so subordinated to the First Lien Obligations and the Second Lien Obligations under this Agreement immediately prior to such “roll-up” or refinancing), and the Second Lien Secured Parties may object thereto on any grounds.

(b)                                 Asset Dispositions.

(1)                         During any Insolvency or Liquidation Proceeding and prior to the Discharge of First Lien Obligations, each of the Collateral Agent (on behalf of the Second Lien Secured Parties and the Third Lien Secured Parties), the Second Lien Administrative Agent for itself and on behalf of the other Second Lien Secured Parties, and the Trustee for itself and on behalf of the other Third Lien Secured Parties agrees that each of them will not seek consultation rights in connection with, and will raise no objection or oppose (or support any opposition to), a sale, liquidation, or other disposition of Collateral under Section 363, Section 365, Section 1125, or Section 1129 (any of the foregoing, an “Asset Disposition”) of the Bankruptcy Code if the requisite First Lien Secured Parties have consented to such sale, liquidation or other disposition so long as (i) to the extent such sale, liquidation or other disposition is to be free and clear of Liens, the Liens securing the First Lien Obligations, Second Lien Obligations and Third Lien Obligations will attach to the proceeds of the sale, liquidation or other disposition on the same basis of priority as the Liens on the Collateral pursuant to this Agreement until such time as such proceeds are applied to the First Lien Obligations and (ii) any proceeds of an Asset Disposition received by the First Lien Representatives in excess of those necessary to achieve the Discharge of First Lien Obligations are distributed in accordance with Section 3.4, the UCC and applicable law. Each of the Collateral Agent (on behalf of the Second Lien Secured Parties and the Third Lien Secured Parties), the Second Lien Administrative Agent on behalf of itself and the Second Lien Secured Parties, and the Trustee on behalf of itself and the Third Lien Secured Parties further agrees that it will not directly or indirectly oppose or impede entry of any order in connection with such Asset Disposition, including orders to retain professionals or set bid procedures in connection with such Asset Disposition if the requisite First Lien Secured Parties have

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consented to such (x) retention of professionals and bid procedures in connection with such Asset Disposition and (y) the Asset Disposition, in which event the Second Lien Secured Parties and the Third Lien Secured Parties will be deemed to have consented to the Asset Disposition pursuant to Section 363(f) of the Bankruptcy Code; provided, however, that nothing herein shall prevent the Second Lien Secured Parties, the Second Lien Administrative Agent, the Third Lien Secured Parties or the Trustee from (x) presenting a cash bid for any assets to be sold, or purchasing such assets for cash at any applicable hearing or at any public or judicial foreclosure sale and (y) if the cash proceeds of such bid are otherwise sufficient to cause the Discharge of First Lien Obligations, making a credit bid for any assets to be sold pursuant to Section 363(k) of the Bankruptcy Code. If requested by the First Lien Administrative Agent in connection therewith, the Second Lien Administrative Agent and the Trustee shall affirmatively consent to the release of its Liens (on the terms set forth above) in connection with such an Asset Disposition.

(2)                         During any Insolvency or Liquidation Proceeding and after the Discharge of First Lien Obligations but prior to the Discharge of Second Lien Obligations, each of the Collateral Agent (on behalf of the Third Lien Secured Parties) and the Trustee for itself and on behalf of the other Third Lien Secured Parties agrees that each of them will not seek consultation rights in connection with, and will raise no objection or oppose (or support any opposition to), an Asset Disposition if the requisite Second Lien Secured Parties have consented to such sale, liquidation or other disposition so long as (i) to the extent such Asset Disposition is to be free and clear of Liens, the Liens securing the Second Lien Obligations and Third Lien Obligations will attach to the proceeds of the Asset Disposition on the same basis of priority as the Liens on the Collateral pursuant to this Agreement until such time as such proceeds are applied to the Second Lien Obligations and (ii) any proceeds of an Asset Disposition received by the Second Lien Administrative Agent in excess of those necessary to achieve the Discharge of Second Lien Obligations are distributed in accordance with Section 3.4, the UCC and applicable law. Each of the Collateral Agent (on behalf of the Third Lien Secured Parties) and the Trustee on behalf of itself and the Third Lien Secured Parties, further agrees that it will not directly or indirectly oppose or impede entry of any order in connection with such sale, liquidation or other disposition, including orders to retain professionals or set bid procedures in connection with Asset Disposition if the requisite Second Lien Secured Parties have consented to such (x) retention of professionals and bid procedures in connection with such Asset Disposition and (y) the Asset Disposition, in which event the Third Lien Secured Parties will be deemed to have consented to the Asset Disposition pursuant to Section 363(f) of the Bankruptcy Code; provided, however, that nothing herein shall prevent the Third Lien Secured Parties or the Trustee from (x) presenting a cash bid for any assets to be sold, or purchasing such assets for cash at any applicable hearing or at any public or judicial foreclosure sale and (y) if the cash proceeds of such bid are otherwise sufficient to cause the Discharge of Second Lien Obligations, making a credit bid for any assets to be sold pursuant to Section 363(k) of the Bankruptcy Code. If requested by the Second Lien Administrative Agent in connection therewith, the Trustee, for itself and on behalf of the Third Lien Secured Parties, shall affirmatively consent to the release of its Liens (on the terms set forth above) in connection with such an Asset Disposition.

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(c)                                  Stay Relief. Until the Discharge of First Lien Obligations has occurred, the Collateral Agent (on behalf of the Second Lien Secured Parties and the Third Lien Secured Parties), the Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, and the Trustee, for itself and on behalf of the other Third Lien Secured Parties, agree that none of them shall: (i) seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral, without the prior written consent of the First Lien Secured Parties (except to the extent that the First Lien Secured Parties seek relief from the automatic stay) or (ii) oppose (or support any other Person in opposing) any request by the First Lien Secured Parties for relief from such stay. After the Discharge of First Lien Obligations and until the Discharge of Second Lien Obligations has occurred, the Collateral Agent (on behalf of the Third Lien Secured Parties) and the Trustee, for itself and on behalf of the other Third Lien Secured Parties, agree that none of them shall: (i) seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral, without the prior written consent of the Second Lien Secured Parties (except to the extent that the Second Lien Secured Parties seek relief from the automatic stay), or (ii) oppose (or support any other Person in opposing) any request by the Second Lien Secured Parties for relief from such stay.

(d)                                 Reorganization Securities.

(1)                         If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of First Lien Obligations, on account of Second Lien Obligations and on account of Third Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations, on account of the Second Lien Obligations and on account of the Third Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(2)                         Prior to the Discharge of First Lien Obligations, no Second Lien Secured Party or Third Lien Secured Party (in each case, in the capacity of a secured creditor) shall propose or otherwise directly or indirectly support confirmation of any plan of reorganization or Asset Disposition that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of the First Lien Representatives or to the extent any such plan is proposed or supported by the number of First Lien Secured Parties or amount of First Lien Debt required under Section 1126(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. After the Discharge of First Lien Obligations but prior to the Discharge of Second Lien Obligations, no Third Lien Secured Party (in the capacity of a secured creditor) shall propose or otherwise directly or indirectly support confirmation of any plan of reorganization or Asset Disposition that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of the Second Lien Administrative Agent or to the extent any such plan is proposed or supported by the number of Second Lien Secured Parties or amount of Second Lien Debt required under

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Section 1126(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

(e)                                  Adequate Protection.

(1)                         Prior to the Discharge of First Lien Obligations, the Collateral Agent (on behalf of the Second Lien Secured Parties and the Third Lien Secured Parties), the Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, and the Trustee, for itself and on behalf of the other Third Lien Secured Parties, agrees that none of them shall object to (or otherwise contest, interfere with, or support any other Person contesting or objecting to): (i) any request by the First Lien Representatives or the First Lien Secured Parties for adequate protection under any Bankruptcy Law; or (ii) any objection by the First Lien Representatives or the First Lien Secured Parties to any motion, relief, action or proceeding based on the First Lien Secured Parties claiming a lack of adequate protection. Prior to the Discharge of First Lien Obligations, notwithstanding the foregoing provisions in this Section 2.11(e)(1), in any Insolvency or Liquidation Proceeding: (x) if the First Lien Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any Cash Collateral use or DIP Financing, then the Collateral Agent (on behalf of the Second Lien Secured Parties and the Third Lien Secured Parties) or the Second Lien Administrative Agent, on behalf of itself or any of the other Second Lien Secured Parties, or the Trustee, on behalf of itself or any of the other Third Lien Secured Parties, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the First Lien Obligations (and, in the case of the Third Liens, which Lien will be subordinated to the Liens securing Second Lien Obligations) and such Cash Collateral use or DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Lien Obligations and the Third Lien Obligations are so subordinated to the First Lien Obligations under this Agreement (and, in the case of the Third Liens, on the same basis as the other Liens securing the Third Lien Obligations are so subordinated to the Second Lien Obligations); and (y) each of the Collateral Agent, the Second Lien Administrative Agent, the Second Lien Secured Parties, the Trustee and the Third Lien Secured Parties shall only be permitted to seek adequate protection with respect to their rights in the Collateral in any Insolvency or Liquidation Proceeding in the form of (A) additional collateral; provided that as adequate protection for the First Lien Obligations, the Collateral Agent, on behalf of the First Lien Secured Parties, is also granted a senior Lien on such additional collateral, and that, with respect to the Third Lien Obligations, as adequate protection for the Second Lien Obligations, the Collateral Agent, on behalf of the Second Lien Secured Parties is also granted a senior Lien (in relation to the Third Liens) on such additional collateral; (B) replacement Liens on the Collateral; provided that as adequate protection for the First Lien Obligations, the Collateral Agent, on behalf of the First Lien Secured Parties, is also granted senior replacement Liens on the Collateral, and that, with respect to the Third Lien Obligations, as adequate protection for the Second Lien Obligations, the Collateral Agent, on behalf of the Second Lien Secured Parties, is also granted senior (in relation to the Third Liens) replacement Liens on the Collateral; (C) an administrative expense claim; provided that as adequate protection for the First Lien Obligations, the Collateral Agent, on behalf of

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the First Lien Secured Parties, is also granted an administrative expense claim which is senior and prior to the administrative expense claim of the Collateral Agent (on behalf of the Second Lien Secured Parties and the Third Lien Secured Parties), the Second Lien Administrative Agent on behalf of the Second Lien Secured Parties and the Trustee on behalf of the Third Lien Secured Parties, and that, with respect to the Third Lien Obligations, the Collateral Agent, on behalf of the Second Lien Secured Parties, is also granted an administrative expense claim which is senior and prior (in each case in relation to the administrative expense claims of the Third Lien Secured Parties) to the administrative expense claim of the Collateral Agent (on behalf of the Third Lien Secured Parties) and the Trustee on behalf of the Third Lien Secured Parties; (D) in the case of the Second Lien Secured Parties, cash payments with respect to any reasonable fees and expenses payable under the Second Lien Documents; provided that, as adequate protection for the First Lien Obligations, the Collateral Agent, on behalf of the First Lien Secured Parties, is also granted cash payments with respect to any fees and expenses payable under the First Lien Documents; and (E) in the case of the Third Lien Secured Parties, as applicable, cash payments with respect to interest on the Third Lien Obligations and any reasonable fees and expenses payable under the Third Lien Documents; provided that (1) as adequate protection for the First Lien Obligations, the Collateral Agent, on behalf of the First Lien Secured Parties, is also granted cash payments with respect to interest on the First Lien Obligations and any fees and expenses payable under the First Lien Documents, (2) as adequate protection for the Second Lien Obligations, the Collateral Agent, on behalf of the Second Lien Secured Parties, is also granted cash payments with respect to any reasonable fees and expenses payable under the Second Lien Documents, and (3) such cash payments of interest on the Third Lien Obligations do not exceed an amount equal to the cash interest accruing (and excluding any interest accruing in the form of payable in kind interest) on the Third Lien Obligations outstanding on the date such relief is granted at the then applicable interest rate under the Third Lien Documents and accruing from the date the Collateral Agent (on behalf of the Third Lien Secured Parties) or the Trustee on behalf of the Third Lien Secured Parties is granted such relief; provided further that the Second Lien Secured Parties and Third Lien Secured Parties shall turn over, disgorge and pay over to the First Lien Secured Parties an amount equal to all cash payments made in accordance with this Section 2.11(e)(1) in the event and to the extent the First Lien Obligations are not satisfied in full in cash upon the effectiveness of a plan approved in, or consummation of an Asset Disposition of substantially all of the assets of the Borrower and the other Grantors in, or upon the dismissal, conversion or closing of, any Insolvency or Liquidation Proceeding. Notwithstanding anything herein to the contrary, the First Lien Secured Parties shall not be deemed to have consented to, and expressly retain their rights to object to, the grant of adequate protection in the form of cash payments to the Second Lien Secured Parties and to the Third Lien Secured Parties made pursuant to this Section 2.11(e)(1).

(2)                         After the Discharge of First Lien Obligations but prior to the Discharge of Second Lien Obligations, the Collateral Agent (on behalf of the Third Lien Secured Parties) and the Trustee, for itself and on behalf of the other Third Lien Secured Parties, agrees that none of them shall object to (or otherwise contest, interfere with, or support any other Person contesting or objecting to) (i) any request by the Second Lien

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Administrative Agent or the Second Lien Secured Parties for adequate protection under any Bankruptcy Law; or (ii) any objection by the Second Lien Administrative Agent or the Second Lien Secured Parties to any motion, relief, action or proceeding based on the Second Lien Secured Parties claiming a lack of adequate protection. After the Discharge of First Lien Obligations but prior to the Discharge of Second Lien Obligations, notwithstanding the foregoing provisions in this Section 2.11(e)(2), in any Insolvency or Liquidation Proceeding: (1) if the Second Lien Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any Cash Collateral use or DIP Financing, then the Collateral Agent (on behalf of the Third Lien Secured Parties) or the Trustee, on behalf of itself or any of the other Third Lien Secured Parties, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the Second Lien Obligations and such Cash Collateral use or DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Third Lien Obligations are so subordinated to the Second Lien Obligations under this Agreement; and (2) each of the Collateral Agent, the Trustee and the Third Lien Secured Parties shall only be permitted to seek adequate protection with respect to their rights in the Collateral in any Insolvency or Liquidation Proceeding in the form of (A) additional collateral; provided that as adequate protection for the Second Lien Obligations, the Collateral Agent, on behalf of the Second Lien Secured Parties, is also granted a senior Lien on such additional collateral; (B) replacement Liens on the Collateral; provided that as adequate protection for the Second Lien Obligations, the Collateral Agent, on behalf of the Second Lien Secured Parties, is also granted senior replacement Liens on the Collateral; (C) an administrative expense claim; provided that as adequate protection for the Second Lien Obligations, the Collateral Agent, on behalf of the Second Lien Secured Parties, is also granted an administrative expense claim which is senior and prior to the administrative expense claim of the Collateral Agent (on behalf of the Third Lien Secured Parties) and the Trustee on behalf of the Third Lien Secured Parties; and (D) as applicable, cash payments with respect to interest on the Third Lien Obligations and any reasonable fees and expenses payable under the Third Lien Documents; provided that (1) as adequate protection for the Second Lien Obligations, the Collateral Agent, on behalf of the Second Lien Secured Parties, is also granted cash payments with respect to reasonable fees and expenses payable under the Second Lien Documents and (2) such cash payments of interest do not exceed an amount equal to the cash interest accruing (and excluding any interest accruing in the form of payable in kind interest) on the Third Lien Obligations outstanding on the date such relief is granted at the then applicable interest rate under the Third Lien Documents and accruing from the date the Collateral Agent (on behalf of the Third Lien Secured Parties) or the Trustee on behalf of the Third Lien Secured Parties is granted such relief; provided further that the Third Lien Secured Parties shall turn over, disgorge and pay over to the Second Lien Secured Parties an amount equal to all cash payments made in accordance with this Section 2.11(e)(2) in the event and to the extent the Second Lien Obligations are not satisfied in full in cash upon the effectiveness of a plan approved in, or consummation of an Asset Disposition of substantially all of the assets of the Borrower and the other Grantors in, or upon the dismissal, conversion or closing of, any Insolvency or Liquidation Proceeding. Notwithstanding anything herein to the contrary, the Second Lien Secured Parties shall not be deemed to have consented

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to, and expressly retain their rights to object to the grant of adequate protection in the form of cash payments to the Third Lien Secured Parties made pursuant to this Section 2.11(e)(2).

(f)                                   No Waivers.

(1)                         Prior to the Discharge of First Lien Obligations, subject to Section 2.11(e)(1), nothing contained herein shall prohibit or in any way limit the First Lien Representative or any First Lien Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Collateral Agent (on behalf of the Second Lien Secured Parties and the Third Lien Secured Parties), the Second Lien Administrative Agent or any of the other Second Lien Secured Parties, the Trustee or any of the other Third Lien Secured Parties including the seeking by the Collateral Agent (on behalf of the Second Lien Secured Parties and the Third Lien Secured Parties), the Second Lien Administrative Agent or any of the other Second Lien Secured Parties, the Trustee or any of the other Third Lien Secured Parties of adequate protection or the asserting by the Collateral Agent (on behalf of the Second Lien Secured Parties and the Third Lien Secured Parties), the Second Lien Administrative Agent or any of the other Second Lien Secured Parties, the Trustee or any of the other Third Lien Secured Parties of any of its rights and remedies under the Second Lien Documents and the Third Lien Documents or otherwise.

(2)                         Prior to the Discharge of Second Lien Obligations, subject to Section 2.11(e)(2), nothing contained herein shall prohibit or in any way limit the Second Lien Administrative Agent or any Second Lien Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Collateral Agent (on behalf of the Third Lien Secured Parties), the Trustee or any of the other Third Lien Secured Parties including the seeking by the Collateral Agent (on behalf of the Third Lien Secured Parties), the Trustee or any of the other Third Lien Secured Parties of adequate protection or the asserting by the Collateral Agent (on behalf of the Third Lien Secured Parties), the Trustee or any of the other Third Lien Secured Parties of any of its rights and remedies under the Third Lien Documents or otherwise.

(g)                                  Avoidance Matters. If any First Lien Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of the Borrower or any other Grantor any amount paid in respect of First Lien Obligations (a “First Lien Recovery”) for any reason (including on the basis of a preference or fraudulent transfer), then such First Lien Secured Party shall be entitled to a reinstatement of First Lien Obligations with respect to all such recovered amounts on the date of such Recovery, and from and after the date of such reinstatement the Discharge of First Lien Obligations shall be deemed not to have occurred for all purposes hereunder. If this Agreement shall have been terminated prior to such First Lien Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. If any Second Lien Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of the Borrower or any other Grantor any amount paid in respect of Second Lien Obligations (a “Second Lien Recovery”) for any reason (including on the basis of a

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preference or fraudulent transfer), then such Second Lien Secured Party shall be entitled to a reinstatement of Second Lien Obligations with respect to all such recovered amounts on the date of such Second Lien Recovery, and from and after the date of such reinstatement the Discharge of Second Lien Obligations shall be deemed not to have occurred for all purposes hereunder. If this Agreement shall have been terminated prior to such Second Lien Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. Furthermore, each Second Lien Secured Party and Third Lien Secured Party, as applicable, hereby agrees that they shall not be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation of Collateral made in accordance with this Agreement, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement. This Section 2.11(g) shall survive the termination of this Agreement.

(h)                                 Separate Grants of Security; Separate Classification. The Collateral Agent (on behalf of the First Lien Secured Parties), each First Lien Representative, for itself and on behalf of the First Lien Secured Parties represented by it, the Collateral Agent (on behalf of the Second Lien Secured Parties), the Second Lien Administrative Agent, for itself and on behalf of the Second Lien Secured Parties, the Collateral Agent (on behalf of the Third Lien Secured Parties) and the Trustee, for itself and on behalf of the Third Lien Secured Parties, acknowledge and agree that

(1)                                 the grants of Liens pursuant to the First Lien Security Documents, the Second Lien Security Documents and the Third Lien Security Documents constitute three separate and distinct grants of Liens; and

(2)                                 because of, among other things, their differing rights in the Collateral, the First Lien Obligations, the Second Lien Obligations and the Third Lien Obligations are fundamentally different from one another and each of the three must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding.

To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Lien Secured Parties, the Second Lien Secured Parties and the Third Lien Secured Parties in respect of the Collateral constitute only one secured claim or two secured claims (rather than three separate classes of first, second and third priority secured claims), then each of the parties hereto hereby acknowledges and agrees that all distributions shall be made as if there were three separate classes of first, second and third priority secured claims against the Borrower and the other Grantors in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Secured Parties (in the case of clause (x) only) and the Third Lien Secured Parties), (x) at any time prior to the Discharge of First Lien Obligations, the First Lien Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing (or that would be owing if there were such three separate classes of first, second and third priority secured claims) in respect of Post-Petition Claims, including any additional interest payable

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pursuant to the First Lien Documents, arising from or related to a default, even if it were disallowed or unenforceable as a claim in any Insolvency or Liquidation Proceeding and (y) at any time after the Discharge of First Lien Obligations and prior to the Discharge of Second Lien Obligations, the Second Lien Secured Parties shall be entitled to receive in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing (or that would be owing if there were such two separate classes of senior and junior priority secured claims) in respect of Post-Petition Claims, including any additional interest payable pursuant to the Second Lien Documents, arising from or related to a default, even if it were disallowed or unenforceable as a claim in any Insolvency or Liquidation Proceeding, before any distribution is made in respect of the claims held by (i) in the case of any First Lien Secured Parties, the Second Lien Secured Parties and the Third Lien Secured Parties with respect to the Collateral, with the Collateral Agent (on behalf of the Second Lien Secured Parties), the Second Lien Administrative Agent, for itself and on behalf of the Second Lien Secured Parties, the Collateral Agent (on behalf of the Third Lien Secured Parties) and the Trustee, for itself and on behalf of the Third Lien Secured Parties, hereby acknowledging and agreeing to turn over to the First Lien Secured Parties, Collateral or proceeds of Collateral otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Secured Parties and the Third Lien Secured Parties and (ii) in the case of any Second Lien Secured Parties at any time after the Discharge of First Lien Obligations and prior to the Discharge of Second Lien Obligations, the Third Lien Secured Parties with respect to the Collateral, with the Collateral Agent (on behalf of the Third Lien Secured Parties) and the Trustee, for itself and on behalf of the Third Lien Secured Parties, hereby acknowledging and agreeing to turn over to the Second Lien Secured Parties, Collateral or proceeds of Collateral otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Third Lien Secured Parties).

(i)                                     Bankruptcy Code Section 1111(b). Neither the Collateral Agent (on behalf of any Second Lien Secured Party or any Third Lien Secured Party), the Second Lien Administrative Agent (for itself or on behalf of any Second Lien Secured Party) nor the Trustee (for itself or on behalf of any Third Lien Secured Party) shall object to, oppose, support any objection, or take any other action to impede, the right of any First Lien Secured Party to make an election under Section 1111(b)(2) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to the Collateral; provided, further, that each of (i) the Collateral Agent, on behalf of the Second Lien Secured Parties and the Third Lien Secured Parties, (ii) the Second Lien Administrative Agent, for itself and on behalf of the Second Lien Secured Parties, and (iii) the Trustee, for itself and on behalf of the Third Lien Secured Parties, waives any claim it or they may hereafter have against the First Lien Representatives or any First Lien Secured Party arising out of the election, if any, of any First Lien Representative or any First Lien Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code in any Insolvency or Liquidation Proceeding. After the Discharge of First Lien Obligations, neither the Collateral Agent (on behalf of any Third Lien Secured Party) nor the Trustee (for itself or on behalf of any Third Lien Secured Party) shall object to, oppose, support any objection, or take any other action to impede, the right of any Second Lien Secured Party to make an election under Section 1111(b)(2) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to the Collateral; provided, further, that each of (i) the Collateral Agent, on behalf of the Third Lien Secured Parties and (ii) the Trustee, for itself and on behalf of the Third

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Lien Secured Parties, waives any claim it or they may hereafter have against the Second Lien Administrative Agent or any Second Lien Secured Party arising out of the election, if any, of the Second Lien Administrative Agent or any Second Lien Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code in any Insolvency or Liquidation Proceeding.

(j)                                    Expense Claims. Neither the Collateral Agent (on behalf of any Second Lien Secured Party or any Third Lien Secured Party), the Second Lien Administrative Agent (for itself or on behalf of any Second Lien Secured Party) nor the Trustee (for itself or on behalf of any Third Lien Secured Party) shall (i) contest the payment of fees, costs, charges, expenses or other amounts due to any First Lien Representative or any First Lien Secured Party under Section 506(b) of the Bankruptcy Code or otherwise (inclusive of Post-Petition Claims) or (ii) assert or enforce any claim under Section 506(c) of the Bankruptcy Code senior to or on parity with the First Lien Obligations for costs or expenses of preserving or disposing of any Collateral. After the Discharge of First Lien Obligations, neither the Collateral Agent (on behalf of any Third Lien Secured Party) nor the Trustee (for itself or on behalf of any Third Lien Secured Party) shall (i) contest the payment of fees, costs, charges, expenses or other amounts due to the Second Lien Administrative Agent or any Second Lien Secured Party under Section 506(b) of the Bankruptcy Code or otherwise (inclusive of Post-Petition Claims) or (ii) assert or enforce any claim under Section 506(c) of the Bankruptcy Code senior to or on parity with the Second Lien Obligations for costs or expenses of preserving or disposing of any Collateral.

(k)                                 Subordination Agreement. The parties to this Agreement acknowledge that this Agreement is a “subordination agreement” under section 510(a) of the Bankruptcy Code, which will be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. All references in this Agreement to any Grantor will include such Person as a debtor-in-possession and any receiver or trustee for such Person, if appointed, in an Insolvency or Liquidation Proceeding.

SECTION 2.12 Collateral Shared Equally and Ratably within Classes.

The parties to this Agreement agree that the payment and satisfaction of all of the Secured Obligations within each Class will be secured equally and ratably by the Liens established in favor of the Collateral Agent for the benefit of the Secured Parties belonging to such Class, notwithstanding the time of incurrence of any Secured Obligations within such Class or the date, time, method or order of grant, attachment or perfection of any Liens securing such Secured Obligations within such Class and notwithstanding any provision of the UCC, the time of incurrence of any Series of Secured Debt or the time of incurrence of any other First Lien Obligation, Second Lien Obligation or Third Lien Obligation, or any other applicable law or any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance or otherwise of, the Liens securing the First Lien Obligations, the Second Lien Obligations or the Third Lien Obligations, the subordination of such Liens to any other Liens, or any other circumstance whatsoever, whether or not any Insolvency or Liquidation Proceeding has been commenced against the Borrower or any other Grantor, it is the intent of the parties that, and the parties hereto agree for themselves and the First Lien Secured Parties, the Second Lien Secured Parties and Third Lien Secured Parties represented by them that:

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(1)                                 without affecting the payment priority set forth in Section 3.4, all First Lien Obligations will be and are secured equally and ratably by all First Liens at any time granted by the Borrower or any other Grantor to secure any Obligations in respect of any Series of First Lien Debt, whether or not upon property otherwise constituting collateral for such Series of First Lien Debt, and that all such First Liens will be enforceable by the Collateral Agent for the benefit of all First Lien Secured Parties equally and ratably; provided, however, that notwithstanding the foregoing, (x) this provision will not be violated with respect to any particular Collateral and any particular Series of First Lien Debt if the Secured Debt Documents in respect thereof prohibit the applicable First Lien Representative from accepting the benefit of a Lien on any particular asset or property or such First Lien Representative otherwise expressly declines in writing to accept the benefit of a Lien on such asset or property and (y) this provision will not be violated with respect to any particular Hedging Obligations or Bank Product Obligations if the Hedge Agreement or agreement giving rise to Bank Product Obligations prohibits the applicable Hedge Provider or Bank Product Provider from accepting the benefit of a Lien on any particular asset or property or such Hedge Provider or Bank Product Provider otherwise expressly declines in writing to accept the benefit of a Lien on such asset or property;

(2)                                 all Second Lien Obligations will be and are secured equally and ratably by all Second Liens at any time granted by the Borrower or any other Grantor to secure any Obligations in respect of any Second Lien Obligation, whether or not upon property otherwise constituting collateral for such Second Lien Obligation, and that all such Second Liens will be enforceable by the Collateral Agent for the benefit of all Second Lien Secured Parties equally and ratably; provided, however, that notwithstanding the foregoing, this provision will not be violated with respect to any particular Collateral and any particular Second Lien Debt if the Secured Debt Documents in respect thereof prohibit the Second Lien Administrative Agent from accepting the benefit of a Lien on any particular asset or property or the Second Lien Administrative Agent otherwise expressly declines in writing to accept the benefit of a Lien on such asset or property; and

(3)                                 all Third Lien Obligations will be and are secured equally and ratably by all Third Liens at any time granted by the Borrower or any other Grantor to secure any Obligations in respect of any Third Lien Obligation, and that all such Third Liens will be enforceable by the Collateral Agent for the benefit of all Third Lien Secured Parties equally and ratably; provided, however, that notwithstanding the foregoing, this provision will not be violated with respect to any particular Collateral and any particular Third Lien Debt if the Secured Debt Documents in respect thereof prohibit the Trustee from accepting the benefit of a Lien on any particular asset or property or the Trustee otherwise expressly declines in writing to accept the benefit of a Lien on such asset or property.

It is understood and agreed that nothing in this Section 2.12 is intended to alter the priorities among Secured Parties belonging to different Classes as provided in Section 2.4 or the payment priority among the First Lien Obligations as set forth in Section 3.4.

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SECTION 2.13              No New Liens. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any or any other Grantor, the parties hereto agree that the Borrower will not, and will not permit any other Grantor to:

(a)                                 grant or permit any additional Liens on any asset or property to secure any Second Lien Obligation or any Third Lien Obligation unless it has granted or concurrently grants a Lien on such asset or property to secure all of the First Lien Obligations, the parties hereto agreeing that any such Lien shall be subject to Section 2.4 hereof; provided that notwithstanding anything in this Agreement to the contrary, prior to the Discharge of First Lien Obligations, cash and cash equivalents may be pledged to secure First Lien Obligations consisting of reimbursement obligations in respect of letters of credit pursuant to the First Lien Documents without granting a Lien thereon to secure any Second Lien Obligations or any Third Lien Obligations;

(b)                                 grant or permit any additional Liens on any asset or property to secure any First Lien Obligation or any Third Lien Obligation unless it has granted or concurrently grants a Lien on such asset or property to secure all of the Second Lien Obligations; provided that this provision will not be violated if the Collateral Agent is given a reasonable opportunity to accept a Lien on any asset or property for the benefit of the Second Lien Secured Parties and the Collateral Agent states in writing that the Second Lien Documents prohibit the Collateral Agent from accepting a Lien on such asset or property or the Second Lien Administrative Agent otherwise expressly declines to accept a Lien on such asset or property;

(c)                                  grant or permit any additional Liens on any asset or property to secure any First Lien Obligation or any Second Lien Obligation unless it has granted or concurrently grants a Lien on such asset or property to secure all of the Third Lien Obligations; provided that this provision will not be violated if the Collateral Agent is given a reasonable opportunity to accept a Lien on any asset or property for the benefit of the Third Lien Secured Parties and the Collateral Agent states in writing that the Third Lien Documents prohibit the Collateral Agent from accepting a Lien on such asset or property or the Trustee otherwise expressly declines to accept a Lien on such asset or property.

Prior to the Discharge of First Lien Obligations, to the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First Lien Secured Parties, the Collateral Agent, on behalf of the Second Lien Secured Parties and the Third Lien Secure Parties, agrees that any amounts received by or distributed to it pursuant to or as a result of Liens granted in contravention of this Section 2.13 shall be subject to Section 3.4.

Prior to both the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations, to the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First Lien Secured Parties and the Second Lien Secured Parties, the Collateral Agent, on behalf of the Third Lien Secured Parties, agrees that any amounts received by or distributed to it pursuant to or as a result of Liens granted in contravention of this Section 2.13 shall be subject to Section 3.4.

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Notwithstanding the foregoing or Section 2.14, any Grantor may grant or permit Liens on cash or cash equivalents to the issuers of letters of credit (and/or any lenders participating in the facilities under which such letters of credit are issued) to satisfy requirements set forth in the reimbursement agreement for such letters of credit or the related facilities with respect to the cash collateralization of such letters of credit without granting a lien on such cash or cash equivalents to secure any other Secured Obligation.

SECTION 2.14              Similar Liens and Agreements. The parties hereto agree that, except as provided in Section 2.13, it is their intention that the Collateral for the First Lien Obligations, the Collateral for the Second Lien Obligations and the Collateral for the Third Lien Obligations be identical. In furtherance of the foregoing, the parties hereto agree, subject to the other provisions of this Agreement, that the Security Documents creating or evidencing the First Liens, the Second Liens and the Third Liens, will be in all material respects the same forms of documents other than as is necessary or appropriate to reflect the first lien, second lien and third lien nature of the Obligations thereunder.

In addition, the Borrower agrees that each mortgage (x) securing any Second Lien on such property contain such other language as the Controlling Representative may reasonably request to reflect the subordination of such mortgage to the mortgage securing any First Lien on such property and (y) securing any Third Lien on such property contain such other language as the Controlling Representative may reasonably request to reflect the subordination of such mortgage to the mortgage securing any First Lien on such property and to the mortgage securing any Second Lien on such property.

SECTION 2.15              Confirmation of Subordination in Second Lien Security Documents. The Borrower, the Second Lien Secured Parties and the Second Lien Administrative Agent agree that each Second Lien Security Document shall include the following language (or language to similar effect approved by the Revolving Agent and the First Lien Administrative Agent):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent for the benefit of the Second Lien Secured Parties pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent for the benefit of the Second Lien Secured Parties hereunder are subject to the terms of the Intercreditor Agreement, dated as of August 18, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Alion Science and Technology Corporation, the other Grantors party hereto, Wells Fargo Bank, National Association, as Revolving Agent, Goldman Sachs Lending Partners LLC, as First Lien Administrative Agent, Wilmington Trust, National Association, as Second Lien Administrative Agent, Wilmington Trust, National Association, as Indenture Trustee and Wilmington Trust, National Association, as Collateral Agent and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

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provided, however, that if the jurisdiction in which any such Second Lien Security Document will be filed prohibits the inclusion of the language above or would prevent a document containing such language from being recorded, the First Lien Representatives and the Second Lien Administrative Agent agree, prior to such Second Lien Security Document being entered into, to negotiate in good faith replacement language stating that the lien and security interest granted under such Second Lien Security Document is subject to the provisions of this Agreement.

SECTION 2.16              Confirmation of Subordination in Third Lien Security Documents. The Borrower, the Third Lien Secured Parties and the Trustee agree that each Third Lien Security Document shall include the following language (or language to similar effect approved by the Revolving Agent, the First Lien Administrative Agent and the Second Lien Administrative Agent):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent for the benefit of the Third Lien Secured Parties pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent for the benefit of the Third Lien Secured Parties hereunder are subject to the terms of the Intercreditor Agreement, dated as of August 18, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Alion Science and Technology Corporation, the other Grantors party hereto, Wells Fargo Bank, National Association, as Revolving Agent, Goldman Sachs Lending Partners LLC, as First Lien Administrative Agent, Wilmington Trust, National Association, as Second Lien Administrative Agent, Wilmington Trust, National Association, as Indenture Trustee and Wilmington Trust, National Association, as Collateral Agent and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

provided, however, that if the jurisdiction in which any such Third Lien Security Document will be filed prohibits the inclusion of the language above or would prevent a document containing such language from being recorded, the First Lien Representatives, the Second Lien Administrative Agent and the Trustee agree, prior to such Third Lien Security Document being entered into, to negotiate in good faith replacement language stating that the lien and security interest granted under such Third Lien Security Document is subject to the provisions of this Agreement

SECTION 2.17              First Lien Purchase Right.

(a) Delivery of First Lien Right to Purchase Notice. Without prejudice to the enforcement of the First Lien Secured Parties’ remedies under the First Lien Documents, this Agreement, at law or in equity or otherwise, each of the First Lien Representatives agrees that, at any time following:

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(1)         in the case of the Revolving Agent, the Revolving Agent’s receipt of a written notice of the occurrence of First Lien Purchase Event of Default from the Second Lien Administrative Agent or the Trustee;

(2)         in the case of the First Lien Administrative Agent, the First Lien Administrative Agent’s receipt of a written notice of the occurrence of First Lien Purchase Event of Default from the Second Lien Administrative Agent or the Trustee;

(3)         in the case of the Revolving Agent, (i) a payment default under the Revolving Credit Agreement that has not been cured (or waived by the lenders under the Revolving Credit Agreement or the Revolving Agent) within 10 Business Days of the occurrence thereof, (ii) a breach of Section 6 or 7 of the Revolving Credit Agreement which results in the occurrence of an Event of Default (under and as defined in the Revolving Credit Agreement) that has not been cured (or waived by the lenders under the Revolving Credit Agreement or the Revolving Agent) or (iii) a termination of the commitments or acceleration of the Revolving Credit Obligations under the Revolving Credit Agreement;

(4)         in the case of the First Lien Administrative Agent, (i) a payment default under the First Lien Credit Agreement that has not been cured (or waived by the lenders under the First Lien Credit Agreement or the First Lien Administrative Agent) within 10 Business Days of the occurrence thereof, (ii) a breach of Section 6 of the First Lien Credit Agreement which results in the occurrence of an Event of Default (under and as defined in the First Lien Credit Agreement) that has not been cured (or waived by the lenders under the First Lien Credit Agreement or the First Lien Administrative Agent) or (iii) a termination of the commitments or acceleration of the First Lien Obligations under the First Lien Credit Agreement; or

(5)         in the case of each of the First Lien Representatives, the commencement of an Insolvency or Liquidation Proceeding,

(each a “First Lien Purchase Triggering Event”), the applicable First Lien Representative (or in the case of clause (5) above, each of the First Lien Representatives) will give the Borrower, the Second Lien Administrative Agent and the Trustee written notice (a “First Lien Right to Purchase Notice”) not less than five Business Days prior to commencing any enforcement action with respect to the Collateral, which notice shall be effective for all enforcement actions taken after the date of such notice, and the Second Lien Administrative Agent and the Trustee shall promptly distribute such written notice to the Second Lien Secured Parties and the Third Lien Secured Parties, respectively.

(b) Exercise of First Lien Purchase Right. Any Second Lien Secured Party shall have the option, by irrevocable written notice (the “First Lien Purchase Notice”) delivered by the Second Lien Administrative Agent to the Collateral Agent and each of the First Lien Representatives no later than five Business Days after receipt by the Second Lien Administrative Agent of the First Lien Right to Purchase Notice, to purchase all, but not less than all, of the First Lien Obligations (including any unfunded commitments under the First Lien Documents), excluding Hedging Obligations and Bank Product Obligations (the “First Lien Purchase Obligations”). If (x) the Discharge of Second Lien Obligations has occurred prior to the occurrence of a First Lien Purchase Triggering Event or (y) no Second Lien Secured Party

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delivers a First Lien Purchase Notice pursuant to this paragraph (b), any Third Lien Secured Party shall have the option to deliver through the Trustee an irrevocable written First Lien Purchase Notice to the Collateral Agent and each of the First Lien Representatives no later than ten Business Days after receipt by the Trustee of the First Lien Right to Purchase Notice, to purchase the First Lien Purchase Obligations. If the Second Lien Administrative Agent or the Trustee so delivers the First Lien Purchase Notice by the date specified above, the Collateral Agent shall not commence, or if previously commenced, shall not continue, any enforcement actions or exercise any other remedies under Article III of this Agreement; provided that the First Lien Purchase shall have been consummated in accordance with this Section 2.17 and pursuant to documentation mutually acceptable to each of the First Lien Representatives and the First Lien Purchasing Parties, on or before the date specified in the First Lien Purchase Notice; provided, further, that if the First Lien Purchase shall not have been consummated by the date specified in the First Lien Purchase Notice, then the First Lien Representatives and First Lien Secured Parties shall have no further obligations pursuant to this Section 2.17 and may take any further actions in their sole discretion in accordance with the First Lien Documents and this Agreement. Prior to the Discharge of Second Lien Obligations, if the Second Lien Administrative Agent fails to deliver to the Collateral Agent and each of the First Lien Representatives a First Lien Purchase Notice within five Business Days after receipt by the Second Lien Administrative Agent of the First Lien Right to Purchase Notice, then the Second Lien Administrative Agent and the Second Lien Secured Parties shall have irrevocably waived their rights pursuant to this Section 2.17 and the First Lien Representatives and First Lien Secured Parties shall have no further obligations pursuant to this Section 2.17 and may take any further actions in their sole discretion in accordance with the First Lien Documents and this Agreement. After (x) the Discharge of Second Lien Obligations or (y) if the Second Lien Administrative Agent has failed to deliver a First Lien Purchase Notice to the Collateral Agent and each of the First Lien Representatives within five Business Days after receipt by the Second Lien Administrative Agent of the First Lien Right to Purchase Notice, if the Trustee fails to deliver a First Lien Purchase Notice to the Collateral Agent and each of the First Lien Representatives within ten Business Days after receipt by the Trustee of the First Lien Right to Purchase Notice, then the Trustee and the Third Lien Secured Parties shall have irrevocably waived their rights pursuant to this Section 2.17 and the First Lien Representatives and First Lien Secured Parties shall have no further obligations pursuant to this Section 2.17 and may take any further actions in their sole discretion in accordance with the First Lien Documents and this Agreement.

(c)                First Lien Purchase. On or before the date specified (the “First Lien Purchase Date”) by the Second Lien Secured Parties or the Third Lien Secured Parties electing to purchase pursuant to this Section 2.17 in the First Lien Purchase Notice (the “First Lien Purchasing Parties”) (which shall be a Business Day not less than five Business Days, nor more than ten Business Days, after receipt by the Collateral Agent and each of the First Lien Representatives of the First Lien Purchase Notice), the First Lien Secured Parties shall, subject to any required approval of any court or other governmental authority then in effect, sell to the First Lien Purchasing Parties, and the First Lien Purchasing Parties shall purchase (the “First Lien Purchase”) from the First Lien Secured Parties the First Lien Purchase Obligations; provided that the First Lien Purchase shall not in any way affect any rights of the First Lien Secured Parties with respect to indemnification and other obligations of the Borrower and the other Grantors under the First Lien Documents that are expressly stated to survive the termination of the First Lien Documents (the “Surviving First Lien Obligations”). The First Lien Purchase

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shall be made without representation or warranty of any kind by the First Lien Secured Parties as to the First Lien Obligations, the Collateral or otherwise and without recourse to the First Lien Secured Parties, except that the First Lien Secured Parties shall represent and warrant: (i) the amount of the First Lien Obligations being purchased and (ii) that the First Lien Secured Parties own the First Lien Obligations free and clear of any Liens (other than participation interests not prohibited by the First Lien Documents). In the event that the First Lien Purchasing Parties consist of more than one Second Lien Secured Party (or more than one Third Lien Secured Party), the obligations of the First Lien Purchase Parties in respect of the First Lien Purchase and the First Lien Purchase Price shall be allocated among the First Lien Purchasing Parties on a pro rata basis.

(d)               First Lien Purchase Closing. Without limiting the obligations of the Borrower and the other Grantors under the First Lien Documents to the First Lien Secured Parties with respect to the Surviving First Lien Obligations, on the First Lien Purchase Date:

(1)         the First Lien Purchasing Parties shall pay to the First Lien Representatives for the benefit of the First Lien Secured Parties as the purchase price (the “First Lien Purchase Price”) for the First Lien Purchase Obligations by wire transfer of immediately available funds an amount equal to the sum of: (A) the principal amount (at par) of all loans, advances or similar extensions of credit included in the First Lien Purchase Obligations (including unreimbursed amounts drawn under letters of credit, but excluding the undrawn amount of outstanding letters of credit), and all accrued and unpaid interest thereon through the First Lien Purchase Date; plus (B) all accrued and unpaid fees, expenses, breakage costs, indemnities and other First Lien Obligations owed to the First Lien Secured Parties under the First Lien Documents on the First Lien Purchase Date, and any prepayment premiums (including, for the avoidance of doubt, all Applicable Call Protection (as defined in the First Lien Credit Agreement) and the Applicable Prepayment Premium (as defined in the Revolving Credit Agreement) that would have been payable to the First Lien Secured Parties by the Borrower had the First Lien Purchase Obligations been voluntarily prepaid by the Borrower on the First Lien Purchase Date);

(2)         the First Lien Purchasing Parties will deposit with the Revolving Agent or its designee by wire transfer of immediately available funds, 103% of the aggregate undrawn amount of all then outstanding letters of credit under the Revolving Credit Agreement and the aggregate facing, fronting and similar fees that will accrue thereon through the stated maturity of such letters of credit (assuming no drawings thereon before stated maturity) (such funds, the “LC Cash Collateral Account”);

(3)         with respect to any Hedging Obligations and Bank Product Obligations (the “First Lien Excluded Obligations”), the First Lien Purchasing Parties shall either (x) cash collateralize the First Lien Excluded Obligations in accordance with the requirements of the documents governing the First Lien Excluded Obligations or as otherwise may be reasonably acceptable to the applicable Hedge Providers and Bank Product Providers or (y) if consented to by the applicable Hedge Providers and Bank Product Providers, continue to treat the First Lien Excluded Obligations as part of the First Lien Obligations with the same Lien priorities as those applicable to the First Lien Excluded Obligations prior to the closing of the First Lien Purchase; and

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(4)         the Second Lien Administrative Agent (on behalf of itself and the First Lien Purchasing Parties) or Trustee (on behalf of itself and the First Lien Purchasing Parties) (as applicable) will execute and deliver to the First Lien Representatives a waiver of all claims arising out of this Agreement and the transactions contemplated hereby as a result of exercising the purchase option contemplated by this Section 2.17.

Interest on the First Lien Purchase Obligations shall be calculated to but excluding the First Lien Purchase Date if the amounts so paid by the First Lien Purchasing Parties to the account(s) designated by the First Lien Representatives are received in such account(s) prior to 2:00 p.m., New York City time, on the First Lien Purchase Date, and interest shall be calculated to and including the First Lien Purchase Date if the amounts so paid by the First Lien Purchasing Parties to the account(s) designated by the First Lien Representatives are received in such account(s) later than 2:00 p.m., New York City time, on the First Lien Purchase Date. Promptly after the closing of the First Lien Purchase, the First Lien Representatives will distribute the First Lien Purchase Price to the First Lien Secured Parties in accordance with the terms of the First Lien Documents. After the closing of the First Lien Purchase, the First Lien Purchasing Parties may request that the Revolving Agent, the First Lien Administrative Agent and the letter of credit issuer under the Revolving Credit Agreement immediately resign as such under the First Lien Documents. Upon such resignations, a new administrative agent and letter of credit issuer will be elected or appointed in accordance with the Revolver Credit Agreement and a new administrative agent will be elected or appointed in accordance with the First Lien Credit Agreement.

(e)                Application of Cash Collateral for Letters of Credit. The Revolving Agent will apply funds in the LC Cash Collateral Account to reimburse issuers of letters of credit outstanding under the Revolving Credit Agreement on the First Lien Purchase Date for drawings thereunder and for any customary fees charged by such issuers in connection with such draws, and facing, fronting or similar fees. After giving effect to each such payment, any remaining funds in the LC Cash Collateral Account which exceed 103% of the sum of the aggregate undrawn amount of all such outstanding letters of credit and the aggregate facing, fronting and similar fees that will accrue thereon through the stated maturity of such letters of credit (assuming no drawings thereon before stated maturity) will be returned to the First Lien Purchasing Parties (as their interests appear). When all such letters of credit have been cancelled with the consent of the beneficiary thereof, expired or been fully drawn, and after all payments from the account described above have been made, any funds in the LC Cash Collateral Account will be returned to the First Lien Purchasing Parties (as their interest may appear).

(f)                 Shortfall in LC Cash Collateral Account. If for any reason other than the gross negligence or willful misconduct of the Revolving Agent as determined by a final, non-appealable judgment of a court of competent jurisdiction, the LC Cash Collateral Account is less than the amount owing with respect to a letter of credit described in paragraph (e) above, then the First Lien Purchasing Parties will, in proportion to their interests, promptly reimburse the Revolving Agent (who will then pay the applicable issuer) the amount of such deficiency.

(g)                Consents. The Revolving Agent, the First Lien Administrative Agent, the Borrower and the other Grantors hereby irrevocably consent to any assignment effected to one or more First Lien Purchasing Parties pursuant to this Section 2.17, including in any Insolvency or

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Liquidation Proceeding and hereby agree that no further documentation or consent shall be required to evidence the First Lien Purchase. Immediately following the receipt of the First Lien Purchase Price, (i) the First Lien Purchase shall be deemed to have occurred without further action by any party, (ii) the Revolving Agent shall record the assignment to each First Lien Purchasing Party (in accordance with their respective ratable shares) in the register contemplated by the Revolving Credit Agreement without further action or consent by or from any party, (iii) the First Lien Purchasing Parties shall be deemed to be the holders of the First Lien Purchase Obligations (and all obligations of the Lenders under the Revolving Credit Agreement and the First Lien Credit Agreement, including any commitments to extend credit under the Revolving Credit Agreement and the First Lien Credit Agreement) for all purposes under this Agreement, the Revolving Credit Agreement and the First Lien Credit Agreement and (iv) the First Lien Administrative Agent shall record the assignment to each First Lien Purchasing Party (in accordance with their respective ratable shares) in the register contemplated by the First Lien Credit Agreement without further action or consent by or from any party.

SECTION 2.18              Second Lien Purchase Right.

(a)               Delivery of Second Lien Right to Purchase Notice. Without prejudice to the enforcement of the Second Lien Secured Parties’ remedies under the Second Lien Documents, this Agreement, at law or in equity or otherwise, the Second Lien Administrative Agent agrees that, at any time following:

(1)         the Second Lien Administrative Agent’s receipt of a written notice of the occurrence of Second Lien Purchase Event of Default from the Trustee;

(2)         (i) a payment default under the Second Lien Credit Agreement that has not been cured (or waived by the lenders under the Second Lien Credit Agreement or the Second Lien Administrative Agent) within 10 Business Days of the occurrence thereof, (ii) a breach of Section 6 of the Second Lien Credit Agreement which results in the occurrence of an Event of Default (under and as defined in the Second Lien Credit Agreement) that has not been cured (or waived by the lenders under the Second Lien Credit Agreement or the Second Lien Administrative Agent) or (iii) a termination of the commitments or acceleration of the Second Lien Obligations under the Revolving Credit Agreement; or

(3)         the commencement of an Insolvency or Liquidation Proceeding,

(each a “Second Lien Purchase Triggering Event”), it will give the Borrower and the Trustee written notice (a “Second Lien Right to Purchase Notice”) not less than five Business Days prior to commencing any enforcement action with respect to the Collateral, which notice shall be effective for all enforcement actions taken after the date of such notice, and the Trustee shall promptly distribute such written notice to the Third Lien Secured Parties.

(b)               Exercise of Second Lien Purchase Right. Any Third Lien Secured Party shall have the option, by irrevocable written notice (the “Second Lien Purchase Notice”) delivered by the Trustee to the Collateral Agent and the Second Lien Administrative Agent no later than five Business Days after receipt by the Trustee of the Second Lien Right to Purchase Notice, to purchase all, but not less than all, of the Second Lien Obligations (including any unfunded

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commitments under the Second Lien Documents) (the “Second Lien Purchase Obligations”). If the Trustee so delivers the Second Lien Purchase Notice by the date specified above, the Collateral Agent shall not commence, or if previously commenced, shall not continue, any enforcement actions or exercise any other remedies under Article III of this Agreement; provided that the Second Lien Purchase shall have been consummated in accordance with this Section 2.18 and pursuant to documentation mutually acceptable to each of the Second Lien Administrative Agent and the Second Lien Purchasing Parties, on or before the date specified in the Second Lien Purchase Notice; provided, further, that if the Second Lien Purchase shall not have been consummated by the date specified in the Second Lien Purchase Notice, then the Second Lien Administrative Agent and the Second Lien Secured Parties shall have no further obligations pursuant to this Section 2.18 and may take any further actions in their sole discretion in accordance with the Second Lien Documents and this Agreement. If the Trustee fails to deliver to the Collateral Agent and the Second Lien Administrative Agent a Second Lien Purchase Notice within five Business Days after receipt by the Trustee of the Second Lien Right to Purchase Notice, then the Trustee and the Third Lien Secured Parties shall have irrevocably waived their rights pursuant to this Section 2.18 and the Second Lien Administrative Agent and Second Lien Secured Parties shall have no further obligations pursuant to this Section 2.18 and may take any further actions in their sole discretion in accordance with the Second Lien Documents and this Agreement.

(c)                Second Lien Purchase. On or before the date specified (the “Second Lien Purchase Date”) by the Third Lien Secured Parties electing to purchase pursuant to this Section 2.18 in the Second Lien Purchase Notice (the “Second Lien Purchasing Parties”) (which shall be a Business Day not less than five Business Days, nor more than ten Business Days, after receipt by the Collateral Agent and the Second Lien Administrative Agent of the Second Lien Purchase Notice), the Second Lien Secured Parties shall, subject to any required approval of any court or other governmental authority then in effect, sell to the Second Lien Purchasing Parties, and the Second Lien Purchasing Parties shall purchase (the “Second Lien Purchase”) from the Second Lien Secured Parties the Second Lien Purchase Obligations; provided that the Second Lien Purchase shall not in any way affect any rights of the Second Lien Secured Parties with respect to indemnification and other obligations of the Borrower and the other Grantors under the Second Lien Documents that are expressly stated to survive the termination of the Second Lien Documents (the “Surviving Second Lien Obligations”). The Second Lien Purchase shall be made without representation or warranty of any kind by the Second Lien Secured Parties as to the Second Lien Obligations, the Collateral or otherwise and without recourse to the Second Lien Secured Parties, except that the Second Lien Secured Parties shall represent and warrant: (i) the amount of the Second Lien Obligations being purchased and (ii) that the Second Lien Secured Parties own the Second Lien Obligations free and clear of any Liens (other than participation interests not prohibited by the Second Lien Documents). In the event that the Second Lien Purchasing Parties consist of more than one Third Lien Secured Party, the obligations of the Second Lien Purchase Parties in respect of the Second Lien Purchase and the Second Lien Purchase Price shall be allocated among the Second Lien Purchasing Parties on a pro rata basis.

(d)               Second Lien Purchase Closing. Without limiting the obligations of the Borrower and the other Grantors under the Second Lien Documents to the Second Lien Secured Parties with respect to the Surviving Second Lien Obligations, on the Second Lien Purchase Date:

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(1)         the Second Lien Purchasing Parties shall pay to the Second Lien Administrative Agent for the benefit of the Second Lien Secured Parties as the purchase price (the “Second Lien Purchase Price”) for the Second Lien Purchase Obligations by wire transfer of immediately available funds an amount equal to the sum of: (A) the principal amount (at par) of all loans, advances or similar extensions of credit included in the Second Lien Purchase Obligations, and all accrued and unpaid interest thereon through the Second Lien Purchase Date; plus (B) all accrued and unpaid fees, expenses, breakage costs, indemnities and other Second Lien Obligations owed to the Second Lien Secured Parties under the Second Lien Documents on the Second Lien Purchase Date, and any prepayment premiums (including, for the avoidance of doubt, all Call Protection (as defined in the Second Lien Credit Agreement) that would have been payable to the Second Lien Secured Parties by the Borrower had the Second Lien Purchase Obligations been voluntarily prepaid by the Borrower on the Second Lien Purchase Date);

(2)         [Reserved]; and

(3)         the Trustee (on behalf of itself and the Second Lien Purchasing Parties) will execute and deliver to the Second Lien Administrative Agent a waiver of all claims arising out of this Agreement and the transactions contemplated hereby as a result of exercising the purchase option contemplated by this Section 2.18.

Interest on the Second Lien Purchase Obligations shall be calculated to but excluding the Second Lien Purchase Date if the amounts so paid by the Second Lien Purchasing Parties to the account designated by the Second Lien Administrative Agent are received in such account prior to 2:00 p.m., New York City time, on the Second Lien Purchase Date, and interest shall be calculated to and including the Second Lien Purchase Date if the amounts so paid by the Second Lien Purchasing Parties to the account designated by the Second Lien Administrative Agent are received in such account later than 2:00 p.m., New York City time, on the Second Lien Purchase Date. Promptly after the closing of the Second Lien Purchase, the Second Lien Administrative Agent will distribute the Second Lien Purchase Price to the Second Lien Secured Parties in accordance with the terms of the Second Lien Documents. After the closing of the Second Lien Purchase, the Second Lien Purchasing Parties may request that the Second Lien Administrative Agent immediately resign as such under the Second Lien Documents. Upon such resignation, a new administrative agent will be elected or appointed in accordance with the Second Lien Credit Agreement.

(e)                Consents. The Second Lien Administrative Agent, the Borrower and the other Grantors hereby irrevocably consent to any assignment effected to one or more Second Lien Purchasing Parties pursuant to this Section 2.18, including in any Insolvency or Liquidation Proceeding and hereby agree that no further documentation or consent shall be required to evidence the Second Lien Purchase. Immediately following the receipt of the Second Lien Purchase Price, (i) the Second Lien Purchase shall be deemed to have occurred without further action by any party, (ii) the Second Lien Administrative Agent shall record the assignment to each Second Lien Purchasing Party (in accordance with their respective ratable shares) in the register contemplated by the Second Lien Credit Agreement without further action or consent by or from any party and (iii) the Second Lien Purchasing Parties shall be deemed to be the holders of the Second Lien Purchase Obligations (and all obligations of the Lenders under the Second Lien Credit Agreement, including any commitments to extend credit under the Second Lien

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Credit Agreement) for all purposes under this Agreement and the Second Lien Credit Agreement.

SECTION 2.19              Prohibition on Contesting Liens.

Each of the Collateral Agent (on behalf of the Second Lien Secured Parties), the Second Lien Administrative Agent, for itself and on behalf of the Second Lien Secured Parties, the Collateral Agent (on behalf of the Third Lien Secured Parties) and the Trustee, for itself and on behalf of the Third Lien Secured Parties, agrees that it will not (and hereby waives any right to) directly or indirectly contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority (up to the First Lien Cap), validity, perfection, extent or enforceability of a First Lien held, or purported to be held, by or on behalf of any of the First Lien Secured Parties in the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the Collateral Agent (on behalf of the Second Lien Secured Parties), the Second Lien Administrative Agent, for itself and on behalf of the Second Lien Secured Parties, the Collateral Agent (on behalf of the Third Lien Secured Parties) and the Trustee, for itself and on behalf of the Third Lien Secured Parties, to enforce this Agreement.

Each of the Collateral Agent (on behalf of the First Lien Secured Parties), each First Lien Representative, for itself and on behalf of the First Lien Secured Parties represented by it, the Collateral Agent (on behalf of the Third Lien Secured Parties) and the Trustee, for itself and on behalf of the Third Lien Secured Parties, agrees that it will not (and hereby waives any right to) directly or indirectly contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority (up to the Second Lien Cap), validity, perfection, extent or enforceability of a Second Lien held, or purported to be held, by or on behalf of any of the Second Lien Secured Parties in the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the Collateral Agent (on behalf of the First Lien Secured Parties), each First Lien Representative, for itself and on behalf of the First Lien Secured Parties represented by it, the Collateral Agent (on behalf of the Third Lien Secured Parties) and the Trustee, for itself and on behalf of the Third Lien Secured Parties, to enforce this Agreement.

Each of the Collateral Agent (on behalf of the First Lien Secured Parties), each First Lien Representative, for itself and on behalf of the First Lien Secured Parties represented by it, the Collateral Agent (on behalf of the Second Lien Secured Parties) and the Second Lien Administrative Agent, for itself and on behalf of the Second Lien Secured Parties, agrees that it will not (and hereby waives any right to) directly or indirectly contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority (up to the Third Lien Cap), validity, perfection, extent or enforceability of a Third Lien held, or purported to be held, by or on behalf of any of the Third Lien Secured Parties in the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the Collateral Agent (on behalf of the First Lien Secured Parties), each First Lien Representative, for itself and on behalf of the First Lien Secured Parties represented by it, the Collateral Agent (on behalf of the Second Lien Secured Parties) and the Second Lien Administrative Agent, for itself and on behalf of the Second Lien Secured Parties, to enforce this Agreement.

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SECTION 2.20              Revolver Purchase Right.

(a)               Delivery of Revolver Right to Purchase Notice. Without prejudice to the enforcement of the First Lien Secured Parties’ remedies under the First Lien Documents, this Agreement, at law or in equity or otherwise, the Revolving Agent agrees that, at any time following:

(1)         the Revolving Agent’s receipt of a written notice of the occurrence of Material Event of Default from the First Lien Administrative Agent;

(2)         (i) a payment default under the Revolving Credit Agreement that has not been cured (or waived by the lenders under the Revolving Credit Agreement or the Revolving Agent) within 10 Business Days of the occurrence thereof, (ii) a breach of Section 6 or 7 of the Revolving Credit Agreement which results in the occurrence of an Event of Default (under and as defined in the Revolving Credit Agreement) that has not been cured (or waived by the lenders under the Revolving Credit Agreement or the Revolving Agent), (iii) a termination of the commitments or acceleration of the Revolving Credit Obligations under the Revolving Credit Agreement or (iv) following the occurrence and during continuance of any Specified Event of Default (under and as defined in the Revolving Credit Agreement as in effect on the date hereof), receipt of notice by the First Lien Administrative Agent from the Revolving Agent that any lender under the Revolving Credit Agreement intends to make an assignment to any Disqualified Institution (as defined in the Revolving Credit Agreement as in effect on the date hereof); or

(3)         the commencement of an Insolvency or Liquidation Proceeding,

(each a “Revolver Purchase Triggering Event”), the Revolving Agent will promptly give the First Lien Administrative Agent and the Borrower a written notice of the occurrence of such Revolver Purchase Triggering Event (a “Revolver Right to Purchase Notice”), and the First Lien Administrative Agent shall promptly distribute such written notice to the First Lien Secured Parties as provided for in the First Lien Credit Agreement.

(b)               Exercise of Revolver Purchase Right. Any First Lien Secured Party in respect of the First Lien Credit Agreement shall have the option, by irrevocable written notice (the “Revolver Purchase Notice”) delivered by the First Lien Administrative Agent to the Collateral Agent and the Revolving Agent no later than five Business Days after receipt by the First Lien Administrative Agent of the Revolver Right to Purchase Notice, to purchase all, but not less than all, of the Revolving Credit Obligations (including any unfunded commitments under the Revolving Credit Agreement but excluding any Hedging Obligations and any Bank Product Obligations) (the “Revolver Purchase Obligations”). If the First Lien Administrative Agent so delivers the Revolver Purchase Notice by the date specified herein, the Collateral Agent shall not commence, or if previously commenced, shall not continue, any enforcement actions or exercise any other remedies under this Agreement (other than the exercise of control over any Deposit Account and the withdrawal and application of funds on deposit therein, in each case, in accordance with Section 5.15 at the direction of the Revolver Agent) or propose any DIP Financing; provided that the Revolver Purchase shall have been consummated in accordance with this Section 2.20 and pursuant to documentation mutually acceptable to the Revolving Agent and the Revolver Purchasing Parties, on or before the date specified in the

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Revolver Purchase Notice; provided, further, that if the Revolver Purchase shall not have been consummated by the date specified in the Revolver Purchase Notice, then the Revolving Agent and the First Lien Secured Parties in respect of the Revolving Credit Agreement shall have no further obligations pursuant to this Section 2.20 and may take any further actions in their sole discretion in accordance with the Revolving Credit Agreement and this Agreement. If the First Lien Administrative Agent fails to deliver to the Collateral Agent and the Revolving Agent a Revolver Purchase Notice within five Business Days after receipt by the First Lien Administrative Agent of the Revolver Right to Purchase Notice, then the First Lien Administrative Agent and the First Lien Secured Parties in respect of the First Lien Credit Agreement shall have irrevocably waived their rights pursuant to this Section 2.20 and the Revolving Agent and First Lien Secured Parties in respect of the Revolving Credit Agreement shall have no further obligations pursuant to this Section 2.20 and may take any further actions in their sole discretion in accordance with the Revolving Credit Agreement and this Agreement.

(c)               Revolver Purchase. On or before the date specified (the “Revolver Purchase Date”) by the First Lien Secured Parties in respect of the First Lien Credit Agreement electing to purchase pursuant to this Section 2.20 in the Revolver Purchase Notice (the “Revolver Purchasing Parties”) (which shall be a Business Day not less than five Business Days, nor more than ten Business Days, after receipt by the Collateral Agent and the Revolving Agent of the Revolver Purchase Notice), the First Lien Secured Parties in respect of the Revolving Credit Agreement shall, subject to any required approval of any court or other governmental authority then in effect, sell to the Revolver Purchasing Parties, and the Revolver Purchasing Parties shall purchase (the “Revolver Purchase”) from the First Lien Secured Parties in respect of the Revolving Credit Agreement the Revolver Purchase Obligations; provided that the Revolver Purchase shall not in any way affect any rights of the First Lien Secured Parties in respect of the Revolving Credit Agreement with respect to indemnification and other obligations of the Borrower and the other Grantors under the Revolving Credit Agreement that are expressly stated to survive the termination of the Revolving Credit Agreement (the “Surviving Revolving Obligations”). The Revolver Purchase shall be made without representation or warranty of any kind by the First Lien Secured Parties in respect of the Revolving Credit Agreement as to the Revolving Credit Obligations, the Collateral or otherwise and without recourse to the First Lien Secured Parties in respect of the Revolving Credit Agreement, except that the First Lien Secured Parties in respect of the Revolving Credit Agreement shall represent and warrant: (i) the amount of the Revolving Credit Obligations being purchased and (ii) that the First Lien Secured Parties in respect of the Revolving Credit Agreement own the Revolving Credit Obligations free and clear of any Liens (other than participation interests not prohibited by the Revolving Credit Agreement). In the event that the Revolver Purchasing Parties consist of more than one First Lien Secured Party in respect of the First Lien Credit Agreement, the obligations of the Revolver Purchase Parties in respect of the Revolver Purchase and the Revolver Purchase Price shall be allocated among the Revolver Purchasing Parties on a pro rata basis.

(d)              Revolver Purchase Closing. Without limiting the obligations of the Borrower and the other Grantors under the First Lien Documents to the First Lien Secured Parties in respect of the Revolving Credit Agreement with respect to the Surviving Revolving Obligations, on the Revolver Purchase Date:

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(1)         the Revolver Purchasing Parties shall pay to the Revolving Agent for the benefit of the First Lien Secured Parties in respect of the Revolving Credit Agreement as the purchase price (the “Revolver Purchase Price”) for the Revolver Purchase Obligations by wire transfer of immediately available funds an amount equal to the sum of: (A) the principal amount (at par) of all loans, advances or similar extensions of credit included in the Revolver Purchase Obligations (including unreimbursed amounts drawn under letters of credit, but excluding (x) the undrawn amount of outstanding letters of credit, (y) Hedging Obligations and (z) Bank Product Obligations), and all accrued and unpaid interest thereon through the Revolver Purchase Date; plus (B) all accrued and unpaid fees (excluding, for the avoidance of doubt, any prepayment premiums including the Applicable Prepayment Premium (as defined in the Revolving Credit Agreement)), expenses, breakage costs, indemnities and other Revolving Credit Obligations owed to the First Lien Secured Parties in respect of the Revolving Credit Agreement under the Revolving Credit Agreement on the Revolver Purchase Date; provided, that the Applicable Prepayment Premium shall be payable by the Borrower to the Revolving Agent on the Revolver Purchase Date and, to the extent not otherwise paid by the Borrower, may be advanced by the Revolving Agent under the Revolving Credit Agreement (it being understood that the failure of the Borrower to pay the Applicable Prepayment Premium on such date shall not invalidate the Revolver Purchase);

(2)         the Revolver Purchasing Parties will deposit with the Revolving Agent or its designee by wire transfer of immediately available funds, 103% of the aggregate undrawn amount of all then outstanding letters of credit under the Revolving Credit Agreement (such funds, the “Revolver Purchase LC Cash Collateral Account”);

(3)         [Reserved]; and

(4)         the First Lien Administrative Agent (on behalf of itself and the Revolver Purchasing Parties) will execute and deliver to the Revolving Agent a waiver of all claims arising out of this Agreement and the transactions contemplated hereby as a result of exercising the purchase option contemplated by this Section 2.20.

Interest on the Revolver Purchase Obligations shall be calculated to but excluding the Revolver Purchase Date if the amounts so paid by the Revolver Purchasing Parties to the account(s) designated by the Revolving Agent are received in such account(s) prior to 2:00 p.m., New York City time, on the Revolver Purchase Date, and interest shall be calculated to and including the Revolver Purchase Date if the amounts so paid by the Revolver Purchasing Parties to the account(s) designated by the Revolving Agent are received in such account(s) later than 2:00 p.m., New York City time, on the Revolver Purchase Date. Promptly after the closing of the Revolver Purchase, the Revolving Agent will distribute the Revolver Purchase Price to the First Lien Secured Parties in respect of the Revolving Credit Agreement in accordance with the terms of the Revolving Credit Agreement. After the closing of the Revolver Purchase, the Revolver Purchasing Parties may request that the Revolving Agent and the letter of credit issuer under the Revolving Credit Agreement immediately resign as such under the Revolving Credit Agreement. Upon such resignations, a new administrative agent and letter of credit issuer will be elected or appointed in accordance with the Revolver Credit Agreement.

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(e)                Application of Cash Collateral for Letters of Credit. The Revolving Agent will apply funds in the Revolver Purchase LC Cash Collateral Account to reimburse issuers of letters of credit outstanding under the Revolving Credit Agreement on the Revolver Purchase Date for drawings thereunder and for any customary fees charged by such issuers in connection with such draws. After giving effect to each such payment, any remaining funds in the Revolver Purchase LC Cash Collateral Account which exceed 103% of the sum of the aggregate undrawn amount of all such outstanding letters of credit will be returned to the Revolver Purchasing Parties (as their interests appear). When all such letters of credit have been cancelled with the consent of the beneficiary thereof, expired or been fully drawn, and after all payments from the account described above have been made, any funds in the Revolver Purchase LC Cash Collateral Account will be returned to the Revolver Purchasing Parties (as their interest may appear).

(f)                 Shortfall in Revolver Purchase LC Cash Collateral Account. If for any reason other than the gross negligence or willful misconduct of the Revolving Agent as determined by a final, non-appealable judgment of a court of competent jurisdiction, the Revolver Purchase LC Cash Collateral Account is less than the amount owing with respect to a letter of credit described in paragraph (e) above, then the Revolver Purchasing Parties will, in proportion to their interests, promptly reimburse the Revolving Agent (who will then pay the applicable issuer) the amount of such deficiency to the extent the Revolving Agent has advanced such amounts to any issuer under the Revolving Credit Agreement.

(g)                Consents. The Revolving Agent, the Borrower and the other Grantors hereby irrevocably consent to any assignment effected to one or more Revolver Purchasing Parties pursuant to this Section 2.20, including in any Insolvency or Liquidation Proceeding and hereby agree that no further documentation or consent shall be required to evidence the Revolver Purchase. Immediately following the receipt of the Revolver Purchase Price, (i) the Revolver Purchase shall be deemed to have occurred without further action by any party, (ii) the Revolving Agent shall record the assignment to each Revolver Purchasing Party (in accordance with their respective Revolver Purchasing Shares (as defined in the First Lien Credit Agreement)) in the register contemplated by the Revolving Credit Agreement without further action or consent by or from any party and (iii) the Revolver Purchasing Parties shall be deemed to be the holders of the Revolver Purchase Obligations (and all obligations of the Lenders under the Revolving Credit Agreement, including any commitments to extend credit under the Revolving Credit Agreement) for all purposes under this Agreement and the Revolving Credit Agreement.

SECTION 2.21              Payment of Cash Interest on Notes.

For any Interest Payment Date other than the stated maturity of the Notes, if as of the Determination Date immediately preceding such Interest Payment Date there is a Specified Cash Payment Event, the Cash Interest payable in respect of the Notes on such Interest Payment Date shall instead be payable entirely in PIK Interest in respect of the Notes and will be added to the PIK Interest in respect of the Notes otherwise payable on such Interest Payment Date. For purposes of this Section 2.21, the terms “Interest Payment Date”, “Cash Interest” and “PIK Interest” shall have the meanings assigned thereto in the Indenture as in effect on the date hereof.

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ARTICLE 3.           OBLIGATIONS AND POWERS OF COLLATERAL AGENT

SECTION 3.1         Appointment and Undertaking of the Collateral Agent.

(a)                                 Each Hedge Provider, each Bank Product Provider and each other Secured Party acting through its respective Secured Debt Representative hereby appoints the Collateral Agent to serve as collateral agent hereunder on the terms and conditions set forth herein. Subject to, and in accordance with, this Agreement, the Collateral Agent will, as collateral agent, for the benefit solely and exclusively of the present and future Secured Parties, in accordance with the terms of this Agreement:

(1)                                 accept, enter into, hold, maintain, administer and enforce all Security Documents, including all Collateral subject thereto, and all Liens created thereunder, perform its obligations hereunder and under the Security Documents and protect, exercise and enforce the interests, rights, powers and remedies granted or available to it under, pursuant to or in connection with the Security Documents;

(2)                                 take all lawful and commercially reasonable actions permitted under the Security Documents that it may deem necessary or advisable to protect or preserve its interest in the Collateral subject thereto and such interests, rights, powers and remedies;

(3)                                 deliver and receive notices pursuant to this Agreement and the Security Documents;

(4)                                 sell, assign, collect, assemble, foreclose on, institute legal proceedings with respect to, or otherwise exercise or enforce the rights and remedies of a secured party (including a mortgagee, trust deed beneficiary and insurance beneficiary or loss payee) with respect to the Collateral under the Security Documents and its other interests, rights, powers and remedies;

(5)                                 remit as provided in Section 3.4 all cash proceeds received by the Collateral Agent from the collection, foreclosure or enforcement of its interest in the Collateral under the Security Documents or any of its other interests, rights, powers or remedies;

(6)                                 execute and deliver (i) amendments and supplements to the Security Documents as from time to time authorized pursuant to Section 7.1 accompanied by an Officers’ Certificate to the effect that the amendment or supplement was permitted under Section 7.1 and (ii) acknowledgements of Intercreditor Joinders delivered pursuant to the definitions of “First Lien Debt,” “Second Lien Debt” and “Third Lien Debt” set forth herein and Section 3.9 and 7.20 hereof; and

(7)                                 release any Lien granted to it by any Security Document upon any Collateral if and as required by Section 3.2 or Article 4.

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(b)                                 Each party to this Agreement acknowledges and consents to the undertaking of the Collateral Agent set forth in Section 3.1(a) and agrees to each of the other provisions of this Agreement applicable to the Collateral Agent.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, the Collateral Agent will not commence any exercise of remedies or any foreclosure actions or otherwise take any action or proceeding against any of the Collateral (other than actions as necessary to prove, protect or preserve the Liens securing the Secured Obligations) unless and until it shall have been directed in writing by an Act of Required Secured Parties and then only in accordance with the provisions of this Agreement.

(d)                                 Act or decline to act in connection with any enforcement of Liens as provided in Section 3.3

(e)                                  Notwithstanding anything to the contrary contained in this Agreement, no First Lien Representative, the Second Lien Administrative Agent or the Trustee may serve as Collateral Agent. In addition, notwithstanding anything to the contrary contained in this Agreement, neither the Borrower nor any of its Affiliates may serve as Collateral Agent.

SECTION 3.2 Release or Subordination of Liens. The Collateral Agent will not release or subordinate any Lien of the Collateral Agent or consent to the release or subordination of any Lien of the Collateral Agent, except:

(a)                                 as directed by an Act of Required Secured Parties accompanied by an Officers’ Certificate to the effect that the release or subordination was permitted by each applicable Secured Debt Document;

(b)                                 as required by Article 4;

(c)                                  as ordered pursuant to applicable law under a final and nonappealable order or judgment of a court of competent jurisdiction;

(d)                                 for the subordination of the Second Liens to the First Liens; or

(e)                                  for the subordination of the Third Liens to the First Liens and the Second Liens.

SECTION 3.3 Enforcement of Liens. If the Collateral Agent at any time receives written notice that any event has occurred that constitutes a default under any Secured Debt Document entitling the Collateral Agent to foreclose upon, collect or otherwise enforce its Liens under the Security Documents, the Collateral Agent will promptly deliver written notice thereof to each Secured Debt Representative. Thereafter, the Collateral Agent may await direction by an Act of Required Secured Parties and will act, or decline to act, as directed by an Act of Required Secured Parties, in the exercise and enforcement of the Collateral Agent’s interests, rights, powers and remedies in respect of the Collateral or under the Security Documents or applicable law and, following the initiation of such exercise of remedies, the Collateral Agent will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required Secured Parties; provided, however, that, prior to the Discharge of First Lien

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Obligations, upon expiration of the Second Lien Standstill Period, the Collateral Agent shall exercise or decline to exercise enforcement rights, powers and remedies under the Second Lien Security Documents as directed by the Required Second Lien Debtholders and as provided in Section 2.5 hereof unless the First Lien Secured Parties or a First Lien Representative shall have caused the Collateral Agent to commence and diligently pursue the exercise of rights and remedies with respect to all or any material portion of the Collateral; provided, further, however, that, after the Discharge of First Lien Obligations but prior to the Discharge of Second Lien Obligations, upon expiration of the Third Lien Standstill Period, the Collateral Agent shall exercise or decline to exercise enforcement rights, powers and remedies under the Third Lien Security Documents as directed by the Required Third Lien Debtholders and as provided in Section 2.5 hereof unless the Second Lien Secured Parties or the Second Lien Administrative Agent shall have caused the Collateral Agent to commence and diligently pursue the exercise of rights and remedies with respect to all or any material portion of the Collateral. Unless it has been directed to the contrary by an Act of Required Secured Parties, the Collateral Agent in any event may (but will not be obligated to) take or refrain from taking such action with respect to any default under any Secured Debt Document as it may deem advisable and in the best interest of the Secured Parties.

SECTION 3.4          Application of Proceeds.

(a)                                 The Collateral Agent will apply the proceeds of any collection, sale, foreclosure or other realization upon, or exercise of any right or remedy with respect to, any Collateral and the proceeds thereof, and the proceeds of any title insurance or other insurance policy required under any First Lien Document, Second Lien Document or Third Lien Document or otherwise covering the Collateral in the following order of application:

FIRST, to the payment of all amounts payable under this Agreement on account of the Collateral Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Collateral Agent or any co-trustee or agent of the Collateral Agent in connection with any Security Document (including, but not limited to, indemnification obligations that are then due and payable);

SECOND, to the repayment of obligations, other than the Secured Obligations, secured by a Permitted Prior Lien on the Collateral sold or realized upon to the extent that such other Lien has priority over the First Liens but only if such obligation is discharged (in whole or in part) in connection with such sale;

THIRD, to the Revolving Agent and the respective Bank Product Providers in respect of Revolving Credit Obligations, for application to the payment of all such outstanding First Lien Debt under the Revolving Credit Agreement and any such other First Lien Obligations (including any Applicable Prepayment Premium (as defined in the Revolving Credit Agreement) and any Bank Product Obligations that are Revolving Credit Obligations but excluding any Hedging Obligations) arising in connection with the Revolving Credit Agreement that are then due and payable and so secured (for application in such order as may be provided in the Revolving Credit Agreement or other relevant First Lien Documents relating to the Revolving Credit Agreement) in an amount sufficient to pay in full in cash all such outstanding First Lien Debt under the Revolving

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Credit Agreement and all other First Lien Obligations (including any Applicable Prepayment Premium (as defined in the Revolving Credit Agreement) and any Bank Product Obligations that are Revolving Credit Obligations but excluding any Hedging Obligations) arising in connection with the Revolving Credit Agreement that are then due and payable (including all interest and fees accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Revolving Credit Agreement, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 103% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the Revolving Credit Agreement) of all outstanding letters of credit constituting First Lien Debt under the Revolving Credit Agreement);

FOURTH, to the other respective First Lien Representatives not covered by clause THIRD above and the respective Hedge Providers and Bank Product Providers not covered by clause THIRD above, on a pro rata basis for each other Series of First Lien Debt and Hedging Obligations and Bank Product Obligations that are secured by such Collateral (or, where such Hedging Obligations or Bank Product Obligations are represented by a First Lien Representative, to such First Lien Representative on their behalf) for application to the payment of all such other outstanding First Lien Debt and any such other First Lien Obligations that are then due and payable and so secured (for application in such order as may be provided in the First Lien Documents applicable to the respective First Lien Obligations) in an amount sufficient to pay in full in cash all other outstanding First Lien Debt and all other First Lien Obligations that are then due and payable (including all interest and fees accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the First Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 103% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable First Lien Document) of all outstanding letters of credit constituting other First Lien Debt). Notwithstanding the foregoing, amounts received from any Guarantor that is not an “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to its First Lien Obligations that are Excluded Swap Obligations, but appropriate adjustments shall be made with respect to payments from other Grantors to preserve the allocation to First Lien Obligations otherwise set forth in this clause FOURTH;

FIFTH, to the Second Lien Administrative Agent on a pro rata basis for each Second Lien Secured Party for application to the payment of all outstanding Second Lien Debt and any other Second Lien Obligations that are so secured and then due and payable (for application in such order as may be provided in the Second Lien Documents applicable to the respective Second Lien Obligations) in an amount sufficient to pay in full in cash all outstanding Second Lien Debt and all other Second Lien Obligations that are then due and payable and so secured (including, to the extent legally permitted, all interest and fees accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in

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the Second Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding;

SIXTH to the Trustee on a pro rata basis for each Third Lien Secured Party for application to the payment of all outstanding Third Lien Debt and any other Third Lien Obligations that are so secured and then due and payable (for application in such order as may be provided in the Third Lien Documents applicable to the respective Third Lien Obligations) in an amount sufficient to pay in full in cash all outstanding Third Lien Debt and all other Third Lien Obligations that are then due and payable and so secured (including, to the extent legally permitted, all interest and fees accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Third Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding; and

SEVENTH, any surplus remaining after the payment in full in cash of amounts described in the preceding clauses will be paid to the Borrower or the applicable Grantor, as the case may be, its successors or assigns, or to such other Persons as may be entitled to such amounts under applicable law or as a court of competent jurisdiction may direct.

Notwithstanding the foregoing, if any Series of Secured Debt has released its Lien on any Collateral as described below in Section 4.4, then such Series of Secured Debt and any related Secured Obligations of that Series of Secured Debt thereafter shall not be entitled to share in the proceeds of any Collateral so released by that Series of Secured Debt.

(b)                                 At any time prior to the Discharge of First Lien Obligations, if the Second Lien Administrative Agent, any Second Lien Secured Party, the Trustee or any Third Lien Secured Party collects or receives any proceeds of such foreclosure, collection or other enforcement, proceeds of any title or other insurance and any proceeds subject to Liens that have been avoided or otherwise invalidated that should have been applied to the payment of the First Lien Obligations in accordance with Section 3.4(a) above, whether after the commencement of an Insolvency or Liquidation Proceeding or otherwise, the Second Lien Administrative Agent, such Second Lien Secured Party, the Trustee or such Third Lien Secured Party, as the case may be, will forthwith deliver and pay over the same to the Collateral Agent, for the account of the First Lien Secured Parties, to be applied in accordance with Section 3.4(a). Until so delivered, such proceeds shall be segregated and will be held by the Second Lien Administrative Agent, that Second Lien Secured Party, the Trustee or that Third Lien Secured Party, as the case may be, for the benefit of the First Lien Secured Parties.

(c)                                  At any time following the Discharge of First Lien Obligations but prior to the Discharge of Second Lien Obligations, if the Trustee or any Third Lien Secured Party collects or receives any proceeds of such foreclosure, collection or other enforcement, proceeds of any title or other insurance and any proceeds subject to Liens that have been avoided or otherwise invalidated that should have been applied to the payment of the Second Lien Obligations in accordance with Section 3.4(a) above, whether after the commencement of an Insolvency or Liquidation Proceeding or otherwise, the Trustee or such Third Lien Secured Party, as the case may be, will forthwith deliver and pay over the same to the Collateral Agent, for the account of the Second Lien Secured Parties to be applied in accordance with

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Section 3.4(a). Until so delivered, such proceeds shall be segregated and will be held by the Trustee or that Third Lien Secured Party, as the case may be, for the benefit of the Second Lien Secured Parties.

(d)                                 This Section 3.4 is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Secured Obligations, each present and future Secured Debt Representative and the Collateral Agent as holder of First Liens, Second Liens and Third Liens. Any Secured Debt Representative referred to in clause (3) of the definition of “First Lien Debt”, clause (2) of the definition of “Second Lien Debt” or clause (2) of the definition of “Third Lien Debt” that is not already a party to this Agreement will be required to deliver an Intercreditor Joinder at the time of applicable refinancing referred to therein.

(e)                                  In connection with the application of proceeds pursuant to Section 3.4(a), except as otherwise directed by an Act of Required Secured Parties, the Collateral Agent may sell any non-cash proceeds in accordance with applicable law for cash prior to the application of the proceeds thereof.

(f)                                   In making the determinations and allocations in accordance with Section 3.4(a), the Collateral Agent may conclusively rely absent manifest error upon (i) information supplied by the applicable First Lien Representative, Hedge Provider or Bank Product Provider as to the amounts of unpaid principal and interest and other amounts outstanding with respect to its respective First Lien Debt and any other First Lien Obligations and the amount of any “settlement amount” (or similar term) of any Hedge Agreements included in the First Lien Obligations, (ii) information supplied by the Second Lien Administrative Agent as to the amounts of unpaid principal and interest and other amounts outstanding with respect to its respective Second Lien Debt and any other Second Lien Obligations and (iii) information supplied by the Trustee as to the amounts of unpaid principal and interest and other amounts outstanding with respect to its respective Third Lien Debt and any other Third Lien Obligations. In calculating the amount of Secured Obligations owed to any Hedge Provider, the Secured Obligations owed to such Hedge Provider shall be determined by the relevant Hedge Provider in accordance with the terms of the relevant Hedge Agreement (including any legally enforceable netting required by the terms of such Hedge Agreement).

SECTION 3.5            Powers of the Collateral Agent.

(a)                                 The Collateral Agent is irrevocably authorized and empowered to enter into and perform its obligations and protect, perfect, exercise and enforce its interest, rights, powers and remedies under the Security Documents and applicable law and in equity and to act as set forth in this Article 3 or, subject to the other provisions of this Agreement, as requested in any lawful directions given to it from time to time in respect of any matter by an Act of Required Secured Parties.

(b)                                 No Secured Debt Representative or Secured Party (other than the Collateral Agent) will have any liability whatsoever for any act or omission of the Collateral Agent.

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SECTION 3.6 Documents and Communications. The Collateral Agent will permit each Secured Funded Debt Representative and each Secured Party upon reasonable written notice from time to time to inspect and copy, at the cost and expense of the party requesting such copies, any and all Security Documents and other documents, notices, certificates, instructions or communications received by the Collateral Agent in its capacity as such.

SECTION 3.7 For Sole and Exclusive Benefit of the Secured Parties. The Collateral Agent will accept, hold, administer and enforce all Liens on the Collateral at any time transferred or delivered to it and all other interests, rights, powers and remedies at any time granted to or enforceable by the Collateral Agent solely and exclusively for the benefit of the present and future holders of present and future Secured Obligations, and will distribute all proceeds received by it in realization thereon or from enforcement thereof solely and exclusively pursuant to the provisions of Section 3.4.

SECTION 3.8 [Reserved].

SECTION 3.9 Hedging Obligations and Bank Product Obligations.

(a)                                 The Collateral Agent will, as collateral agent hereunder, also perform its undertakings set forth in Section 3.1(a) with respect to any Hedging Obligations under a Hedge Agreement or Bank Product Obligations under an agreement giving rise to Bank Product Obligations that is incurred after the date hereof if:

(1)                                 such Hedge Agreement or agreement giving rise to Bank Product Obligations is identified in accordance with the procedures set forth in Section 3.9(b); and

(2)                                 the Hedge Provider or Bank Product Provider, as applicable, identified pursuant to Section 3.9(b) signs an Intercreditor Joinder and delivers the same to the Collateral Agent (it being understood and agreed that only one Intercreditor Joinder will be required for each master agreement and that separate Intercreditor Joinders will not be required for each Swap Transaction thereunder).

(b)                                 Each time the Borrower enters into any Interest Rate Agreement or Currency Agreement that the Borrower desires to designate as a Hedge Agreement or any agreement giving rise to Bank Product Obligations, the Borrower shall deliver to the Collateral Agent an Additional Secured Obligations Designation (it being understood and agreed that only one Additional Secured Obligations Designation will be required for each master agreement and that separate Additional Secured Obligations Designations will not be required for each Swap Transaction thereunder) that:

(1)                                 states that the Borrower or another Grantor intends to incur such Hedging Obligations or Bank Product Obligations, as applicable, which will be (as specified in such Additional Secured Obligation Designation) First Lien Obligations, and that no Secured Debt Document prohibits the incurrence thereof or prohibits such Hedging Obligations or Bank Product Obligations to be secured by a First Lien equally and ratably with all previously existing and future First Lien Obligations;

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(2)                                 specifies the name and address of the relevant Hedge Provider or Bank Product Provider and identifies the Hedge Agreement or agreement giving rise to Bank Product Obligations, as applicable;

(3)                                 states that the Borrower and each other Grantor has duly authorized, executed (if applicable) and recorded (or caused to be recorded) in each appropriate governmental office all relevant filings and recordations to ensure that such Hedging Obligations or Bank Product Obligations are secured by the Collateral in accordance with the Security Documents;

(4)                                 attaches as Exhibit 1 to such Additional Secured Obligation Designation a Reaffirmation Agreement in substantially the form attached as Exhibit 1 to Exhibit A of this Agreement, which Reaffirmation Agreement has been duly executed by the Borrower and each other Grantor and Guarantor; and

(5)                                 states that the Borrower has caused a copy of the Additional Secured Obligation Designation and the related Intercreditor Joinder to be delivered to each then existing Secured Debt Representative.

Although the Borrower shall be required to deliver a copy of each Additional Secured Obligation Designation and each Intercreditor Joinder to each then existing Secured Debt Representative, the failure to so deliver a copy of the Additional Secured Obligation Designation and/or Intercreditor Joinder to any then existing Secured Debt Representative shall not affect the status of such obligations as Secured Obligations if the other requirements of this Section 3.9 are complied with. Notwithstanding the foregoing, nothing in this Agreement will be construed to allow the Borrower or any other Grantor to incur additional Obligations or Liens or enter into any Swap Transactions if prohibited by the terms of any Secured Debt Document.

(c)                                  With respect to any Hedging Obligations or Bank Product Obligations incurred after the date hereof, the Borrower and each of the other Grantors agrees to take such actions (if any) as may from time to time reasonably be requested by the Collateral Agent, the applicable Hedge Provider or Bank Product Provider, any First Lien Representative or any Act of Required Secured Parties, and enter into such amendments, modifications and/or supplements to the then existing Guarantees and Security Documents (or execute and deliver such additional Security Documents) as may from time to time be reasonably requested by such Persons (including as contemplated by clause (d) below), to ensure that the Hedging Obligations or Bank Product Obligations incurred after the date hereof are secured by, and entitled to the benefits of, the relevant Security Documents, and each Secured Party (by its acceptance of the benefits hereof) hereby agrees to, and authorizes the Collateral Agent to enter into, any such amendments, modifications and/or supplements (and additional Security Documents). The Borrower and each Grantor hereby further agree that if there are any recording, filing or other similar fees or taxes payable in connection with any of the actions to be taken pursuant to this Section 3.9(c) or Section 3.9(d) all such amounts shall be paid by, and shall be for the account of, the Borrower and the respective Grantors, on a joint and several basis.

(d)                                 Without limitation of the foregoing, the Borrower and each of the other Grantors agrees to take the following actions with respect to any real property Collateral with

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respect to all Hedge Agreements and Swap Transactions thereunder and all agreements giving rise to Bank Product Obligations, in each case hereafter entered into in the event that any Mortgage with respect to any Mortgaged Property would not be valid and enforceable and/or the priority of the liens evidenced by, or the continuing validity, enforceability and/or priority of the Lien of such Mortgages as security for, the First Lien Obligations would be changed by reason of such Hedge Agreement or Swap Transaction or agreement giving rise to Bank Product Obligations:

(1)                                 the Borrower or the applicable Grantor shall enter into, and deliver to the Collateral Agent, a mortgage modification or new mortgage or deed of trust with regard to each real property owned by the Borrower or the applicable Grantor subject to a mortgage or deed of trust as security for any Secured Obligations (each such mortgage or deed of trust a “Hedge Mortgage” and each such property a “Hedge Mortgaged Property” which, if necessary to continue the validity or enforceability and/or to maintain the same priority of the existing Mortgage(s) for the other First Lien Obligations with respect to such Hedge Mortgaged Property, may be a subordinate lien mortgage with respect to such Hedge Agreement and Swap Transactions and agreement giving rise to Bank Product Obligations, with such changes as may be required to account for local law matters) at the time of such incurrence, in proper form for recording in all applicable jurisdictions, in a form and substance reasonably satisfactory to the Collateral Agent and the Controlling Representative along with payment of all filing and recording taxes, documentary stamp taxes, and similar taxes, charges, and fees, if any, necessary for filing or recording in the recording office of each jurisdiction where such real property to be encumbered thereby is situated (such Mortgage or mortgage modification, the “Hedge Modification”);

(2)                                 the applicable Grantor shall deliver a favorable opinion of appropriate local counsel, addressed to the Controlling Representative, the Collateral Agent and the other Secured Parties, in form and substance reasonably satisfactory to the Controlling Representative;

(3)                                 the applicable Grantor shall have caused a title company reasonably acceptable to the Controlling Representative to have delivered to the Controlling Representative and the Collateral Agent a title insurance policy (or, as applicable, an endorsement to each title insurance policy previously delivered to the Collateral Agent with respect to the Mortgage or Mortgages for the other First Lien Obligations), date down(s) or other evidence reasonably satisfactory to the Controlling Representative and/or the Collateral Agent (each such delivery, a “Hedge Title Datedown Product”) in each case (i) insuring that the validity, enforceability and priority of the liens with respect to, or the continuing validity, enforceability and priority of the Lien of the mortgages as security for, the Hedging Obligations, the Bank Product Obligations and any other First Lien Obligations has not changed and, if a new Mortgage is entered into, that the Lien of such new Mortgage securing the Hedging Obligations, the Bank Product Obligations and any other First Lien Obligations then being incurred shall be enforceable and have the same priority as any existing Mortgage securing then existing Hedging Obligations, Bank Product Obligations and any other First Lien Obligations, (ii) confirming and/or insuring that since the later of the original date of such

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title insurance product and the date of the Hedge Title Datedown Product delivered most recently prior to (and not in connection with) such additional hedging obligations there has been no change in the condition of title and (iii) there are no intervening liens or encumbrances which may then or thereafter take priority over the Lien of the applicable Mortgage(s), in each case other than with respect to Liens permitted by each Secured Debt Document (without adding any additional exclusions or exceptions to coverage); and

(4)                                 the applicable Grantor shall, upon the request of the Controlling Representative and/or the Collateral Agent, deliver to the approved title company, the Collateral Agent, the Controlling Representative and/or all other relevant third parties all other items reasonably necessary to (i) record a Hedge Modification, (ii) issue a Hedge Title Datedown Product and (iii) create, perfect or preserve the validity, enforceability and priority of the Lien of the mortgage(s) as set forth above and contemplated hereby and by the Secured Obligations Documents.

In the event that the applicable Grantor is unable to satisfy the obligations set forth in clause (3) above with respect to the obligations in sub-clause (i) thereof and clause (4) above with respect to the obligations in sub-clauses (ii) and (iii) thereof, then, and only to the extent that the applicable Grantor is unable to so comply with such sub-clauses, the applicable Grantor shall be required to (w) deliver a new Hedge Mortgage (with such changes as may be required to account for local law matters) with respect to such Hedge Mortgaged Property (which, if necessary to continue the validity or enforceability and/or to maintain the same priority of the existing Mortgage with respect to each such Hedge Mortgaged Property, may be a subordinate lien mortgage with respect to such Hedge Agreement or Swap Transaction or agreement giving rise to Bank Product Obligations (with such changes as may be required to account for local law matters) and shall otherwise comply with the provisions of clause (1) above, (x) comply with the provisions of clause (2) and (y) deliver to the approved title company, the Collateral Agent, the Controlling Representative and/or all other relevant third parties all other items reasonably necessary to record the new Hedge Mortgage.

ARTICLE 4.             OBLIGATIONS ENFORCEABLE BY THE BORROWER AND THE OTHER GRANTORS

SECTION 4.1 Release of Liens on Collateral.

(a)                                 The Collateral Agent’s Liens upon the Collateral will be released in any of the following circumstances:

(1)                                 in whole, upon (A) payment in full in cash and discharge of all outstanding Secured Debt and all other Secured Obligations that are outstanding, due and payable at the time all of the Secured Debt is paid in full in cash and discharged (or, in the case of Hedging Obligations, the cash collateralization of all such Hedging Obligations (or other arrangements with respect to all such Hedging Obligations) on terms reasonably satisfactory to each applicable counterparty, and the expiration and termination of all outstanding transactions under Hedging Agreements (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other

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liabilities in respect of which no claim or demand for payment has been made at such time)) and (B) termination or expiration of all commitments to extend credit under all Secured Debt Documents and the cancellation or termination, cash collateralization (at the lower of (1) 103% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Secured Debt Documents) of all outstanding letters of credit issued pursuant to any Secured Debt Documents or the issuance of a back to back letter of credit in favor of the issuer of any such outstanding letter of credit in an amount equal to the amount described in the parenthetical clause above and issued by a financial institution reasonably acceptable to such issuer;

(2)                                 as to any Collateral that is sold, transferred or otherwise disposed of by the Borrower or any other Grantor to a Person that is not (either before or after such sale, transfer or disposition) the Borrower or a Subsidiary of the Borrower in a transaction or other circumstance that complies with and is permitted by all of the Secured Debt Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided, that the Collateral Agent’s Liens upon the Collateral will not be released if the sale or disposition is subject to Section 4.06 or Section 5.01 of the Indenture unless the Borrower has complied with the procedures and requirements in connection therewith set forth in the Indenture;

(3)                                 as to a release of less than all or substantially all of the Collateral (other than pursuant to clause (2) above), if (A) consent to the release of all First Liens (or, at any time after the Discharge of First Lien Obligations and prior to the Discharge of Second Lien Obligations, the Second Liens, or at any time after both the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations, the Third Liens) on such Collateral has been given by an Act of Required Secured Parties and consent to the release of all Second Liens on such Collateral has been given by the Required Second Lien Debtholders or (B) the First Liens (or, at any time after the Discharge of First Lien Obligations and prior to the Discharge of Second Lien Obligations, the Second Liens, or at any time after both the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations, the Third Liens) on such Collateral have been automatically released pursuant to the First Lien Documents (or, at any time after the Discharge of First Lien Obligations and prior to the Discharge of Second Lien Obligations, the Second Lien Documents, or at any time after both the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations, the Third Lien Documents) and the Second Liens on such Collateral have been automatically released pursuant to the Second Lien Documents; provided, that this clause (3) shall not apply to (i) Discharge of First Lien Obligations upon payment in full thereof or Discharge of Second Lien Obligations upon payment in full thereof or (ii) sales or dispositions subject to Section 4.06 of the Indenture unless the Borrower has complied with the procedures and requirements in connection therewith set forth in the Indenture;

(4)                                 as to a release of all or substantially all of the Collateral (other than pursuant to clause (1) above), if (A) consent to release of that Collateral has been given by the requisite percentage or number of holders of each Series of Secured Debt at the

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time outstanding as provided for in the applicable Secured Debt Documents and (B) the Borrower has delivered an Officers’ Certificate to the Collateral Agent certifying that any such necessary consents have been obtained;

(5)                                 if any Guarantor is released from its obligations under each of the Second Lien Documents, then the Second Liens on such Collateral and the obligations of such Guarantor under its Guarantee of the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released;

(6)                                 if any Guarantor is released from its obligations under each of the Third Lien Documents, then the Third Liens on such Collateral and the obligations of such Guarantor under its Guarantee of the Third Lien Obligations, shall be automatically, unconditionally and simultaneously released;

(7)                                 notwithstanding any of the foregoing, if the Collateral Agent is exercising its rights or remedies with respect to the Collateral under the First Lien Security Documents pursuant to an Act of Required Secured Parties, and the Collateral Agent releases any of the First Liens on any part of the Collateral or any Guarantor is released from its obligations under its Guarantee of the First Lien Obligations in connection therewith, then the Second Liens and the Third Liens on such Collateral and the obligations of such Guarantor under its Guarantee of the Second Lien Obligations and the Third Lien Obligations, shall be automatically, unconditionally and simultaneously released. If in connection with any exercise of rights and remedies by the Collateral Agent under the First Lien Security Documents pursuant to an Act of Required Secured Parties, the equity interests of any Person are foreclosed upon or otherwise disposed of and the Collateral Agent releases First Liens on the property or assets of such Person then the Second Liens and the Third Liens with respect to the property or assets of such Person will be concurrently and automatically released to the same extent as the First Liens on such property or assets are released; provided, however, that the release of the Second Liens and the Third Liens on Collateral pursuant to this paragraph (7) shall not occur with respect to any Collateral, the net cash proceeds of the disposition of which will not be applied to repay (and, to the extent applicable, to reduce permanently commitments with respect to) the First Lien Obligations without the consent of the Second Lien Administrative Agent or the Trustee, as the case may be; and

(8)                                 notwithstanding any of the foregoing, if the Collateral Agent is exercising its rights or remedies with respect to the Collateral under the Second Lien Security Documents pursuant to an Act of Required Secured Parties, and the Collateral Agent releases any of the Second Liens on any part of the Collateral or any Guarantor is released from its obligations under its Guarantee of the Second Lien Obligations in connection therewith, then the Third Liens on such Collateral and the obligations of such Guarantor under its Guarantee of the Third Lien Obligations, shall be automatically, unconditionally and simultaneously released. If in connection with any exercise of rights and remedies by the Collateral Agent under the Second Lien Security Documents pursuant to an Act of Required Secured Parties, the equity interests of any Person are foreclosed upon or otherwise disposed of and the Collateral Agent releases Second Liens on the property or assets of such Person then the Third Liens with respect to the property

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or assets of such Person will be concurrently and automatically released to the same extent as the Second Liens on such property or assets are released; provided, however, that the release of the Third Liens on Collateral pursuant to this paragraph (8) shall not occur with respect to any Collateral, the net cash proceeds of the disposition of which will not be applied to repay (and, to the extent applicable, to reduce permanently commitments with respect to) the Second Lien Obligations without the consent of the Trustee.

(b)                                 The Collateral Agent agrees for the benefit of the Borrower and the other Grantors that if the Collateral Agent at any time receives:

(1)                                 an Officers’ Certificate stating that (A) the signing officer has read Article 4 of this Agreement and understands the provisions and the definitions relating hereto, (B) such officer has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not the conditions precedent in this Agreement and all other Secured Debt Documents, if any, relating to the release of the Collateral have been complied with and (C) in the opinion of such officer, such conditions precedent, if any, have been complied with;

(2)                                 the proposed instrument or instruments releasing such Lien as to such property in recordable form, if applicable; and

(3)                                 prior to the Discharge of First Lien Obligations, the written confirmation of each First Lien Representative (or, at any time after the Discharge of First Lien Obligations and prior to the Discharge of Second Lien Obligations, the Second Lien Administrative Agent, or at any time after both the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations, the Trustee) (such confirmation to be given following receipt of, and based solely on, the Officers’ Certificate described in clause (1) above) that, in its view, such release is permitted by Section 4.1(a) and the respective Secured Debt Documents governing the Secured Obligations the holders of which such Secured Debt Representative represents;

then the Collateral Agent will execute (with such acknowledgements and/or notarizations as are required) and deliver such release to the Borrower or other applicable Grantor on or before the later of (x) the date specified in such request for such release and (y) the fifth Business Day after the date of receipt of the items required by this Section 4.1(b) by the Collateral Agent.

(c)                                  The Collateral Agent hereby agrees that:

(1)                                 in the case of any release pursuant to clause (2) of Section 4.1(a), if the terms of any such sale, transfer or other disposition require the payment of the purchase price to be contemporaneous with the delivery of the applicable release, then, at the written request of and at the expense of the Borrower or other applicable Grantor, the Collateral Agent will either (A) be present at and deliver the release at the closing of such transaction or (B) deliver the release under customary escrow arrangements that permit such contemporaneous payment and delivery of the release; and

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(2)                                 at any time when a Secured Debt Default under a Series of Secured Debt that constitutes Second Lien Debt or Third Lien Debt has occurred and is continuing, within one Business Day of the receipt by it of any Act of Required Secured Parties pursuant to Section 4.1(a)(3), the Collateral Agent will deliver a copy of such Act of Required Secured Parties to each Secured Debt Representative.

(d)                                 Each Secured Debt Representative hereby agrees that:

(1)                                 as soon as reasonably practicable after receipt of an Officers’ Certificate from the Borrower pursuant to Section 4.1(b)(1) it will, to the extent required by such Section, either provide (A) the written confirmation required by Section 4.1(b)(3), (B) a written statement that such release is not permitted by Section 4.1(a) or (C) a request for further information from the Borrower reasonably necessary to determine whether the proposed release is permitted by Section 4.1(a) and after receipt of such information such Secured Debt Representative will as soon as reasonably practicable either provide the written confirmation or statement required pursuant to clause (A) or (B), as applicable; and

(2)                                 within two Business Days of the receipt by it of any notice from the Collateral Agent pursuant to Section 4.1(c)(2), such Secured Debt Representative will deliver a copy of such notice to each registered holder of the Series of Secured Debt for which it acts as Secured Debt Representative.

SECTION 4.2 Delivery of Copies to Secured Debt Representatives. The Borrower will deliver to each Secured Debt Representative a copy of each Officers’ Certificate delivered to the Collateral Agent pursuant to Section 4.1(b), together with copies of all documents delivered to the Collateral Agent with such Officers’ Certificate. The Secured Debt Representatives will not be obligated to take notice thereof or to act thereon, subject to Section 4.1(d).

SECTION 4.3 Collateral Agent not Required to Serve, File or Record. The Collateral Agent is not required to serve, file, register or record any instrument releasing or subordinating its Liens on any Collateral; provided, however, that if the Borrower or any other Grantor shall make a written demand for a termination statement under Section 9-513(c) of the UCC, the Collateral Agent shall comply with the written request of such Borrower or Grantor to comply with the requirements of such UCC provision; provided, further, that the Collateral Agent must first confirm with the Secured Debt Representatives that the requirements of such UCC provisions have been satisfied.

SECTION 4.4 Release of Liens in Respect of any Series of Secured Debt.

(a)                                 Release of Liens in Respect of the Notes. In addition to any release pursuant to Section 4.1 hereof, the Collateral Agent’s Third Lien will no longer secure the Notes outstanding under the Indenture or any other Obligations under the Indenture, and the right of the holders of the Notes and such Obligations to the benefits and proceeds of the Collateral Agent’s Third Lien on the Collateral will terminate and be discharged:

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(1)                                 upon satisfaction and discharge of the Indenture as set forth under Section 8.01(a) of the Indenture;

(2)                                 upon the exercise of the legal defeasance option or covenant defeasance option (each as defined under the Indenture) of the Notes as set forth under Section 8.01(b) of the Indenture;

(3)                                 upon payment in full in cash and discharge of all Notes outstanding under the Indenture and all Obligations that are outstanding, due and payable under the Indenture at the time the Notes are paid in full in cash and discharged; or

(4)                                 in whole or in part, with the consent of the holders of the requisite percentage of Notes in accordance with Article 9 of the Indenture.

(b)                                 Release of Liens in Respect of any Series of Secured Debt other than the Notes. In addition to any release pursuant to Section 4.1 hereof, as to any Series of First Lien Debt, the Collateral Agent’s First Lien will no longer secure such Series of First Lien Debt if the requirements of a Discharge of First Lien Obligations are satisfied with respect to such Series of First Lien Debt and all First Lien Obligations related thereto. In addition to any release pursuant to Section 4.1 hereof, as to the Second Lien Debt, the Collateral Agent’s Second Lien will no longer secure such Second Lien Debt if the requirements of a Discharge of Second Lien Obligations are satisfied with respect to such Second Lien Debt and all Second Lien Obligations related thereto. In addition to any release pursuant to Section 4.1 hereof, as to any Third Lien Debt that refinances the Notes in whole, the Collateral Agent’s Third Lien will no longer secure such Third Lien Debt if such Third Lien Debt has been paid in full in cash, all commitments to extend credit in respect of such Third Lien Debt have been terminated and all other Third Lien Obligations related thereto that are outstanding and unpaid at the time such Third Lien Debt is paid are also paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

ARTICLE 5.          IMMUNITIES OF THE COLLATERAL AGENT

SECTION 5.1 No Implied Duty. The Collateral Agent will not have any fiduciary duties nor will it have responsibilities or obligations other than those expressly assumed by it in this Agreement and the other Security Documents. The Collateral Agent will not be required to take any action that is contrary to applicable law or any provision of this Agreement or the other Security Documents.

SECTION 5.2 Appointment of Agents and Advisors. The Collateral Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, accountants, appraisers or other experts or advisors selected by it in good faith as it may reasonably require and will not be responsible for any misconduct or negligence on the part of any of them.

SECTION 5.3 Other Agreements. The Collateral Agent has accepted its appointment as Collateral Agent hereunder and is bound by the Security Documents executed by the Collateral Agent as of the date of this Agreement and, as directed by an Act of Required

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Secured Parties, the Collateral Agent shall execute additional Security Documents delivered to it after the date of this Agreement; provided, however, that such additional Security Documents do not adversely affect the rights, privileges, benefits and immunities of the Collateral Agent. The Collateral Agent will not otherwise be bound by, or be held obligated by, the provisions of any credit agreement, indenture or other agreement governing Secured Debt (other than this Agreement and the other Security Documents to which it is a party).

SECTION 5.4 Solicitation of Instructions.

(a)                                 The Collateral Agent may at any time solicit written confirmatory instructions, in the form of an Act of Required Secured Parties, an Officers’ Certificate or an order of a court of competent jurisdiction, as to any action that it may be requested or required to take, or that it may propose to take, in the performance of any of its obligations under this Agreement or the other Security Documents.

(b)                                 No written direction given to the Collateral Agent by an Act of Required Secured Parties that in the sole judgment of the Collateral Agent imposes, purports to impose or might reasonably be expected to impose upon the Collateral Agent any obligation or liability not set forth in or arising under this Agreement and the other Security Documents will be binding upon the Collateral Agent unless the Collateral Agent elects, at its sole option, to accept such direction.

SECTION 5.5 Limitation of Liability. The Collateral Agent will not be responsible or liable for any action taken or omitted to be taken by it hereunder or under any other Security Document, except for its own gross negligence, bad faith or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction.

SECTION 5.6 Documents in Satisfactory Form. The Collateral Agent will be entitled to require that all agreements, certificates, opinions, instruments and other documents at any time submitted to it, including those expressly provided for in this Agreement, be delivered to it in a form and with substantive provisions reasonably satisfactory to it.

SECTION 5.7 Entitled to Rely. The Collateral Agent may seek and rely upon, and shall be fully protected in relying upon, any judicial order or judgment, upon any advice, opinion or statement of legal counsel, independent consultants and other experts selected by it in good faith and upon any certification, instruction, notice or other writing delivered to it by the Borrower or any other Grantor in compliance with the provisions of this Agreement or delivered to it by any Secured Debt Representative as to the Secured Parties for whom it acts, without being required to determine the authenticity thereof or the correctness of any fact stated therein or the propriety or validity of service thereof. The Collateral Agent may act in reliance upon any instrument comporting with the provisions of this Agreement or any signature reasonably believed by it to be genuine and may assume that any Person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof or the other Security Documents has been duly authorized to do so. To the extent an Officers’ Certificate or opinion of counsel is required or permitted under this Agreement to be delivered to the Collateral Agent in respect of any matter, the Collateral Agent may rely conclusively on Officers’ Certificate or opinion of counsel as to such matter and such Officers’

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Certificate or opinion of counsel shall be full warranty and protection to the Collateral Agent for any action taken, suffered or omitted by it under the provisions of this Agreement and the other Security Documents.

SECTION 5.8 Secured Debt Default. The Collateral Agent will not be required to inquire as to the occurrence or absence of any Secured Debt Default and will not be affected by or required to act upon any notice or knowledge as to the occurrence of any Secured Debt Default unless and until it is directed by an Act of Required Secured Parties.

SECTION 5.9 Actions by Collateral Agent. As to any matter not expressly provided for by this Agreement or the other Security Documents, the Collateral Agent will act or refrain from acting as directed by an Act of Required Secured Parties and will be fully protected if it does so, and any action taken, suffered or omitted pursuant to hereto or thereto shall be binding on the Secured Parties.

SECTION 5.10              Security or Indemnity in favor of the Collateral Agent. The Collateral Agent will not be required to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder unless it has been provided with security or indemnity reasonably satisfactory to it against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action.

SECTION 5.11              Rights of the Collateral Agent. In the event of any conflict between any terms and provisions set forth in this Agreement and those set forth in any Secured Debt Document, the terms and provisions of this Agreement shall supersede and control the terms and provisions of such Secured Debt Document. In the event there is any bona fide, good faith disagreement between the other parties to this Agreement or any of the Secured Debt Documents resulting in adverse claims being made in connection with Collateral held by the Collateral Agent and the terms of this Agreement or any of the Secured Debt Documents do not unambiguously mandate the action the Collateral Agent is to take or not to take in connection therewith under the circumstances then existing, or the Collateral Agent is in doubt as to what action it is required to take or not to take hereunder or under the Secured Debt Documents, it will be entitled to refrain from taking any action (and will incur no liability for doing so) until directed otherwise in writing by a request signed jointly by the parties hereto entitled to give such direction or by order of a court of competent jurisdiction.

SECTION 5.12              Limitations on Duty of Collateral Agent in Respect of Collateral.

(a)                                 Beyond the exercise of reasonable care in the custody of Collateral in its possession, the Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and the Collateral Agent will not be liable or responsible for any loss or

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diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

(b)                                 Except as provided in Section 5.12(a), the Collateral Agent will not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct (as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any Grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Collateral Agent hereby disclaims any representation or warranty to the current and future holders of the Secured Obligations concerning the perfection of the security interests granted to it or in the value of any Collateral.

SECTION 5.13              Assumption of Rights, Not Assumption of Duties. Notwithstanding anything to the contrary contained herein:

(1)                                 each of the parties thereto will remain liable under each of the Security Documents (other than this Agreement) to the extent set forth therein to perform all of their respective duties and obligations thereunder to the same extent as if this Agreement had not be executed;

(2)                                 the exercise by the Collateral Agent of any of its rights, remedies or powers hereunder will not release such parties from any of their respective duties or obligations under the other Security Documents; and

(3)                                 the Collateral Agent will not be obligated to perform any of the obligations or duties of any of the parties to the Security Documents other than the Collateral Agent.

SECTION 5.14              No Liability for Clean Up of Hazardous Materials. In the event that the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent to be considered an “owner or operator” under any environmental laws or otherwise cause the Collateral Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, either to resign as Collateral Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Collateral Agent will not be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.

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SECTION 5.15       Special Provisions Relating to Cash Collateral.

(a)                                 As permitted by Section 5.2, the Collateral Agent hereby appoints the Revolving Agent as its agent with respect to all Cash Collateral now or hereafter in the possession or control (within the meaning of Section 9-104 of the UCC) of the Revolving Agent and the Revolving Agent hereby accepts such appointment. It is understood and agreed that prior to the Discharge of Revolving Credit Obligations, the Revolving Agent and not the Collateral Agent shall have control (within the meaning of Section 9-104 of the UCC) over all Cash Collateral constituting Collateral but that the Revolving Agent shall hold such control as agent for the Collateral Agent in order to perfect each of the Liens of the Collateral Agent. As permitted by Section 5.2, the Collateral Agent hereby appoints the Revolving Agent as its agent with respect to all assignments of Government Contracts of each Grantor pursuant to the Assignment of Claims Act or similar applicable laws and the Revolving Agent hereby accepts such appointment. It is understood and agreed that prior to the Discharge of Revolving Credit Obligations, any assignments of Government Contracts of any Grantor pursuant to the Assignment of Claims Act or similar applicable laws shall be made in favor of the Revolving Agent and not the Collateral Agent but that the Revolving Agent shall hold such assignments as agent for the Collateral Agent in order to effect the purposes of the Security Documents.

(b)                                 The Revolving Agent shall not have any fiduciary obligations to the Collateral Agent or the other Secured Parties by virtue of its role as agent of the Collateral Agent hereunder and each other Secured Party hereby waives and releases the Revolving Agent from any and all claims and liabilities arising pursuant to the Revolving Agent’s role under this Section 5.15 (other than a breach by the Revolving Agent of the express terms of this Section 5.15). Prior to the Discharge of Revolving Credit Obligations, the provisions of this Article 5 applicable to the Collateral Agent shall also be applicable to the Revolving Agent with respect to Cash Collateral.

(c)                                  So long as no event of default has been declared under the Revolving Credit Agreement by the Revolving Agent and is continuing and prior to the Discharge of Revolving Credit Obligations, the Revolving Agent may take the actions with respect to Cash Collateral specified in clause (b) of the definition of Permitted Revolver Actions.

(d)                                 If at any time the Collateral Agent acting pursuant to an Act of Required Secured Parties shall direct Revolving Agent in writing to exercise control over, and/or to cause the withdrawal of funds in any deposit account or to hand over any Cash Collateral to the Collateral Agent for application pursuant to Section 3.4, the Revolving Agent shall so comply with such direction. Any Cash Collateral received by the Collateral Agent from the Revolving Agent shall be applied by the Collateral Agent in accordance with Section 3.4.

(e)                                  Upon the Discharge of Revolving Credit Obligations, the Revolving Agent shall deliver the remaining Cash Collateral in its possession (if any) to the Collateral Agent and shall, at the Grantors’ expense, cooperate with the Collateral Agent to ensure that the Collateral Agent shall obtain control (within the meaning of Section 9-104 of the UCC) over any deposit accounts included in the Cash Collateral.

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ARTICLE 6.                    RESIGNATION AND REMOVAL OF THE COLLATERAL AGENT

SECTION 6.1         Resignation or Removal of Collateral Agent. Subject to the appointment of a successor Collateral Agent as provided in Section 6.2 and the acceptance of such appointment by the successor Collateral Agent:

(a)                                 the Collateral Agent may resign at any time by giving not less than 30 days’ notice of resignation to each Secured Debt Representative and the Borrower; and

(b)                                 the Collateral Agent may be removed at any time, with or without cause, by an Act of Required Secured Parties.

SECTION 6.2        Appointment of Successor Collateral Agent. Upon any such resignation or removal, a successor Collateral Agent may be appointed, after consultation with the Borrower (unless a Secured Debt Default has occurred and is continuing), by an Act of Required Secured Parties. If no successor Collateral Agent has been so appointed and accepted such appointment within 30 days after the predecessor Collateral Agent gave notice of resignation or was removed, the retiring Collateral Agent may (at the expense of the Borrower), at its option, appoint a successor Collateral Agent, or petition a court of competent jurisdiction for appointment of a successor Collateral Agent, which must be a bank or trust company:

(1)                                 authorized to exercise corporate trust powers;

(2)                                 having a combined capital and surplus of at least $500,000,000; and

(3)                                 that is not a Secured Debt Representative, the Borrower or an Affiliate of the Borrower.

The Collateral Agent will fulfill its obligations hereunder until a successor Collateral Agent meeting the requirements of this Section 6.2 has accepted its appointment as Collateral Agent and the provisions of Section 6.3 have been satisfied.

SECTION 6.3        Succession. When the Person so appointed as successor Collateral Agent accepts such appointment:

(1)                                 such Person will succeed to and become vested with all the rights, powers, privileges and duties of the predecessor Collateral Agent, and the predecessor Collateral Agent will be discharged from its duties and obligations hereunder; and

(2)                                 the predecessor Collateral Agent will (at the expense of the Borrower) promptly transfer all Liens and collateral security within its possession or control to the possession or control of the successor Collateral Agent and will execute instruments and assignments as may be necessary or desirable or reasonably requested by the successor Collateral Agent to transfer to the successor Collateral Agent all Liens, interests, rights, powers and remedies of the predecessor Collateral Agent in respect of the Security Documents.

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Thereafter the predecessor Collateral Agent will remain entitled to enforce the immunities granted to it in Article 5 and the provisions of Sections 7.10 and 7.11.

SECTION 6.4        Merger, Conversion or Consolidation of Collateral Agent. Any Person into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any Person succeeding to the business of the Collateral Agent shall be the successor of the Collateral Agent pursuant to Section 6.3; provided that (i) without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding, such Person satisfies the eligibility requirements specified in clauses (1) through (3) of Section 6.2 and (ii) prior to any such merger, conversion or consolidation, the Collateral Agent shall have notified the Borrower, each First Lien Representative, the Second Lien Administrative Agent and the Trustee thereof in writing.

ARTICLE 7.               MISCELLANEOUS PROVISIONS

SECTION 7.1        Amendment.

(a)                      No amendment, waiver or supplement to the provisions of any Security Document (other than this Agreement) will be effective without the approval of the Collateral Agent acting as directed by an Act of Required Secured Parties, except that:

(1)                                 any amendment, waiver or supplement that has the effect solely of:

(A)                               adding or maintaining Collateral, securing additional Secured Obligations that are otherwise not prohibited by the terms of any Secured Debt Document to be secured by the Collateral or preserving, perfecting or establishing the Liens thereon or the rights of the Collateral Agent therein; or

(B)                               providing for the assumption of any Grantor’s obligations under any Secured Debt Document in the case of a merger or consolidation or sale of all or substantially all of the assets of such Grantor to the extent not prohibited by the terms of any Secured Debt Document;

will become effective when executed and delivered by the Borrower or any other applicable Grantor party thereto and the Collateral Agent;

(2)                                 no amendment, waiver or supplement that reduces, impairs or adversely affects the right of any Secured Party:

(A)                               to vote its outstanding Secured Debt as to any matter described as subject to an Act of Required Secured Parties (or amends the provisions of this Section 7.1(a) (2) or the definitions of “Act of Required Secured Parties”, “Required Second Lien Debtholders”, “Required Third Lien Debtholders” or “Controlling Representative”);

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(B)                               to share in the order of application described in Section 3.4 in the proceeds of enforcement of or realization on any Collateral that has not been released in accordance with the provisions described in Section 4.1 or 4.4;

(C)                               to require that Liens securing Secured Obligations be released only as set forth in the provisions described in Section 4.1 or 4.4; or

(D)                               under this Section 7.1,

will become effective without the consent of the requisite percentage or number of holders of each Series of Secured Debt so affected under the applicable Secured Debt Documents; and

(3)                                 no amendment, waiver or supplement that imposes any obligation upon the Collateral Agent or any Secured Debt Representative or adversely affects the rights of the Collateral Agent or any Secured Debt Representative, respectively, in its capacity as such will become effective without the consent of the Collateral Agent or such Secured Debt Representative, respectively.

(b)                                 Notwithstanding Section 7.1(a) but subject to Sections 7.1(a)(2) and 7.1(a)(3):

(1)                                 any mortgage or other Security Document that secures Second Lien Obligations (but not First Lien Obligations) may be amended or supplemented with the approval of the Collateral Agent acting as directed in writing by the Required Second Lien Debtholders, unless such amendment or supplement would not be permitted under the terms of this Agreement or the other First Lien Documents;

(2)                                 any mortgage or other Security Document that secures Third Lien Obligations (but not First Lien Obligations or Second Lien Obligations) may be amended or supplemented with the approval of the Collateral Agent acting as directed in writing by the Required Third Lien Debtholders, unless such amendment or supplement would not be permitted under the terms of this Agreement, the other First Lien Documents or the other Second Lien Documents;

(3)                                 any amendment or waiver of, or any consent under, any provision of any First Lien Security Document will apply automatically to any comparable provision of any comparable Second Lien Security Document and any comparable Third Lien Security Document without the consent of or notice to any Second Lien Secured Party or any Third Lien Secured Party and without any action by the Borrower or any other Grantor or any holder of notes or other Second Lien Secured Party or other Third Lien Secured Party;

(4)                                 any amendment or waiver of, or any consent under, any provision of any Second Lien Security Document will apply automatically to any comparable provision of any comparable Third Lien Security Document without the consent of or notice to any Third Lien Secured Party and without any action by the Borrower or any other Grantor or any holder of notes or other Third Lien Secured Party; and

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(5)                                 any amendment or wavier of, or any consent under, this Agreement will require the written consent of the Collateral Agent (acting as directed by an Act of Required Secured Parties) and each of the Secured Debt Representatives.

(c)                                  The Collateral Agent will not enter into any amendment or supplement unless it has received an Officers’ Certificate to the effect that such amendment or supplement will not result in a breach of any provision or covenant contained in any of the Secured Debt Documents. Prior to executing any amendment or supplement pursuant to this Section 7.1, the Collateral Agent will be entitled to receive, upon request, an opinion of counsel of the Borrower to the effect that the execution of such document is authorized or permitted hereunder, and with respect to amendments adding Collateral, an opinion of counsel of the Borrower addressing customary creation and perfection, and if such additional Collateral consists of equity interests of any Person which equity interests constitute certificated securities, priority matters with respect to such additional Collateral (which opinion may be subject to customary assumptions and qualifications).

SECTION 7.2        Voting.          In connection with any matter under this Agreement requiring a vote of holders of Secured Debt, each Series of Secured Debt will cast its votes in accordance with the Secured Debt Documents governing such Series of Secured Debt. The amount of Secured Debt to be voted by a Series of Secured Debt will equal (1) the aggregate principal amount of Secured Debt held by such Series of Secured Debt (including outstanding letters of credit whether or not then available or drawn), plus (2) other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Funded Debt of such Series of Secured Debt. Following and in accordance with the outcome of the applicable vote under its Secured Debt Documents, the Secured Debt Representative of each Series of Secured Debt will cast all of its votes under that Series of Secured Debt as a block in respect of any vote under this Agreement.

SECTION 7.3        Further Assurances; Insurance.

(a)                                The Borrower and each of the other Grantors will do or cause to be done all acts and things that may be required, or that the Collateral Agent from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the Secured Parties, duly created and enforceable and perfected Liens upon the Collateral, (including any property or assets that are acquired or otherwise become, or are required by any Secured Debt Document to become, Collateral after the date hereof), in each case as contemplated by, and with the Lien priority required under, the Secured Debt Documents.

(b)                                Upon the reasonable request of the Collateral Agent or any Secured Debt Representative at any time and from time to time, the Borrower and each of the other Grantors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as may be reasonably required, or that the Collateral Agent may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Secured Debt Documents for the benefit of the Secured Parties.

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(c)                                  Without limiting the provisions of the Secured Debt Documents, the Borrower and the other Grantors will:

(1)                                 keep their properties adequately insured at all times by financially sound and reputable insurers;

(2)                                 maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage and coverage for acts of terrorism, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

(3)                                 maintain such other insurance as may be required by law;

(4)                                 maintain title insurance on all real property Collateral owned by the Borrower or another Grantor insuring the Collateral Agent’s Liens on that property, subject only to Liens permitted under each of the Secured Debt Documents and other exceptions to title approved by the Collateral Agent; provided, that title insurance need only be maintained on any particular parcel of real property having a fair market value of less than $1,000,000 if and to the extent title insurance is maintained in respect of First Liens on that property; and

(5)                                 maintain such other insurance as may be required by the Secured Debt Documents.

(d)                                 Upon the request of the Collateral Agent, the Borrower and the other Grantors will furnish to the Collateral Agent full information as to their property and liability insurance carriers.

(e)                                  All insurance policies required by Sections 7.3(c) (except for the insurance described in Section 7.3(c)(3)) above will:

(1)                                 provide that, with respect to third party liability insurance, the Secured Parties, as a class, shall be named as additional insureds, with a waiver of subrogation;

(2)                                 name the Collateral Agent as a loss payee and additional insured;

(3)                                 provide that (x) no cancellation or termination of such insurance and (y) no reduction in the limits of liability of such insurance or other material change shall be effective until 30 days after written notice is given by the insurers to the Collateral Agent of such cancellation, termination, reduction or change;

(4)                                 waive all claims for insurance premiums or commissions or additional premiums or assessments against the Secured Parties; and

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(5)                                 waive any right of the insurers to setoff or counterclaim or to make any other deductions, whether by way of attachment or otherwise, as against the Secured Parties.

(f)                                   Upon the request of the Collateral Agent, the Borrower and the other Grantors will permit the Collateral Agent or any of its agents or representatives, at reasonable times and intervals upon reasonable prior notice, to visit their offices and sites and inspect any of the Collateral and to discuss matters relating to the Collateral with their respective officers and independent public accountants. The Borrower and the other Grantors shall, at any reasonable time and from time to time upon reasonable prior notice, permit the Collateral Agent or any of its agents or representatives to examine and make copies of and abstracts from the records and books of account of the Borrower and the other Grantors and their Subsidiaries, all at the Borrower’s expense.

SECTION 7.4        Perfection of Second Liens; Perfection of Third Liens.

(a)                                 Solely for purposes of perfecting the Second Liens and the Third Liens of the Collateral Agent in its capacity as agent of the Second Lien Secured Parties and the Second Lien Administrative Agent and as agent of the Third Lien Secured Parties and the Trustee, in each case in any portion of the Collateral in the possession or control of the Collateral Agent (or its agents or bailees) as part of the First Liens on the Collateral, including, without limitation, any instruments, goods, negotiable documents, tangible chattel paper, certificated securities, securities accounts or money, the Collateral Agent, the First Lien Secured Parties and the First Lien Representatives hereby acknowledge that the Collateral Agent also holds such property as gratuitous bailee for the benefit of the Collateral Agent for the benefit of the Second Lien Secured Parties and the Second Lien Administrative Agent (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(d), 8-301(a)(2) and 9-313(c) of the UCC) and for the benefit of the Collateral Agent for the benefit of the Third Lien Secured Parties and the Trustee (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(d), 8-301(a)(2) and 9-313(c) of the UCC). Solely with respect to any deposit accounts under the control (within the meaning of Section 9-104 of the UCC) of the Collateral Agent in its capacity as agent of the First Lien Secured Parties, the Collateral Agent agrees to also hold control over such deposit accounts as gratuitous agent for the benefit of the Second Lien Secured Parties and the Second Lien Administrative Agent and as gratuitous agent for the benefit of the Third Lien Secured Parties and the Trustee.

(b)                                 After the Discharge of First Lien Obligations and prior to the Discharge of Second Lien Obligations, solely for purposes of perfecting the Third Liens of the Collateral Agent in its capacity as agent of the Third Lien Secured Parties and the Trustee, in any portion of the Collateral in the possession or control of the Collateral Agent (or its agents or bailees) as part of the Second Liens on the Collateral, including, without limitation, any instruments, goods, negotiable documents, tangible chattel paper, certificated securities, securities accounts or money, the Collateral Agent, the Second Lien Secured Parties and the Second Lien Administrative Agent hereby acknowledge that the Collateral Agent also holds such property as gratuitous bailee for the benefit of the Collateral Agent for the benefit of the Collateral Agent for the benefit of the Third Lien Secured Parties and the Trustee (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(d), 8-301(a)(2) and 9-313(c)

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of the UCC). Solely with respect to any deposit accounts under the control (within the meaning of Section 9-104 of the UCC) of the Collateral Agent in its capacity as agent of the Second Lien Secured Parties, the Collateral Agent agrees to also hold control over such deposit accounts as gratuitous agent for the benefit of the Third Lien Secured Parties and the Trustee.

SECTION 7.5        Rights and Immunities of Secured Debt Representatives. The Revolving Agent will be entitled to all of the rights, protections, immunities and indemnities set forth in the Revolving Credit Agreement, the First Lien Administrative Agent will be entitled to all of the rights, protections, immunities and indemnities set forth in the First Lien Credit Agreement, the Second Lien Administrative Agent will be entitled to all of the rights, protections, immunities and indemnities set forth in the Second Lien Credit Agreement, the Trustee will be entitled to all of the rights, protections, immunities and indemnities set forth in the Indenture and any future Secured Debt Representative will be entitled to all of the rights, protections, immunities and indemnities set forth in the credit agreement, indenture or other agreement governing the applicable Secured Debt with respect to which such Person will act as representative, in each case as if specifically set forth herein. In no event will any Secured Debt Representative be liable for any act or omission on the part of the Grantors or the Collateral Agent hereunder.

SECTION 7.6        Successors and Assigns.

(a)                                Except as provided in Section 5.2, the Collateral Agent may not, in its capacity as such, delegate any of its duties or assign any of its rights hereunder, and any attempted delegation or assignment of any such duties or rights will be null and void. All obligations of the Collateral Agent hereunder will inure to the sole and exclusive benefit of, and be enforceable by, each Secured Debt Representative and each present and future holder of Secured Obligations, each of whom will be entitled to enforce this Agreement as a third-party beneficiary hereof, and all of their respective successors and assigns.

(b)                                Neither the Borrower nor any other Grantor may delegate any of its duties or assign any of its rights hereunder, and any attempted delegation or assignment of any such duties or rights will be null and void. All obligations of the Borrower and the other Grantors hereunder will inure to the sole and exclusive benefit of, and be enforceable by, the Collateral Agent, each Secured Debt Representative and each present and future holder of Secured Obligations, each of whom will be entitled to enforce this Agreement as a third-party beneficiary hereof, and all of their respective successors and assigns.

SECTION 7.7        Delay and Waiver. No failure to exercise, no course of dealing with respect to the exercise of, and no delay in exercising, any right, power or remedy arising under this Agreement or any of the other Security Documents will impair any such right, power or remedy or operate as a waiver thereof. No single or partial exercise of any such right, power or remedy will preclude any other or future exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

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SECTION 7.8 Notices. Any communications, including notices and instructions, between the parties hereto or notices provided herein to be given may be given to the following addresses:

If to the Collateral Agent:	Wilmington Trust, National Association
Rodney Square North
1100 North Market Street
Wilmington, DE 19890
Attention: Corporate Capital
Markets — Alion Science and
Technology Corporation
Telephone: (302) 636-6410
Fax: (302) 636-4145

If to the Borrower or any other Grantor:	Alion Science and Technology Corporation
1750 Tysons Boulevard, Suite 1300
McLean, VA 22102
Fax: (703) 714-6511

If to the Revolving Agent:	Wells Fargo Bank, National Association
c/o Wells Fargo Capital Finance
6th Floor, South Tower
1753 Pinnacle Drive
McLean, VA 22102
Attention: David Marin

If to the First Lien Administrative Agent:	Goldman Sachs Lending Partners LLC
200 West Street
New York, NY 10282-2198
Telephone: (972) 368-2579
Fax: (212) 428-9270

If to the Second Lien Administrative Agent:	Wilmington Trust, National Association
Rodney Square North
1100 North Market Street
Wilmington, DE 19890
Attention: Corporate Capital
Markets — Alion Science and
Technology Corporation
Telephone: (302) 636-6410
Fax: (302) 636-4145

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If to the Trustee:	Wilmington Trust, National Association
Rodney Square North
1100 North Market Street
Wilmington, DE 19890
Attention: Corporate Capital
Markets — Alion Science and
Technology Corporation
Telephone: (302) 636-6410
Fax: (302) 636-4145

and if to any other Secured Debt Representative, to such address as it may specify by written notice to the parties named above.

All notices and communications will be mailed by first class mail, certified or registered, return receipt requested, sent by facsimile or sent by overnight air courier guaranteeing next day delivery, to the relevant address set forth above or, as to holders of Secured Debt, its address shown on the register kept by the office or agency where the relevant Secured Debt may be presented for registration of transfer or for exchange. To the extent applicable, any notice or communication will also be so mailed to any Person described in § 313(c) of the Trust Indenture Act of 1939, as amended, to the extent required thereunder. Failure to mail a notice or communication to a holder of Secured Debt or any defect in it will not affect its sufficiency with respect to other holders of Secured Debt.

A notice or communication that is delivered as described in the preceding paragraph shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party thereto and (ii)(A) if mailed, four Business Days after deposit in the mails, postage prepaid, (B) if delivered by facsimile, when sent and receipt has been confirmed by telephone, (C) if delivered by overnight air courier, the next Business Day.

SECTION 7.9 Notice Following Discharge of First Lien Obligations and Discharge of Second Lien Obligations. Promptly following the Discharge of First Lien Obligations with respect to one or more Series of First Lien Debt, each First Lien Representative with respect to each applicable Series of First Lien Debt that is so discharged will provide written notice of such discharge to the Collateral Agent and to each other Secured Debt Representative. Promptly following the Discharge of Second Lien Obligations, the Second Lien Administrative Agent will provide written notice of such discharge to the Collateral Agent and to each other Secured Debt Representative.

SECTION 7.10                   Entire Agreement. This Agreement states the complete agreement of the parties relating to the undertaking of the Collateral Agent set forth herein and supersedes all oral negotiations and prior writings in respect of such undertaking.

SECTION 7.11                   Compensation; Expenses. The Grantors jointly and severally agree to pay, promptly upon demand:

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(1)                                 such compensation to the Collateral Agent and its agents as the Borrower, the First Lien Representatives (or, following the Discharge of First Lien Obligations, the Second Lien Administrative Agent) and the Collateral Agent may agree in writing from time to time;

(2)                                 all reasonable and documented out-of-pocket costs and expenses incurred by the Collateral Agent and its agents in the preparation, execution, delivery, filing, recordation, administration or enforcement of this Agreement or any other Security Document or any consent, amendment, waiver or other modification relating hereto or thereto;

(3)                                 all reasonable and documented out-of-pocket fees, expenses and disbursements of legal counsel and any auditors, accountants, consultants or appraisers or other professional advisors and agents engaged by the Collateral Agent or any Secured Debt Representative incurred in connection with the negotiation, preparation, closing, administration, performance or enforcement of this Agreement and the other Security Documents or any consent, amendment, waiver or other modification relating hereto or thereto and any other document or matter requested by the Borrower or any other Grantor;

(4)                                 all reasonable and documented out-of-pocket costs and expenses incurred by the Collateral Agent and its agents in creating, perfecting, preserving, releasing or enforcing the Collateral Agent’s Liens on the Collateral, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, and title insurance premiums;

(5)                                 all other reasonable and documented out-of-pocket costs and expenses incurred by the Collateral Agent and its agents in connection with the negotiation, preparation and execution of the Security Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby or the exercise of rights or performance of obligations by the Collateral Agent thereunder; and

(6)                                 after the occurrence and during the continuance of any Secured Debt Default, all reasonable and documented out-of-pocket costs and expenses incurred by the Collateral Agent, its agents and any Secured Debt Representative in connection with the preservation, collection, foreclosure or enforcement of the Collateral subject to the Security Documents or any interest, right, power or remedy of the Collateral Agent or in connection with the collection or enforcement of any of the Secured Obligations or the proof, protection, administration or resolution of any claim based upon the Secured Obligations in any Insolvency or Liquidation Proceeding, including all fees and disbursements of attorneys, accountants, auditors, consultants, appraisers and other professionals engaged by the Collateral Agent, its agents or any Secured Debt Representative.

The agreements in this Section 7.11 will survive repayment of all other Secured Obligations and the removal or resignation of the Collateral Agent.

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SECTION 7.12                   Indemnity.

(a)                                 The Grantors jointly and severally agree to defend, indemnify, pay and hold harmless the Collateral Agent, each Secured Debt Representative and each of their respective Affiliates and each and all of their respective directors, officers, partners, members, trustees, employees, attorneys, advisors and agents, and (in each case) their respective heirs, representatives, successors and assigns (each of the foregoing, an “Indemnitee”) from and against any and all Indemnified Liabilities; provided, no Indemnitee will be entitled to indemnification hereunder with respect to any Indemnified Liability to the extent such Indemnified Liability is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(b)                                 All amounts due under this Section 7.12 will be payable upon demand.

(c)                                  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in Section 7.12(a) may be unenforceable in whole or in part because they violate any law or public policy, each of the Grantors will contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(d)                                 No Grantor will ever assert any claim against any Indemnitee, on any theory of liability, for any lost profits or special, indirect or consequential damages or (to the fullest extent a claim for punitive damages may lawfully be waived) any punitive damages arising out of, in connection with, or as a result of, this Agreement or any other Security Document or any agreement or instrument or transaction relating in any respect to any Indemnified Liability, and each of the Grantors hereby forever waives, releases and agrees not to sue upon any claim for any such lost profits or special, indirect, consequential or (to the fullest extent lawful) punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(e)                                  The agreements in this Section 7.12 will survive repayment of all other Secured Obligations and the removal or resignation of the Collateral Agent.

SECTION 7.13                   Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.14                   Section Headings. The section headings and Table of Contents used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

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SECTION 7.15                   Obligations Secured. All obligations of the Grantors set forth in or arising under this Agreement will be Secured Obligations and are secured by all Liens granted by the Security Documents.

SECTION 7.16                   Governing Law. THIS AGREEMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

SECTION 7.17                   Consent to Jurisdiction. All judicial proceedings brought against any party hereto arising out of or relating to this Agreement shall be brought in any state or federal court of competent jurisdiction sitting in the Borough of Manhattan in the City of New York (other than with respect to actions by any Secured Party in respect of rights under any Security Document governed by laws other than the laws of the State of New York or with respect to any Collateral subject thereto). By executing and delivering this Agreement, each Grantor, for itself and in connection with its properties, irrevocably:

(1)                                 accepts generally and unconditionally the exclusive jurisdiction and venue of such courts;

(2)                                 waives any defense of forum non conveniens;

(3)                                 agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such party at its address provided in accordance with Section 7.8;

(4)                                 agrees that service as provided in clause (3) above is sufficient to confer personal jurisdiction over such party in any such proceeding in any such court and otherwise constitutes effective and binding service in every respect;

(5)                                 agrees that each party hereto retains the right to serve process in any other manner permitted by law; and

(6)                                 agrees that each party hereto (other than the Grantors) retains the right to bring proceedings against any party in the courts of any other jurisdiction.

By executing and delivering this Agreement, the Collateral Agent and each Secured Debt Representative irrevocably:

(1)                                 waives any defense of forum non conveniens with respect to any judicial proceeding arising out of or relating to this Agreement brought in any state or federal court of competent jurisdiction sitting in the Borough of Manhattan in the City of New York;

97

(2)                                 agrees that service of all process in any such proceeding in such court may be made by registered or certified mail, return receipt requested, to such party at its address provided in accordance with Section 7.8;

(3)                                 agrees that service as provided in clause (2) above is sufficient to confer personal jurisdiction over such party in any such proceeding in such court and otherwise constitutes effective and binding service in every respect; and

(4)                                 agrees that each party hereto retains the right to serve process in any other manner permitted by law.

Nothing in this Agreement shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Secured Debt Documents against the Borrower, any other Grantor or their respective properties in the courts of any jurisdiction.

SECTION 7.18                   Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

SECTION 7.19                   Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

SECTION 7.20                   Grantors and Additional Grantors. The Borrower represents and warrants that each Person who is a Grantor on the date hereof has duly executed this Agreement. The Borrower will cause each Person that hereafter becomes a Grantor or is required by any Secured Debt Document to become a party to this Agreement to become a party to this Agreement, for all purposes of this Agreement, by causing such Person to execute and deliver to the Collateral Agent an Intercreditor Joinder, whereupon such Person will be bound by

98

the terms hereof to the same extent as if it had executed and delivered this Agreement as of the date hereof. The Borrower shall promptly provide each Secured Debt Representative with a copy of each Intercreditor Joinder executed and delivered pursuant to this Section 7.20; provided, however, that the failure to so deliver a copy of the Intercreditor Joinder to any then existing Secured Debt Representative shall not affect the inclusion of such Person as a Grantor if the other requirements of this Section 7.20 are complied with.

SECTION 7.21                   Continuing Nature of this Agreement.

(a)                                 This Agreement, including the subordination provisions hereof and the trusts created hereby, will be reinstated if at any time any payment or distribution in respect of any of the First Lien Obligations is rescinded or must otherwise be returned in an Insolvency or Liquidation Proceeding or otherwise by any First Lien Secured Party or First Lien Representative or any representative of any such party (whether by demand, settlement, litigation or otherwise). In the event that all or any part of a payment or distribution made with respect to the First Lien Obligations is recovered from any First Lien Secured Party or any First Lien Representative in an Insolvency or Liquidation Proceeding or otherwise, any payment or distribution received by any Second Lien Secured Party or the Second Lien Administrative Agent with respect to the Second Lien Obligations or by any Third Lien Secured Party or the Trustee with respect to the Third Lien Obligations, as the case may be, from the proceeds of any Collateral or any title insurance policy required by any real property mortgage at any time after the date of the payment or distribution that is so recovered, whether pursuant to a right of subrogation or otherwise, will be delivered by the Second Lien Administrative Agent, such Second Lien Secured Party, the Trustee or such Third Lien Secured Party, as the case may be, to the Collateral Agent, for the account of the First Lien Secured Parties to be applied in accordance with Section 3.4. Until so delivered, such proceeds will be held by the Second Lien Administrative Agent, such Second Lien Secured Party, the Trustee or such Third Lien Secured Party, as the case may be, for the benefit of the First Lien Secured Parties.

(b)                                  Subject to Section 7.21(a), this Agreement, including the subordination provisions hereof and the trusts created hereby, will be reinstated if at any time any payment or distribution in respect of any of the Second Lien Obligations is rescinded or must otherwise be returned in an Insolvency or Liquidation Proceeding or otherwise by any Second Lien Secured Party or the Second Lien Administrative Agent or any representative of any such party (whether by demand, settlement, litigation or otherwise). In the event that all or any part of a payment or distribution made with respect to the Second Lien Obligations is recovered from any Second Lien Secured Party or the Second Lien Administrative Agent in an Insolvency or Liquidation Proceeding or otherwise, any payment or distribution received by any Third Lien Secured Party or the Trustee with respect to the Third Lien Obligations, as the case may be, from the proceeds of any Collateral or any title insurance policy required by any real property mortgage at any time after the date of the payment or distribution that is so recovered, whether pursuant to a right of subrogation or otherwise, will be delivered by the Trustee or such Third Lien Secured Party, as the case may be, to the Collateral Agent, for the account of the Second Lien Secured Parties to be applied in accordance with Section 3.4. Until so delivered, such proceeds will be held by the Trustee or such Third Lien Secured Party, as the case may be, for the benefit of the Second Lien Secured Parties.

99

SECTION 7.22                   Insolvency. This Agreement will be applicable both before and after the commencement of any Insolvency or Liquidation Proceeding by or against the Borrower or any other Grantor. The relative rights, as provided for in this Agreement, will continue after the commencement of any such Insolvency or Liquidation Proceeding on the same basis as prior to the date of the commencement of any such case, as provided in this Agreement.

SECTION 7.23                   Confidentiality. The Collateral Agent will keep confidential all non-public information regarding Borrower and its Subsidiaries, Affiliates and their businesses that is identified as such by Borrower or which by its nature would be deemed confidential information by a reasonable person. The Collateral Agent shall be considered to have complied with its obligation to do so if it has exercised the same degree of care to maintain the confidentiality of such information as it would accord to its own confidential information. Notwithstanding the foregoing, the Collateral Agent may disclose such information to any Secured Party and the Collateral Agent may make (i) disclosures of such information to Affiliates of any such Secured Party and to their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other advisors, experts or agents who need to know such information and on a confidential basis (and to other Persons authorized by a Secured Party to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 7.23), (ii) disclosures in connection with the exercise of any remedies or enforcement of any rights hereunder or under any Secured Debt Document, (iii) disclosures made pursuant to the order of any court or administrative agency or a judicial, administrative or legislative body or committee or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Collateral Agent agrees to inform Borrower promptly thereof to the extent not prohibited by law), (iv) disclosures made upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over the Collateral Agent or any of its Affiliates, (v) disclosures of information received by the Collateral Agent on a non-confidential basis from a source (other than Borrower or any of Borrower’s Affiliates, advisors, employees, directors, accountants, attorneys, agents or other representatives) not known by the Collateral Agent to be prohibited from disclosing such information to the Collateral Agent by a legal, contractual or fiduciary obligation, (vi) disclosures of such information to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure in violation of this Section 7.23, (vii) disclosures to the extent that such information was acquired after the date hereof and at such time was already in the Collateral Agent’s possession (and disclosure by the Collateral Agent is not otherwise prohibited by a contractual obligation) or is independently developed by the Collateral Agent (from information not otherwise prohibited from being disclosed pursuant to a separate contractual obligation), (viii) disclosures to the extent reasonably required in connection with any litigation or proceeding (including any Insolvency or Liquidation Proceeding) to which the Collateral Agent or any of its Affiliates may be party, (ix) disclosures as expressly permitted under the terms of any other document or agreement regarding confidentiality to which any of the Grantors is a party or is deemed a party with the Collateral Agent and (x) disclosures for purposes of establishing a “due diligence” defense.

SECTION 7.24                   Other Capacities. All references to any of the Secured Parties in this Agreement refer to such Secured Parties only in their respective capacities as First Lien Secured Parties, Second Lien Secured Parties or Third Lien Secured Parties, as applicable. For

100

the avoidance of doubt, except as otherwise explicitly provided herein, this Agreement shall only govern the actions taken by each of the Secured Parties in their respective capacities as First Lien Secured Parties, Second Lien Secured Parties or Third Lien Secured Parties and nothing in this Agreement shall be construed to restrict, prevent, govern, affect or otherwise apply to any of the Secured Parties’ actions, omissions, rights, privileges, benefits, duties, or obligations in any capacity other than in their respective capacities as First Lien Secured Parties, Second Lien Secured Parties or Third Lien Secured Parties.

[Remainder of page intentionally left blank.]

101

IN WITNESS WHEREOF, the parties hereto have caused this Intercreditor Agreement to be executed by their respective officers or representatives as of the day and year first above written.

ALION SCIENCE AND TECHNOLOGY
CORPORATION, as Borrower

By:	/s/ Barry Broadus
	Name:	Barry Broadus
	Title:	Chief Financial Officer

ALION — BMH CORPORATION

By:	/s/ Stacy Mendler
	Name:	Stacy Mendler
	Title:	President

ALION — CATI CORPORATION

By:	/s/ Stacy Mendler
	Name:	Stacy Mendler
	Title:	President

ALION — IPS CORPORATION

By:	/s/ Stacy Mendler
	Name:	Stacy Mendler
	Title:	President

ALION — JJMA CORPORATION

By:	/s/ Stacy Mendler
	Name:	Stacy Mendler
	Title:	President

[Signature Page to Intercreditor Agreement]

ALION — METI CORPORATION

By:	/s/ Stacy Mendler
	Name:	Stacy Mendler
	Title:	President

ALION INTERNATIONAL CORPORATION

By:	/s/ Stacy Mendler
	Name:	Stacy Mendler
	Title:	President

WASHINGTON CONSULTING, INC.

By:	/s/ Kevin Boyle
	Name:	Kevin Boyle
	Title:	Secretary

WASHINGTON CONSULTING GOVERNMENT
SERVICES, INC.

By:	/s/ Christiane Lourenco
	Name:	Christiane Lourenco
	Title:	Secretary

[Signature Page to Intercreditor Agreement]

GOLDMAN SACHS LENDING PARTNERS
LLC,
as First Lien Administrative Agent

By:	/s/ Robert Ehudin
Authorized Signatory

[Signature Page to Intercreditor Agreement]

WILMINGTON TRUST, NATIONAL
ASSOCIATION,
as Second Lien Administrative Agent

By:	/s/ Renee Kuhl
Renee Kuhl
Vice President

[Signature Page to Intercreditor Agreement]

WELLS FARGO BANK, NATIONAL
ASSOCIATION,
as Revolving Agent

By:	/s/ Marc Grossman
	Name:	Marc Grossman
	Title:	SVP

[Signature Page to Intercreditor Agreement]

WILMINGTON TRUST, NATIONAL
ASSOCIATION, as Trustee under the Indenture

By:	/s/ Timothy P. Mowdy
	Name:	Timothy P. Mowdy
	Title:	Administrative Vice President

WILMINGTON TRUST, NATIONAL
ASSOCIATION, as Collateral Agent

By:	/s/ Timothy P. Mowdy
	Name:	Timothy P. Mowdy
	Title:	Administrative Vice President

[Signature Page to Intercreditor Agreement]

[EXHIBIT A to Intercreditor Agreement]

[FORM OF]

REFINANCING SECURED DEBT DESIGNATION

Reference is made to the Intercreditor Agreement dated as of August 18, 2014 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Intercreditor Agreement”) among Alion Science and Technology Corporation (the “Borrower”), the other Grantors from time to time party thereto, Wells Fargo Bank, National Association, as Revolving Agent under the Revolving Credit Agreement (as defined therein), Goldman Sachs Lending Partners LLC, as First Lien Administrative Agent under the First Lien Credit Agreement (as defined therein), Wilmington Trust, National Association, as Second Lien Administrative Agent under the Second Lien Credit Agreement (as defined therein), Wilmington Trust, National Association, as Trustee under the Indenture (as defined therein) and Wilmington Trust, National Association, as Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Intercreditor Agreement. This Refinancing Secured Debt Designation is being executed and delivered in order to designate secured debt that refinances in whole the First Lien Credit Agreement, the Revolving Credit Agreement, the Second Lien Credit Agreement or the Notes as either First Lien Debt, Second Lien Debt or Third Lien Debt, as applicable, entitled to the benefit of the Intercreditor Agreement.

The undersigned, the duly appointed [specify title] of the [Borrower] hereby certifies on behalf of the [Borrower] that:

(A)           [insert name of the Borrower or other Grantor] intends to incur secured debt that refinances in whole or in part (subject to any applicable restrictions in the Secured Debt Documents) [select appropriate alternate] [the First Lien Credit Agreement,] [the Revolving Credit Agreement,] [the Second Lien Credit Agreement] [the Notes,] (“Refinancing Secured Debt”) which will be [select appropriate alternative] [First Lien Debt permitted by each applicable Secured Debt Document to be secured by a First Lien equally and ratably with all previously existing and future First Lien Debt], [Second Lien Debt permitted by each applicable Secured Debt Document to be secured by a Second Lien equally and ratably with all previously existing and future Second Lien Debt] or [Third Lien Debt permitted by each applicable Secured Debt Document to be secured with a Third Lien equally and ratably with all previously existing and future Third Lien Debt];

(B)           the name and address of the Secured Debt Representative for the Refinancing Secured Debt for purposes of Section 7.8 of the Intercreditor Agreement is:

Telephone:

EXHIBIT A

Fax:

(C)          Each of the Borrower and each other Grantor has duly authorized, executed (if applicable) and recorded (or caused to be recorded) in each appropriate governmental office all relevant filings and recordations to ensure that the Refinancing Secured Debt is secured by the Collateral in accordance with the Security Documents;

(D)          Attached as Exhibit 1 hereto is a Reaffirmation Agreement duly executed by the Borrower and each other Grantor and Guarantor, and

(E)           the Borrower has caused a copy of this Refinancing Secured Debt Designation and the related Intercreditor Joinder to be delivered to each existing Secured Debt Representative.

IN WITNESS WHEREOF, the Borrower has caused this Refinancing Secured Debt Designation to be duly executed by the undersigned officer as of                , 20   .

ALION SCIENCE AND TECHNOLOGY
CORPORATION

By:
Name:
Title:

ACKNOWLEDGEMENT OF RECEIPT

The undersigned, the duly appointed Collateral Agent under the Intercreditor Agreement, hereby acknowledges receipt of an executed copy of this Refinancing Secured Debt Designation.

WILMINGTON TRUST, NATIONAL
ASSOCIATION

By:
Name:
Title:

EXHIBIT A-2

EXHIBIT 1 TO ADDITIONAL SECURED DEBT DESIGNATION

[FORM OF]

REAFFIRMATION AGREEMENT

Reference is made to the Intercreditor Agreement dated as of August 18, 2014 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Intercreditor Agreement”) among Alion Science and Technology Corporation (the “Borrower”), the other Grantors from time to time party thereto, Wells Fargo Bank, National Association, as Revolving Agent under the Revolving Credit Agreement (as defined therein), Goldman Sachs Lending Partners LLC, as First Lien Administrative Agent under the First Lien Credit Agreement (as defined therein), Wilmington Trust, National Association, as Second Lien Administrative Agent under the Second Lien Credit Agreement (as defined therein), Wilmington Trust, National Association, as Trustee under the Indenture (as defined therein), and Wilmington Trust, National Association, as Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Intercreditor Agreement. This Reaffirmation Agreement is being executed and delivered as of         , 20     in connection with a Refinancing Secured Debt Designation of even date herewith which Refinancing Secured Debt Designation has designated secured debt that refinances in whole the First Lien Credit Agreement, the Revolving Credit Agreement, the Second Lien Credit Agreement or the Notes, as applicable, as either First Lien Debt, Second Lien Debt or Third Lien Debt, as applicable, entitled to the benefit of the Intercreditor Agreement.

Each of the undersigned hereby consents to the designation of secured refinancing debt as [First/Second/Third] Lien Debt as set forth in the Refinancing Secured Debt Designation of even date herewith and hereby confirms its respective guarantees, pledges, grants of security interests and other obligations, as applicable, under and subject to the terms of each of the [First/Second/Third] Lien Documents to which it is party, and agrees that, notwithstanding the designation of such refinancing indebtedness or any of the transactions contemplated thereby, such guarantees, pledges, grants of security interests and other obligations, and the terms of each [First/Second/Third] Lien Document to which it is a party, are not impaired or adversely affected in any manner whatsoever and shall continue to be in full force and effect and such additional secured debt shall be entitled to all of the benefits of such [First/Second/Third] Lien Documents.

Governing Law and Miscellaneous Provisions. The provisions of Article 7 of the Intercreditor Agreement will apply with like effect to this Reaffirmation Agreement.

EXHIBIT A-3

IN WITNESS WHEREOF, each of the undersigned has caused this Reaffirmation Agreement to be duly executed as of the date written above.

[names of Grantors and Guarantors]

By:
Name:
Title:

EXHIBIT A-4

[EXHIBIT B to Intercreditor Agreement]

[FORM OF]

INTERCREDITOR JOINDER — REFINANCING DEBT

Reference is made to the Intercreditor Agreement dated as of August 18, 2014 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Intercreditor Agreement”) among Alion Science and Technology Corporation (the “Borrower”), the other Grantors from time to time party thereto, Wells Fargo Bank, National Association, as Revolving Agent under the Revolving Credit Agreement (as defined therein), Goldman Sachs Lending Partners LLC, as First Lien Administrative Agent under the First Lien Credit Agreement (as defined therein), Wilmington Trust, National Association, as Second Lien Administrative Agent under the Second Lien Credit Agreement (as defined therein), Wilmington Trust, National Association, as Trustee under the Indenture (as defined therein) and Wilmington Trust, National Association, as Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Intercreditor Agreement. This Intercreditor Joinder is being executed and delivered pursuant to the Intercreditor Agreement as a condition precedent to the debt for which the undersigned is acting as agent being entitled to the benefits of being refinancing secured debt under the Intercreditor Agreement.

1.            Joinder. The undersigned,                       , a              , (the “New Representative”) as [revolving agent/first lien administrative agent/second lien administrative agent/trustee] under that certain [described applicable indenture, credit agreement or other document governing the refinancing secured debt] hereby agrees to become party under the Intercreditor Agreement for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Intercreditor Agreement as fully as if the undersigned had executed and delivered the Intercreditor Agreement as of the date thereof.

2.             Lien Sharing and Priority Confirmation.

[Option A: to be used if Additional Debt is Third Lien Debt] The undersigned New Representative, on behalf of itself and each holder of Obligations in respect of the Third Lien Debt hereby agrees, for the enforceable benefit of all holders of each current and future Series of Secured Debt, each current and future First Lien Representative, the Second Lien Administrative Agent and each current and future First Lien Secured Party, Second Lien Secured Party and Third Lien Secured Party and as a condition to being treated as Secured Debt under the Intercreditor Agreement that:

(a)           as provided by Section 2.12 of the Intercreditor Agreement, all Third Lien Obligations will be and are secured equally and ratably by all Third Liens at any time granted by the Borrower or any other Grantor to secure any Obligations in respect of any Third Lien Obligation, and that all such Third Liens will be enforceable by the Collateral Agent for the benefit of all Third Lien Secured Parties equally and ratably; provided, however, that notwithstanding the foregoing, this provision will not be violated with respect to any particular Collateral and any particular Third Lien Debt if the Secured Debt Documents in

EXHIBIT B

respect thereof prohibit the Trustee from accepting the benefit of a Lien on any particular asset or property or the Trustee otherwise expressly declines in writing to accept the benefit of a Lien on such asset or property;

(b)           the New Representative and each holder of Obligations in respect of Third Lien Debt are bound by the provisions of the Intercreditor Agreement, including the provisions relating to the ranking of Third Liens and the order of application of proceeds from the enforcement of Third Liens; and

(c)           the Collateral Agent shall perform its obligations under the Intercreditor Agreement and the other Security Documents. [or]

[Option B: to be used if Additional Debt is Second Lien Debt] The undersigned New Representative, on behalf of itself and each holder of Obligations in respect of the Second Lien Debt hereby agrees, for the enforceable benefit of all holders of each current and future Series of Secured Debt, each current and future First Lien Representative, the Trustee and each current and future First Lien Secured Party, Second Lien Secured Party and Third Lien Secured Party and as a condition to being treated as Secured Debt under the Intercreditor Agreement that:

(a)           as provided by Section 2.12 of the Intercreditor Agreement, all Second Lien Obligations will be and are secured equally and ratably by all Second Liens at any time granted by the Borrower or any other Grantor to secure any Obligations in respect of any Second Lien Obligation, whether or not upon property otherwise constituting collateral for such Second Lien Obligation, and that all such Second Liens will be enforceable by the Collateral Agent for the benefit of all Second Lien Secured Parties equally and ratably; provided, however, that notwithstanding the foregoing, this provision will not be violated with respect to any particular Collateral and any particular Second Lien Debt if the Secured Debt Documents in respect thereof prohibit the Second Lien Administrative Agent from accepting the benefit of a Lien on any particular asset or property or the Second Lien Administrative Agent otherwise expressly declines in writing to accept the benefit of a Lien on such asset or property;

(b)           the New Representative and each holder of Obligations in respect of Second Lien Debt are bound by the provisions of the Intercreditor Agreement, including the provisions relating to the ranking of Second Liens and the order of application of proceeds from the enforcement of Second Liens; and

(c)           the Collateral Agent shall perform its obligations under the Intercreditor Agreement and the other Security Documents. [or]

[Option C: to be used if Additional Debt is First Lien Debt] [The undersigned New Representative, on behalf of itself and each holder of Obligations in respect of the Series of First Lien Debt for which the undersigned is acting as First Lien Representative hereby agrees, for the enforceable benefit of all holders of each existing and future Series of Secured Debt, the Second Lien Administrative Agent, the Trustee, each other existing and future First Lien Representative and each current and future First Lien Secured Party, Second Lien Secured Party and Third Lien

EXHIBIT B-2

Secured Party and as a condition to being treated as Secured Debt under the Intercreditor Agreement that:

(a)           as provided by Section 2.12 of the Intercreditor Agreement, without affecting the payment priority set forth in Section 3.4 of the Intercreditor Agreement, all First Lien Obligations will be and are secured equally and ratably by all First Liens at any time granted by the Borrower or any other Grantor to secure any Obligations in respect of any Series of First Lien Debt, whether or not upon property otherwise constituting collateral for such Series of First Lien Debt, and that all such First Liens will be enforceable by the Collateral Agent for the benefit of all First Lien Secured Parties equally and ratably; provided, however, that notwithstanding the foregoing, (x) this provision will not be violated with respect to any particular Collateral and any particular Series of First Lien Debt if the Secured Debt Documents in respect thereof prohibit the applicable First Lien Representative from accepting the benefit of a Lien on any particular asset or property or such First Lien Representative otherwise expressly declines in writing to accept the benefit of a Lien on such asset or property and (y) this provision will not be violated with respect to any particular Hedging Obligations or Bank Product Obligations if the Hedge Agreement or agreement giving rise to Bank Product Obligations prohibits the applicable Hedge Provider or Bank Product Provider from accepting the benefit of a Lien on any particular asset or property or such Hedge Provider or Bank Product Provider otherwise expressly declines in writing to accept the benefit of a Lien on such asset or property;

(b)           the New Representative and each holder of Obligations in respect of the Series of First Lien Debt for which the undersigned is acting as First Lien Representative are bound by the provisions of the Intercreditor Agreement, including the provisions relating to the ranking of First Liens and the order of application of proceeds from the enforcement of First Liens; and

(c)           the Collateral Agent shall perform its obligations under the Intercreditor Agreement and the other Security Documents.]

3.            Governing Law and Miscellaneous Provisions. The provisions of Article 7 of the Intercreditor Agreement will apply with like effect to this Intercreditor Joinder.

IN WITNESS WHEREOF, the parties hereto have caused this Intercreditor Joinder to be executed by their respective officers or representatives as of                          , 20      .

[Insert name of the New Representative]

By:
Name:
Title:

EXHIBIT B-3

The Collateral Agent hereby acknowledges receipt of this Intercreditor Joinder and agrees to act as Collateral Agent for the New Representative and the holders of the Obligations represented thereby:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

EXHIBIT B-4

[EXHIBIT C

to Intercreditor Agreement]

[FORM OF]

INTERCREDITOR JOINDER — ADDITIONAL GRANTOR

Reference is made to the Intercreditor Agreement dated as of August 18, 2014 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Intercreditor Agreement”) among Alion Science and Technology Corporation (the “Borrower”), the other Grantors from time to time party thereto, Wells Fargo Bank, National Association, as Revolving Agent under the Revolving Credit Agreement (as defined therein), Goldman Sachs Lending Partners LLC, as First Lien Administrative Agent under the First Lien Credit Agreement (as defined therein), Wilmington Trust, National Association, as Second Lien Administrative Agent under the Second Lien Credit Agreement (as defined therein), Wilmington Trust, National Association, as Trustee under the Indenture (as defined therein) and Wilmington Trust, National Association, as Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Intercreditor Agreement. This Intercreditor Joinder is being executed and delivered pursuant to Section 7.20 of the Intercreditor Agreement.

1.             Joinder. The undersigned,                               , a               , hereby agrees to become party as a Grantor under the Intercreditor Agreement for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Intercreditor Agreement as fully as if the undersigned had executed and delivered the Intercreditor Agreement as of the date thereof.

2.             Governing Law and Miscellaneous Provisions. The provisions of Article 7 of the Intercreditor Agreement will apply with like effect to this Intercreditor Joinder.

EXHIBIT C

IN WITNESS WHEREOF, the parties hereto have caused this Intercreditor Joinder to be executed by their respective officers or representatives as of                      , 20            .

[ ]

By:
Name:
Title:

The Collateral Agent hereby acknowledges receipt of this Intercreditor Joinder and agrees to act as Collateral Agent with respect to the Collateral pledged by the new Grantor:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

EXHIBIT C-2

[EXHIBIT D

to Intercreditor Agreement]

[FORM OF]

ADDITIONAL SECURED OBLIGATION DESIGNATION

Reference is made to the Intercreditor Agreement dated as of August 18, 2014 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Intercreditor Agreement”) among Alion Science and Technology Corporation (the “Borrower”), the other Grantors from time to time party thereto, Wells Fargo Bank, National Association, as Revolving Agent under the Revolving Credit Agreement (as defined therein), Goldman Sachs Lending Partners LLC, as First Lien Administrative Agent under the First Lien Credit Agreement (as defined therein), Wilmington Trust, National Association, as Second Lien Administrative Agent under the Second Lien Credit Agreement (as defined therein), Wilmington Trust, National Association, as Trustee under the Indenture (as defined therein) and Wilmington Trust, National Association, as Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Intercreditor Agreement. This Additional Secured Obligation Designation is being executed and delivered in order to designate [Hedging Obligations] [Bank Product Obligations] as First Lien Obligations entitled to the benefit of the Intercreditor Agreement.

The undersigned, the duly appointed [specify title] of the [Borrower] hereby certifies on behalf of the [Borrower] that:

(a)                                 [insert name of the Borrower or other Grantor] intends to incur [Hedging Obligations][Bank Product Obligations] pursuant to the following agreement: [describe Hedge Agreement (i.e., master agreement) or agreement giving rise to Bank Product Obligations] which will be First Lien Obligations and are permitted by each applicable Secured Debt Document;

(b)                                 the name and address of the [Hedge Provider][Bank Product Provider] is:

Telephone:

Fax:

(c)                                  each of the Borrower and each other Grantor has duly authorized, executed (if applicable) and recorded (or caused to be recorded) in each appropriate governmental office all relevant filings and recordations to ensure that such [Hedging Obligations][Bank Product Obligations] are secured by the Collateral in accordance with the Security Documents, and

EXHIBIT D

(d)                                 the Borrower has caused a copy of this Additional Secured Debt Designation and the related Intercreditor Joinder to be delivered to each existing Secured Debt Representative.

EXHIBIT D-2

IN WITNESS WHEREOF, the Borrower has caused this Additional Secured Obligation Designation to be duly executed by the undersigned officer as of                                       , 20          .

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:
Name:
Title:

ACKNOWLEDGEMENT OF RECEIPT

The undersigned, the duly appointed Collateral Agent under the Intercreditor Agreement, hereby acknowledges receipt of an executed copy of this Additional Secured Obligation Designation.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

EXHIBIT D-3

[EXHIBIT E

to Intercreditor Agreement]

[FORM OF]

INTERCREDITOR JOINDER — ADDITIONAL SECURED OBLIGATIONS OTHER

THAN FUNDED DEBT

Reference is made to the Intercreditor Agreement dated as of August 18, 2014 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Intercreditor Agreement”) among Alion Science and Technology Corporation (the “Borrower”), the other Grantors from time to time party thereto, Wells Fargo Bank, National Association, as Revolving Agent under the Revolving Credit Agreement (as defined therein), Goldman Sachs Lending Partners LLC, as First Lien Administrative Agent under the First Lien Credit Agreement (as defined therein), Wilmington Trust, National Association, as Second Lien Administrative Agent under the Second Lien Credit Agreement (as defined therein), Wilmington Trust, National Association, as Trustee under the Indenture (as defined therein) and Wilmington Trust, National Association, as Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Intercreditor Agreement. This Intercreditor Joinder is being executed and delivered pursuant to Section 3.9 of the Intercreditor Agreement as a condition precedent to the debt for which the undersigned is acting as agent being entitled to the benefits of being First Lien Obligations under the Intercreditor Agreement.

1.                                      Joinder. The undersigned,                                            , a                                       , (the “New Secured Party”) as a [Hedge Provider][Bank Product Provider] under that certain [describe applicable Hedge Agreement (i.e., master agreement) or agreement giving rise to Bank Product Obligations] hereby agrees to become party as Secured Party under the Intercreditor Agreement for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Intercreditor Agreement as fully as if the undersigned had executed and delivered the Intercreditor Agreement as of the date thereof.

2.                                      Lien Sharing and Priority Confirmation.

The undersigned New Secured Party hereby agrees, for the enforceable benefit of each current and future First Lien Representative, the Second Lien Administrative Agent, the Trustee and each current and future First Lien Secured Party, Second Lien Secured Party and Third Lien Secured Party and as a condition to being treated as Secured Debt under the Intercreditor Agreement that:

(a)                                 all First Lien Obligations will be and are secured equally and ratably by all First Liens at any time granted by the Borrower or any other Grantor to secure any Obligations in respect of any Series of First Lien Debt, whether or not upon property otherwise constituting collateral for such Series of First Lien Debt, and that all such First Liens will be enforceable by the Collateral Agent for the benefit of all First Lien Secured Parties equally and ratably;

(b)                                 the New Secured Party is bound by the provisions of the Intercreditor Agreement, including the provisions relating to the ranking of First

EXHIBIT E

Liens and the order of application of proceeds from the enforcement of First Liens; and

(c)                                  the Collateral Agent shall perform its obligations under the Intercreditor Agreement and the other Security Documents.

3.                                      Governing Law and Miscellaneous Provisions. The provisions of Article 7 of the Intercreditor Agreement will apply with like effect to this Intercreditor Joinder.

IN WITNESS WHEREOF, the parties hereto have caused this Intercreditor Joinder to be executed by their respective officers or representatives as of                               , 20         .

[Insert name of the New Secured Party]

By:
Name:
Title:

The Collateral Agent hereby acknowledges receipt of this Intercreditor Joinder and agrees to act as Collateral Agent for the New Secured Party:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

EXHIBIT E-2

EXHIBIT M TO
FIRST LIEN CREDIT AND GUARANTY AGREEMENT

MODIFIED DUTCH AUCTION PROCEDURES

This Outline is intended to summarize certain basic terms of the modified Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 10.6(i) of the First Lien Credit and Guaranty Agreement, of which this Exhibit M is a part (the “Auction Procedures”).  It is not intended to be a definitive statement of all of the terms and conditions of a modified Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable auction procedures set for each Auction (the “Offer Documents”).  None of the Administrative Agent, the Auction Manager and any other Agent, or any of their respective Affiliates, makes any recommendation pursuant to the Offer Documents as to whether or not any Lender should sell its Term Loans to Borrower (the “Purchaser”) pursuant to the Offer Documents, nor shall the decision by the Administrative Agent, the Auction Manager or any other Agent (or any of their Affiliates) in its capacity as a Lender be deemed to constitute such a recommendation.  Each Lender should make its own decision on whether to sell any of its Term Loans and, if it decides to do so, the principal amount of and price to be sought for such Term Loans.  In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning this Auction and the Offer Documents.  Capitalized terms not otherwise defined in this Exhibit have the meanings assigned to them in the Credit Agreement.

Summary.  The Purchaser may conduct one or more modified Dutch auctions in order to purchase Term Loans of the applicable Class (each, an “Auction”) pursuant to the procedures described herein.

Notice Procedures.  In connection with each Auction, the Purchaser will provide notification to the Auction Manager (for distribution to the Lenders) substantially in the form of Annex A to this Exhibit M, of the Term Loans that will be the subject of the Auction (an “Auction Notice”).  Each Auction Notice shall contain (i) the maximum principal amount of Term Loans that the Purchaser is willing to purchase in the Auction (the “Auction Amount”), which shall be no less than $[                ] or an integral multiple of $[            ] in excess thereof; (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 (in increments of $5), at which the Purchaser would be willing to purchase Term Loans in the Auction; and (iii) the date on which the Auction will conclude, on which date Return Bids (as defined below) will be due by [1:00 p.m. New York time], as such date and time may be extended (such time, the “Expiration Time”) for a period not exceeding three Business Days upon notice by the Purchaser to the Auction Manager received not less than 24 hours before the original Expiration Time; provided, however, that only one extension per offer shall be permitted.  An Auction shall be regarded as a “Failed Auction” in the event that either (x) Purchaser withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids having been received.  In the event of a Failed Auction, Purchaser shall not be permitted to deliver a new Auction Notice prior to the date occurring [five (5)] Business Days after such withdrawal or Expiration Time, as the case may be.

EXHIBIT M-1

Reply Procedures.  In connection with any Auction, each Lender holding Term Loans of the applicable Class wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation substantially in the form of Annex B to this Exhibit M (the “Return Bid”) which shall specify (i) a discount to par expressed as a price per $1,000 (in increments of $5) in principal amount of Term Loans of the applicable Class (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans of the applicable Class, in an amount not less than [$1,000,000] or an integral multiple in excess thereof, that such Lender offers for sale at its Reply Price (the “Reply Amount”); provided, that Lender may submit a Reply Amount that is less than the minimum amount and/or incremental amount requirements described above only if the Reply Amount comprises the entire amount of Term Loans of the applicable Class held by such Lender.  Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to [three] component bids, each of which may result in a separate Qualifying Bid (as defined below) and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid.  In addition to the Return Bid, the participating Lender must execute and deliver, to be held by the Auction Manager, a Borrower Assignment Agreement.  The Purchaser will not purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).

Acceptance Procedures.  Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Purchaser, will calculate the lowest purchase price (the “Applicable Threshold Price”) for the Auction within the Discount Range for the Auction that will allow the Purchaser to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans of the applicable Class for which the Purchaser has received Qualifying Bids (as defined below)).  The Purchaser shall purchase Term Loans of the applicable Class from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”).  All Term Loans of the applicable Class included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at the applicable Reply Price and shall not be subject to proration.

Proration Procedures.  All Term Loans of the applicable Class offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount of all Term Loans of the applicable Class for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans to be purchased at prices below the Applicable Threshold Price), the Purchaser shall purchase the Term Loans of the applicable Class for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount.  No Return Bids (or any component thereof) will be accepted above the Applicable Threshold Price.

EXHIBIT M-2

Notification Procedures.  Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by [4:00 p.m. New York time] on the same Business Day as the date the Return Bids were due (as such due date may be extended in accordance with the terms herein).  The Auction Manager will insert the principal amount of Term Loans of the applicable Class to be assigned and the applicable settlement date into each applicable Borrower Assignment Agreement received in connection with a Qualifying Bid.  Upon request of the submitting Lender, the Auction Manager will promptly return any Borrower Assignment Agreement received in connection with a Return Bid that is not a Qualifying Bid.

Additional Procedures.  Once initiated by an Auction Notice, the Purchaser may withdraw an Auction only in the event that, as of such time, no Qualifying Bid has been received by the Auction Manager.  Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights.  Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Lender.  However, an Auction may become void if the conditions to the purchase of Term Loans by the Purchaser required by the terms and conditions of Section 10.6(i)(iii) of the Credit Agreement are not met.  The purchase price in respect of each Qualifying Bid for which purchase by the Purchaser is required in accordance with the foregoing provisions shall be paid by the Purchaser directly to the respective assigning Lender on a settlement date as determined by the Auction Manager in consultation with the Purchaser (which shall be no later than ten (10) Business Days after the date Return Bids are due).  The Purchaser shall execute each applicable Borrower Assignment Agreement received in connection with a Qualifying Bid.

All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of an Auction will be determined by the Auction Manager, in consultation with the Purchaser, which determination will be final and binding.  The Auction Manager’s interpretation of the terms and conditions of the Offer Document, in consultation with the Purchaser, will be final and binding.

None of the Administrative Agent, the Auction Manager, any other Agent or any of their respective Affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Purchaser, the Credit Parties, or any of their Affiliates (whether contained in the Offer Documents or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

This Exhibit M shall not require the Purchaser to initiate any Auction.

EXHIBIT M-3

Annex A to Exhibit M to

First Lien Credit and Guaranty Agreement

AUCTION NOTICE

[Alion Science and Technology Corporation Letterhead]

[         ], as Auction Manager

[Address]

Attention: [            ]

Fax No.:  [            ]

Email:  [            ]

Re: Term Loan Auction

Ladies and Gentlemen:

Reference is made to the First Lien Credit and Guaranty Agreement, dated as of August 18, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Alion Science and Technology Corporation (“Borrower”), certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, Goldman Sachs Lending Partners LLC, as Sole Lead Arranger, Joint Bookrunner and Syndication Agent, Goldman Sachs Lending Partners LLC, as Administrative Agent, and the other signatories thereto.

Borrower (the “Purchaser”) hereby gives notice to the Lenders that it desires to conduct the following Auction:

•                                                  Auction Amount:  $[                          ] in principal amount of [Tranche A Term Loans][Tranche B Term Loans](1) (2)

•                                                  Discount Range:  Not less than $[                ] nor greater than $[                ] per $1,000 principal amount of [Tranche A Term Loans][Tranche B Term Loans].(3)

The Purchaser acknowledges that this Auction Notice may not be withdrawn other than in accordance with the Auction Procedures.  The Auction shall be consummated in accordance with the Auction Procedures with all Return Bids due no later than [1:00] p.m. (New York time) on [                  ].

The Purchaser hereby represents and warrants that (i) as of the launch date of the related Auction, it is not in possession of any information regarding Borrower, its Subsidiaries or its Affiliates, or their assets, Borrower’s ability to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any Auction or enter into any Borrower Assignment Agreement or any of the transactions contemplated thereby that has not previously been disclosed to the Auction Manager, Administrative Agent and the Non-Public Lenders, (ii) no Default or Event of Default has occurred and is continuing or would result from such repurchase and (iii) Borrower will not use the proceeds of any extensions of credit under the Revolving Credit Agreement to acquire such Term Loans.

Very truly yours,

ALION SCIENCE AND TECHNOLOGY CORPORATION

(1)              Modify, as appropriate, to: “$[                    ] maximum cash value to be paid for all tendered Term Loans”

(2) Specify the applicable Class(es) of Term Loans.

(3) Specify the applicable Class(es) of Term Loans.

EXHIBIT M-4

By:
Name:
Title:

EXHIBIT M-5

RETURN BID

[     ], as Auction Manager

[Address]

Attention: [            ]

Fax No.:  [            ]

Email:  [            ]

Ladies and Gentlemen:

Reference is made to the First Lien Credit and Guaranty Agreement, dated as of August 18, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Alion Science and Technology Corporation (“Borrower”), certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, Goldman Sachs Lending Partners LLC, as Sole Lead Arranger, Joint Bookrunner and Syndication Agent, Goldman Sachs Lending Partners LLC, as Administrative Agent, and the other signatories thereto.

The undersigned Lender hereby gives notice of its participation in the Auction by submitting the following Return Bid(4):

Term Loan Facility (Tranche A or Tranche B)	Reply Price (price per $1,000)	Reply Amount (principal amount of Term Loans(5))
	US$	US$
	US$	US$
	US$	US$

The undersigned Lender acknowledges that: (i) the submission of this Return Bid along with an executed Borrower Assignment Agreement, to be held in escrow by the Auction Manager, obligates the Lender to sell the entirety or its pro rata portion of the Reply Amount in accordance with the Auction Procedures, as applicable; and (ii) no prepayment premium or penalty shall be due and payable with respect to the principal amount of Term Loans related to the Reply Amount.

Very truly yours,

[Name of Lender]

By:
Name:
Title:

(4)                                 Lender may submit up to [three] component bids but need not submit more than one.  The sum of Lender’s bid(s) may not exceed the aggregate principal face amount of Term Loans held by it as lender of record on the date of submission of its Return Bid.

(5)  Specify the applicable Class(es) of Term Loans.

EXHIBIT M-6

Annex C to Exhibit M to
First Lien Credit and Guaranty Agreement

BORROWER ASSIGNMENT AND ASSUMPTION AGREEMENT

This Borrower Assignment and Assumption Agreement (this “Assignment”) is dated as of the Borrower Assignment Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and Alion Science and Technology Corporation (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Borrower Assignment Effective Date inserted by the Auction Manager as contemplated in the Auction Procedures, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	Alion Science and Technology Corporation

3.	Borrower:	Alion Science and Technology Corporation

4.	Administrative Agent:	Goldman Sachs Lending Partners LLC,

as the administrative agent under the Credit Agreement

5.	Credit Agreement:

First Lien Credit and Guaranty Agreement, dated as of August 18, 2014 by and among Alion Science and Technology Corporation (“Borrower”), certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, Goldman Sachs Lending Partners LLC, as Sole Lead Arranger, Joint Bookrunner and Syndication Agent, Goldman Sachs Lending Partners LLC, as Administrative Agent, and the other signatories thereto.

EXHIBIT M-7

6.	Assignor’s Interest under the Credit Agreement:

Facility	Aggregate Principal Face Amount of Term Loans of Assignor	Percentage of Term Loans of Assignor(1)
Term Loans(2)	$		%

7.                                      Assigned Interest:

List below the Term Loans to be assigned by Assignor to Assignee, which shall be subject to the terms and conditions of the Auction, including, without limitation, the pro rata reduction procedures set forth in the Auction Procedures.

Term Loan Facility Type(2)	Reply Price with respect to Term Loans being offered for assignment to Assignee (price per $1,000 principal amount)(3)	Reply Amount (principal face amount of Term Loans to be Assigned to Assignee at relevant Reply Price) (subject to pro rata reduction)(4)	Pro Rated Principal Face Amount of Term Loans Assigned(5)	Percentage Assigned of Term Loans(6)
	$	$	$		%
	$	$	$		%
	$	$	$		%

8.                                      Borrower Assignment Effective Date:                             , 20     [TO BE INSERTED BY AUCTION MANAGER AND WHICH SHALL BE THE BORROWER ASSIGNMENT EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

(1)                                 Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.  To be completed by Assignor.

(2)                                 Specify the applicable Class(es) of Term Loans.

(3)                                 To be completed by Assignor.

(4)                                 To be completed by Assignor.  The sum of Lender’s Reply Amount(s) may not exceed the aggregate principal face amount of Term Loans held by it as lender of record on the date of submission of its Return Bid.

(5)                                 To be completed by the Auction Manager, if necessary, based on the proration procedures set forth in the Auction Procedures.

(6)                                 To be completed by the Auction Manager to at least 9 decimals as a percentage of the Term Loans of all Lenders thereunder.

EXHIBIT M-8

9.                                      Notice and Wire Instructions:

ASSIGNOR:	ASSIGNEE:

[NAME OF ASSIGNOR]	ALION SCIENCE AND TECHNOLOGY CORPORATION

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:

The Assignor acknowledges and agrees that (i) submission of a Return Bid in respect of the Term Loans will constitute a binding agreement between the Assignor and the Assignee in accordance with the terms and conditions of the Auction Procedures and the Credit Agreement; (ii) Term Loans will be deemed to have been accepted by the Assignee to the extent such Term Loans are validly offered by Assignor to Assignee in accordance with the terms and conditions of the Auction Procedures and the Credit Agreement upon notification by the Auction Manager to the Assignor that such Term Loans are part of a Qualifying Bid (subject to applicable proration in accordance with the terms and conditions of the Auction); (iii) it does not have any withdrawal rights with respect to any offer to assign of its Term Loans; and (iv) no prepayment premium or penalty shall be due and payable with respect to the principal amount of any Term Loans acquired by Assignee in respect of the Return Bid.

Subject to and effective upon the acceptance by the Assignee for purchase of the principal amount of the Term Loans to be assigned by the Assignor to the Assignee, the Assignor hereby irrevocably constitutes and appoints the Auction Manager as the true and lawful agent and attorney-in-fact of the Assignor with respect to such Term Loans, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to complete or fill-in the blanks in this Assignment and deliver the completed Assignment to the Assignee and the Assignor.

[Signature page follows]

EXHIBIT M-9

The Assignor acknowledges and agrees that its offer to assign Term Loans pursuant to the Auction Procedures constitute the Assignor’s acceptance of the terms and conditions (including the proration procedures) contained in the Auction Procedures, the Credit Agreement and this Assignment.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:
Name:
Title:

Accepted:

Goldman Sachs Lending Partners LLC,
as Administrative Agent

By:
Name:
Title:

[ ], as Auction Manager

By:
Name:
Title:

EXHIBIT M-10

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR AFFILIATE
ASSIGNMENT AND ACCEPTANCE

1.                                      Representations and Warranties.

1.1                               Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is, and on the applicable Borrower Assignment Effective Date will be, free and clear of any lien, encumbrance or other adverse claim; (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own decision to enter into this Assignment and to sell and assign the Assigned Interest on the basis of which it has made such decision; (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document and (c) has read and agrees to all of the terms and conditions (including the pro ration procedures) of the Auction Procedures set forth in the Offer Documents.  The Assignor will, upon request, execute and deliver any additional documents deemed by Administrative Agent or the Assignee to be necessary or desirable to complete the sale, assignment and transfer of the Assigned Interest.  In the event that the Assignor has determined for itself to not access any information disclosed by Assignee in connection with the Auction or this Assignment, the Assignor acknowledges that (i) other Lenders may have availed themselves of such information and (ii) none of Borrower, the Auction Manager, and Administrative Agent has any responsibility for the Assignor’s decision to limit the scope of the information it has obtained in connection with its evaluation of the Auction or its decision to enter into this Assignment.

1.2                               Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement until such time as the Loans are automatically cancelled without further action by any Person on the Borrower Assignment Effective Date, (ii) it meets the requirements of an Eligible Assignee under the Credit Agreement, (iii) it has transmitted same day funds to the Assignor on the Borrower Assignment Effective Date, (iv) from and after the Borrower Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this

EXHIBIT M-11

Assignment and to purchase the Assigned Interest, (vii) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (viii) as of the Borrower Assignment Effective Date, it is not in possession of any information regarding Borrower, its Subsidiaries or its Affiliates, or their assets, Borrower’s ability to perform its Obligations or any other matter that may be material to a decision by any Lender (including the Assignor) to participate in any Auction, if applicable, or enter into this Assignment or any of the transactions contemplated thereby that has not previously been disclosed to the Auction Manager, Administrative Agent and the Non-Public Lenders; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Auction Manager, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it acknowledges that the Assigned Interest shall, from and after the Borrower Assignment Effective Date, and without further action by any Person, be deemed cancelled for all purposes and no longer outstanding and that the Assignee shall have no ability to vote or receive payments in respect of the Assigned Interest.

1.3                               No Violation of Laws.  Each of the Assignor and Assignee acknowledges that it has not violated any applicable laws relating to this Assignment or the transactions contemplated herein.

2.                                      Payments.  Payment to the Assignor by the Assignee in respect of the settlement of the assignment of the Assigned Interest shall be paid by Assignee directly to the Assignor and shall include all unpaid interest that has accrued in respect of the Assigned Interest through the Borrower Assignment Effective Date.  No interest shall accrue with respect to the Assigned Interest from and after the Borrower Assignment Effective Date and such Assigned Interest shall, from and after the Borrower Assignment Effective Date, and without further action by any Person, be deemed cancelled for all purposes and no longer outstanding.

3.                                      No Default.  On the Borrower Assignment Effective Date, no Default or Event of Default has occurred and is continuing or would result from this Assignment.

4.                                      General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment.  This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof that would require the application of laws other than those of the State of New York.

EXHIBIT M-12